   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 2000.



                                                     REGISTRATION NO. 333- 92067


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------
                             ANKER COAL GROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                                1222                                 52-1990183
 (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)


                                 ---------------

                              2708 CRANBERRY SQUARE
                         MORGANTOWN, WEST VIRGINIA 26508
                                 (304) 594-1616
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              B. JUDD HARTMAN, ESQ.
                         VICE PRESIDENT OF LEGAL AFFAIRS
                             ANKER COAL GROUP, INC.
                              2708 CRANBERRY SQUARE
                         MORGANTOWN, WEST VIRGINIA 26508
                                 (304) 594-1616
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

                                 WITH A COPY TO:

                             MEREDITH B. CROSS, ESQ.
                           WILMER, CUTLER & PICKERING
                               2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-6000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                    TABLE OF ADDITIONAL REGISTRANT GUARANTORS


                                               STATE OR OTHER                               ADDRESS INCLUDING ZIP CODE, AND
                                              JURISDICTION OF        I.R.S. EMPLOYER       TELEPHONE NUMBER INCLUDING AREA
EXACT NAME OF REGISTRANT GUARANTOR            INCORPORATION OR        IDENTIFICATION        CODE, OF REGISTRANT  GUARANTOR'S
    AS SPECIFIED IN ITS CHARTER                 ORGANIZATION             NUMBER               PRINCIPAL EXECUTIVE OFFICES
 ---------------------------------           ------------------      -----------------    ------------------------------------

Anker Energy Corporation                        Delaware                51-0217205        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Anker Group, Inc.                               Delaware                13-2961732        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Anker Power Services, Inc.                      West Virginia           55-0700346        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Anker Virginia Mining Company, Inc.             Virginia                54-1867395        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Anker West Virginia Mining Company, Inc.        West Virginia           55-0699931        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Bronco Mining Company, Inc.                     West Virginia           22-2094405        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Hawthorne Coal Company, Inc.                    West Virginia           55-0742562        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Heather Glen Resources, Inc.                    West Virginia           55-0746946        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Juliana Mining Company, Inc.                    West Virginia           55-0568083        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
King Knob Coal Co., Inc.                        West Virginia           55-0488823        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Marine Coal Sales Company                       Delaware                13-3307813        645 West Carmel Drive
                                                                                          Carmel, Indiana  46032
                                                                                          (317) 844-6628
Melrose Coal Company, Inc.                      West Virginia           55-0746947        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
New Allegheny Land Holding Company, Inc.        West Virginia           31-1568515        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Patriot Mining Company, Inc.                    West Virginia           55-0550184        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Simba Group, Inc.                               Delaware                55-0753900        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616

                                               STATE OR OTHER                               ADDRESS INCLUDING ZIP CODE, AND
                                              JURISDICTION OF        I.R.S. EMPLOYER       TELEPHONE NUMBER INCLUDING AREA
EXACT NAME OF REGISTRANT GUARANTOR            INCORPORATION OR        IDENTIFICATION        CODE, OF REGISTRANT  GUARANTOR'S
    AS SPECIFIED IN ITS CHARTER                 ORGANIZATION             NUMBER               PRINCIPAL EXECUTIVE OFFICES
 ---------------------------------           ------------------      -----------------    ------------------------------------


Upshur Property, Inc.                           Delaware                95-4484172        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Vantrans, Inc.                                  Delaware                22-2093700        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616
Vindex Energy Corporation                       West Virginia           55-0753903        2708 Cranberry Square
                                                                                          Morgantown, West Virginia 26508
                                                                                          (304) 594-1616

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                  SUBJECT TO COMPLETION, DATED JANUARY 24, 2000


PROSPECTUS

                                  [ANKER LOGO]

                             ANKER COAL GROUP, INC.

                                 ---------------

                               EXCHANGE OFFER FOR
14.25% SECOND PRIORITY SENIOR SECURED NOTES DUE 2007 (PIK THROUGH APRIL 1, 2000)


This is an offer to exchange up to $106,003,000 in principal amount of our outstanding, unregistered 14.25% Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) for a like amount of new, substantially identical 14.25% Second Priority Senior Secured Notes that will be free of the transfer restrictions that apply to the outstanding notes. Interest on the notes will be PIK, or paid-in-kind, through April 1, 2000. This means that we will make the April 1, 2000 interest payment on the notes by issuing, when due, up to $7,553,000 in principal amount of additional new notes instead of paying cash.
This offer will expire at 5:00 p.m., New York City time, on              ,unless
we extend it. The new notes will not trade on any established exchange.


                                 ---------------


PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.


                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES TO BE DISTRIBUTED IN THIS EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                                TABLE OF CONTENTS


                                                                                              PAGE
                                                                                              ----
Summary.........................................................................................3
Risk Factors...................................................................................11
Use of Proceeds................................................................................20
Capitalization.................................................................................21
Unaudited Pro Forma Consolidated Financial Statements..........................................23
Selected Financial Data........................................................................28
Historical and Pro Forma Ratio of Earnings to Fixed Charges....................................30
Management's Discussion and Analysis of Financial Condition and Results of Operation...........31
The Coal Industry..............................................................................47
Business.......................................................................................51
Management.....................................................................................66
Security Ownership of Certain Beneficial Owners and Management.................................72
Certain Relationships and Related Transactions.................................................74
The Exchange Offer.............................................................................78
Description of the New Notes...................................................................84
Description of the Old Notes..................................................................111
Description of Other Indebtedness.............................................................113
Description of the Capital Stock..............................................................117
Description of the Warrants...................................................................120
Material United States Federal Income Tax Consequences........................................124
Plan of Distribution..........................................................................130
Where You Can Find More Information...........................................................130
Legal Matters.................................................................................130
Experts.......................................................................................131
Index to Consolidated Financial Statements....................................................F-1
Report of Marshall Miller & Associates....................................................Annex A

                                     SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that is important to you. We encourage you to read this entire prospectus carefully.

                             ABOUT ANKER COAL GROUP

We are a producer of coal that is used principally to generate electricity and to produce coke for use in making steel. We currently own or control substantial coal reserves in West Virginia, Maryland, Virginia and Kentucky. We currently operate a portfolio of seven deep mines and one surface mine that are located in West Virginia and Maryland. We recently changed from operating our deep mines with our own employees to using contract miners to operate these deep mines for us. Our coal mines and reserves are located in close proximity to rail and water transportation services or are within short trucking distances to power plants.

We primarily market and sell our coal to electric utilities located in the Northeastern and mid-Atlantic states. The utilities that we currently sell our coal to use modern generating processes that will allow them to continue using our coal after implementation of Phase II of the Clean Air Act.

In addition to selling coal that we produce from our own mines, we also sell coal that we purchase from other producers, which is referred to as brokered coal. In addition, we arrange for coal that others produce to be sold to third parties, which is referred to as commission coal.

Based on recent data published by the National Mining Association, we are one of the 30 largest coal producers and one of the 30 largest holders of coal reserves in the United States.

We believe that we have the following competitive strengths:


       - PORTFOLIO OF LONG-TERM CONTRACTS. Our long-term contracts accounted for an average of approximately 75% of our coal sales revenues from 1994 to 1998. Our portfolio of long-term contracts provides us with stable sources of revenues to support the large expenditures needed to open, expand and maintain the mines that service those contracts. As of January 1, 2000, our long-term contracts had a weighted average term of approximately 5.4 years.



       - DIVERSE PORTFOLIO OF RESERVES. We have increased our reserve base approximately 246% since 1992. We had approximately 505 million recoverable tons of coal as of October 1, 1999. The majority of our coal reserves are medium sulfur, and we also have coal reserves that comply with the requirements of the Clean Air Act, known as compliance coal. All of our coal is of a quality suitable for use in electricity generating facilities.


       - EXPERIENCED SENIOR MANAGEMENT TEAM. Our senior management team has many years of experience in the coal industry. Bruce Sparks, our president, has 21 years of experience in the coal industry and has worked with us for the past 14 years. William Kilgore, our chief executive officer and chairman of our board of directors, has 42 years of experience in the coal industry.


Notwithstanding these competitive strengths, we have had poor financial performance during recent periods. Specifically, we recorded net losses of $106.6 million for the year ended December 31, 1998, and $16.0 million for the nine months ended September 30, 1999. In addition, our independent accountants issued an opinion on our consolidated financial statements for the year ended December 31, 1998, which included an explanatory paragraph as to our ability to continue as a going concern. Although our financial performance has improved in 1999 as compared to 1998, we are still highly leveraged and have significant debt service requirements.



In addition, we are a relatively small coal producer, and we compete with some of the largest producers in the United States. Some of these larger producers are able to produce coal more cheaply than we do, giving them a competitive advantage over us.


We were organized as a Delaware corporation in August 1996 in order to effect a recapitalization of Anker Group, Inc., our predecessor. Anker Group, Inc. had been engaged in coal production since 1975. See "Business--Organization."

                                ---------------

Our common stock is not publicly traded. Our principal executive offices are located at 2708 Cranberry Square, Morgantown, West Virginia 26508, and our telephone number is (304) 594-1616.

                                 ---------------

                               THE EXCHANGE OFFER

We summarize below the terms of the exchange offer. You should read the detailed description of the offer under "The Exchange Offer."



GENERAL...................................................   We are offering up to $106,003,000 aggregate principal
                                                             amount of new 14.25% second priority senior secured notes, the interest on which will be paid-in-kind with additional new notes instead of cash through April 1, 2000, in
                                                             exchange for a like principal amount of outstanding,
                                                             unregistered notes. We will also issue up to $7,553,000
                                                             aggregate principal amount of additional new notes as
                                                             payment for the April 1, 2000 interest payment on the new
                                                             notes. We issued the old notes on October 28, 1999 in a
                                                             private exchange, private placement and private stockholder exchange. We are making the exchange offer in order to
                                                             satisfy our obligations under a registration rights
                                                             agreement with the holders of the old notes.

EXPIRATION DATE...........................................   5:00 p.m., New York City time, on                          , or
                                                             any subsequent date to which the exchange offer is extended.

CONDITIONS TO THE EXCHANGE OFFER..........................   The exchange offer is not subject to any conditions other
                                                             than that the offer does not violate applicable law or any applicable interpretation of the staff of the SEC. The
                                                             offer is not conditioned upon any minimum principal amount of notes' being tendered. We reserve the right

                                                             - to delay the acceptance of the notes for exchange,

                                                             - to terminate the exchange offer,

                                                             - to extend the expiration date of the exchange offer and
                                                               retain all tendered notes, subject to the right of
                                                               tendering holders to withdraw their tendered notes or

                                                             - to waive any condition or otherwise amend the terms of
                                                               the exchange offer in any respect.

WITHDRAWAL RIGHTS.........................................   You may withdraw a tender of notes at any time on or prior to the expiration date by delivering a written notice of
                                                             withdrawal to the exchange agent.

PROCEDURES FOR TENDERING OLD NOTES........................   In order to tender your notes, you must complete and sign a letter of transmittal in accordance with the letter's
                                                             instructions. You must forward the letter of transmittal
                                                             and any other required documents to the exchange agent,
                                                             together with the notes to be tendered.

                                                             Brokers, dealers, commercial banks, trust companies and
                                                             other nominees may also tender notes by book-entry
                                                             transfer. If your notes are registered in the name of one
                                                             of these entities, you are urged to contact that person
                                                             promptly if you wish them to tender notes.

                                                             Please do not send letters of transmittal and certificates representing notes to us. Send them only to the exchange
                                                             agent. The exchange agent can answer your questions
                                                             regarding how to tender your notes.

RESALES OF NEW NOTES......................................   We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and
                                                             prospectus delivery requirements of the Securities Act, if

                                                             - you are acquiring the new notes in the ordinary course of your business,

                                                             - you are not participating, and have no arrangement or
                                                               understanding to participate, in the distribution of the
                                                               new notes and

                                                             - you are not an affiliate of us. An "affiliate" of us is a person that "controls or is controlled by or is under
                                                               common control with" us.

                                                             Our belief is based on SEC staff interpretations in
                                                             noaction letters issued to third parties unrelated to us.
                                                             The staff has not considered our exchange offer in the
                                                             context of a noaction letter, and we cannot assure you
                                                             that the staff would make a similar determination with
                                                             respect to this exchange offer.


                                                             Each broker-dealer that receives new notes for its own
                                                             account in exchange for old notes that it acquired as a
                                                             result of market-making or other trading activities must
                                                             agree to deliver a prospectus meeting the requirements of
                                                             the Securities Act in connection with any resale of the new notes. See "The Exchange Offer -- Resale of New Notes" and
                                                             "Plan of Distribution."

INTEREST..................................................   We will pay accrued interest on old notes you exchange to, but not including, the issuance date of the new notes. We
                                                             will pay this interest to you with the first interest
                                                             payments on the new notes. As noted above, we will make
                                                             this interest payment by issuing notes.

EXCHANGE AGENT............................................   The exchange agent is The Bank of New York. The exchange
                                                             agent's address and telephone and facsimile numbers are set forth in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

USE OF PROCEEDS...........................................   We will not receive any cash proceeds from the issuance of the new notes. The proceeds from the initial sale of notes in the private placement were approximately $11.2 million, which was used to repay outstanding amounts under our
                                                             senior credit facility. We issued the remaining old notes
                                                             in a private exchange for $108.5 million in principal
                                                             amount of our 9 3/4% Series B Senior Notes due 2007 and
                                                             cancellation of our obligations to a former stockholder.
                                                             See "Use of Proceeds."

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES..............................................   We have received a tax opinion from our tax counsel,
                                                             Wilmer, Cutler & Pickering, on the material United States
                                                             federal income tax consequences of the exchange offer. You should review the information set forth in "Material United
                                                             States Federal Income Tax Consequences" prior to tendering old notes in the exchange offer.

                                  THE NEW NOTES


We summarize below the key terms of the new notes. You should read the detailed description of the notes under "Description of the New Notes."



ISSUER....................................................   Anker Coal Group, Inc.

TERMS OF NOTES OFFERED....................................   The terms of the new notes will be identical in all
                                                             material respects to the old notes, except that the new
                                                             notes will not contain transfer restrictions.

MATURITY..................................................   September 1, 2007.

INTEREST..................................................   Payable semi-annually in cash on April 1 and October 1 of
                                                             each year. We will pay the interest payment on the new
                                                             notes due April 1, 2000 in kind by issuing $71.25 principal amount of additional new notes in lieu of cash interest due on each $1,000 principal amount of new notes on that date.
                                                             After that, interest payments will be made in cash.

SECURITY..................................................   The new notes will have a security interest in
                                                             substantially all of our assets other than

                                                             - mobile equipment;

                                                             - cash and cash equivalents, except that there will be a
                                                               security interest in proceeds of collateral and cash held
                                                               by the trustee for the new notes; and

                                                             - real property located in Maryland and those real property interests located in West Virginia that currently cannot be used in our mining operations, as specified in the
                                                               indenture that governs the new notes, and related coal
                                                               reserves, fixtures, equipment, improvements, structures,
                                                               buildings and water processing equipment and systems.

                                                             If and when we grant a lien on our Maryland real property
                                                             to secure our senior credit facility, we will also grant a junior lien on the same property to secure the new notes.
                                                             The lien securing payment of the new notes will rank junior to the lien securing our senior credit facility. While our senior credit facility or any amended or replacement credit facility is outstanding, holders of new notes will be
                                                             prohibited from exercising remedies against the collateral that secures both the new notes and indebtedness under the senior credit facility. See "Description of the New
                                                             Notes--Security," "Description of Other
                                                             Indebtedness--Credit Facility" and "Description of Other
                                                             Indebtedness--Intercreditor Agreement."

RANKING...................................................   The new notes will rank equally in right of payment with
                                                             any of our existing and future senior indebtedness and will rank senior to all of our subordinated indebtedness. The
                                                             lien securing payment of the new notes will rank junior to the lien securing our senior credit facility. As of
                                                             September 30, 1999, the aggregate amount of all of our
                                                             indebtedness and liabilities was approximately $219.9
                                                             million. As of January 12, 2000, the aggregate amount of
                                                             our secured indebtedness was $118.9 million. As of that
                                                             date

                                                             - $12.9 million in aggregate amount of indebtedness would
                                                               effectively rank senior to the notes and

                                                             - $16.5 million in aggregate amount of indebtedness, plus
                                                               any outstanding trade debt, would effectively rank junior
                                                               in right of payment to the notes.

                                                             As of January 12, 2000, we had no other indebtedness that
                                                             would effectively rank equally in right of payment with the notes.

                                                             While our senior credit facility or any amended or
                                                             replacement credit facility is outstanding, holders of new notes will be prohibited from exercising remedies against
                                                             the collateral that secures both the new notes and
                                                             indebtedness under the senior credit facility. See
                                                             "Description of the New Notes--Security," "Description of
                                                             Other Indebtedness--Credit Facility" and "Description of
                                                             Intercreditor Agreement."

GUARANTEES................................................   Our obligations under the new notes will be jointly and
                                                             severally guaranteed, fully and unconditionally, by each of our existing and future wholly-owned subsidiaries, other
                                                             than those subsidiaries that, both individually and in the aggregate, are inconsequential to our business and
                                                             financial condition.

OPTIONAL REDEMPTION.......................................   We may redeem any of the notes at any time. If we
                                                             voluntarily redeem any notes on or before September 30,
                                                             2000, the redemption price will be 104% of the principal
                                                             amount, plus accrued interest. The redemption price will
                                                             decline each year after 2000 and will be

                                                             100% of the principal amount, plus accrued interest,
                                                             beginning on October 1, 2003.

CHANGE OF CONTROL.........................................   Upon a change of control, as defined later in this
                                                             prospectus, we are required to make an offer to purchase
                                                             the notes. The purchase price will equal 101% of the
                                                             principal amount of the notes on the date of purchase, plus accrued interest. We may not have sufficient funds
                                                             available at the time of any change of control to make any required debt repayment, including repurchases of the
                                                             notes.

COVENANTS.................................................   The indenture governing the notes contains covenants with
                                                             which we must comply, including:

                                                             - We may not sell assets unless we receive fair market
                                                               value and at least 75% of the consideration is in cash or
                                                               assets to be used in our coal mining business. We must use proceeds of permitted assets sales for permitted purposes
                                                               or to redeem notes.

                                                             - We may not make restricted payments -- such as cash
                                                               dividends on capital stock, repurchases or redemptions of
                                                               stock or investments in or loans to unrestricted entities
                                                               in which we have an interest -- unless we meet a series of requirements or an exemption applies. These requirements
                                                               include that there be no default under the indenture either before or after the payment, that we meet a financial test and that all payments in question not exceed a cap
                                                               calculated based on our income and cash receipts.

                                                             - We may not incur additional indebtedness or issue stock
                                                               that we can be required to redeem sooner than 91 days after the notes mature if, treating the transaction as if it had occurred at the beginning of the previous four fiscal
                                                               quarters, our consolidated cash flow for that four-quarter period would be less than 2.25 times the sum of our
                                                               consolidated interest expense and the pretax amount
                                                               necessary to pay cash dividends on our preferred stock.

                                                             - We may not incur indebtedness that ranks below our senior debt but ahead of the notes.

                                                             - We may not pledge our assets as collateral for any debt
                                                               for borrowed money that ranks equally with or below the
                                                               notes, unless the notes also get the benefit of the pledge.
                                                               If we grant a lien on real property located in Maryland to secure our senior credit facility, we must also grant a
                                                               junior lien on the same property to secure the notes.

                                                             - We generally may not allow our subsidiaries to be subject to restrictions on their ability to pay money or transfer
                                                               assets to us.

                                                             - We and our subsidiaries may not enter into transactions
                                                               with major stockholders or persons they control, are
                                                               controlled by or are under common control with, unless the transaction is fair and we comply with specified
                                                               procedures.

                                                             - Neither we nor our subsidiaries may engage in any
                                                               business that is not a permitted business, as defined in
                                                               the indenture, unless that other business would not be
                                                               material to our subsidiaries and us, taken as a whole.

                                                             - We may not pay noteholders to waive their rights under,
                                                               or modify terms of, the indenture unless we make the same
                                                               offer to all noteholders.

                                                             Each of these covenants is subject to other qualifications and exceptions, which are set forth in detail in
                                                             "Description of the New Notes -- Covenants." In addition,
                                                             our senior credit facility contains covenants that are more restrictive than these.

BOOK-ENTRY:  DELIVERY AND FORM............................   New notes exchanged for old notes will be held in
                                                             book-entry form by The Depository Trust Company. DTC and
                                                             its participants will maintain the records of beneficial
                                                             ownership of the notes and of transfers of notes.


                                  RISK FACTORS

You should consider carefully the matters relating to us, our business and an investment in the notes described in "Risk Factors."

         SUMMARY OF HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table is a summary of our historical and unaudited pro forma consolidated financial data for the three years ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. We derived the historical consolidated financial data for each of the three years in the period ended December 31, 1998 from our audited consolidated financial statements appearing elsewhere in this prospectus. We derived the historical consolidated financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 from our unaudited consolidated financial statements. The unaudited adjusted combined statements of operations data and other data for the year ended December 31, 1996 combine the audited results of operations of our predecessor, Anker Group, Inc., for the period January 1, 1996 to July 31, 1996, and of us for the period from August 1, 1996 to December 31, 1996.

The pro forma statement of operations data and other data for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to the following transactions as if each transaction had occurred on January 1, 1998:

       - the private placement of the old notes and the application of the proceeds from the private placement,


       - the private stockholder exchange of old notes in exchange for cancellation of the shares of our common stock owned by a stockholder and that stockholder's relinquishment of its right to require us to buy that stock over time,



       - the private exchange of old notes for our previously issued 9 3/4% notes and



       -      the public exchange offer we plan to conduct for the remaining
              9 3/4% notes, assuming all outstanding 9 3/4% notes are exchanged.


We have based the unaudited pro forma adjustments upon available information and assumptions that we believe are reasonable. The pro forma consolidated data do not purport to represent what our consolidated results of operations would have been had the transactions described above actually occurred at the beginning of the relevant period. In addition, the unaudited pro forma financial data do not purport to project our consolidated results of operations for the current year or any future date or period.


The adjustments set forth in the following table do not reflect a one-time increase in general and administrative expenses related to the write-off of approximately $2.6 million of fees and other financing costs incurred in connection with the private exchange and private placement. The adjustments also do not include a one-time projected income tax liability of $7.0 million associated with the private exchange.


Adjusted EBITDA and Pro Forma Adjusted EBITDA represent our earnings before interest, taxes, depreciation, depletion, amortization, non-cash stock compensation and non-recurring related expenses, loss on impairment of investment and restructuring charges, life insurance proceeds, financial restructuring charges and extraordinary items. Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered as alternatives to operating earnings
(loss) or net income (loss), as determined in accordance with generally accepted accounting principles, as a measure of our operating performance. Nor should they be considered as alternatives to net cash provided by operating, investing and financial activities, as determined in accordance with generally accepted accounting principles, as a measure of our ability to meet cash needs. We have included Adjusted EBITDA and Pro Forma Adjusted EBITDA because we use Adjusted EBITDA and Pro Forma Adjusted EBITDA to assess our financial performance and some of the covenants in our loan agreement and indentures are tied to similar measures. Since all companies and analysts do not necessarily calculate Adjusted EBITDA and Pro Forma Adjusted EBITDA in the same fashion, Adjusted EBITDA and Pro Forma Adjusted EBITDA as presented in this prospectus may not be comparable to similarly titled measures other companies report.

You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and related notes included elsewhere in this prospectus.


                                              ANKER COAL GROUP, INC.
                                   --------------------------------------------------
                                         NINE MONTHS ENDED             YEAR ENDED
                                           SEPTEMBER 30,              DECEMBER 31,
                                    -----------------------      --------------------
                                     1999             1998        1998         1997
                                    ------           ------      ------       ------

                                                    (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
Coal sales and related revenue      $ 174,293     $ 226,111    $ 291,426    $ 322,979
Operating expenses:
Cost of operations and selling
  expenses                            157,419       214,443      276,469      295,387
Depreciation, depletion and
  amortization                         13,430        13,009       18,150       17,470
General and administrative              6,781         7,767        9,076        9,462
Loss on impairment of
  investment and
  restructuring charges                 4,526         7,346       90,717        8,267
Stock compensation and related
  expenses                                  -             -            -            -
                                    ---------     ---------    ---------    ---------
  Operating (loss) income              (7,863)      (16,454)    (102,986)      (7,607)
Interest expense                      (10,911)       (9,421)     (13,066)     (10,042)
Other income, net                       2,579           821        2,805        2,083
Life insurance proceeds                     -             -            -        15,00
                                    ---------     ---------    ---------    ---------
(Loss) income before income
  taxes and extraordinary item        (16,195)      (25,054)    (113,247)        (566)
Income tax (benefit)                     (200)       (7,015)      (7,643)      (1,242)
                                    ---------     ---------    ---------    ---------
(Loss) income before
  extraordinary item                  (15,995)      (18,039)    (105,604)         676
Extraordinary item (1)                      -             -          965        3,849
                                    ---------     ---------    ---------    ---------
  Net (loss) income                   (15,995)      (18,039)    (106,569)      (3,173)
Preferred stock dividends and
  accretion (2)                        (1,505)       (1,454)      (1,937)      (1,876)
Common stock available for
  repurchase accretion                   (421)            -            -            -
                                    ---------     ---------    ---------    ---------
  Net (loss) income available
    to common stockholders          $ (17,921)    $ (19,493)   $ 108,506)     (5,049)
                                    =========     =========    =========    =========

OTHER DATA:
Adjusted EBITDA                     $  13,428(3)  $   4,722    $   8,686    $  20,213

CASH FLOW DATA:
Net cash provided by (used in)
  operating activities              $  (1,543)    $  (1,446)   $  (5,465)   $  (5,047)
Net cash (used in) provided by
  investing activities                 (2,194)       (7,442)      (8,134)     (47,025)
Net cash (used in) provided by
  financing activities                  3,743         9,819       13,614       51,516

BALANCE SHEET DATA (AT PERIOD END):
Working (deficit) capital           $  (8,283)                 $  (4,262)   $  21,499
Total assets                          187,042                    201,720      304,650
Total long-term debt (4)              149,591                    142,711      133,599
Mandatorily redeemable
  preferred stock                      26,093                     24,588       22,651
Common stock available for
  repurchase (4)                       10,586                     10,000            -
Total stockholder's (deficit)
  equity                              (65,797)                   (47,876)      75,730



                                                             ANKER COAL GROUP, INC.
                                                                  PRO FORMA
                                                         ----------------------------
                                     ADJUSTED COMBINED                    NINE MONTHS
                                    FOR THE YEAR ENDED     YEAR ENDED         ENDED
                                        DECEMBER 31,      DECEMBER 31,    SEPTEMBER 30,
                                           1996              1998           1999
                                   --------------------  --------------  --------------

                                                    (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
Coal sales and related revenue          $ 290,155       $ 291,426           $ 174,293
Operating expenses:
Cost of operations and selling
  expenses                                259,579         276,469             157,419
Depreciation, depletion and
  amortization                             14,319          18,150              13,430
General and administrative                  7,534           9,076               6,025
Loss on impairment of
  investment and
  restructuring charges                         -          90,717               4,526
Stock compensation and related
  expenses                                  2,969               -                   -
                                        ---------       ---------           ---------
  Operating (loss) income                   5,754        (102,986)             (7,107)
Interest expense                           (4,886)        (16,015)            (13,398)
Other income, net                           1,480           2,805               2,579
Life insurance proceeds                         -               -                   -
                                        ---------       ---------           ----------
(Loss) income before income
  taxes and extraordinary item              2,348        (116,196)            (17,926)
Income tax (benefit)                          351          (7,643)               (200)
                                        ---------       ---------           ---------
(Loss) income before
  extraordinary item                        1,997        (108,553)            (17,726)
Extraordinary item (1)                          -             965                   -
                                        ---------       ---------           ---------
  Net (loss) income                         1,997        (109,518)            (17,726)
Preferred stock dividends and
  accretion (2)                              (891)         (1,937)             (1,505)
Common stock available for
  repurchase accretion                          -               -                   -
                                        ---------       ---------           ---------
  Net (loss) income available
    to common stockholders              $   1,106       $(111,455)          $ (19,231)
                                        =========       =========           =========

OTHER DATA:
Adjusted EBITDA                         $  24,522       $   8,686           $  13,428

CASH FLOW DATA:
Net cash provided by (used in)
  operating activities                  $    (564)
Net cash (used in) provided by
  investing activities                    (84,968)
Net cash (used in) provided by
  financing activities                     86,088

BALANCE SHEET DATA (AT PERIOD END):
Working (deficit) capital               $   7,410
Total assets                              259,683
Total long-term debt (4)                   88,029
Mandatorily redeemable
  preferred stock                          20,775
Common stock available for
  repurchase (4)                                -
Total stockholder's (deficit)
  equity                                   80,779



-----------------------------
(1) Represents the write-off of unamortized debt issuance costs related to our credit facility in 1997 and our amended and restated credit facility in 1998.

(2) Represents accrued and unpaid dividends and accretion on Class A mandatorily redeemable preferred stock.

(3) Adjusted for $0.8 million of financial restructuring charges included in general and administrative expenses.

(4) Includes current portion. See our consolidated financial statements included elsewhere in this prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges for the years ended December 31, 1998 and 1997, and for the nine months ended September 30, 1999 and 1998. See "Historical and Pro Forma Ratio of Earnings to Fixed Charges."

                                  RISK FACTORS

You should consider carefully the risks below, as well as other information included in this prospectus, before making a decision to participate in the exchange offer.

RISKS RELATED TO THE EXCHANGE OFFER

THERE IS CURRENTLY NO PUBLIC TRADING MARKET FOR THE NOTES. IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THESE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM.

No active trading market currently exists for the notes and none may develop. The notes will not be listed on any securities exchange. The trading price may depend upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and our financial condition, performance and prospects. If an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.


Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. This type of disruption could adversely affect you as a holder of notes.


NOTES THAT YOU DO NOT EXCHANGE WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS AND MIGHT BECOME LESS LIQUID.

We did not register the old notes under the Securities Act or any state securities laws. As a result, you may not offer, sell or otherwise transfer the old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or in compliance with an exemption from those registration requirements. Old notes that you do not tender will, after the exchange offer, continue to bear a legend reflecting these restrictions on transfer. If you still hold notes that you have not tendered after the exchange offer, you will not be entitled to any rights to have those notes registered under the Securities Act. See "Description of the Old Notes." We do not intend to register any notes that you have not tendered after the exchange offer. Accordingly, it may be difficult for you to resell your old notes. The old notes are currently, and will remain, eligible for sale pursuant to Rule 144A through the Private Offerings, Resale and Trading through Automated Linkages market of the National Association of Securities Dealers, Inc.

Your ability to sell unregistered notes that you have not tendered in the exchange offer could be adversely affected by other holders' tendering and receiving registered notes. We anticipate that most holders of old notes will exchange them for new notes. As more holders of old notes participate in the exchange, the liquidity of the market for any old notes that remain after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding.

RISKS RELATED TO ANKER

WE HAVE EXPERIENCED SIGNIFICANT LOSSES AND CASH FLOW PROBLEMS, AND THE OPINION OF OUR INDEPENDENT ACCOUNTANTS CONTAINS A GOING CONCERN EXPLANATORY PARAGRAPH WITH RESPECT TO OUR 1998 CONSOLIDATED FINANCIAL STATEMENTS.

We recorded net losses of approximately $106.6 million for the year ended December 31, 1998 and approximately $16.0 million for the nine months ended September 30, 1999. The net losses include a loss on impairment of investment and restructuring charges of approximately $90.7 million for the year ended December 31, 1998, and approximately $4.5 million for the nine months ended September 30, 1999. Our independent public accountants have issued an accountant's report on our consolidated financial statements for the year ended December 31, 1998 that includes an explanatory paragraph as to our ability to continue as a going concern.

As a result of the going concern explanatory paragraph, we will be required to provide security in order to obtain the reclamation bonds required before regulators will issue us new mining permits. This could include posting cash or cash equivalents for all or a part of the amount of the bonds. We have been and will continue to meet with our principal customers and suppliers to explain our financial condition. However, we may not be able to avoid adverse impacts caused by changes in the terms on which we do business with customers and suppliers.

WE CONTINUE TO EVALUATE THE CARRYING AMOUNT OF OUR LONG-LIVED ASSETS, INCLUDING GOODWILL, WHICH COULD RESULT IN DOWNWARD ADJUSTMENTS OF THE VALUE OF THOSE ASSETS ON OUR BALANCE SHEET.



We continue to review the carrying value of our long-lived assets including goodwill by analyzing future cash flows compared to our carrying amounts. As of September 30, 1999, we believe that the carrying value of our long-lived assets does not require downward adjustment. Although we cannot predict the outcome of these reviews, we may make downward adjustments to the amounts recorded for those assets on our balance sheet in the future.


WE ARE HIGHLY LEVERAGED AND HAVE SIGNIFICANT DEBT SERVICE REQUIREMENTS.


We have substantial indebtedness and significant debt service obligations. As of January 12, 2000, we had total long-term indebtedness in the amount of $135.4 million including current portion. For the nine-month period ended September 30, 1999, our earnings were insufficient to cover fixed charges in the amount of approximately $16.2 million. The indentures governing our debt securities permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, subject to limitations.


Our high degree of leverage could have important consequences to the holders of our notes, including that

       - beginning October 1, 2000, a substantial portion of our cash from operations will be committed to the payment of debt service,

       - our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions is substantially limited,

       - our levels of indebtedness and interest expense limit our flexibility in reacting to changes in the business environment and

       - on September 1, 2007, the entire unpaid principal of our 14.25% Second Priority Senior Secured Notes will be due and payable.


Our ability to pay principal and interest on the notes and to satisfy our other debt service obligations, including the payments under the loan agreement with Foothill, will depend upon the future operating performance of our subsidiaries. The operating performance of our subsidiaries could be affected by many factors, including the availability of borrowings under the loan agreement with Foothill or successor facilities. To satisfy our debt service obligations, we may be required to refinance all or a portion of our existing indebtedness, including the notes, at or prior to maturity. We may also satisfy our debt servicing obligations by selling assets or raising equity capital. Additional financing to satisfy our debt service obligations may not be available to us on acceptable terms, if at all.



THE SECURITY INTEREST IN OUR ASSETS UNDER THE NOTES IS JUNIOR TO FOOTHILL'S SECURITY INTEREST AND OTHER PERMITTED LIENS; AS A RESULT, THERE MAY NOT BE SUFFICIENT FUNDS TO PAY HOLDERS OF THE NOTES AFTER HOLDERS OF THESE PRIOR LIENS HAVE THEIR DEBTS PAID IN FULL FROM PROCEEDS OF COLLATERAL.



The notes rank equally in right of payment with any of our existing and future senior indebtedness and senior to all of our subordinated indebtedness. The lien securing payment of the notes, however, ranks junior to the liens securing up to $55 million of secured credit facilities, including our loan agreement with Foothill, and other specified permitted liens. The indentures governing our notes, for example, would permit us to incur up to $10.0 million of secured purchase money indebtedness with priority over the notes. As of January 12, 2000, the total amount of our secured indebtedness and that of our subsidiaries that have guaranteed our indebtedness which would have effectively ranked senior to the notes was approximately $12.9 million. As of January 12, 2000, the amount outstanding under the loan agreement with Foothill was $12.7 million, all of which was outstanding under the term loan portion. As of that date, there was $15.7 million of undrawn availability under the revolving credit portion of the loan agreement.



The obligations under the loan agreement with Foothill are secured by a first priority lien on substantially all of our assets and those of the subsidiary guarantors, other than real property located in Maryland. This means that holders of these prior liens are entitled to have their debts paid in full from proceeds of collateral before any proceeds are paid to holders of the notes. Neither the trustee under the indenture governing the notes nor the holders of notes will be entitled to foreclose on the collateral while the secured credit facilities are outstanding. We cannot assure you that our assets would be sufficient upon liquidation to repay the senior secured lenders and the holders of notes. See "Description of the New Notes -- Security."

WE MAY BE UNABLE TO REPURCHASE NOTES AS REQUIRED UNDER THE INDENTURE GOVERNING THE NOTES IN THE EVENT OF A CHANGE OF CONTROL DUE TO RESTRICTIONS UNDER THE LOAN AGREEMENT GOVERNING OUR SENIOR SECURED DEBT OR INSUFFICIENT FUNDS.



Upon the occurrence of a change of control, as defined in the indenture governing the old notes and the new notes, each holder of notes will have the right to require us to repurchase all or any part of that holder's notes at an offer price in cash equal to 101% of the aggregate principal amount of notes, plus accrued and unpaid interest and liquidated damages, if any, on the notes to the date of purchase. Our loan agreement with Foothill, however, prohibits us from purchasing notes unless specified conditions are satisfied. Among other things, we are not permitted to purchase notes unless there is no existing event of default and, after taking account of the use of funds for the purchase, the subsidiaries would have the ability to borrow at least $10.0 million under the revolving credit facility of the loan agreement. Any future credit agreements or other agreements to which we become a party may contain similar restrictions and provisions.



In the event a change of control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes, or we could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or are unable to refinance the borrowings, we will remain prohibited from purchasing notes. In addition, we may not have the funds necessary to purchase the notes even if the purchase were not prohibited at that time. Our inability to purchase notes could adversely affect you as a holder of notes. Moreover, our failure to purchase tendered notes would constitute an event of default under the indenture, which would, in turn, constitute a default under the loan agreement with Foothill. See "Description of the New Notes -- Mandatory Redemption Upon a Change of Control."


OUR CURRENT FINANCIAL CONDITION HAS HAMPERED OUR DIVESTITURE STRATEGY. IN ADDITION, OUR EXISTING CREDIT FACILITY AND NOTES INDENTURES LIMIT OUR ABILITY TO USE ASSET SALE PROCEEDS IN OUR BUSINESS.

Our business plan involves the sale of some of our non-operating assets and selected non-strategic operating properties. The non-operating assets that we are seeking to sell are those that we believe require substantial development costs or have significant holding costs. In our opinion, the operating properties that we plan to sell either complement non-operating assets being held for sale or are not integral to our long-term operating strategy. We have been discussing the sale of these properties with third parties. We believe that our financial condition has hampered our efforts to market these properties to date. Although we believe that we will be successful in selling all or a part of these assets during the next 12 to 24 months, we may not be able to complete these asset sales on terms acceptable to us, if at all.

In addition, the loan agreement with Foothill requires us to use the first $5.0 million of asset sale proceeds to reduce our term loan from Foothill. Payments against the term loan cannot be reborrowed and therefore cannot be used to fund our operating costs or other expenses. As a result of this provision, we will not be able to use the first $5.0 million of asset sale proceeds to reinvest in our business, fund operations or service the indebtedness on our outstanding notes.


Furthermore, the indenture that governs the old notes and new notes requires that, twice per year, we offer to redeem the notes using 60% of excess proceeds, if any, after the first $1.0 million that we receive from asset sales, unless we use the proceeds within 120 days of our receiving them for specified purposes under the indenture. See "Description of the New Notes--Mandatory Redemption From Excess Asset Sale Proceeds." As a result of this provision, we may not be able to use these excess asset sale proceeds to fund operations or in our business, other than for capital expenditures made within 120 days of our receipt of the proceeds.


THE TERMS OF THE AGREEMENTS GOVERNING OUR INDEBTEDNESS CONTAIN SIGNIFICANT RESTRICTIONS ON OUR OPERATIONS.

The indentures governing our outstanding notes contain covenants that, among other things:

       - limit our ability and our subsidiaries' ability to incur additional indebtedness and issue preferred stock;

       - restrict our ability and the ability of our subsidiaries to pay dividends and make other restricted payments, including investments;

       - limit the ability of our subsidiaries to incur dividend and other payment restrictions that other parties impose;

       - limit our ability and that of our subsidiaries to conduct transactions with affiliates;

       - limit our ability and that of our subsidiaries to make asset sales;

       -      limit our ability and that of our subsidiaries to incur liens;

       - limit our ability and that of our subsidiaries to use proceeds from permitted asset sales;

       - limit our ability to consolidate or merge with or into, or to transfer all or substantially all of our assets to, another person; and

       - limit our ability to engage in other lines of business. See "Description of the New Notes--Covenants."

In addition, the loan agreement with Foothill contains additional and more restrictive covenants than the indentures and requires us to maintain specified financial ratios and satisfy various tests relating to our financial condition.

Our ability to comply with the covenants in the indentures and the loan agreement may be affected by events beyond our control. The breach of any covenants or restrictions, if not cured within any applicable cure period, could result in a default under an indenture or the loan agreement, which would permit the holders of the notes, or the lenders under the loan agreement, to declare all amounts borrowed to be due and payable, together with accrued and unpaid interest. In the case of the lenders under the loan agreement, a default may allow the lenders to terminate their commitments to make further extensions of credit under the loan agreement.

If we were unable to repay our indebtedness to the lenders under the loan agreement with Foothill, the lenders could proceed against any or all of the collateral securing the indebtedness under the loan agreement. The collateral consists of substantially all of our assets and those of the subsidiaries guaranteeing amounts borrowed under the loan agreement, other than real property located in Maryland, and includes all of the collateral securing the notes. In addition, if we fail to comply with the financial and operating covenants contained in the loan agreement, we may trigger an event of default under the loan agreement. An event of default could permit the acceleration of the debt incurred under the loan agreement and, in some cases, cross-acceleration and cross-default of indebtedness outstanding under other of our debt instruments, including the notes. See "Description of the New Notes--Covenants."


WE ARE ORGANIZED AS A HOLDING COMPANY, AND WE DEPEND ON THE SUCCESS OF OUR OPERATING SUBSIDIARIES IN ORDER TO MEET OUR DEBT SERVICE OBLIGATIONS. OUR OPERATING SUBSIDIARIES ALSO HAVE SIGNIFICANT INDEBTEDNESS.



We are a holding company and conduct all of our operations exclusively through our subsidiaries. Our only significant assets are the capital stock of our wholly-owned subsidiaries. As a holding company, we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including our obligations under the notes. All of our subsidiaries have guaranteed payment of our outstanding notes. Some of our subsidiaries are also borrowers under our loan agreement with Foothill, and they could be prohibited by the terms of that loan agreement from providing funds to enable us to make payments under the notes. Our loan agreement with Foothill prohibits our subsidiaries from paying dividends or other distributions or making loans to us at times when they have less than $5 million of unused borrowing ability under the Foothill loan or when the Foothill loan is in default. If our subsidiaries were unable to pay dividends or make distributions or loans to us at a time when interest or principal payments were due under the notes, we would be unable to make those payments.


WE DEPEND ON KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THEM COULD ADVERSELY AFFECT US.


A substantial portion of our coal is sold under long-term coal supply contracts with a few key customers that are important to the stability and profitability of our operations. Our shipments to Potomac Electric Power Company accounted for 10% of our revenues in 1998, and we expect shipments to that customer to account for approximately 27% of our revenues in 1999. Our long-term contracts with companies related to AES Corporation accounted for more than 18% of our revenues in 1998, and we expect them to account for approximately 18% of revenues in 1999. Our long-term contract with Virginia Electric Power Company accounted for approximately 11% of our revenues in 1998, and we expect them to account for approximately 10% of revenues in 1999. The loss of these or other long-term contracts could have a material adverse effect on our financial condition and results of operations. See "Business--Coal Marketing and Sales."



In August 1999, to resolve disputes under one of our agreements with Virginia Electric Power Company, referred to as VEPCO, we entered into an amendment to that agreement. The amendment, among other things, gives VEPCO the right, but not the obligation, to terminate its contract to purchase coal from us since the West Virginia Division of Environmental Protection did not issue a permit for the resumption of operations at our Grant County surface mine by October 15, 1999. Although we obtained the permit on December 17, 1999, we have not yet resumed operations at the Grant County surface mine although we expect to in the second quarter of 2000. VEPCO still retains the right to terminate its contract since we did not obtain the permit within the required time period.
See "-- Our inability to obtain a new mining permit for one of our important properties has caused reduced levels of coal production" below.


TRANSPORTATION COSTS REPRESENT A SIGNIFICANT PORTION OF THE DELIVERED COST OF COAL, AND INCREASES IN TRANSPORTATION COSTS COULD MAKE OTHER ENERGY SOURCES MORE COMPETITIVE WITH COAL. TRANSPORTATION DISRUPTIONS COULD IMPAIR OUR ABILITY TO SELL COAL.

We depend on rail, trucking and barge transportation to deliver shipments of coal to customers. In 1998, we shipped approximately 60% of our coal tonnage by rail and 40% by truck and barge. Disruption of these transportation services, particularly rail, could temporarily impair our ability to supply coal to our customers and adversely affect our business and operating results. Transportation costs are a significant component of the total cost of supplying coal to customers and can affect significantly our competitive position and profitability. Increases in our transportation costs, or changes in our transportation costs relative to transportation costs that providers of competing coal or of other fuels incur, could have an adverse effect on our operations and business.

CSX Transportation, Inc. currently ships all of our coal delivered by rail. CSX Transportation, Inc. and Norfolk Southern Corporation recently acquired Conrail, which had been one of our rail transportation providers. The integration of Conrail into CSX Transportation and Norfolk Southern began on June 1, 1999. Although we have not yet experienced any service disruptions because of the merger, disruptions in service may occur during the transition period. We do not know how long the transition period will last. Disruption of transportation services because of problems arising from the integration process or from weather-related problems, strikes, lock-outs or other events could impair our ability to supply coal to customers and could have a material adverse effect on our business, financial condition and results of operations. See "Business--Coal Transportation."

OUR USE OF CONTRACT MINERS POSES BUSINESS RISKS, INCLUDING THE RISK OF A DECLINE IN COAL PRODUCTION.

Our business plan includes improving cash flow by using contract mining services for all of our underground mining operations. We have converted all of our deep mines to contract mining. There is a risk that the contract miners will not be able to perform their obligations, including the requirements to produce specified amounts of coal, over the life of the contract mining agreements. While we have taken care in selecting the contract miners for our underground mines, each of our contract miners is owned by a single individual. In addition, as a general matter, contract mining companies are usually not well capitalized. If the owner of one of our contract mining companies were to die or if a contract miner began experiencing financial difficulties for any reason, there is a risk that the contract mining company would not be able to perform its obligations to us. In that event, we could experience a material decline in coal production, which could adversely affect our financial position.


OUR INABILITY TO OBTAIN A NEW MINING PERMIT FOR ONE OF OUR IMPORTANT PROPERTIES HAS CAUSED REDUCED LEVELS OF COAL PRODUCTION.



Coal production tonnage levels were lower in 1999 due in part to the idling of our Grant County surface mine in December 1998. We idled this surface mine because we had mined all of our then permitted coal reserves and were not able to obtain a new mining permit for our adjacent properties. A new mining permit for our adjacent properties would have allowed us to continue the surface mining operation. With the idling of the surface mine, we have been unable to sell the portion of production from our Grant County deep mine that we previously had blended with coal from the surface mine. As a result of this and other factors, we idled the deep mine in February 1999, which further reduced tonnage levels. On December 17, 1999, the West Virginia Division of Environmental Protection issued the permit covering a portion of our Grant County surface mine. Because this agency did not issue the permit by October 15, 1999, however, VEPCO has the right, but not the obligation, to terminate one of its long-term coal contracts with us. VEPCO indicated by letter to us dated October 19, 1999 that it was not, as of that date, exercising its right to terminate its contract and that it expected not to do so if the permit were approved and issued in the near term. Although we have received the permit, we have not yet resumed mining at the Grant County surface mine, which is expected in the second quarter of 2000, and VEPCO still retains the right to terminate its contract. See "--We depend on key customers for a significant portion of our revenues, and the loss of one or more of them could adversely affect us" above.


WE COULD HAVE INCOME TAX LIABILITY AS A RESULT OF THE RESTRUCTURING OF OUR 9 3/4% SERIES B SENIOR NOTES.


As a result of the private restructuring of our 9 3/4% Series B Senior Notes, as well as the public exchange offer we plan to conduct for our remaining 9 3/4% notes, we may recognize significant cancellation of debt income. As a result of that income, we may incur income tax liabilities. We will be required to recognize cancellation of debt income in an amount equal to the difference between the face amount of the 9 3/4% notes and the issue price of the notes issued in exchange for the 9 3/4% notes.



We have accumulated net operating losses that should offset a portion of the cancellation of debt income that could result from the private restructuring and public exchange offer of our 9 3/4% notes. Nevertheless, we have estimated that the tax liability attributable to the cancellation of debt income could be as much as $7.0 million. That estimate is subject to uncertainty, and the actual tax liability may be less than that amount. We are currently finalizing our determination of the tax liability that will result from the private restructuring transactions and the public exchange offer. If we are required to pay tax, it will be due and payable on March 15, 2000. We intend to borrow the funds to pay any tax due from the revolving credit facility under our loan agreement with Foothill, which will materially reduce our borrowing availability that would have been available for our business operations.


THE COAL MARKETS ARE HIGHLY COMPETITIVE AND AFFECTED BY FACTORS BEYOND OUR CONTROL.

The coal industry is highly competitive, with numerous producers in all coal producing regions. Historically, we have competed with many other large producers as well as smaller producers in our region. However, because of significant consolidation in the coal industry over the past few years and other factors, we now compete against producers in other regions. In addition, some of our larger competitors have both the size of reserves and capital resources to utilize mining technologies we cannot which provide low cost production.

In addition, the coal markets we serve are affected by many variables beyond our control. The coal markets are presently being affected by:

       -      environmental and other governmental regulations,

       -      deregulation of electric utilities,

       -      consolidation within the rail transportation industry,

       -      the increased role of electricity-based futures trading and

       - reduced term lengths of long-term sales contracts and a greater proportion of coal being purchased on a spot basis.

In addition to these recent developments, other long-term factors will affect the continued demand for our coal and the prices that we will be able to obtain. These long-term factors include

       -      the demand for electricity,

       -      coal transportation costs,

       -      technological developments and

       - the availability and price of alternative fuel supply sources, such as oil, natural gas, nuclear energy and hydroelectric energy.


WE ARE CONTROLLED BY ONE GROUP OF SHAREHOLDERS THAT HAS SIGNIFICANT INFLUENCE ON OUR DECISIONS.


Approximately 53.24% of our fully-diluted outstanding common stock is owned by American Gas and Oil Investors, L.P., AmGo II, L.P., First Reserve Fund V-2, L.P., First Reserve Fund V, L.P., First Reserve Fund VI, L.P. and First Reserve Fund VII, L.P., all of which are under the common management of First Reserve Corporation. Accordingly, these funds are able to

       -      elect a majority of our directors,

       -      determine our corporate and management policies and

       - subject to the terms of agreements among our existing shareholders and other investors and with the concurrence of one additional director, make decisions relating to fundamental corporate actions, including any mergers or acquisitions and sales of all or substantially all of our assets.

Although the funds managed by First Reserve Corporation have, and will continue to have, substantial control, until the earlier to occur of an initial public offering of our common stock and October 30, 2002, the investor agreement will require a vote of at least 85% of the total outstanding shares of common stock to sell all or a majority of our assets, enter into a merger with or into another entity or sell a majority of our common stock. See "Description of the Warrants."

COAL MINING IS DEPENDENT UPON MANY FACTORS AND CONDITIONS BEYOND OUR CONTROL.

Coal mining is subject to conditions beyond our control which can affect our cost of mining at particular mines for varying lengths of time. These conditions include

       -      weather conditions,

       -      unexpected maintenance problems,

       -      variations in coal seam thickness,

       - variations in the amount of rock and soil overlying the coal deposit,

       - disruption, or increase in the cost of, of transportation services,

       -      variations in geological conditions,


       -      the ability to secure new mining permits,


       -      regulatory uncertainties,

       -      price fluctuations, and

       -      labor disruptions.

Over the past 18 months, we have been adversely affected by many of the conditions. For example, severe rain forced us to close temporarily one of our surface mining operations, we were significantly delayed in obtaining a mining permit for our Grant County surface mine until December 17, 1999, and we have experienced variations in geological conditions at most of our deep mines and variations in coal seam thickness and in the amount of rock and soil overlying our coal deposits.


GOVERNMENT REGULATIONS COULD INCREASE OUR COSTS OF DOING BUSINESS AND MAY DISCOURAGE OUR CUSTOMERS FROM BUYING OUR COAL.

We are subject to regulation by federal, state and local authorities on matters including

       -      employee health and safety,

       -      permit and licensing requirements,

       -      air quality standards,

       -      water pollution,

       -      plant and wildlife protection,

       - reclamation and restoration of mining properties after mining is completed,

       -      the discharge of materials into the environment,

       - surface subsidence, which is the sinking or settling of the earth's surface from underground mining,

       - the effects that mining has on groundwater quality and availability and

       -      benefits for current and retired coal miners.


Numerous governmental permits and approvals are required for mining operations. We may be required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that any proposed exploration for, or production of, coal may have on the environment. Requirements that any governmental authority imposes may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. See, for example, "--Our inability to obtain a new mining permit for one of our important properties has caused reduced levels of coal production."



Furthermore, new legislation or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure or our customers' ability to use coal. New legislation and new regulations under existing laws related to the protection of the environment, which would further regulate or tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. New environmental legislation or regulations could have a material adverse effect on our business, financial condition and results of operations. In particular, we may be required to modify our operations to comply with permit and emission requirements under the federal Clean Air Act and corresponding state laws that regulate emissions into the air affecting coal mining operations. See "Business -- Regulation and Laws."


WE DEPEND ON THE SELECTION, ACQUISITION, DEVELOPMENT AND RETENTION OF COAL RESERVES CONTAINING ECONOMICALLY RECOVERABLE COAL OF QUALITIES THAT WE CAN SELL TO OUR CUSTOMERS. WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR OBTAINING ACCEPTABLE COAL RESERVES.

Our future success depends primarily upon our ability to develop our existing coal reserves that are economically recoverable and, to a lesser extent, on our ability to find and develop new coal reserves. Our recoverable reserves will generally decline as reserves are depleted, unless we are able to

       -      prove up existing reserves,

       -      conduct successful exploration or development activities, or

       -      acquire properties containing recoverable reserves.

In order to increase reserves and production, we must continue our development and exploration programs or undertake other replacement activities. Our current strategy is to exploit our existing reserve base and to acquire additional reserves where needed to expand or supplement existing operations. Our limited capital resources hamper our ability to acquire new coal reserves. Our planned development, our existing reserves or our exploration projects and acquisition activities may not result in significant additional reserves. In addition, we may not have success developing additional mines. For a discussion of our reserves, see "Business--Coal Reserves."


A SIGNIFICANT DECLINE IN THE PRICE WE RECEIVE FOR OUR COAL OR THE EXPIRATION OF LONG-TERM CONTRACTS WITH FAVORABLE PRICING COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS.


Our results of operations are highly dependent upon the prices we receive for our coal and our ability to improve productivity and reduce costs. The expiration of long-term contracts with prices above current market prices requires that we continue to improve productivity and reduce costs in order to sustain operating margins. Prices for export coal have declined. In addition, demand for coal has decreased because of, among other things, the warm winters in the northeastern United States in 1998 and 1999. This has resulted in increased inventories that have caused pricing pressures in 1999. All of these factors adversely affected our operating results in the first three quarters of 1999 and may adversely affect operating results for future periods. The declining prices have also adversely affected our ability to generate cash flows necessary to improve productivity and expand operations.



The price of coal sold under many of our long-term contracts is above current spot market prices. Our customers may not extend existing long-term contracts or enter into new long-term contracts. If that happens, we would be affected adversely to the extent that we are unable to find other customers to purchase coal at the same level of profitability. In addition, virtually all of our long-term contracts include price adjustment provisions that permit an increase or decrease at specified times in the contract price to reflect changes in price or other economic indices, taxes and other charges. These provisions may increase our exposure to short-term coal price volatility, which could adversely affect the stability and profitability of our operations. Furthermore, changes in regulations governing the electric utility industry may make it more difficult for us to enter into long-term contracts with our electric utility customers, as these customers may become more sensitive to long-term price or quantity commitments in a more competitive environment. A substantial decrease in the amount of coal we sell under long-term contracts could subject our revenue stream to increased volatility and adversely affect our financial position. See "Business--Long-Term Coal Supply Contracts."


The balance of sales not made under long-term contracts are made in the spot market, or under contracts based on spot market prices and not under long-term, fixed-price contracts. Accordingly, the prices we receive for a portion of our coal production are dependent upon numerous factors beyond our control. These factors include, but are not limited to,

       -      the level of consumer demand for electricity,

       -      governmental regulations and taxes,

       -      the price and availability of alternative energy sources and

       -      the overall economic environment.


The availability of a ready market for our coal production also depends on a number of factors beyond our control, including the demand and supply of low sulfur coal and the availability of pollution credits.



WE RELY ON ESTIMATES OF ECONOMICALLY RECOVERABLE COAL RESERVES, AND WE CANNOT BE CERTAIN OF THE TRUE EXTENT OF COAL ASSETS WE HAVE AVAILABLE TO FULFILL OBLIGATIONS UNDER OUR CONTRACTS AND SECURE PAYMENT OF OUR SECURED INDEBTEDNESS.



There are uncertainties inherent in estimating quantities of recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and future net cash flows depend upon a number of variables and assumptions, including



       - geological and mining conditions, which available exploration data may not fully identify or which may differ from experience;



       - historical production from the area compared with production from other producing areas;



       -      the assumed effects of governmental agency regulations; and


       - assumptions concerning future coal prices, future operating costs, severance and excise taxes, development costs and reclamation costs, all of which may in fact vary considerably from actual results.


For these reasons, (1) estimates of the economically recoverable quantities of coal attributable to any particular group of properties, (2) classifications of reserves based on risk of recovery and (3) estimates of future net cash flows expected from reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties, revenues and expenditures with respect to our reserves may vary materially from estimates. See "Business--Coal Reserves."


WE DEPEND ON THE LEADERSHIP OF KEY EXECUTIVES, AND IF THEY LEFT US IT COULD HAVE AN ADVERSE EFFECT UPON US.

On October 12, 1997, John J. Faltis, who was then our President, Chief Executive Officer and Chairman of the Board of Directors, was killed in a helicopter accident in West Virginia. With Mr. Faltis' death, our success has become increasingly dependent on Bruce Sparks, who succeeded Mr. Faltis as President, and other key personnel. If Mr. Sparks becomes unwilling or unable to serve in his new role, our business, operations and prospects would likely be further adversely affected. Mr. Sparks entered into an employment agreement with us and several of our subsidiaries. See "Management."

To address our need for increased depth in management and operations, we hired William D. Kilgore, Jr. to be Chairman of our board of directors and Chief Executive Officer, effective May 1, 1999. Mr. Kilgore has 42 years experience in the coal business, including as a coal mining consultant for several central Appalachian companies, as President/Chief Executive Officer and Director of Agipcoal and as Vice President/General Manager of Enoxy Coal, Inc. Mr. Kilgore entered into an employment agreement with us and several of our subsidiaries. See "Management." If we lost Mr. Kilgore's services, our business, operations and prospects would likely be adversely affected.

THE COAL INDUSTRY IS LABOR-INTENSIVE, AND WORK STOPPAGES OR UNIONIZATION WOULD HAVE AN ADVERSE EFFECT UPON US.

We are not a party to any collective bargaining agreement and consider our relations with employees to be good. However, some or all of our workforce may unionize in the future. If some or all of our currently non-union operations were to become unionized, we could incur higher labor costs and an increased risk of work stoppages. We recently changed from operating our deep mines ourselves to utilizing contract miners to operate these mines. The labor force for our contract miners is currently not unionized. If some or all of our contract miners' employees were to become unionized, the contract miners could incur higher labor costs and have an increased risk of work stoppages, which could adversely affect our business and costs of operations.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS. IF OUR EXPECTATIONS REFLECTED IN THESE FORWARD-LOOKING STATEMENTS PROVE TO BE INCORRECT, OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE EXPECTATIONS.

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

       - the success or failure of our efforts to implement our business plan;

       -      the availability of liquidity and capital resources;

       -      our ability to achieve anticipated cost savings;

       -      whether we are able to obtain new mining permits;


       -      adverse geologic conditions;


       -      changes in the industry;

       -      the weather;

       -      unexpected maintenance problems;

       -      reliance on major customers and long-term contracts;

       - actions our competitors take and our ability to respond to those actions;

       -      risks inherent to mining; and


       -      the effects of government regulation.


Other matters set forth in this prospectus may also cause actual results in the future to differ materially from those described in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS


We will not receive any cash proceeds from the issuance of the new notes. On October 28, 1999, we received proceeds of $11.2 million from the sale of $13.2 million principal amount of old notes in a private placement, all of which we used to repay outstanding indebtedness under the revolving credit portion of our senior credit facility. We issued the remaining old notes in a private exchange for $108.5 million in principal amount of our 9 3/4% Series B Senior Notes due 2007 and cancellation of our obligations to a former stockholder. We incurred expenses of approximately $2.6 million in connection with the private placement and the private exchange.

                                 CAPITALIZATION


This table sets forth our consolidated capitalization (1) as of September 30, 1999, (2) as adjusted to reflect the private exchange, private placement and private stockholder exchange we consummated on October 28, 1999 and (3) as adjusted to reflect the planned public exchange offer of our remaining 9 3/4% notes, assuming all outstanding 9 3/4% notes are exchanged, as well as the private exchange, private placement and private stockholder exchange. In the private exchange, 86.8% of the holders of our 9 3/4% notes exchanged $108.5 million in aggregate principal amount of their 9 3/4% notes for old notes, and we issued to the exchanging noteholders warrants to purchase 20% of our fully diluted common stock at an initial exercise price of $0.01 per share. In the private placement, we sold to Rothschild Recovery Fund L.P., for $11.2 million in cash, $13.2 million in principal amount of old notes and warrants to purchase 10% of our common stock at an initial exercise price of $0.01 per share. We have estimated that the fair value of the warrants issued in the private exchange and private placement approximates par value of $0.01 per share. In the private stockholder exchange, we issued $6.0 million in principal amount of old notes to JJF Group Limited Liability Company in cancellation of shares of our common stock JJF Group owned and JJF Group's relinquishment of its right to require us to buy that stock over time for approximately $10.5 million.



The "as adjusted" columns of the following table do not include (1) the additional notes we will issue to pay interest in kind on the notes due April 1, 2000 or (2) notes that Rothschild Recovery Fund may purchase, at our option and subject to various conditions, on or before October 1, 2000 to fund up to $6.3 million of the October 1, 2000 interest payment on the notes. Since this exchange offer will involve an exchange of outstanding securities for a like amount of new, substantially identical securities, it will have no effect on capitalization. You should read the information set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operation," "The Exchange Offer--Accounting Treatment" and our interim condensed consolidated financial statements and consolidated financial statements and the related notes included elsewhere in this prospectus.



                                                                                             SEPTEMBER 30, 1999
                                                                                                 (UNAUDITED)
                                                                         -----------------------------------------------------------
                                                                                            (DOLLARS IN MILLIONS)
                                                                                               AS ADJUSTED           AS ADJUSTED
                                                                                               FOR PRIVATE         FOR PLANNED
                                                                                              RESTRUCTURING      PUBLIC EXCHANGE
                                                                                  ACTUAL       TRANSACTIONS           OFFER
                                                                                  ------       ------------           -----
Cash and cash equivalents..............................................  $          --      $       --          $       --
                                                                           --------------     --------------      --------------

Accrued Interest.......................................................             6.3               1.0(2)             0.2(2)

Long-term debt (including current portion):
   Borrowings under Credit Facility....................................            24.2              13.0(1)            13.0
   9  3/4% Series B Senior Notes due 2007..............................           125.0              16.5                --
   14.25% Series A Second Priority Senior Secured Notes
       due 2007 issued in Private Exchange.............................             --              113.8(2)           113.8(2)
   14.25% Series A Second Priority Senior Secured Notes
       due 2007 issued for cash........................................             --               13.2               13.2
   Original Issue Discount.............................................             --               (2.0)              (2.0)
   14.25% Series A Second Priority Senior Secured Notes
       due 2007 issued to JJF Group....................................             --                6.0(3)             6.0
   14.25% Series B Second Priority Senior Secured Notes
       due 2007 to be issued in the Planned Public Exchange Offer......             --                --                17.3(2)
   Other debt..........................................................             0.4               0.4                0.4
                                                                                  -----             -----              -----
       Total debt......................................................           149.6             160.9              161.7

Common stock available for repurchase (including current portion)......            10.6               --                 --
Mandatorily redeemable preferred stock (4).............................            26.1              26.1               26.1

Total stockholders' equity
       Preferred stock.................................................            23.0              23.0               23.0
       Common stock ...................................................             --                --                 --
       Paid-in-capital.................................................            47.9              52.5(3)            52.5
       Paid-in-capital -- stock warrants ..............................             --                --                 --

       Treasury stock..................................................            (5.1)             (5.1)              (5.1)
       Accumulated deficit.............................................          (131.6)           (140.4)(5)         (140.4)
                                                                                 ------            ------             ------

Total stockholder's equity.............................................           (65.8)            (70.0)             (70.0)
                                                                                  -----            ------              -----

Total capitalization...................................................          $126.8            $118.0             $118.0
                                                                                 ======            ======             ======




----------------------------------

(1) We used the proceeds of the private placement to reduce outstanding amounts under the revolving credit facility under our loan agreement with Foothill. See "Use of Proceeds."


(2) In connection with the accounting treatment for the private exchange and the public exchange offer we plan to conduct for our remaining 9 3/4% notes, we are required to keep the current carrying amounts recorded on our balance sheet and include those amounts for accrued interest not paid as part of the private exchange and the proposed public exchange offer. Our calculation of interest expense in future periods will be altered for the difference between the carrying amount and the principal amount of the 14.25% notes issued in the private exchange and the proposed public exchange offer. Our as adjusted principal obligations on the new notes are less than the amounts presented.



(3) In connection with the accounting treatment for the private stockholder exchange, we recorded the new notes issued at fair value. The difference between the notes issued and the common stock available for repurchase, including current portion, increased paid-in-capital.



(4) Redemption of our Class A preferred stock, which is a class of our preferred stock that is mandatorily redeemable, is limited by the restricted payments covenant in the indenture governing the notes. See "Description of the New Notes-- Covenants."



(5) The as adjusted accumulated deficit includes projected income tax expense of $7 million associated with the private exchange, as well as the public exchange offer we plan to conduct for our remaining 9 3/4% notes, and expected additional costs of $1.8 million relating to the private exchange. See "Risk Factors--Risks Related to Anker--We could have income tax liability as a result of the restructuring of our 9 3/4% Series B Senior Notes" and "Material United States Federal Income Tax Consequences."

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements are based on the consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to the following transactions as if each transaction had occurred on January 1, 1998:

       - the private placement of the old notes and the application of the proceeds from the private placement,

       - the private stockholder exchange of old notes in exchange for cancellation of the shares of our common stock owned by a stockholder and that stockholder's relinquishment of its right to require us to buy that stock over time and


       - the private exchange of old notes for our previously issued 9 3/4% notes and



       - the public exchange offer we plan to conduct for our remaining 9 3/4% notes, assuming all outstanding 9 3/4% notes are exchanged.


We have based the unaudited pro forma adjustments upon available information and assumptions that we believe are reasonable. The pro forma consolidated data do not purport to represent what our consolidated results of operations would have been had the transactions described above actually occurred at the beginning of the relevant period. In addition, the unaudited pro forma financial data do not purport to project our consolidated results of operations for the current year or any future date or period.


The adjustments set forth in the following tables do not reflect a one-time increase in general and administrative expenses related to the write-off of approximately $2.6 million of fees and other financing costs incurred in connection with the private exchange and private placement. The adjustments also do not include a one-time projected income tax liability of $7.0 million associated with the private exchange.


Pro Forma Adjusted EBITDA represents our earnings before interest, taxes, depreciation, depletion, amortization, non-cash stock compensation and non-recurring related expenses, loss on impairment of investment and restructuring charges, life insurance proceeds, financial restructuring charges and extraordinary items. Pro Forma Adjusted EBITDA should not be considered as an alternative to operating earnings (loss) or net income (loss), as determined in accordance with generally accepted accounting principles, as a measure of our operating performance. Nor should it be considered as an alternative to net cash provided by operating, investing and financial activities, as determined in accordance with generally accepted accounting principles, as a measure of our ability to meet cash needs. We have included Pro Forma Adjusted EBITDA because we use Pro Forma Adjusted EBITDA to assess our financial performance and some of the covenants in our loan agreement and indentures are tied to similar measures. Since all companies and analysts do not necessarily calculate Pro Forma Adjusted EBITDA in the same fashion, Pro Forma Adjusted EBITDA as presented in this prospectus may not be comparable to similarly titled measures other companies report.

You should read the unaudited pro forma consolidated financial statements together with "Management's Discussion and Analysis of Financial Condition and Results of Operation," "The Exchange Offer--Accounting Treatment" and the consolidated financial statements included elsewhere in this prospectus.

A pro forma balance sheet has not been prepared because all relevant inforamtion has been provided under "Capitalization."

                             ANKER COAL GROUP, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                                                ADJUSTMENTS
                                                                         ---------------------------------------------------------

                                                                             PRIVATE         PRIVATE STOCKHOLDER       PRIVATE
                                                            ACTUAL          PLACEMENT (1)        EXCHANGE (2)        EXCHANGE (3)
                                                            ------          -------------        ------------        ------------
                                                                                      (DOLLARS IN THOUSANDS)
Coal sales and related revenue                               $  291,426             -                     -               -
Operating expenses:
    Cost of operations and selling
        expenses                                                276,469             -                     -               -
    Depreciation, depletion and amortization                     18,150             -                     -               -
    General and administrative                                    9,076             -                     -               -
    Loss on impairment
        of investment and restructuring charges                  90,717             -                     -               -
                                                        ----------------   --------------        --------------      ---------
        Operating loss                                         (102,986)            -                     -               -
Interest expense                                                (13,066)   $      (2,201) (a)    $        (885) (a)  $    220  (a)
Other income, net                                                 2,805             -                     -               -
                                                        ----------------   --------------        --------------      ---------
        Loss before income taxes and extraordinary
           item                                                (113,247)          (2,201)                 (885)           220
Income tax expense (benefit)                                     (7,643)            -     (b)             -     (b)       -    (b)
                                                        ----------------   --------------        --------------      ---------
        Net loss before extraordinary item                     (105,604)          (2,201)                 (885)           220
Extraordinary item                                                  965             -                     -               -
                                                        ----------------   --------------        --------------      ---------
        Net loss                                               (106,569)          (2,201)                 (885)           220
Preferred stock dividends and accretion                          (1,937)            -                     -               -
Common stock available for repurchase accretion                -                    -                     -               -
                                                        ----------------   --------------        --------------      ---------
        Net loss available to common stockholders       $      (108,506)   $      (2,201)        $        (885)      $    220
                                                        ================   ==============        ==============      =========

OTHER DATA:
Pro Forma Adjusted EBITDA                                      -                    -                     -               -

                                                          ADJUSTMENTS
                                                     ---------------------
                                                       PLANNED PUBLIC
                                                          EXCHANGE                  AS
                                                          OFFER(4)               ADJUSTED
                                                          --------               --------
                                                              (DOLLARS IN THOUSANDS)
Coal sales and related revenue                               -                $    291,426
Operating expenses:
    Cost of operations and selling
        expenses                                             -                     276,469
    Depreciation, depletion and amortization                 -                      18,150
    General and administrative                               -                       9,076
    Loss on impairment
        of investment and restructuring charges              -                      90,717
                                                       -----------            ------------
        Operating loss                                       -                    (102,986)
Interest expense                                       $     (83)  (a)             (16,015)
Other income, net                                            -                       2,805
                                                       -----------            ------------
        Loss before income taxes and extraordinary
           item                                              (83)                 (116,196)
Income tax expense (benefit)                                 -     (b)              (7,643)
                                                       -----------            ------------
        Net loss before extraordinary item                   (83)                 (108,553)
Extraordinary item                                           -                         965
                                                       -----------            ------------
        Net loss                                             (83)                 (109,518)
Preferred stock dividends and accretion                      -                      (1,937)
Common stock available for repurchase accretion              -                        -
                                                       -----------            ------------
        Net loss available to common stockholders      $     (83)             $   (111,455)
                                                       ===========            =============

OTHER DATA:
Pro Forma Adjusted EBITDA                                    -                       8,686

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

(1) Reflects the private placement of old notes and the application of the proceeds from the private placement as if the transaction occurred on January 1, 1998.

       (a) Reflects an increase in interest expense resulting from borrowings under the notes at an assumed rate of 14.25% with an increase in principal after six months for the interest that will be paid in kind by issuing additional notes in lieu of cash at that time.

       (b) Reflects the income tax effects of the pro forma adjustments assuming that the interest that is paid in kind is non-deductible, a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.

(2) Reflects the private stockholder exchange of old notes to a stockholder in exchange for the relinquishment of that stockholder's right as if the transaction occurred on January 1, 1998.

       (a) Reflects an increase in interest expense resulting from borrowings under the notes at an assumed rate of 14.25% with an increase in principal after six months for the interest that will be paid in kind by issuing additional notes in lieu of cash at that time.

       (b) Reflects the income tax effects of the pro forma adjustments assuming that the interest that is paid in kind is non-deductible, a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.

(3) Reflects the private exchange of old notes for our previously issued 9 3/4% notes as if the transaction occurred on January 1, 1998.


       (a) Reflects the reduction of interest expense resulting from the exchange of 9 3/4% notes for old notes at an assumed effective interest rate of 8.76% offset by an increase in interest expense from an increase in principal after six months for the interest that will be paid in kind by issuing additional notes in lieu of cash at that time.


       (b) Reflects the income tax effects of the pro forma adjustments assuming that the interest that is paid in kind is non-deductible, a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.


(4) Reflects the public exchange offer we plan to conduct for our remaining 9 3/4% notes, assuming all outstanding 9 3/4% notes are exchanged, as if the transaction occurred on January 1, 1998.



       (a) Reflects the reduction of interest expense resulting from the exchange of 9 3/4% notes for old notes at an assumed effective interest rate of 9.67% offset by an increase in interest expense from an increase in principal after six months for the interest that will be paid in kind by issuing additional notes in lieu of cash at that time.



       (b) Reflects the income tax effects of the pro forma adjustments assuming that the interest that is paid in kind is non-deductible, a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.

                             ANKER COAL GROUP, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                                                               ADJUSTMENTS
                                                                          --------------------------------------------------------
                                                                                                   PRIVATE
                                                                              PRIVATE            STOCKHOLDER         PRIVATE
                                                              ACTUAL         PLACEMENT (1)       EXCHANGE (2)      EXCHANGE (3)
                                                            -----------      -------------      --------------    --------------
                                                                                     (DOLLARS IN THOUSANDS)
Coal sales and related revenue                              $  174,293             -                   -                -
Operating expenses:
    Cost of operations and selling expenses                    157,419             -                   -                -
    Depreciation, depletion and amortization                    13,430             -                   -                -
    General and administrative                                   6,781             -                   -         $    (756) (a)
    Loss on impairment of investment and restructuring
        charges                                                  4,526             -                   -                -
                                                            -----------       -----------       -----------      -----------
        Operating loss                                          (7,863)            -                   -              (756)
        Interest expense                                       (10,911)       $    (1,701) (a)  $     (687)(a)         (14) (b)

Other income, net                                                2,579             -                   -                -
                                                            -----------       -----------       -----------      -----------
        Loss before income taxes and
          extraordinary item                                   (16,195)            (1,701)            (687)           (770)
Income tax expense (benefit)                                      (200)            -       (b)         -   (b)          -   (c)
                                                            -----------       -----------       -----------      -----------
        Net loss                                               (15,995)            (1,701)            (687)           (770)
Preferred stock dividends and accretion                         (1,505)            -                  -                 -
Common stock available for repurchase
     accretion                                                    (421)            -                  (421)(c)          -
                                                            -----------       -----------       -----------      -----------


        Net loss available to common
          stockholders                                      $  (17,921)       $    (1,701)      $     (266)      $    (770)
                                                            ===========       ============      ===========      ===========

OTHER DATA:
Pro Forma adjusted EBITDA                                      -                   -                  -

                                                                 ADJUSTMENTS
                                                            --------------------
                                                               PLANNED PUBLIC
                                                                  EXCHANGE
                                                                  OFFER (4)         AS ADJUSTED
                                                               --------------     ---------------
                                                                     (DOLLARS IN THOUSANDS)
Coal sales and related revenue                                         -          $      174,293
Operating expenses:
    Cost of operations and selling expenses                            -                 157,419
    Depreciation, depletion and amortization                           -                  13,430
    General and administrative                                         -                   6,025
    Loss on impairment of investment and restructuring
        charges                                                        -                   4,526
                                                             ---------------      --------------
        Operating loss                                                 -                  (7,107)
        Interest expense                                     $          (85)(a)          (13,398)

Other income, net                                                      -                   2,579
                                                             ---------------      --------------
        Loss before income taxes and
          extraordinary item                                            (85)             (17,926)
Income tax expense (benefit)                                           -    (b)             (200)
                                                             ---------------      --------------
        Net loss                                                        (85)             (17,726)
Preferred stock dividends and accretion                                -                  (1,505)
Common stock available for repurchase
     accretion                                                         -                  -
                                                             ---------------      --------------
        Net loss available to common
          stockholders                                       $          (85)      $      (19,231)
                                                             ===============      ==============

OTHER DATA:
Pro Forma adjusted EBITDA                                              -                  13,428

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

(1) Reflects the private placement of old notes and the application of the proceeds from the private placement as if the transaction occurred on January 1, 1998.

       (a) Reflects an increase in interest expense resulting from borrowings under the notes at an assumed rate of 14.25%.

       (b) Reflects the income tax effects of the pro forma adjustments assuming a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.

(2) Reflects the private stockholder exchange of old notes to a stockholder in exchange for the relinquishment of that stockholder's right as if the transaction occurred on January 1, 1998.

       (a) Reflects an increase in interest expense resulting from borrowings under the notes at an assumed rate of 14.25%.

       (b) Reflects the income tax effects of the pro forma adjustments assuming a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.

       (c) Reflects a decrease in the common stock available for repurchase accretion resulting from a stockholder's relinquishment of it rights before we would have been further obligated to that stockholder.

(3) Reflects the private exchange of old notes for our previously issued 9 3/4% notes as if the transaction occurred on January 1, 1998.

       (a) Reflects a decrease in general and administrative expenses resulting from the $0.8 million of financial restructuring charges.


       (b) Reflects the reduction of interest expense resulting from the exchange of 9 3/4% notes for old notes at an assumed effective interest rate of 8.76% offset by an increase in interest expense from an increase in principal after six months for the interest that will be paid in kind by issuing additional notes in lieu of cash at that time.


       (c) Reflects the income tax effects of the pro forma adjustments assuming a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.


(4) Reflects the public exchange offer we plan to conduct for our remaining 9/34% notes, assuming all outstanding 9 3/4% notes are exchanged, as if the transaction occurred on January 1, 1998.



       (a) Reflects the reduction of interest expense resulting from the exchange of 9 3/4% notes for old notes at an assumed effective interest rate of 9.67% offset by an increase in interest expense from an increase in principal after six months for the interest that will be paid in kind by issuing additional notes in lieu of cash at that time.



       (b) Reflects the income tax effects of the pro forma adjustments assuming that the interest that is paid in kind is non-deductible, a 39% tax rate and the establishment of a 100% valuation allowance on all net operating losses.

                             SELECTED FINANCIAL DATA

The following table is a summary of our historical consolidated financial data for the five years ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. We derived the historical consolidated financial data for each of the five years in the period ended December 31, 1998 from our audited consolidated financial statements, audited by PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere in this prospectus. We derived the historical consolidated financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 from our unaudited consolidated financial statements. The unaudited adjusted combined statements of operations data and other data for the year ended December 31, 1996 combine the audited results of operations of our predecessor, Anker Group, Inc., for the period January 1, 1996 to July 31, 1996, and of us for the period August 1, 1996 to December 31, 1996. You should read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and related notes included elsewhere in this prospectus.



                                                             Anker Coal Group, Inc.
                                        ---------------------------------------------------------------          Adjusted
                                                                                                                 Combined
                                                Nine Months Ended                  Year Ended                    for the
                                                  September 30,                    December 31,                 Year Ended
                                        -------------------------------   -----------------------------        December 31,
                                             1999             1998             1998             1997               1996
                                        -------------    --------------   -------------  --------------      ---------------
                                                   (unaudited)                                                 (unaudited)

STATEMENT OF OPERATIONS DATA:                                                                           (dollars in thousands)

Coal sales and related revenue              $174,293        $226,111          $291,426         $322,979          $290,155
Operating expenses:
Cost of operations and selling
   expenses                                  157,419         214,443           276,469          295,387           259,579
Depreciation, depletion and
   amortization                               13,430          13,009            18,150           17,470            14,319
General and administrative                     6,781           7,767             9,076            9,462             7,534
Loss on impairment of investment
  and restructuring charges                    4,526           7,346            90,717            8,267                 -
Stock compensation and related
   expenses                                        -               -                 -                -             2,969
                                        ------------     ------------     ------------     ------------     -------------
   Operating (loss) income                   (7,863)        (16,454)         (102,986)          (7,607)             5,754
Interest expense, net                       (10,911)         (9,421)          (13,066)         (10,042)           (4,886)
Other income, net                              2,579             821             2,805            2,083             1,480
Life insurance proceeds                            -               -                 -           15,000                 -
                                        ------------     ------------     ------------     ------------     -------------
(Loss) income before income
   taxes and extraordinary item             (16,195)        (25,054)         (113,247)            (566)             2,348
Income tax (benefit)                           (200)         (7,015)           (7,643)          (1,242)               351
                                        ------------     ------------     ------------     ------------     -------------
(Loss) income before
   extraordinary item                       (15,995)        (18,039)         (105,604)              676             1,997
Extraordinary item (1)                             -               -               965            3,849                 -
                                        ------------     ------------     ------------     ------------     -------------
   Net (loss) income                        (15,995)        (18,039)         (106,569)          (3,173)             1,997
Preferred stock dividends and
    accretion (2)                            (1,505)         (1,454)           (1,937)          (1,876)             (891)

Common stock available for
    repurchase accretion                       (421)               -                 -                -                 -
                                        ------------     ------------     ------------     ------------     -------------
   Net (loss) income available to
    common stockholders                 $   (17,921)    $   (19,493)    $    (108,506)    $     (5,049)     $       1,106
                                        =============    ============     =============     ============     ============

OTHER DATA:
Adjusted EBITDA                         $     3,428(3)  $      4,722    $        8,686    $      20,213     $      24,522

CASH FLOW DATA:
Net cash provided by (used in)
   operating activities                 $    (1,543)    $    (1,446)    $      (5,465)    $    ( 5,047)
Net cash (used in) provided by
   investing activities                      (2,194)         (7,442)           (8,134)         (47,025)
Net cash (used in) provided by
   financing activities                        3,743           9,819            13,614           51,516

BALANCE SHEET DATA (AT PERIOD END):
Working (deficit) capital               $    (8,283)                    $      (4,262)    $      21,499
Total assets                                 187,042                           201,720          304,650
Total long-term debt (4)                     149,591                           142,711          133,599
Mandatorily redeemable preferred
   stock                                      26,093                            24,588           22,651
Common stock available for
   repurchase (4)                             10,586                            10,000                -
Total stockholder's (deficit) equity        (65,797)                          (47,876)           75,730

                                                Anker Group,                   Anker Group, Inc.
                                                Group, Inc.                    (Our Predecessor)
                                                -----------       -------------------------------------------------------
                                                                                                   Year Ended
                                             August 1, 1996 to      January 1, 1996                December 31,
                                                December 31,          to July 31,       ---------------------------------
                                                    1996                 1996                 1995              1994
                                            -------------------   ------------------    --------------    ---------------

STATEMENT OF OPERATIONS DATA:
Coal sales and related revenue                       $123,246             $166,909            $248,897          $227,499
Operating expenses:
Cost of operations and selling
   expenses                                           110,215              149,364             221,315           203,174
Depreciation, depletion and
   amortization                                         6,437                7,882              11,732            12,083
General and administrative                              3,738                3,796               6,843             5,938
Loss on impairment of investment
  and restructuring charges                                 -                    -                   -                 -
Stock compensation and related
   expenses                                                 -                2,969                   -                 -
                                             ----------------       --------------       -------------      ------------
   Operating (loss) income                              2,856                2,898               9,007             6,304
Interest expense, net                                 (2,090)              (2,796)             (6,612)           (3,523)
Other income, net                                         373                1,107              3,108              1,621
Life insurance proceeds                                     -                    -                   -                 -
                                             ----------------       --------------       -------------      ------------
(Loss) income before income
   taxes and extraordinary item                         1,139                1,209               5,503             4,402
Income tax (benefit)                                      485                (134)               2,270             1,940
                                             ----------------       --------------       -------------      ------------
(Loss) income before
   extraordinary item                                     654                1,343               3,233             2,462
Extraordinary item (1)                                      -                    -                   -                 -
                                             ----------------       --------------       -------------      ------------
   Net (loss) income                                      654                1,343               3,233             2,462
Preferred stock dividends and
    accretion (2)                                        (775)                (116)               (215)             (215)

Common stock available for
    repurchase accretion                                    -                    -                   -                 -
                                             ----------------       --------------       -------------      ------------
   Net (loss) income available to
    common stockholders                      $          (121)       $        1,227       $       3,018       $     2,247
                                             ================       ==============       =============       ===========

OTHER DATA:
Adjusted EBITDA                              $          9,666       $       14,856       $      23,847       $    20,008

CASH FLOW DATA:
Net cash provided by (used in)
  operating activities                       $          (564)       $       19,022       $       2,168       $    13,421
Net cash (used in) provided by
  investing activities                               (84,968)              (1,764)               5,021          (32,434)
Net cash (used in) provided by
  financing activities                                 86,088             (29,795)               4,992            17,808

BALANCE SHEET DATA (AT PERIOD END):
Working (deficit) capital                    $          7,410                            $      27,599       $    12,576
Total assets                                          259,683                                  187,026           161,372
Total long-term debt (4)                               88,029                                   74,902            69,910
Mandatorily redeemable preferred
   stock                                               20,775                                    8,600             1,600
Common stock available for
   repurchase (4)                                           -                                        -                 -
Total stockholder's (deficit) equity                   80,779                                   57,203            41,185

(1) Represents the write-off of unamortized debt issuance costs related to our credit facility in 1997 and our am ended and restated credit facility in 1998.

(2) Represents accrued and unpaid dividends and accretion on Class A mandatorily redeemable preferred stock.

(3) Adjusted for $0.8 million of financial restructuring charges included in general and administrative expenses.

(4) Includes current portion. See our consolidated financial statements included elsewhere in this prospectus.

           HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below. For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income (loss) from continuing operations before income taxes and cumulative effects of accounting changes and extraordinary items plus fixed charges. "Fixed charges" consists of interest expense, amortization of deferred financing costs and the component of rental expense that we believe is representative of the interest component of rental expense.


                                                                           Anker Coal
                                                                           ----------
                                           Anker Group, Inc.               Group, Inc.
                                --------------------------------------     ----------
                                   Years Ended        January 1, 1996     August 1, 1996    Adjusted Combined for
                                  December 31,               to                 to             the Year Ended
                                1994        1995       July 31, 1996    December 31, 1996    December 31, 1996(c)
                                ----        ----       -------------    -----------------    --------------------
                                                                                                 (unaudited)
Historical
   Ratio of earnings to
      fixed charges(a)....      1.8x        1.6x            1.3x               1.4x                 1.3x
Pro Forma
  Ratio of earnings to
      fixed charges(b)....


                                        Anker Coal Group, Inc.
                              -----------------------------------------
                                 Years Ended         Nine Months Ended
                                 December 31,           September 30,
                              ----------------      -------------------
                              1997        1998        1998       1999
                              ----        ----        ----       ----
                                                        (unaudited)
Historical
   Ratio of earnings to
      fixed charges(a)....     --          --          --          -
Pro Forma
  Ratio of earnings to
      fixed charges(b)....
                                           --                     --
                                           --                     --



------------------------------



(a) Earnings were insufficient to cover fixed charges for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999. Additional earnings of approximately $0.6 million, $113.2 million (which includes loss on impairment of investment and restructuring of $90.7 million), $25.1 million and $16.2 million would have been required to cover fixed charges in the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.



(b) Pro forma earnings were inadequate to cover pro forma fixed charges for the year ended December 31, 1998 and the nine months ended September 30, 1999 after giving pro forma effect to the private exchange, private placement and private stockholder exchange of old notes on October 28, 1999 and the application of the net proceeds from the private placement as set forth in "Use of Proceeds" as if they had occurred on January 1, 1998 and 1999, respectively; additional pro forma earnings of $116.2 million, which includes loss on impairment of investment and restructuring of $90.7 million, and $17.9 million would have been required to cover pro forma fixed charges for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.


(c) The adjusted combined statements of operations data and other data for the year ended December 31, 1996 combine the results of operations of our predecessor, Anker Group, Inc., for the period January 1, 1996 to July 31, 1996, and of us for the period August 1, 1996 to December 31, 1996.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES


We have continued to experience liquidity problems during the calendar year 1999. To address these liquidity problems, on October 28, 1999, we completed a private restructuring of our 9 3/4% Series B Senior Notes due 2007 and a private placement to raise additional capital. As discussed in more detail below, in the transactions, a limited number of qualified noteholders exchanged $108.5 million of their 9 3/4% notes for $86.8 million of the old notes being exchanged in this exchange offer, as well as warrants to purchase our common stock. Exchanging noteholders waived their right to receive the October 1, 1999 interest payment on their notes and also consented to various amendments to the indenture governing the 9 3/4% notes. In addition, we raised $11.2 million in cash through the sale to Rothschild Recover Fund L.P. in a private placement of $13.2 million principal amount of the old notes being exchanged in this exchange offer. The funds raised in the private placement were applied against the revolving credit facility under our loan agreement with Foothill. As a result, as of January 12, 2000, we had $15.7 million of availability under our revolving credit facility.



We recorded the private placement, the private exchange and the private stockholder exchange in accordance with FAS-15 "Accounting By Debtors and Creditors For Troubled Debt Restructurings." In the private exchange, the carrying amount of $125.0 million principal amount of 9 3/4% notes and the accrued and unpaid interest of approximately $6.1 million will be compared to the principal and interest payments on the old notes over time. To the extent the carrying amount is less than the interest and principal on the old notes, we will adjust the carrying amount. We do not expect to change our carrying amount in connection with the private exchange. The private exchange had tax ramifications that we expect to result in the recording of income tax expense on our financial statements. See "Risk Factors--Risks Related to Anker--We could have income tax liability as a result of the restructuring of our 9 3/4% Series B Senior Notes."


Our loan agreement with Foothill provides us with up to a $55.0 million credit facility. The credit facility consists of a commitment for a $40.0 million working capital revolver and a term loan with an original principal amount of $15.0 million. Commitments under the credit facility will expire in 2002. The credit facility is secured by substantially all of our present and future assets.

Borrowings under the revolver are limited to 85% of eligible accounts receivable and 65% of eligible inventory and bear interest, at our option, at either 1% above the prime interest rate or at 3 3/4% above the adjusted Eurodollar rate. For the year ended December 31, 1998, the average interest rate under the revolver was approximately 8.75%. The term loan bears interest at 2 1/2% above the prime interest rate and is payable in monthly installments through 2002. The average interest rate for the term loan for the year ended December 31, 1998 was approximately 10.25%.

The following table sets forth the amounts outstanding and borrowing availability under our loan agreement with Foothill as of the dates shown below:



                                                  REVOLVING                REVOLVING             ADDITIONAL
                                                    CREDIT                  CREDIT                 INTERIM
            DATE          TERM LOAN               BORROWINGS             AVAILABILITY           AVAILABILITY
            ----          ---------               ----------             ------------           ------------
                                                (in millions)
         12/31/98           $ 15.0                 $  1.9                   $ 15.5                   --
         03/31/99             14.4                    1.4                     16.5                   --
         06/30/99             13.9                   12.9                      6.9                   --
         09/30/99             13.3                   10.9                      6.7                  2.0
         10/31/99             13.2                    3.0                     14.9                  2.0
         1/12/00              12.7                    ---                     15.7                   --

The term loan changes are based on the normal amortization of the loan, except that

     - in July 1999, the term loan was paid down through the application of approximately $1.25 million of asset sale proceeds, and
     - in September 1999, under the terms of an amendment to the loan agreement, Foothill reversed this payment, which caused the term loan to increase by the same amount, and reapplied the proceeds to reduce revolving credit borrowings in order to provide us with additional liquidity

The increase in the revolving credit borrowings since March 31, 1999 is primarily related to


     - our borrowing to make the interest payment on our 9 3/4% notes on April 29, 1999,
     -    performing reclamation in Webster County, West Virginia and
     -    capital expenditures.


Revolving credit availability also had been reduced as a result of lower coal production and coal shipments. Changes in coal production and the resulting changes in coal inventory and accounts receivable will impact future revolving credit availability.

The loan agreement with Foothill contains covenants that, among other matters, restrict or limit our ability

     -    to pay interest and dividends,
     -    incur indebtedness,
     -    acquire or sell assets and
     -    make capital expenditures.


In particular, the loan agreement with Foothill (1) requires that we maintain specified minimum levels of cash flow, as defined in the loan agreement, during the term of the loan and (2) prohibits us from making capital expenditures in any fiscal year in excess of $12.0 million. As of September 30, 1999, we were required to have a minimum cash flow of $8.0 million. As of September 30, 1999, we had a cash flow of $12.1 million for the nine-month period then ended. During the nine-month period ended September 30, 1999, we had made capital expenditures of $5.2 million, and we believe that our capital expenditures for fiscal year 1999 were below the $9.3 million we budgeted for that year. The loan agreement also provides that, in order to advance funds to the guarantors and us under the loan agreement, the borrowers under the loan agreement must have borrowing availability of at least $5.0 million after giving effect to the advances and for the 30 days immediately preceding the advances. That borrowing availability must be at least $10 million if the advanced funds are to be used to prepay or purchase notes. As of January 12, 2000, borrowing availability under the loan agreement was $15.7 million. With respect to the term loan, in addition to regularly scheduled amortizing principal and interest payments, the loan agreement requires that we apply the first $5.0 million of proceeds from designated asset sales to the repayment of the term loan. As of January 14, 2000, no amounts had been applied to the $5.0 million requirement. Proceeds used to repay the term loan cannot be reborrowed.



The indenture governing the old notes and the new notes also contains covenants that restrict or limit our ability to, among other things, sell assets, pay dividends, redeem stock and incur additional indebtedness. See "Description of the New Notes" for a full discussion of the covenants under the indenture.



We are currently in compliance with the covenants and restrictions in the loan agreement with Foothill, as discussed above, as well as the indenture governing the old notes and the new notes. In the event we were to fail to be in compliance with any one or more of the covenants under our loan agreement with Foothill, Foothill would have various rights and remedies which it could exercise, including the right to (1) prohibit us from borrowing under the revolving credit facility, (2) accelerate all outstanding borrowings and (3) foreclose on the collateral securing the loan. Similarly, if we were not in compliance with the covenants in the indenture, if we defaulted on a payment of our other senior secured indebtedness or if our other senior secured indebtedness were accelerated as a result of a default under that indebtedness, including the loan agreement with Foothill, the trustee and the noteholders would have various rights and remedies, including the right to call the notes and, except as limited by the intercreditor agreement, to foreclose on the collateral that secures the notes. See "Description of Other Indebtedness -- Intercreditor Agreement."



Our independent public accountants included a going concern explanatory paragraph in their accountants' report on our consolidated financial statements for the year ended December 31, 1998. Specifically, the independent public accountants stated that because we have, among other things, experienced recurring losses and negative cash flow from operations and have a retained deficit, they had substantial doubt about or ability to continue as a going concern. See the consolidated financial statements for the period ended December 31, 1998 included elsewhere in this prospectus for the report of our independent public accountants. The issuance of the explanatory paragraph by our independent public accountants in their report on our consolidated financial statements for the year ended December 31, 1998 caused a default under our agreement with Foothill. Foothill, however, waived this default.


CURRENT PERIOD CASH FLOWS



During the first nine months of 1999, we used $1.5 million in our operating activities and $2.2 million in our investing activities, and $3.7 million was provided from our financing activities. Consistent with 1998, we have used financing proceeds to fund our operating and investing deficits. Throughout the first nine months of 1999, we continued to have negative cash flows from operations. During the first and second quarters, we continued operating our own deep mines and incurred significantly higher operating and general and administrative costs. During the third quarter, we completed our transition to contract miners and began to achieve improved operating cash. We believe that this transition will favorably impact future cash flows from operations.



Our investing activities during 1999 were focused on reducing capital expenditures and disposing of assets no longer useful in our business plan. The purchase of properties includes amounts paid to develop an additional deep mine in Upshur County. Future capital for this mine and our other deep mines is, and will be in the future, the responsibility of the applicable contract miner. Compared to prior years, we have been successful in disposing of land and other assets for cash that are either from completed operations or, based on our business plan, will not be utilized in the future. In the third quarter of 1999, we sold substantially all of our undeveloped coal reserves located in Preston County, West Virginia and received $1.25 million in cash plus royalties on future production.



Our financing activities, as discussed throughout this prospectus, were first to fund our operating and investing needs, including the payment of interest. Most of the remaining activities were the efforts made to complete the financial restructuring, including the payment of debt issuance costs.


CAPITAL EXPENDITURES AND OTHER COMMITMENTS AND CONTINGENCIES


We budgeted approximately $9.3 million for capital expenditures for 1999. As of September 30, 1999, we had incurred approximately $5.2 million of capital expenditures. With the transition from operating our own deep mines to contracting with others to run our deep mines, some of the capital expenditures previously budgeted will no longer be necessary. As a result of this and other factors, we expect that capital expenditures for 1999 will be less than the $9.3 million budgeted amount. Only a minimal amount of expected capital expenditures are currently committed.



Capital expenditures have historically exceeded 1999 levels. However, with the use of contract miners at our deep mines, future capital expenditures will be significantly lower because the contract miners are generally responsible for mine maintenance and development capital expenditures. Our future capital expenditures will be incurred for new mine acquisitions or development, surface mining equipment, surface facilities and maintenance or improvement of existing processing and loading facilities. As of September 30, 1999, no commitments existed for expected capital expenditures beyond 1999. We expect to make capital expenditures of approximately $5.3 million in 2000, $1.3 million in 2001, $5.6 million in 2002 and $1.1 million in 2003.



As more fully described in the notes to the financial statements included elsewhere in this prospectus, we expect to pay $1.6 million to the Trustees of the United Mine Workers of America Combined Benefit Fund for disputed fund premiums, including interest and penalties. We expect to make this payment in January 2000. The payment will be funded with borrowings under our revolving credit facility. See "Business -- Legal Proceedings."



We are required to pay advance minimum royalties under our coal leases. Advance minimum royalties represent payments that we make as the coal lessee to landowners for the right to mine coal from the landowners' property. We made royalty payments of approximately $12.3 million during 1998, $13.2 million during 1997, $5.3 million for the period August 1, 1996 through December 31, 1996, and $4.7 million for the period January 1, 1996 through July 31, 1996. Required advance minimum royalty payments under our current leases are: $5.3 million in 1999; $4.9 million in 2000; $4.1 million in 2001; $3.1 million in 2002; and $3.1 million in 2003.



We have office and mining equipment operating lease agreements. Total rent expense approximated $12.5 million for the year ended December 31, 1998, $9.2 million for the year ended December 31, 1997, $3.3 million for the period August 1, 1996 through December 31, 1996, and $5.0 million for the period January 1, 1996 through July 31, 1996. Minimum annual rentals for office and mining equipment are approximately $9.7 million in 1999; $7.0 million in 2000; $3.2 million in 2001; $1.5 million in 2002; and $259,000 in 2003.



As set forth under "Historical and Pro Forma Ratio of Earnings to Fixed Charges," our earnings have been insufficient to cover our fixed charges since 1997. These deficits forced us to borrow funds to satisfy the deficits and to fund capital expenditures and other financing and investing needs. As a result of these borrowings, our fixed charges continued to increase. With the additional fixed charges and our poor financial performance in 1998, we began experiencing liquidity problems and increased lending rates. To address this situation, we developed a new business plan, as discussed in detail below under "--Business Plan."



As a result of the private exchange transaction discussed below and the public exchange offer we plan to conduct for our remaining 9 3/4% notes, we may incur income tax liabilities. As of October 28, 1999, we estimated that our tax liability could be as much as $7.0 million. That estimate is subject to uncertainty, and the actual tax liability may be less than that amount. We are currently finalizing our determination of the tax liability that will result from the private exchange transaction. If we are required to pay tax, it will be due and payable on March 15, 2000. We intend to borrow the funds to pay any tax due from the revolving credit facility under our loan agreement with Foothill. The amount of this tax we are required to pay will directly reduce our revolving credit facility borrowing availability, which would otherwise be available to fund operations, make capital expenditures and service debt obligations.


BUSINESS PLAN

In late 1998, in response to poor operating and financial performance during 1998, we developed a plan to improve our operating performance and improve short and long-term liquidity. The plan has four objectives:

     -    obtain more flexible senior financing;
     -    improve cash flow from operations;
     -    raise cash by selling selected assets; and
     -    reduce our debt and secure additional liquidity.


We achieved the first objective of the plan in November 1998, when we and our subsidiaries entered into a loan and security agreement with Foothill Capital Corporation, as agent, and other lenders. The credit facilities issued under the loan agreement refinanced and replaced the amended and restated credit facility with The Chase Manhattan Bank and others that had provided for a $71 million line of credit. Our ability to borrow funds under the prior credit facility with Chase was limited by financial ratios we were required to meet. Due to our poor financial performance during 1998, we thus had insufficient borrowing availability under that credit facility. The new credit facility with Foothill, on the other hand, provides us with additional flexibility because availability under the facility is based on the value of our assets. As a result, we have additional borrowing availability. For a description of the credit facility, see "Description of Other Indebtedness--Credit Facility."


The second objective of our plan is to improve cash flow from operations through the use of contract mining services for our underground mining operations. We believe that our use of contract miners will reduce operating expenses, general and administrative expenses and month-to-month cost fluctuations. In addition, because the contract miners are responsible for mine development and maintenance, we will have reduced capital costs. We have completed this objective of the plan. In early April 1999, we entered into a contract mining agreement for the operations in Garrett County, Maryland, and the contract miner began operations on April 12, 1999. In addition, we have entered into contract mining agreements for our mining operations in Upshur, Barbour and Raleigh counties in West Virginia. The contract miners for the Upshur and Barbour county mines began operations on June 1, 1999, and the contractor for the Raleigh County mine began operations on July 5, 1999. We have also signed a contract mining agreement for our new deep mine in Upshur County, which began operations on September 20, 1999.

The third objective of our plan involves the sale of selected non-operating assets and non-strategic operating properties. The non-operating assets that we are seeking to sell are those that require substantial development costs and/or have significant holding costs. The operating properties that we plan to sell either complement non-operating assets being held for sale or are not integral to our long-term operating strategy. We have been discussing the sale of these properties with third parties. In July 1999, we sold selected coal reserves in Preston and Taylor counties, West Virginia for net proceeds of $1.25 million plus royalties on future production. The cash proceeds from this asset sale were applied to reduce the amounts outstanding under the revolving credit facility under our loan agreement with Foothill.


We believe that our financial condition and the condition of the coal industry have hampered our efforts to market other properties, but we believe that we will be successful in selling all or a part of these assets during the next 12 to 24 months. However, we cannot assure you that asset sales will be completed on terms acceptable, if at all. We expect to raise approximately $20.0 million from the sale of these selected assets. Because these assets are either non-operating or non-strategic properties, we do not expect these sales to reduce future results of operations. As required by the agreements governing our indebtedness, we will use the proceeds we receive either to permanently reduce debt or to fund capital expenditures. In particular, our loan agreement with Foothill requires that we apply the first $5.0 million of designated asset sale proceeds to the repayment of the term loan. While this will reduce our debt, the payments we make against the term loan cannot be reborrowed. As a result, we will not be able to use the first $5.0 million of proceed from these asset sales to reinvest in our business, fund operations or service the indebtedness on our outstanding notes.

The indenture governing the old notes and the new notes also restricts our use of asset sale proceeds. Under the indenture, we are permitted to use the first $1.0 million of asset sale proceeds for general corporate purposes. We may use proceeds in excess of $1.0 million for permitted purposes, including paying senior secured debt and making specified capital expenditures. To the extent that we do not use those asset sale proceeds in excess of $1.0 million for permitted purposes, we must use 60% of those proceeds to redeem the notes. We may use the remaining 40% for general corporate purposes. See "Description of the New Notes--Mandatory Redemption From Excess Asset Sale Proceeds."


The fourth and final objective of the plan involves reducing our overall debt level and securing additional liquidity. We believe that this objective of the plan will be achieved in part through the success of the other objectives of the plan. This objective has also been furthered, in part, through our consummation, on October 28, 1999, of a private restructuring of our 9 3/4% Senior Notes due 2007, a private placement to raise additional capital and a private stockholder exchange. In the private restructuring, a limited number of qualified noteholders exchanged $108.5 million in principal amount of our 9 3/4% Series B Senior Notes due 2007 they held for $86.8 million in principal amount of 14.25% Series A Second Priority Senior Secured Notes due 2007 (PIK through April 1,
2000). Exchanging noteholders waived their right to receive the October 1, 1999 interest payment on the exchanged notes, and they also received warrants to purchase an aggregate of 20% of our common stock at an initial exercise price of $0.01 per share. See "Description of the Warrants." We believe the exercise price represents the fair value of the warrants at the issue date. In connection with the private exchange, the exchanging holders consented to amendments to the indenture governing the remaining $16.5 million outstanding 9 3/4% notes, which, among other things, modify or eliminate various covenants of that indenture. In the private placement, we raised $11.2 million in cash through the sale to Rothschild Recovery Fund L.P., also one of the exchanging noteholders, of $13.2 million principal amount of old notes and warrants to purchase 10% of our common stock at an initial exercise price of $0.01. We plan to conduct a public exchange offer of new notes for the remaining outstanding 9 3/4 % notes, either as an exchange offer registered under the Securities Act or under an exemption from Securities Act registration for exchanges with existing security holders. In the public exchange offer, we plan to offer holders of 9 3/4 % notes $743 in principal amount of new notes for each $1,000 in principal amount of 9 3/4 % notes exchanged.


The private stockholder exchange consisted of our issuing $6.0 million aggregate principal amount of old notes to JJF Group Limited Liability Company in exchange for cancellation of the shares of our common stock that JJF Group owned and JJF Group's relinquishment of its right to require us to buy that stock over time for approximately $10.5 million, including accrued interest. JJF Group is an entity controlled by the estate of John J. Faltis, our former President and Chief Executive Officer who was killed in a helicopter accident on October 12, 1997 in Upshur County, West Virginia.


As a part of the closing of the restructuring of the 9 3/4% notes, Foothill consented to the restructuring transactions and waived existing defaults under the loan agreement.


The private exchange transaction reduced the stated principal amount of our long-term debt by $21.7 million, and we eliminated approximately $4.0 million of additional obligations through the transaction with JJF Group. However, the additional principal amount of notes issued in the private placement to Rothschild Recovery Fund and the notes to be issued in lieu of the April 1, 2000 interest payment will partially offset the principal reduction accomplished in the private exchange. That principal reduction will also be offset if we issue notes to Rothschild in connection with the October 1, 2000 interest payment as discussed below.



The need to make interest payments on the 9 3/4% notes had significantly limited our operating flexibility and substantially reduced our ability to grow or replenish our production base. The purpose of the private restructuring was to provide additional working capital and give us a limited period of time in which to use our cash to try to implement our business plan and improve our cash flow, instead of for making interest payments.



By completing the restructuring, we have provided adequate capital resources to meet our short-term liquidity needs. The private restructuring allowed us to satisfy our obligation to pay approximately $5.3 million of the total $6.1 million of accrued interest on the 9 3/4% notes due October 1, 1999 by issuing new notes rather than by paying cash. In addition, we raised a total of $11.2 million in cash by selling old notes to Rothschild Recovery Fund as part of the private restructuring, all of which is available to finance our operations and growth. Although the old notes we issued in the private restructuring carry a higher interest rate than our 9 3/4% notes do, we will not have to use any of our cash to make the interest payment that is due April 1, 2000 on the old notes and the new notes because we will pay that interest by issuing additional notes.



Beginning on October 1, 2000, we must pay interest on the notes in cash. However, we have the option to raise up to $6.3 million of the funds needed for that purpose by selling additional new notes to Rothschild. Rothschild's agreement to purchase the additional new notes from us is subject to various conditions, including the absence of a material adverse change or material liens on the collateral securing the new notes arising after the closing of the private placement. We will need to pay the portion of the October 1,

2000 interest payment that is not covered by the sale of additional new notes to Rothschild, and all interest payments after October 1, 2000, from


     -    operating cash flow,
     -    borrowings under credit facilities,
     -    asset sale proceeds or
     -    other sources.


Our long-term interest expense will be greater than it was before the private restructuring because the notes we issued carry an interest rate of 14.25% per year. As we continue to implement our business plan, however, we intend to increase cash flow and improve profitability to the point that we will be able to service the new notes and any remaining old notes and 9 3/4% notes without impairing operations. Our strategy may not be successful, however. Our ability to service our long-term debt on October 1, 2000 and beyond will depend upon a variety of factors, some of which are beyond our control.


RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998


COAL SALES AND RELATED REVENUES. Coal sales and related revenues decreased 23.3% from $78.2 million for the three months ended September 30, 1998 to $60.0 million for the three months ended September 30, 1999. For the nine-month periods ended September 30, the decrease was 22.9% from $226.1 million for 1998 to $174.3 million for 1999. Approximately 87% of the 1999 decrease in coal sales and related revenues was due to lower production levels , and 13% was due to pricing changes, as discussed below.



Coal sales volume decreased 12.5% from 3.2 million tons for the three months ended September 30, 1998 to 2.8 million tons for the three months ended September 30, 1999. For the nine-month periods ended September 30, the decrease was 16.0% from 9.4 million tons for 1998 to 7.9 million tons for 1999. These decreases in coal sales volume were due to reduced coal production. The following table presents the coal production, including coal purchased from third parties for blending, from each of the counties in which we produced coal.



                                                       Year                Year           Nine Months         Nine Months
                                                       Ended              Ended               Ended              Ended
                                                    December 31,      December 31,        September 30,     September 30,
                                                        1997               1998                1998              1999
                                                        ----               ----                ----              ----
                                                                      (in thousands of tons)
Webster County, West Virginia                           2,012             1,271               1,016              443
Barbour County, West Virginia                           1,555             1,222                 974              752
Monongalia County, West Virginia                        1,299             1,134                 870              599
Raleigh County, West Virginia                           1,016               941                 745              439
Preston County, West Virginia                             694               512                 407              142
Garrett County, Maryland                                  305               286                 202              334
Harrison County, West Virginia                            725               316                 245              254
Grant County, West Virginia                               623               703                 555              256
Upshur County, West Virginia                              204               960                 685              963
Shelby County, Alabama                                    182                 -                   -                -
                                                        -----             -----               -----            -----
  Total                                                 8,615             7,345               5,699            4,181
                                                        =====             =====               =====            =====



The decrease in coal production for the nine-month period ended September 30, 1999 as compared to the same period for 1998 was primarily due to the following:



     - We idled our Webster County surface mine in December 1998. In addition, we completed operations at the contract deep mine in Webster County in the third quarter of 1999, because the deep mine's reserve base had been depleted. We do not expect to resume operations in Webster County in the foreseeable future. We fulfilled our sales commitments with coal we produced from other mines and coal we purchased from third parties. We expect to replace a portion of the production lost from the closing of this operation from new coal mines that we have opened in Upshur County, West Virginia.



     - We idled the Grant County surface mine in December 1998. This surface mine was idled because we had mined all of its then permitted reserves, and we were not able to obtain a new mining permit for the adjacent properties until December 1999. With the idling of the surface mine at Grant County, we were unable to sell the portion of production from the Grant County deep mine that had previously been blended with coal from the idled surface mine. As a result of this and other factors, we idled the deep mine in February 1999, which caused an additional decline in coal production. Now that we have the permit for the surface mine, we expect to resume coal production in April 2000. We are also evaluating the possibility of resuming operations in the deep mine with the use of a contract miner.
     - We completed one contract mining operation in Preston County during the fourth quarter of 1998. We expect production to cease at the remaining contract deep mine in Preston County in the first quarter of 2000 because the mine's reserve base will be depleted. We will replace coal produced in this county with coal from our new deep mine in Upshur County.
     - We implemented a reduced production schedule at our Raleigh County deep mine during 1999. We reduced production in response to changing geologic and market conditions and to more effectively mine the remaining reserves. The Raleigh County deep mine will continue to produce at a reduced tonnage level for its remaining life.



While we experienced lower production at the mines described above, tonnage levels during 1999 as compared to the same period for 1998 increased at our Upshur County, West Virginia deep mine and our Garrett County, Maryland deep mine. These increases partially offset the decreases described above. Further production increases are expected in Upshur County, which will partially restore overall coal sales volumes.



Coal sales and related revenues consists of sales of company-produced coal, brokered coal and commission coal, as well as other revenue. The revenues attributable to each are as follows:



                                        Three Months                                      Nine Months
                                           Ended                                             Ended
                                        September 30,                                     September 30,
                                1999                   1998                       1999                    1998
                                ----                   ----                       ----                    ----
                                                           (dollars in millions)
Company Produced Sales         $35.2                   $55.1                     $111.1                 $160.6
Brokered Coal Sales             24.1                    22.1                       60.4                   62.3
Commission Coal Sales            0.1                     0.2                        0.6                    0.8
Other Revenue                    0.6                     0.8                        2.2                    2.4
                               -----                   -----                     ------                 ------
                               $60.0                   $78.2                     $174.3                 $226.1
                               =====                   =====                     ======                 ======



The average selling price per ton sold on company-produced sales decreased 4.9% from $27.60 for the three months ended September 30, 1998 to $26.25 for the three months ended September 30, 1999. For the nine-month periods ended September 30, the decrease was 5.3% from $27.71 for 1998 to $26.22 for 1999. These decreases were primarily related to a reduction in the proportionate share of sales of our higher priced metallurgical coal to total sales. Our metallurgical coal is produced entirely in Raleigh County, West Virginia.



The average selling price per ton sold on brokered coal sales increased 0.9% from $28.78 for the three months ended September 30, 1998 to $29.04 for the three months ended September 30, 1999. For the nine-month periods ended September 30, the increase was 1.7% from $28.85 for 1998 to $29.34 for 1999. This increase was primarily related to contractual price increases on some of our long-term contracts supplied with brokered coal.



As discussed under "Business--Long-Term Coal Supply Contracts," a substantial majority of our coal is sold under long-term contracts. Over the past several years, we have been successful in renewing in excess of 95% of all of our long-term sales contracts. Most recently, we have renewed contracts with Allegheny Energy's Harrison Plant, PEPCO's Chalk Point and Morgantown Plants, A.K. Steel's Ashland and Middletown Plants and BG&E's Wagner and Crane Plants. Each of these contracts was scheduled to expire at the end of 1999, and, with the exception of the PEPCO contract, we have renewed them through 2001. Our PEPCO contract is scheduled to expire at the end of 2000, and PEPCO has the unilateral right to extend the contract for one additional year. Although we do know at this time whether PEPCO will renew its contract, we have done business with PEPCO for 17 continuous years, and we were successful in having the contract renewed for the year 2000. If PEPCO does not renew the contract, we would attempt to sell the coal at equivalent prices, but we cannot assure you that we would be successful in doing so. If PEPCO does not renew and we are unable to sell the coal at substantially equivalent prices, our financial condition would be materially adversely affected.



Some of our long-term contracts are at above-market prices. We estimate that for the nine months ended September 30, 1999, a total of approximately $6.4 million of our cash flow is attributable to the extent by which our contract prices exceed current market prices for coal of comparable quality.

VEPCO has the right to terminate one of its contracts with us, as described under "Business--Mining Operations--Grant County, West Virginia." Although we do not expect VEPCO to terminate its contract, if VEPCO did terminate, we would reevaluate the operation of our surface mine in Grant County, West Virginia. If we decided not to operate this surface mine, we estimate that this would negatively impact cash flow by approximately $1.2 million in 2000.


COST OF OPERATIONS AND SELLING EXPENSES. The cost of operations and selling expenses decreased 26.5% from $73.5 million for the three months ended September 30, 1998 to $54.0 million for the three months ended September 30, 1999. During the nine-month periods ended September 30, the decrease was 26.6% from $214.4 million for 1998 to $157.4 million for 1999. The cost of operations and selling expenses decreased 13.5% from $22.65 per ton shipped for the three months ended September 30, 1998 to $19.60 per ton shipped for the three months ended September 30, 1999. For the nine-month periods ended September 30, the decrease was 12.9% from $22.73 per ton shipped for 1998 to $19.80 per ton shipped for 1999. The decreases resulted from the implementation of our business plan to transition from operating our own deep mines to contracting with third parties to operate our deep mines and from the idling of some of our higher cost mines.

OTHER OPERATING EXPENSES. Other operating expenses decreased from $7.5 million for the three months ended September 30, 1998 to $7.4 million for the three months ended September 30, 1999. For the nine-month periods ended September 30, other expenses decreased from $20.8 million for 1998 to $20.2 million for 1999. Other operating expenses includes general and administrative expenses and depreciation, depletion and amortization.

General and Administrative Expenses. General and administrative expenses increased 3.7% from $2.7 million for the three months ended September 30, 1998 to $2.8 million for the three months ended September 30, 1999. However, general and administrative expenses decreased 12.8% from $7.8 million for the nine months ended September 30, 1998 to $6.8 million for the nine months ended September 30, 1999. The decrease in general and administrative expenses during the nine-month period primarily resulted from management changes we made as we restructured our mining operations. The increase for the three-month period is primarily related to the costs we incurred in connection with the private restructuring discussed above and are not expected to continue beyond 1999. We recorded approximately $0.8 million as of September 30, 1999, for costs in connection with the private restructuring.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization decreased 4.2% from $4.8 million for the three months ended September 30, 1998 to $4.6 million for the three months ended September 30, 1999. However, depreciation, depletion and amortization increased 3.1% from $13.0 million for the nine months ended September 30, 1998 to $13.4 million for the nine months ended September 30, 1999. As a result of the restructuring of our deep mining operations that took place in 1998, we reviewed the carrying value of long-lived assets to determine whether that value was recoverable from future undiscounted operating cash flows. Based on the results of that review, we impaired those assets in 1998 and adjusted prospectively the remaining asset life based on the cash flow analysis. Accordingly, the useful life of goodwill was reduced from 40 years to a prospective period ranging from 3 to 20 years, and the useful life of various fixed assets was also reduced. These reductions in useful life resulted in higher depreciation, depletion and amortization. We expect depreciation, depletion and amortization to increase by $1.2 million for the reduction of the useful life of goodwill.

LOSS ON IMPAIRMENT AND RESTRUCTURING CHARGES. We recorded loss on impairment and restructuring charges of $1.1 million for the three months ended September 30, 1999, and $4.5 million for the nine months ended September 30, 1999.


The loss on impairment and restructuring recorded in the third quarter consisted of three items. First, the operating sections of our Barbour County deep mine were moved from one area of the reserve to another. As a result of the move, various unamortized assets were no longer useful in the mining operation, and we recorded a $0.6 million charge. Other unamortized assets associated with this area of the Barbour County operation totaling $1.7 million were not impaired because we believe these assets will be used for future mining activities. Second, in connection with the close down of our operations in Webster County, we recorded $1.0 million of additional charges for reclamation and other close down costs to be incurred over the next four months. The third component of the loss consists of an income offset of $0.5 million relating to the disposition of coal reserves in Preston and Taylor counties, West Virginia, that were previously impaired during the fourth quarter of 1998.



During the second quarter of 1999, we reviewed the carrying value of computer software and determined that, in connection with the use of contract miners at our deep mines, some software would no longer be utilized. As a result, we recorded an impairment loss of $1.1 million. In addition, we recorded an impairment of $2.4 million relating to properties located in Tazewell County, Virginia. This impairment was the result of pricing decreases in the metallurgical coal markets, which directly affects future cash flows expected from this property and, as a result, current fair market value. We considered all available information to determine fair market value. In that regard, we considered oral indications of purchase offers to be most relevant. The $2.4 million impairment represents reductions in reserve asset value and the accrual of advanced minimum royalties we were required to pay on these properties.

We recorded loss on impairment and restructuring charges of $5.5 million for the three months ended September 30, 1998 and $7.3 million for the nine months ended September 30, 1998. As discussed in more detail below, during the first nine months of 1998, we


     -    impaired our remaining investment in Oak Mountain,
     -    initiated steps to reduce general and administrative expenses,
     - recorded an impairment relating to impairment losses on pieces of mining equipment and
     - recorded a reclamation charge relating to a change in the mine plan for the Webster County.


During the third quarter of 1998, we recorded a reclamation charge of $5.1 million relating to a change in the mine plan for our Webster County operation.

INTEREST EXPENSE. Interest expense increased 12.1% from $3.3 million for the three months ended September 30, 1998 to $3.7 million for the three months ended September 30, 1999. For the nine-month periods, the increase was 16.0% from $9.4 million for 1998 to $10.9 million for 1999. The increases were due to an increase in the average outstanding indebtedness and average effective interest rate from the periods in 1998 to the same periods in 1999. In connection with the financial restructuring, we expect additional increases in interest expense for the future.


OTHER INCOME AND EXPENSE. Other income increased 300% from $0.3 million for the three months ended September 30, 1998 to $1.2 million for the three months ended September 30, 1999. For the nine-month periods, the increase was 225% from $0.8 million for 1998 to $2.6 million for 1999. The increase in income for the nine-month period was attributable primarily to $0.6 million of income from the sale of real property and mining equipment that was no longer useful in our business and $0.3 million of income we received for services we rendered under a fuel agency agreement. The remaining increase for this period is attributable to a combination of other items, each of which is less than $250,000, including (1) prior year franchise tax refunds, (2) settlement on a prior year sublease dispute, (3) rental income from equipment leased to contractors and (4) royalty income on leased property.



Other income and expense usually includes


     -    gain or loss from the sale of assets,
     -    interest income,
     -    royalty income,
     -    production tax credits,
     -    timber sales and
     -    miscellaneous income and expense items.

INCOME TAXES. The income tax benefit for the three and nine months ended September 30, 1999 is based on the effective tax rate expected to be applicable for the full year. We have established a full valuation allowance on the net operating loss carryforwards, capital loss carryforwards and contribution carryforwards because the realization of these assets is uncertain. In addition, we received a refund of $0.2 million in the first quarter of 1999 related to a prior year federal tax deposit. We established a valuation allowance for these items because we were not certain that we would be able to realize these items. In connection with the expected income tax consequences relating to the restructuring transactions, we may use the carryforwards, which will result in the recognition of a tax benefit. See "Risk Factors--Risks Related to Anker--We could have income tax liability as a result of the restructuring of our 9 3/4% Series B Senior Notes."

NET LOSS. Our net loss decreased $3.2 million from $8.1 million for the three months ended September 30, 1998 to $4.9 million for the three months ended September 30, 1999. For the nine-month periods, the decrease was $2.0 million from $18.0 million for 1998 to $16.0 million for 1999. The decreases in net loss are primarily the result of the reduction of operating and selling expenses discussed above.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997


COAL SALES AND RELATED REVENUES. Coal sales and related revenues decreased 9.8% from $323.0 million for the year ended December 31, 1997 to $291.4 million for the year ended December 31, 1998. Approximately 96.6% of the decrease in coal sales and related revenue was due to lower production levels, and 3.4% of the decrease was due to pricing changes, as discussed below. Coal sales volume decreased 8.2% from 13.4 million tons for the year ended December 31, 1997 to
12.3 million tons for the year ended December 31, 1998. The following table presents the coal production, including coal purchased from third parties for blending, from each of the counties in which we produced coal for the previous five years.

                                                                    For the Years Ended,
                                       -----------------------------------------------------------------------------
                                                                   (in thousands of tons)
                                       1994              1995                1996            1997               1998
                                       ----              ----                ----            ----               ----

Webster County, West Virginia          2,108             1,889               1,998            2,012             1,271
Barbour County, West Virginia          1,497             1,883               1,787            1,555             1,222
Monongalia County, West Virginia         917             1,288               1,743            1,299             1,134
Raleigh County, West Virginia            123               641                 948            1,016               941
Preston County, West Virginia          1,021               893                 886              694               512
Garrett County, Maryland                 156               293                 300              305               286
Harrison County, West Virginia             -                 -                   -              725               316
Grant County, West Virginia                -                 -                   -              623               703
Upshur County, West Virginia               -                 -                   -              204               960
Shelby County, Alabama                     -                 -                   -              182                 -
                                       -----             -----               -----           ------             -----
  Total                                5,822             6,887               7,662            8,615             7,345
                                       =====             =====               =====            =====             =====



The decrease in coal production for the year ended December 31, 1998 as compared to the same period for 1997 was due primarily to the following:



     - We completed one contract mining operation in Preston County during the fourth quarter of 1998. We replaced coal produced at that contract mine with coal from our Upshur County operations.



     - We implemented a new mining plan at our Barbour County operations during the fourth quarter of 1997, which, as expected, resulted in lower production.



     - We experienced significant rainfall at our Webster County surface mine during the first quarter of 1998, which reduced our ability to dispose of preparation plant refuse and caused an increase in inventory. The inventory handling issues eventually prevented the mine from operating efficiently according to its mine plan. During March 1998, we idled this mine to reduce inventory. The mine restarted operations in May 1998 at reduced levels and continued to produce at reduced levels through the third quarter of 1998. During the fourth quarter of 1998, we idled the surface mining activities in Webster County. Deep mining operations are expected to continue until mid-1999.



     - At our Harrison County operations, we discontinued acquiring blending coal from other producers and only produced from our own mine during 1998.



Increases in production at mines we previously acquired or developed during 1997, including Grant County and Upshur County operations, and additional sales of coal that we purchased from other producers partially offset the decline in coal sales described above.



Coal sales and related revenues consists of sales of company-produced coal, brokered coal, and commission coal, as well as other revenue. The revenues attributable to each are as follows:



                                            Year Ended December 31,
                                         1998                    1997
                                         ----                    ----
                                             (dollars in millions)
Company Produced Sales                  $207.1                  $234.1
Brokered Coal Sales                       80.2                    84.3
Commission Coal Sales                      1.0                     1.1
Other Revenue                              3.1                     3.5
                                        ------                  ------
                                        $291.4                  $323.0
                                        ======                  ======



The average selling price per ton sold on company-produced sales decreased 0.4% from $27.68 for the year ended December 31, 1997 to $27.57 for the year ended December 31, 1998. This decrease was primarily related to a reduction in the proportionate share of sales of our higher priced metallurgical coal to total sales. Our metallurgical coal is produced entirely in Raleigh County, West Virginia.



The average selling price per ton sold on brokered coal sales decreased 6% from $30.69 for the year ended December 31, 1997 to $28.86 for the year ended December 31, 1998. This decrease is the result of our supplying selected lower-priced higher-sulfur coal sales contracts with brokered coal and a contractual price decrease on a long-term contract supplied with brokered coal.

Some of our long-term contracts are at above-market prices. We estimate that for the year ended December 31, 1998, a total of approximately $9.5 million of our cash flow is attributable to the extent by which our contract prices exceed current market prices for coal of comparable quality.


COST OF OPERATIONS AND SELLING EXPENSES. The cost of operations and selling expenses decreased 6.4% from $295.4 million for the year ended December 31, 1997 to $276.5 million for the year ended December 31, 1998. The cost of operations and selling expenses increased from $22.00 per ton shipped for the year ended December 31, 1997 to $22.43 per ton shipped for the year ended December 31, 1998. This increase was due to a reduction in production as described above and higher operating costs at our Barbour and Raleigh county underground mines. During 1998, we made significant changes in the management of our operations, with an emphasis on adding experienced underground mine managers. Once in place, the new management initiated efforts to

     -    improve safety,
     -    tighten capital expenditure requirements,
     -    improve operational tracking,
     -    revamp budgeting and forecasting processes, and
     -    initiate training programs to improve communications and productivity.

These efforts resulted in cost savings in our underground operations that we began realizing in late 1998. We did not believe, however, that the realized savings were large enough or sustainable. As a result, during 1999, we changed from operating these mines ourselves to using contract miners to operate these mines.

OTHER OPERATING EXPENSES. Other operating expenses increased from $26.9 million for the year ended December 31, 1997 to $27.2 million for the year ended December 31, 1998. Other operating expenses includes general and administrative expenses and depreciation, depletion and amortization.

General and Administrative Expenses. General and administrative expenses decreased 4.4% from $9.5 million for the year ended December 31 1997 to $9.1 million for the year ended December 31, 1998. The decrease in general and administrative costs primarily resulted from changes in our staff necessary to manage the lower mine production in 1998.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased 4.1% from $17.4 million for the year ended December 31, 1997 to $18.1 million for the year ended December 31, 1998. The increase was due to depreciation, depletion and amortization starting in 1998 on the mine developed in Upshur County in 1997 and early 1998. The increase was partially offset by reductions in production at other locations. As indicated below, we recorded losses on impairment and restructuring charges that will impact future depreciation, depletion and amortization. Accordingly, the useful life of goodwill was reduced from 40 years to a prospective period ranging from three to 20 years, and the useful life of various fixed assets was also reduced.


LOSS ON IMPAIRMENT AND RESTRUCTURING CHARGES. During the fourth quarter of 1998, we initiated a comprehensive new business plan that is the basis for our future direction and that of our operations. The development of a new business plan was necessary based on several factors, including (1) the overall deterioration of our operating performance and financial position, (2) a decline in the coal market and (3) the changes in our senior operational management. Most of the new senior operational management joined us in early 1998. While the new operational management was gaining an understanding of our current and future business strategy, we continued to exhaust our available liquidity through negative cash flow from operations, capital expenditures required to maintain current production levels and methods and a settlement with the estate of our former president and chief executive officer. That settlement required us to make substantial payments over the next three years. By the beginning of the fourth quarter, all senior operational management changes had been completed, and the new management was sufficiently knowledgeable to prepare performance forecasts. The forecasts were eventually used to develop five-year cash flow forecasts and our new business plan. The new business plan resulted in a significant shift in the long-term strategy of our operations. Through the development of the new business plan, we determined that the estimated future undiscounted cash flows were below the carrying value of some properties, that some properties were to be exited and that other assets were to be sold.


The major components of loss on impairment and restructuring charges were as follows:



                                                                     1998              1997
                                                                  ---------         ---------
                                                                      (In thousands)
             Impairment of properties and investment(1)           $  44,416         $   8,267
             Exit costs                                              25,411                 -
             Assets to be disposed                                   15,983                 -
             Equipment leasehold termination costs                    3,957                 -
             Other                                                      950                 -
                                                                  ---------         ---------

                                                                  $  90,717         $   8,267
                                                                  =========         =========



     (1) This adjustment relates to active operations only. Our assets in Raleigh and Preston counties include both active operations and inactive assets held for sale. The adjustments for inactive assets held for sale are discussed separately below.



Impairment of Properties and Investment. During 1998, we changed the operational managers at each mine, and the new managers analyzed various operating plans. This reevaluation resulted in a determination that carrying values exceeded the expected discounted cash flows from the market and cost assumptions. As a result, in 1998 we recorded losses on impairments for properties and investments. The properties affected and the related asset categories are as follows:




                                                 PROPERTY,          ADVANCED
                                                 PLANT AND           MINIMUM
               DESCRIPTION                       EQUIPMENT          ROYALTIES     GOODWILL       TOTAL
               -----------                       ---------          ---------     --------       -----
                                                                         (In thousands)
             Raleigh County, WV                          -                  -     $  5,705     $  5,705
             Upshur County, WV                    $  6,036                  -            -        6,036
             Grant County, WV and
                  Garrett County, MD                11,113          $   7,009            -       18,122
             Monongalia County, WV
                  and Preston County, WV             2,652              2,895        9,006       14,553
                                                     -----          ---------     --------     --------
                                                  $ 19,801          $   9,904     $ 14,711     $ 44,416
                                                  ========          =========     ========     ========



Raleigh County. The impairment relating to Raleigh County, West Virginia, is a result of a change in the expected future production from this property. As more fully described under "Business - Mining Operations," we controlled additional reserves adjacent to our current mine that would have required additional investment to mine. In late 1998, we decided not to make that additional investment due to an insufficient expected return on investment, and we subsequently surrendered the reserves. As a result, the life of the mine was shortened and the expected future cash flows were reduced, which created the $5.7 million impairment.



Upshur County. The impairment relating to Upshur County, West Virginia, is an adjustment in the value of a coal preparation plant and loading facility that we acquired in 1995. This facility was held idle for future use in connection with our Upshur County coal operations. In early 1998, we entered into a synthetic fuel project with a third party. We expected that the project would provide capital improvements for these facilities and that the facilities would be used in connection with the production and sale of the synthetic fuel. By the end of 1998, the synthetic fuel project was not successful, and we no longer expected the capital improvements to be made. Without the project and the expected capital improvements, the facility will remain idle indefinitely. As a result, we recorded the impairment listed above. The amount of the impairment represented the difference between the carrying amount and a third-party appraisal performed in connection with our entering into the loan agreement with Foothill. The appraisal valued the facilities in their current state.



Grant and Garrett Counties. The impairments relating to Grant County, West Virginia and Garrett County, Maryland are combined because our mines in these neighboring counties serve the same coal market. These impairments relate to the cancellation of a coal sales contract and the delay in obtaining a new mining permit.



In 1998, we operated three coal mines in these two counties. Two of these mines were acquired and developed in 1997. In connection with the acquisition of one of these mines, we acquired two coal sales contracts. However, one of these contracts was subsequently cancelled, and we were unable to sell the coal that would have been sold under the cancelled contract. As a result, we adjusted our mining operations for a lower production level and still believed we could achieve the same level of performance through reducing our cost of mining. During 1998, we evaluated various operating plans for these mines to improve their financial performance. By the end of 1998, we determined that our remaining operating plans would result in lower than expected operating performance for the future.



In addition, at the same time, we were forced to idle our surface mine in Grant County because we were unable to secure a new mining permit that was necessary to continue the surface mine operation. See "Business-Mining Operations-Grant County, Maryland." Although we assumed we could secure the permit, which was in fact issued in December 1999, the delay resulted in significantly lower cash flows on a present value basis.



As a result of the cancellation of the contract and the delay in the permit issuance, we recorded the loss of impairment as shown above.

Monongalia and Preston Counties. The impairment for Monongalia and Preston counties, West Virginia relates to the mining operations conducted by one of our subsidiaries in those two counties. Of the total $14.9 million impairment, $14.5 million relates to the subsidiary's operations in Monongalia County and the remaining $0.4 million of the impairment relates to its operations in Preston County.



The impairment for Monongalia County relates primarily to reductions in the price expected to be received for the high sulfur coal produced from these operations. Although a substantial portion of our total production is sold under long-term contracts, a significant portion of the production in Monongalia County is sold on a short-term basis or in the spot market. See "Business - Long Term Coal Supply Contracts." As a result, these operations are subject to price fluctuations. Over the past few years, the prices for this coal have deteriorated. For example, during the period beginning June 1997 through September 1998, spot prices for this quality of coal have decreased approximately $3 per ton according to quotes and other published information. These price reductions caused us to lower production levels and analyze various operating strategies. The results of our analyses coupled with the market changes lowered our estimated future cash flows from this property and, when compared with our carrying values for the property, generated this impairment.



The $0.4 million impairment for Preston County, West Virginia relates to the active operations in this county which are expected to cease in early 2000. The most significant portion of this adjustment is the result of our decision not to mine additional coal reserves in this county. As a result of this decision, we were left with carrying amounts on a preparation plant and loading facility that were expected to be used with new operations without a useful life beyond early 2000. As a result, the expected carrying value beyond early 2000 was fully impaired.



As discussed below, our remaining reserves in Preston County are being held for sale.



Exit Costs. Also, in conjunction with the reevaluation of our operations, we decided to exit our investment in Webster and Braxton counties in West Virginia. This decision was based on current market conditions and expected future mining costs. Although we will still own or control assets in these counties, no operations are expected in the future and all active operations will be reclaimed. We tried to sell these assets, but we were unsuccessful. We are permanently reclaiming the active operations. Previously, our financial statements included coal reserves that extended beyond Webster County and into Braxton County. Although the reserves were in two counties, all coal mined in either county would have been returned to our processing plant and loading facility in Webster County. Accordingly, these reserves constituted one coal property. The exit charges associated with our investment in these counties consist of the following:



             ASSET CATEGORY                                                      AMOUNT
             --------------                                                      ------
                                                                             (In thousands)
             Property, plant and equipment                                      $  13,569
             Reclamation accrual                                                    5,100
             Advanced minimum royalties                                             1,651
             Goodwill                                                               4,896
             Other                                                                    195
                                                                                ---------
                                                                                $  25,411
                                                                                =========


Assets to be Disposed. As part of our liquidity planning, some of our assets have been identified to be held for sale. These assets have been reclassified to a separate asset account and were adjusted to their fair market value. We established the fair market values based on current offers, third party appraisals and other information we believe is relevant to establish these values. The charges for assets held for sale consist of the following:




                                               PROPERTY,          ADVANCED
                                               PLANT AND           MINIMUM             ADJUSTMENT
               DESCRIPTION                     EQUIPMENT          ROYALTIES               TOTAL
               -----------                     ---------          ---------               -----
                                                              (In thousands)
             Raleigh County                     $  1,353            $  2,419            $ 3,772
             Preston County                        7,721               4,026             11,747
             Other Property                          464                   -                464
                                                --------            --------            -------
                  Total                         $  9,538            $  6,445            $15,983
                                                ========            ========            =======

The assets held for sale in Raleigh and Preston counties consist of undeveloped coal reserves. The undeveloped coal reserves are separate from our active operations and related coal processing and loading facilities in those counties. In the third quarter of 1999, we sold substantially all of our undeveloped coal reserves in Preston County for $1.25 million in cash plus royalties on future production.



Equipment Leasehold Termination Costs. In conjunction with the mining operational changes described above, we will also incur losses on equipment currently covered by operating leases. These losses were estimated by comparing lease buyout costs with the expected fair market value of the underlying equipment. These differences of approximately $3,957,000 have been recorded as equipment leasehold termination costs.



Other Impairments. On April 17, 1997, we entered into a joint venture agreement to acquire substantially all of the assets and assume specified liabilities of Oak Mountain Energy Corporation and its affiliates for approximately $40 million, of which we provided $10 million. Subsequent to the initial capitalization, we contributed an additional $255,000. Solely for financial accounting purposes, we identified that we owned an undivided interest in each of the assets and were proportionately liable for our share of each liability of Oak Mountain up to our capital investment. In accordance with industry practice and purchase accounting, we presented our proportionate ownership, amounting to 32.0%, in Oak Mountain in the consolidated financial statements from the date of acquisition.


In February 1998, we sold our indirect minority ownership interest in Oak Mountain to a related party for one dollar. We tried unsuccessfully to sell our investment to other unrelated parties during December 1997 and January and February 1998. We recorded an impairment loss of $8,267,000 to adjust our investment to its fair market value less cost to sell as of December 31, 1997.


INTEREST EXPENSE. Interest expense increased 29.8% from $10.0 million for the year ended December 31, 1997 to $13.0 million for the year ended December 31, 1998. The increase was due to an increase in our average outstanding indebtedness and average effective interest rate from 1997 to 1998.



INCOME TAXES. Income tax benefit from operations increased from $1.2 million for the year ended December 31, 1997 to $7.6 million for the year ended December 31, 1998. The change in tax benefit is due to the impairment of the non-deductible goodwill and the increase in the valuation allowance for our state and federal net operating loss carryforwards, contribution carryforwards and capital loss carryforwards. In 1998, we established a valuation allowance for these items because we believed that it was more likely than not that we would not realize these items. In connection with the expected income tax consequences relating to the restructuring transactions, we may use the carryforwards, which will result in the recognition of a tax benefit. See "Risk Factors--Risks Related to Anker--We could have income tax liability as a result of the restructuring of our 9 3/4% Series B Senior Notes."


EXTRAORDINARY ITEM. For the year ended December 31, 1998, we wrote-off the unamortized portion of debt issuance costs relating to the refinancing of our amended and restated credit facility with The Chase Manhattan Bank and other lenders. The amount written-off was $965,000, net of income taxes.

NET LOSS. Our loss increased from $3.2 million for the year ended December 31, 1997 to $106.6 million for the year ended December 31, 1998. The increase in loss was primarily due to the loss on impairment and restructuring charges, increases in operating expenses and decreases in production levels described above.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO ADJUSTED COMBINED YEAR ENDED DECEMBER 31, 1996

COAL SALES AND RELATED REVENUES. Coal sales and related revenues increased 11.3% from $290.2 million for the year ended December 31, 1996 to $323.0 million for the year ended December 31, 1997. Coal sales volume increased 15.4% from 11.6 million tons for the year ended December 31, 1996 to 13.4 million tons for the year ended December 31, 1997. The increased volume resulted primarily from

     - an increase in the sales of coal we arrange between other producers and third parties,
     -    acquisitions of mining operations,
     -    mine expansion and development and
     -    our investment in Oak Mountain.

COST OF OPERATIONS AND SELLING EXPENSES. The cost of operations and selling expenses increased 13.8% from $259.6 million for the year ended December 31, 1996 to $295.4 million for the year ended December 31, 1997. The increase primarily resulted from an increased volume of shipments and increased costs related to adverse geological conditions at two of our mines. The cost of operations and selling expenses decreased 1.4% from $22.40 per ton for the year ended December 31, 1996 to $22.09 per ton shipped for the year ended December 31, 1997.

OTHER OPERATING EXPENSES. Operating expenses increased 22.8% from $21.9 million for the year ended December 31, 1996 to $26.9 million for the year ended December 31, 1997.

General and Administrative Expenses. General and administrative expenses increased 25.6% from $7.5 million for the year ended December 31, 1996 to $9.5 million for the year ended December 31, 1997. The increase in general and administrative costs primarily resulted from the increase in our management staff necessary to manage the additional mines we developed or acquired since December 31, 1996.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased 22.0% from $14.3 million for the year ended December 31, 1996 to $17.5 million for the year ended December 31, 1997. The increase in depreciation, depletion and amortization primarily resulted from the amortization of purchase accounting adjustments and goodwill relating to our recapitalization and from acquisitions we made in the year ended December 31, 1997.


LOSS ON IMPAIRMENT OF INVESTMENT. On April 17, 1997, we entered into a joint venture agreement to acquire substantially all of the assets and assume specified liabilities of Oak Mountain Energy Corporation and its affiliates for approximately $40 million, of which we provided $10 million. Subsequent to the initial capitalization, we contributed an additional $255,000. Solely for financial accounting purposes, we identified that we owned an undivided interest in each of the assets and were proportionately liable for our share of each liability of Oak Mountain up to our capital investment. In accordance with industry practice and purchase accounting, we presented our proportionate ownership, amounting to 32.0%, in Oak Mountain in the consolidated financial statements from the date of acquisition.


In February 1998, we sold our indirect minority ownership interest in Oak Mountain to a related party for one dollar. We tried unsuccessfully to sell our investment to other unrelated parties during December 1997 and January and February 1998. We recorded an impairment loss of $8,267,000 to adjust our investment to its fair market value less cost to sell as of December 31, 1997.

NON-CASH STOCK COMPENSATION AND NON-RECURRING RELATED EXPENSES. During June 1996, we made a non-cash common stock grant to one of our executive officers in the amount of $1.5 million. This grant was intended to reward the executive officer for past service and to ensure the continuity of our top management. In conjunction with that transaction, we awarded a cash bonus and related expenses in the amount of $1.5 million. These transactions resulted in an expense of $3.0 million in 1996, which did not reoccur in 1997.

INTEREST EXPENSE. Interest expense increased 105.5% from $4.9 million for the year ended December 31, 1996 to $10.0 million for the year ended December 31, 1997. The increase was due to an increase in our average outstanding indebtedness and average effective interest rate from 1996 to 1997.

LIFE INSURANCE PROCEEDS. On October 12, 1997, John J. Faltis, our President, Chief Executive Officer and Chairman of our Board of Directors, was killed in a helicopter accident in West Virginia. In accordance with a stockholders' agreement, dated as of August 12, 1996, among us, Mr. Faltis, JJF Group and other holders of our capital stock, we maintained key man life insurance on the life of Mr. Faltis in the amount of $15.0 million. Under the stockholders' agreement, we were to use the proceeds from the key man policy to repurchase as much of our common stock that JJF Group owned as possible, based on the fair market value of the common stock. In December 1997, we received $5.0 million in life insurance proceeds, which we used to temporarily reduce the outstanding indebtedness under our amended and restated credit facility with The Chase Manhattan Bank and others. In connection with our recent private exchange, we exchanged $6.0 million in principal amount of notes with JJF Group to settle our obligation to repurchase our common stock from JJF Group.

INCOME TAXES. Income taxes decreased from an income tax expense for the year ended December 31, 1996 of $0.4 million to an income tax benefit from operations for the year ended December 31, 1997 of $1.2 million. This decrease was primarily the result of the exclusion of life insurance proceeds and the deductibility of our taxable loss from income. These decreases were partially offset by a valuation allowance established for the Oak Mountain capital loss.

EXTRAORDINARY ITEM. For the year ended December 31, 1997, we wrote-off the unamortized portion of debt issuance costs relating to our credit facility dated August 12, 1996. We incurred a loss on the refinancing of approximately $3.9 million, net of income taxes of $1.5 million.

NET INCOME. Our net income decreased from $2.0 million of income for the year ended December 31, 1996 to a loss of $3.2 million for the year ended December 31, 1997. The decrease in net income is primarily due to

     - the increase in operating expenses for items, including (1) adverse geological conditions at two of our mines, (2) general and administrative costs related to increase in management staff and (3) depreciation, depletion and amortization,
     - the extraordinary loss related to the write off of unamortized debt costs and
     -    the impairment of the Oak Mountain investment.

These decreases in net income were partially offset by the recognition of life insurance proceeds.

YEAR 2000


The Year 2000, or Y2K, issue is the result of computer programs that were written using two digits, rather than four, to define the applicable year. Any of our computers, computer programs or mining or administration equipment that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If any of our systems or equipment has date-sensitive software using only two digits, system failures or miscalculations may result. These failures or miscalculations may cause disruptions of operations or disruptions in normal business activities.


During 1998, we created an internal project team to assess the Y2K issue. The team identified risks in four general categories:

     -    internal business software and systems,
     -    mine operating equipment,
     -    coal processing facilities and
     -    other.


In addition to assessing and testing our systems for the Y2K issue in connection with these four categories, we also developed contingency plans.



To date, we have not experienced any disruptions or operational problems in connection with the Y2K issue.



Expenditures on Y2K have been minimal and funded by operating cash. Based on preliminary information, the majority of the project cost will be attributed to the purchase of new software to meet future industry requirements and will be capitalized. We believe that we devoted the necessary resources to identify and resolve significant Y2K issues in a timely manner.


DIVIDEND RESTRICTIONS AFFECTING SUBSIDIARIES


As of September 30, 1999, there were no restrictions affecting the ability of the subsidiaries guaranteeing our notes to make distributions to us or other subsidiaries, except for restrictions in our loan agreement with Foothill and those restrictions provided by law generally, such as the requirement of adequate capital to pay dividends under corporate law. The loan agreement with Foothill provides that, in order to advance funds to us, the borrowers under the loan agreement must have borrowing availability of at least $5.0 million after giving effect to the advances of funds. As of January 12, 2000, revolving credit ability under the loan agreement was $15.7 million.

                                THE COAL INDUSTRY


According to data that the Energy Information Administration of the U.S. Department of Energy has compiled, U.S. coal production totaled 1.13 billion tons in 1998, a 3.7% increase from the 1.09 billion tons produced in 1997 and a record high. Most of the coal consumed in the United States is used to generate electricity. Factors driving the increase in 1998 coal production include:


     - the lower cost of generating electricity with coal compared to oil, natural gas and nuclear power;

     -    volatile natural gas prices; and

     -    strong economic growth.

Total U.S. coal consumption reached 1.09 billion tons in 1998, a nominal increase from 1997. In 1998, utilities used approximately 83.0% of the coal consumed in the United States for the generation of electricity. Coal continues to be the principal energy source for U.S. utilities, with 55.2% of total electricity generation in 1998, as compared with 21.1% from nuclear, 10.1% from hydroelectric and 9.8% from gas-fired facilities in 1998.

Despite the increased consumption and the many inefficient mines that have closed in the last 10 years, coal mining companies with improving productivity have filled the increasing demand without price increases. As a result of increased competition among generators of electricity, utility buyers must purchase coal more selectively. This heightened fiscal responsibility has led to lower stockpiles, increased spot market activity and shorter contract terms, which may create greater price volatility than in the past.

According to statistics compiled by the federal government, the number of operating mines has declined 55% from 1988 through 1998, even though production during that same time has increased 17.7%. The United States coal industry has undergone significant consolidation since 1988. The 10 largest coal producers in 1988 accounted for 37.3% of total domestic coal production. The 10 largest coal companies accounted for 61.9% of total domestic coal production in 1998.

The following table presents five year U.S. coal consumption by sector. We derived this information from publications of the Energy Information Administration of the U.S. Department of Energy.



                                                                       FIVE YEAR COAL CONSUMPTION BY SECTOR
                                                                       ------------------------------------
                                                           1994          1995          1996          1997         1998
                                                           ----          ----          ----          ----         ----
                                                                               (IN MILLIONS OF TONS)
Utilities.......................................           817.3         829.0         873.7        900.3         910.9
Independent Power Producers.....................            20.9          21.2          24.0         21.6          28.1
Coke Plants.....................................            31.7          33.0          31.7         30.2          28.2
Other Industrial Plants.........................            75.2          72.8          70.6         70.6          69.2
Residential/Commercial Users....................             6.0           5.8           5.8          6.5           6.4
                                                        --------         -----       -------       ------       -------
               Total............................           951.1         968.1       1,005.8       1029.2       1,042.8
                                                        ========         =====       =======       ======       =======


COAL TYPES

In general, coal is classified by heat value and sulfur content. In ascending order of heat values, measured in British Thermal units or "Btus," the four basic types of coal are lignite, subbituminous, bituminous and anthracite. Coal of all geological composition may be used as steam coal. Bituminous coals must have various characteristics to qualify for use as a metallurgical coal, which is used in coke production.

     Lignite Coal. Lignite coal is a brownish-black coal with a heat value that generally ranges from 3,500 to 8,300 Btus per pound. Major lignite operations are located in Texas, North Dakota, Montana and Louisiana. Lignite coal is used almost exclusively in power plants adjacent to the mine because the addition of any transportation costs to the mining costs would exceed the price a customer would pay for this low-Btu coal.

     Subbituminous Coal. Subbituminous coal is a dull black coal with a heat value that ranges from approximately 8,300 to 11,500 Btus per pound. Most subbituminous reserves are located in Montana, Wyoming, Colorado, New Mexico, Washington and Alaska. Subbituminous coal is used almost exclusively by electric utilities and some industrial consumers.


     Bituminous Coal. Bituminous coal is a "soft" black coal with a heat value that ranges from 10,500 to 14,000 Btus per pound. This coal is found in Appalachia, the Midwest, Colorado and Utah, and it is the type most commonly used for electric power generation in the United States. Bituminous coal is used to generate steam by utility and industrial customers and is also used as a feedstock for metallurgical purposes in steel production. Coal used in metallurgical processes has higher expansion/contraction characteristics than steam coal.

     Anthracite Coal. Anthracite coal is a "hard" coal with a heat value that can be as high as 15,000 Btus per pound. Anthracite deposits are found primarily in the Appalachian region of eastern Pennsylvania and are used primarily for utility, industrial and home heating purposes.

One hundred percent of our reserves are bituminous and are located east of the Mississippi River.

COAL QUALITIES

The primary factors considered in determining the value and marketability of coal that utility and industrial customers use to generate steam include the Btu content, the sulfur content and the percentage of small particles of inert material known as ash, moisture and volatile matter.

     BTU CONTENT. The Btu content provides the basis for satisfying the heating requirements of boilers. Coal having a lower Btu content frequently must be blended with coal having a higher Btu content to allow the consumer to use the coal efficiently in its operations.


     SULFUR CONTENT. Due to the restrictive environmental regulations regarding sulfur dioxide emissions, coal is commonly described with reference to its sulfur content, measured by pounds of sulfur dioxide produced per million Btus, or lbs.SO2/MMBtu.



                                                                        Sulfur Content
             Classification                                            (lbs.SO2/MMBtus)
             --------------                                            ----------------
             Compliance                                                   Up to 1.2
             Low sulfur                                                   Up to 1.6
             Medium sulfur                                          Over 1.6 and up to 2.8
             High sulfur                                                   Over 2.8


     Coal that emits no more than 1.2 lbs.SO2/MMBtu of sulfur dioxide when burned complies with the Clean Air Act Amendment of 1990 and is referred to as compliance coal. Medium sulfur coal is burned in power plants that have equipment to limit sulfur emissions in the production of electricity. These power plants will be able to continue to burn medium sulfur coal after implementation of Phase II of the Clean Air Act.

     ASH CONTENT. The non-combustible nature of ash diminishes the heating value of the coal. Therefore, coal with a higher percentage of ash will have a lower heating value. For electric utilities, the percentage of ash is important not only for its effect on heating value, but also because it affects the amount of combustion by-products. Electric utilities typically require coal with an ash content ranging from 6% to 15%, depending on individual power plant specifications. More stringent ash standards apply for metallurgical coal, typically requiring less than 8% ash. Moisture content also diminishes the heating value of coal. A high percentage of moisture also may cause customers to experience problems handling the coal. Moisture concerns arise principally with coal from the Powder River Basin in northeastern Wyoming and southeastern Montana. Volatile matter, which is combustible matter that vaporizes easily during combustion, is important for electric utilities because most utility power plant boilers are designed to burn coal having a medium to high percentage of volatile matter.

METALLURGICAL COAL


Sulfur content, ash content, volatility, carbon content and other coking characteristics are especially important for determining the value and marketability of metallurgical coal. Metallurgical coal is fed into a coke oven where it is heated in an oxygen deficient environment, producing porous coke with a high carbon content which is then used to fuel blast furnaces. It is important in the coking process to create a stable and high strength coke. This is done by carefully blending low volatile and high volatile metallurgical coals to create the proper coking characteristics. The lower the volatile characteristics and percentage of ash in coal, the higher the yield and carbon content of the coke. However, too much low volatility coal may cause coke to stick in the coke oven if it is an expanding coal.

COAL REGIONS

The majority of U.S. coal production comes from six regions: Northern Appalachia, Central Appalachia, Southern Appalachia, the Illinois Basin, the Rocky Mountains and the Powder River Basin.

     NORTHERN APPALACHIA. Northern Appalachia includes northern West Virginia, Pennsylvania, Maryland and Ohio. Coal from this region generally has a sulfur content ranging from low sulfur to high sulfur and has a Btu content of about 12,000 to 13,000 Btus per pound of coal.

     CENTRAL APPALACHIA. Central Appalachia includes southern West Virginia, eastern Kentucky and Virginia. Coal from this region generally has a low sulfur content and a high Btu content of about 12,000 to 13,500 Btus per pound of coal.

     SOUTHERN APPALACHIA. Southern Appalachia includes Tennessee and Alabama. Coal from this region also has a low sulfur content and a high Btu content of about 12,000 to 13,000 Btus per pound of coal.

     THE ILLINOIS BASIN. The Illinois Basin includes western Kentucky, Illinois and Indiana. Coal from this region varies in Btu content from 10,000 to 12,000 Btus per pound of coal and has a high sulfur content.

     THE ROCKY MOUNTAINS. The Rocky Mountain region consists of Utah and Colorado. The coal from this region has a low sulfur content and varies in Btu content from about 10,500 to 12,800 Btus per pound of coal.

     THE POWDER RIVER BASIN. The Powder River Basin consists mainly of northeastern Wyoming and southeastern Montana. This coal has a very low sulfur content and a low Btu content of about 8,000 to 9,200 Btus per pound of coal.


All of our coal reserves are bituminous and are located east of the Mississippi River in the Northern and Central Appalachian regions and the Illinois Basin region of the United States.


MINING METHODS

Coal is mined using either surface or underground methods. The method used depends upon several factors, including the proximity of the target coal seam to the earth's surface and the geology of the surrounding area. In general, surface techniques are usually employed when a coal seam is within 200 feet of the earth's surface, and underground techniques are used for deeper seams. We describe the mining methods used at each of our mining operations under "Business--Mining Operations."

Surface techniques generally require a favorable ratio of the amount of rock and soil overlying a coal deposit, or overburden, that must be removed to excavate a given quantity of coal. Underground techniques are used for deeper seams. In 1998, surface mining accounted for approximately 61.0% of total U.S. coal production, with underground mining accounting for the balance of production. We estimate that approximately 75.0% of our coal production in 1998 originated from our deep mines, with the balance originating from our surface mines. Surface mining generally costs less and has a higher seam recovery percentage than underground mining. Surface mining typically results in the recovery of 80.0% to 90.0% of the total coal from a particular deposit, while underground mining typically results in the recovery of 50.0% to 60.0%.

SURFACE MINING METHODS

Surface mining consists essentially of a large-scale earth moving operation in which the overburden is removed by means of large earth-moving machines. The coal exposed by removing the overburden is loaded onto haul trucks or overland conveyers for transportation to processing and loading facilities. The site is then backfilled with the overburden and otherwise restored to its approximate original contour and condition, a process known as "reclamation." Federal law mandates reclamation of all surface mining sites. The most common forms of surface mining are:


     Mountaintop Removal Mining. Mountaintop removal mining involves removing all material above the coal seam before removal of the coal, leaving a relative level plateau in place of the hilltop after mining. This method achieves a more complete recovery of the coal. However, its feasibility depends on the amount of overlying material in relation to the coal to be removed.


     Contour Mining. Contour mining is conducted on coal seams where mountaintop removal is not feasible because of the high overburden ratios. Mining proceeds laterally around a hillside, at essentially the same elevation, assuming the seam is fairly flat. The contour cut in a coal seam provides a flat surface that can be used to facilitate auger mining. This is a common surface mining method in the steeper slopes of the Appalachian coalfields.

     Auger Mining. In auger mining, the miners remain outside of the mine and an auger, which is a large, corkscrew-like machine, bores into the side of a hill and extracts coal by "twisting" it out. Auger mining generally permits the extraction of coal to depths of only 300 feet or less.

DEEP MINING METHODS

Underground or deep mining operations are used when a coal seam is too deep to permit surface mining. There are three basic classifications of deep mining based on the way the coal seam is accessed:

     - slope mines, where a coal seam is relatively close to the earth's surface and is accessed through a sloped tunnel,

     - shaft mines, for deeper deposits, which are accessed through a vertical tunnel, and

     -    drift mines, which are accessed through a horizontal entry.

Once the coal seam is accessed, there are two types of mining methods to extract coal from deep mines:

     Room and Pillar Mining. Room and pillar mining uses continuous miners or conventional mining equipment that cut a network of interconnected passages as high as the coal seam. Roof bolters stabilize the mine roof and pillars are left to provide overall roof support. As a result of significant technological advances, this mining method has become the most common method of deep mining.

     Longwall Mining. Longwall mining uses powerful hydraulic jacks to support the roof of the mine while mobile shearing machines extract the coal. High capacity chain conveyors then move the coal to a high capacity mine belt system for delivery to the surface. The longwall machine generally cuts blocks of coal, referred to as longwall panels, that have a width of approximately 900 feet and a length ranging from 9,000 to 11,000 feet. Longwall mining is a low-cost, high-output method of deep mining. After a longwall panel is cut, the longwall machine must be disassembled and moved to the next panel location, a process which generally takes one to two weeks. We do not use the long wall mining method in any of our deep mines.

COAL PREPARATION AND BLENDING

Depending on coal quality and customer requirements, raw coal may be shipped directly from the mine to the customer. However, the quality of most raw coal does not allow it to be shipped directly to the customer without processing it first in a preparation plant. Preparation plants separate impurities from coal using a gravity process. This processing upgrades the quality and heating value of the coal by removing or reducing sulfur and ash-producing materials, but it entails additional expense and results in some loss of coal. Coals of various sulfur and ash contents can be mixed or "blended" at a preparation plant or loading facility to meet the specific combustion and environmental needs of customers. Coal blending helps increase profitability by reducing the cost of meeting the quality requirements of specific customer contracts, thereby optimizing contract revenue.

ENVIRONMENTAL LAWS


Various federal, state and local environmental laws have had, and will continue to have, a significant effect on the domestic coal industry. These laws govern matters including employee health and safety, limitations on land use, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, discharge of materials into the environment, surface subsidence, which is the sinking or settling of the earth's surface from underground mining and the effects of mining on groundwater quality and availability. In addition, the electric utility industry is subject to extensive regulation regarding the environmental impact of electricity generation activities which could affect demand for coal. New legislation or regulations could be adopted that may have a significant impact on coal mining operations or the ability of coal customers to use coal. See "Risk Factors--Risks Related to Anker--Government regulations could increase our costs of doing business and may discourage our customers from buying our coal" and "Business--Regulation and Laws."

                                    BUSINESS

OVERVIEW

We are a producer of coal that is used principally to generate electricity and to produce coke for use in making steel. We currently own or control substantial coal reserves in West Virginia, Maryland, Virginia and Kentucky. We currently operate a portfolio of seven deep mines and one surface mine that are located in West Virginia and Maryland. We recently changed from operating our deep mines with our own employees to using contract miners to operate these deep mines for us. Our coal mines and reserves are located in close proximity to rail and water transportation services or are within short trucking distances to power plants.

We primarily market and sell our coal to electric utilities located in the Northeastern and mid-Atlantic states. The utilities that we currently sell our coal to use modern generating processes that will allow them to continue using our coal after implementation of Phase II of the Clean Air Act. See "--Regulation and Law--Environmental Laws--Clean Air Act" for a discussion of Phase II of Title IV of the Clean Air Act.

In addition to selling coal that we produce from our own mines, we also sell coal that we purchase from other producers, which is referred to as brokered coal. We also arrange for coal that others produce to be sold to third parties, which is referred to as commission coal.

Based on the most recent data published by the National Mining Association, we are one of the 30 largest coal producers and one of the 30 largest holders of coal reserves in the United States.

ORGANIZATION

We were organized as a corporation in August 1996 under the laws of the State of Delaware. This was done in order to effect a recapitalization of our predecessor, Anker Group, Inc. Anker Group, Inc. had been engaged in the production of coal since 1975. To effect the recapitalization, First Reserve Corporation purchased approximately 54.1% of our common stock and 10,000 shares of our Class B preferred stock for $50 million in cash. In addition, senior management and Anker Holding B.V. exchanged an aggregate of 7.5% of Anker Group's common stock for shares of Anker Coal Group's common stock. Anker Coal Group then acquired the remaining 92.5% of Anker Group's common stock from Anker Holding for approximately $87 million. We partially funded the $87 million by issuing $25 million of Class A preferred stock to Anker Holding. We paid the remaining $62 million in cash, $12 million of which we borrowed under our then existing credit agreement. That credit agreement was subsequently amended and restated on September 25, 1997 and replaced with our current credit facility on November 21, 1998. See "Description of Other Indebtedness." In addition, we assumed $152 million of Anker Group's outstanding liabilities.

Our principal offices are located at 2708 Cranberry Square, Morgantown, West Virginia 26508 and our telephone number is (304) 594-1616.

COMPETITIVE STRENGTHS

We believe that we possess the following competitive strengths:


PORTFOLIO OF LONG-TERM CONTRACTS. We have secured long-term coal supply contracts with a weighted average term of approximately 5.4 years as of January 1, 2000. Our long-term contracts have accounted for an average of approximately 75% of our coal sales revenues from 1994 to 1998. Over the same period, approximately 2.6 million tons of our annual coal shipments covered by long-term contracts were up for renewal, and contracts for approximately 2.0 million tons of this coal were rolled over into new long-term contracts upon their expiration. In addition, over the same period, we entered into new long-term contracts for 2.3 million tons of annual coal shipments. We have been successful in negotiating long-term contracts for our medium and high sulfur coal with independent power producers and utilities equipped with sulfur-reduction technologies. As of October 1, 1999, of our 17 long-term contracts, 14 were for our medium and high sulfur coal. These long-term contracts provide us with stable sources of revenues to support the large expenditures needed to open, expand and maintain the mines servicing these contracts.


DIVERSE PORTFOLIO OF RESERVES. We have increased our reserve base approximately 246%, from 147 million recoverable products tons as of December 31, 1992 to approximately 508 million recoverable product tons as of October 1, 1999, substantially all of which was due to acquisitions of reserves. As of October 1, 1999, approximately 14% of our coal reserves were compliance coal, and 68% of our reserves were medium sulfur coal. Many of our current customers that possess the technology to scrub higher sulfur coal prefer that coal due to its lower cost. All of our coal is of a quality suitable for use in electricity generating facilities. At December 31, 1998, our reserve life index, defined as total recoverable reserves divided by production for 1998, was approximately 76.1 years.


EXPERIENCED MANAGEMENT TEAM. Bruce Sparks, our President, has 21 years of experience in the coal industry, has worked at Anker for the past 14 years and owns approximately 8.5% of our fully diluted common stock. William D. Kilgore, Jr., our Chief Executive Officer and the Chairman of our Board of Directors, has 42 years experience in the coal industry, including as a coal mining consultant for several Central Appalachian coal companies. See "Management."


COAL RESERVES


As of October 1, 1999, we had an estimated reserve base totaling approximately 505 million recoverable product tons. Approximately 14% of that amount consists of compliance coal, 18% of that amount consists of low sulfur coal, which includes the 14% of compliance coal, and 68% of that amount consists of medium sulfur coal. Approximately 96% of these reserves are classified as deep, and 4% are classified as surface mineable. Moreover, steam coal represents approximately 440 million tons, or 87%, of our reserves. Premium quality metallurgical coal, on the other hand, constitutes approximately 65 million tons, or 13%, of our reserves. Assigned reserves, which consist of coal that could reasonably be expected to be processed in existing plants, represent approximately 46% of our reserves. Unassigned reserves, which consist of coal for which additional expenditures will be required for processing facilities, represent the remaining 54% of our reserves.


Our engineers and geologists prepare reserve estimates, which are reviewed periodically to reflect additional data obtained and developments affecting the reserves. Accordingly, reserve estimates will change from time to time in response to:


     -    mining activities



     -    analysis of new engineering and geological data,



     -    acquisition or divestment of reserve holdings,



     -    modification of mining plans or mining methods,



     -    market conditions and



     -    other factors.


We engaged Marshall Miller & Associates, an independent mining and geological consultant, to audit our estimates of our coal reserves. The audit verified that we properly estimated our reserve base according to industry-accepted standards. The audit also verified the accuracy of our reserve estimates. The following table summarizes our coal reserves as of October 1, 1999. Estimates of measured, indicated and total recoverable reserves are based on the reserve information contained in the reserve audit report of Marshall Miller & Associates. See Annex A -- Report of Marshall Miller & Associates.


      ESTIMATES OF MEASURED, INDICATED AND TOTAL RECOVERABLE COAL RESERVES






                                   Underground                                 Total
                                     (UG) or         Measured    Indicated   Recoverable
                                   Surface (S)         (1)          (2)       Reserves      Surface     Underground
                                   -----------       --------    --------    ---------     ---------    -----------
                                                                    (in millions of tons)
County and State
----------------
Barbour County, West Virginia            UG           23.00         6.98        29.98                     29.98
Grant County, West Virginia             S/UG          16.21        13.69        29.90         1.30        28.60
Harrison County, West Virginia           UG           18.45        38.15        56.60                     56.60
Monongalia County, West Virginia         S             2.03         0.02         2.05         2.05
Preston County, West Virginia            UG            0.68         0.00         0.68                      0.68
Raleigh County, West Virginia            UG           18.60        12.83        31.43                     31.43
Taylor County, West Virginia             UG           73.57       144.41       217.98                    217.98
Upshur County, West Virginia             UG           41.11        24.76        65.87                     65.87
Allegany County, Maryland                S             4.15         0.10         4.25         4.25
Garrett County, Maryland                S/UG          19.43         3.26        22.69         9.55        13.14
Muhlenberg County, Kentucky             S/UG           7.08         0.83         7.91         0.34         7.57
Tazewell County, Virginia               S/UG          25.26        10.44        35.70         0.90        34.80
                                                     ------       ------       ------       ------       ------
          Totals                                     249.57       255.47       505.04        18.39       486.65
                                                     ======       ======       ======       ======       ======

                                                                Avg.
                                    Avg. Mine   Avg. Mine       Wash        Avg. Wash
                                    Recovery    Recovery      Recovery      Recovery
County and State                    Surface    Underground     Surface     Underground    MET     STEAM     Assigned    Unassigned
----------------                    -------    -----------    --------     -----------    ---     -----     --------    ----------
Barbour County, West Virginia                     54%                          73%                 29.98      29.98
Grant County, West Virginia           85%         55%            76%           65%                 29.90      29.90
Harrison County, West Virginia                    57%                         100%                 56.60      56.60
Monongalia County, West Virginia      85%                       100%                                2.05       2.05
Preston County, West Virginia                     55%                          73%                  0.68       0.68
Raleigh County, West Virginia                     55%                          76%       31.43                31.43
Taylor County, West Virginia                      60%                          70%                217.98                  217.98
Upshur County, West Virginia                      54%                          72%                 65.87      65.87
Allegany County, Maryland             85%                       100%                                4.25                    4.25
Garrett County, Maryland              85%         55%           100%           94%                 22.69      11.38        11.31
Muhlenberg County, Kentucky           85%         55%           100%           91%                  7.91       0.34         7.57
Tazewell County, Virginia             85%         64%           100%           87%       33.40      2.30                   35.70
                                                                                         -----    ------     ------       ------
                 Totals                                                                  64.83    440.21     228.23       276.81
                                                                                         =====    ======     ======       ======


(1) "Measured" refers to coal tonnages computed from seam measurements as observed and recorded in drill holes, mine workings, and/or seam outcrop prospect openings. The sites for measurement are so closely spaced and the geologic character so well-defined that the thickness, areal extent, size, shape and depth of coal are well-established. The maximum acceptable distance for projection from seam data points varies with the geologic nature of the coal seam being studied, but generally a radius of 1/4 mile is recognized as the standard. Losses for extraction recovery and wash recovery have been factored into measured reserves.

(2) "Indicated" refers to coal tonnages computed by projection of data from available seam measurements for a distance beyond coal classed as measured. The assurance, although lower than for measured, is high enough to assume continuity between points of measurement. The maximum acceptable distance for projection of indicated tonnage is 1/4 to 3/4 mile from points of observation. Further exploration is necessary to place these reserves in a measured category. Losses for extraction recovery and wash recovery have been factored into indicated reserves.


We or our subsidiaries own approximately 59% of our total reserves. We lease approximately 41% of our total reserves from third parties. Our reserve leases with third parties generally have terms of between 10 to 20 years. We generally have the right to renew the leases for a stated period or to maintain the lease in force until the exhaustion of mineable and merchantable coal. These leases provide that we must pay royalties to the lessor, either as a fixed amount per ton or as a percentage of the sales price. The fixed amount per ton and the percentage of the sales price that we pay as royalties under our leases vary from lease to lease and from region to region. Generally, however, the royalty that takes the form of a fixed amount per ton ranges from between $0.75 and $2.50 per ton, with an average of approximately $1.50 per ton. The royalty that is a percentage of the sales price generally ranges from between 3% and 10% of the sales price, with an average of approximately 5% of the sales price. Many leases also require us to pay a lease bonus or minimum royalties. These lease bonuses and minimum royalties must be paid either at the time the lease is executed or in periodic installments. In most cases, the minimum royalty payments are applied to reduce future production royalties.


Consistent with industry practices, we conduct limited investigation of title to third-party coal properties prior to our leasing of these properties. The title of the lessors or grantors and the boundaries of our leased properties are not fully verified until we prepare to mine the reserves. If defects in title or boundaries of undeveloped reserves arise in the future, our control and right to mine these reserves could be materially affected.

MINING OPERATIONS

COAL PRODUCTION

During 1998, we conducted mining operations at nine deep mines and three surface mines in eight counties in West Virginia and in Garrett County, Maryland. Approximately 75% of our production originated from our deep mines, and approximately 25% of our production originated from our surface mines. The following table presents the production, including coal purchased from third parties for blending, from each of the counties in which we produced coal for the previous five years:



                                                                            (in thousands of tons)
                                                             1994         1995        1996        1997        1998
                                                            ------       -----       -----      ------       -----
Webster County, West Virginia                                2,108       1,889       1,998       2,012       1,271
Barbour County, West Virginia                                1,497       1,883       1,787       1,555       1,222
Monongalia County, West Virginia                               917       1,288       1,743       1,299       1,134
Raleigh County, West Virginia                                  123         641         948       1,016         941
Preston County, West Virginia                                1,021         893         886         694         512
Garrett County, Maryland                                       156         293         300         305         286
Harrison County, West Virginia                                   -           -           -         725         316
Grant County, West Virginia                                      -           -           -         623         703
Upshur County, West Virginia                                     -           -           -         204         960
Shelby County, Alabama (1)                                       -           -           -         182           -
                                                             -----       -----       -----       -----       -----
Total                                                        5,822       6,887       7,662       8,615       7,345
                                                             =====       =====       =====       =====       =====


(1) We indirectly owned a minority interest in Oak Mountain Energy, L.L.C. Oak Mountain operated a deep mine in Shelby County, Alabama. We sold our investment in Oak Mountain in the first quarter of 1998 and recorded an impairment loss of $8,267,000 to adjust our investment to its fair market value as of December 31, 1997.

The following is a description of our mining operations. In 1998, we recorded impairment losses and restructuring charges with respect to our operations in Webster, Monongalia, Raleigh, Preston and Grant counties, West Virginia and Garrett County, Maryland. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WEBSTER COUNTY, WEST VIRGINIA. In 1998, we operated a mining complex in Webster County, West Virginia. The complex consisted of a multiple seam surface mine and a deep mine in the Kittanning Seam operated by a contract miner. Coal from the surface and deep mines were blended to make two products. The first was a premium grade steam coal, the contents of which average 1.33 lbs.SO2/MMBtu, 10% ash, 12,800 Btu per pound, 6.0% moisture and 34 volatility. The second product was a lesser grade steam coal, the contents of which average 1.67 lbs.SO2/MMBtu, 15% ash and 12,000 Btu per pound. Production from the surface and deep mines totaled approximately 1.3 million tons in 1998. We sold approximately 66% of this production to Baltimore Gas & Electric Company, Delmarva Power & Light Company, Atlantic City Electric Company, AES Corporation and Salt City Energy Venture, L.P.


As a part of our mining complex, we operated a computer-controlled, 500-tons-per-hour preparation plant located in close proximity to the mines. We also operated an on-site laboratory that allowed us to precisely blend the coal from the surface and deep mines. The complex also had a 100,000 ton unprocessed coal storage capacity and a 100,000 ton processed coal storage capacity.

During the second half of 1998, the coal mined at the surface operation began to thin, and the quality of the mined coal began to deteriorate. At the same time, the cost of production began to rise, and the prices at which we could sell the coal began to decrease. As a result, the surface operation became uneconomical, and we idled the mine in December 1998. We are currently reclaiming the properties associated with the idled surface mine and expect to complete the reclamation in the first quarter of 2000. The deep mine continued to operate through September 1999, at which time the reserves in the deep mine were exhausted.

In late 1998 and early 1999, we reevaluated our coal reserves in Webster and Braxton counties. Our ability to economically mine these reserves had been adversely affected by the rising cost of production, which is due to the thinning of the seams and the deteriorating quality of the coal. As a result, we determined that we could not economically mine these reserves at that time. Consequently, we impaired the entire carrying value of the properties and have recorded exit costs associated with these operations.

BARBOUR COUNTY, WEST VIRGINIA. We own a deep mine complex in Barbour County, West Virginia, known as the Sentinel Mine. The Sentinel Mine produces coal from the Kittanning Seam. This mine produced approximately 1.1 million tons of coal in 1998. We sold approximately 85% of the 1998 production to Potomac Electric Power Company, AES Corporation and Logan Generating Company L.P. Coal from the Sentinel Mine's Kittanning Seam averages 2.0 lbs.SO2/MMBtu, 9% ash, 13,000 Btu per pound, 7.0% moisture and 33 volatility on a fully-washed basis. We entered into a contract mining agreement for the Sentinel Mine, and the contract miner began operation on June 1, 1999.

The Barbour County operation has approximately 30.0 million tons of recoverable reserves. All of these recoverable reserves are steam coal, assigned reserves and are classified as deep mineable.


In addition to the mining operation, we have an on-site, 1,100 tons-per-hour preparation plant. The plant is fed from a 100,000 ton open stockpile that facilitates the shipment of coal through an attached 3,000 tons-per-hour train loading facility. We also have an on-site laboratory that provides sampling and blending capabilities. The total cost of our plant and equipment associated with our Barbour County operations was approximately $13.0 million at December 31, 1998, and its net book value was approximately $8.8 million.


We are able to purchase coal from surrounding smaller producers to provide additional sales at various qualities for our utility and industrial customers. With our preparation plant capacity, blending ability, on-site laboratory and large stockpile area, we have the ability to blend the purchased coal with the production from the Sentinel Mine to serve a variety of customers. In 1998, we blended approximately 164,000 tons of brokered coal with production from the Sentinel Mine for shipment to customers.

MONONGALIA COUNTY, WEST VIRGINIA. We operate a surface mine in the Waynesburg seam in Monongalia County, West Virginia. This surface mine produced approximately 900,000 tons of coal in 1998. Approximately 10% of this production was shipped by truck to the Morgantown Energy Associates power plant in Morgantown, West Virginia, where it was blended with coal refuse. This was done under a long-term contract with Morgantown Energy Associates. The balance of the production from the surface mine was shipped to our rail and river terminal located on the nearby Monongahela River, known as Anker Rail & River Terminal. The coal was then blended with other brokered coal and shipped by rail and barge to various utilities. Shipments from Anker Rail & River Terminal averaged 2.5 to
4.3 lbs.SO2/MMBtu, 14 to 16% ash and 11,800 to 12,200 Btu per pound.


We control approximately 2.0 million tons of recoverable reserves in the Waynesburg seam in Monongalia County with an average quality of 3.7 lbs.SO2/MMBtu, 16.5% ash and 12,500 Btu per pound. All of these reserves are steam coal, assigned reserves and are surface mineable.


Anker Rail & River Terminal is designed to enable us to simultaneously load trains of up to 100 cars, referred to as unit trains, on rail lines jointly served by CSX Transportation, Inc. and Norfolk Southern Corporation at a rate of 1,500 tons per hour and onto barges on the Monongahela River at a rate of 1,200 tons per hour. The facility is equipped with crushing, screening and blending equipment, as well as quality control and automated sampling systems. We operate Anker Rail & River Terminal for coal from our surface mine and for third-party brokered coal.

We also own the Rosedale and Dippel river facilities. These facilities are adjacent to the Anker Rail & River Terminal and are used for barge staging and additional ground storage. The total cost of the plant and equipment associated with our Monongalia County operations was approximately $3.0 million at December 31, 1998, and its net book value was approximately $2.5 million.


RALEIGH COUNTY, WEST VIRGINIA. We own a deep mine in the Beckley seam in Raleigh County, West Virginia, known as the Baybeck Mine. In 1998, this mine produced approximately 941,000 tons of premium quality, low volatility metallurgical coal, which is used in coke production and is known as met coal. We sold the 1998 production from this mine to Citizens Gas and Coke Utility, Drummond Coal Sales, Inc., Koppers Industries, Inc., A.K. Steel, U.S. Steel Corporation and Dofasco Steel Company. Coal from the Baybeck Mine averages 1.0 lbs.SO2/MMBtu, 5.5% ash, 6.0% moisture and 19 volatility. We have entered into a contract mining agreement for our mining operations in Raleigh County, and the contract miner began operations on July 5, 1999.


The Baybeck Mine has approximately 1.9 million tons of recoverable reserves. We previously controlled an additional block of reserves in the Beckley seam adjacent to our current mine. However, these reserves were separated from our current mining area by a zone of very thin or no coal. In order to access and mine these additional reserves, we would have been required to spend additional capital. As a result of this and other factors, we surrendered these reserves to the lessor in July 1999.

We also control approximately 29.0 million tons of coal in the Pocahontas #3 Seam. This is a low volatility metallurgical coal reserve and is adjacent to our Baybeck Mine. This reserve is jointly served by Norfolk Southern and CSX railroads. We are holding this reserve for sale, and, accordingly, it has been adjusted to its estimated fair market value.

All of the reserves in Raleigh County are metallurgical coal, assigned reserves and are classified as deep mineable.

We own and operate a 300-tons-per-hour preparation plant, with an on-site CSX train loading facility, capable of fast-loading a unit train in four hours. The loading facility is fed from a 150,000 ton open stockpile area adjacent to the preparation plant. The total cost of the plant and equipment associated with our Raleigh County operations was approximately $11.1 million at December 31, 1998, and its net book value was approximately $7.1 million. Upon completion of coal mining operations in the Baybeck mine, we expect to sell the preparation plant and loading facility. They are not, however, currently being held for sale.



PRESTON COUNTY, WEST VIRGINIA. In 1998, we operated two deep mines through contract miners in the Upper Freeport seam in Preston County, West Virginia. These deep mines produced a total of 501,000 tons of coal in 1998. We sold approximately 82% of the production from these mines to Potomac Electric Power Company, Allegheny Power Service Corporation and AES Corporation. Coal produced from these deep mines averages 2.3 lbs.SO2/MMBtu, 11% ash, 12,800 Btu per pound, 6.0% moisture and 28 volatility on a fully-washed basis.


We own and operate a 250-tons-per-hour preparation plant in Preston County, where the coal from our contract mines is processed. The plant has blending capabilities, a sophisticated sampling system and a 1,200-tons-per-hour CSX unit train loading facility. The plant has a 60,000 ton storage capacity.


One of the two deep mines ceased production in December 1998 due to the exhaustion of its reserves. The other deep mine is currently operating. However, its reserves are expected to be depleted at the end of 1999. We expect to serve our customers with coal produced from our Barbour and Upshur county mining operations.


In July 1999, we sold substantially all of the coal reserves we controlled in Preston County for $1.25 million in cash plus royalties on future production. A gain of approximately $0.5 million from this sale was recognized in the third quarter of 1999. As a result of that sale, we now control 0.68 million tons in Preston County.

The total cost of the plant and equipment associated with our Preston County operations was approximately $3.2 million at December 31, 1998, and its net book value was approximately $300,000.

GARRETT COUNTY, MARYLAND. We own a deep mine in the Bakerstown seam in Garrett County, Maryland, known as the Steyer Mine. The Steyer Mine produced 286,000 tons of coal in 1998. That coal was shipped by truck to Mettiki Coal Corporation and to our Vindex Mine in Grant County, West Virginia, where it was blended and shipped to Virginia Electric Power Company's Mount Storm Power Station. Coal mined from the Bakerstown seam averages 1.76 lbs.SO2/MMBtu, 25% ash, 10,200 Btu per pound, 5.0% moisture and 15 vol. The Steyer Mine has approximately 10.6 million tons of recoverable reserves. The total cost of the plant and equipment associated with the Steyer Mine was approximately $2.1 million at December 31, 1998, and its net book value was approximately $700,000.

We control a total of 22.7 million tons of reserves in Garrett County. All of these reserves are steam coal reserves. Approximately 50% are assigned reserves. Approximately 13.0 million tons, or 58%, of these reserves are deep mineable.

We entered into a contract mining agreement for our operations in Garrett County, and the contract miner began operations on April 12, 1999.


HARRISON COUNTY, WEST VIRGINIA. We own 50% of a limited liability company that operates a deep mine in the Pittsburgh seam in Harrison County, West Virginia, known as the Sycamore Mine. Production from the Sycamore Mine began in May 1997. The Sycamore Mine has approximately 5.1 million tons of recoverable reserves with an average of 5.8 lbs.SO2/MMBtu, 11% ash, 12,500 Btu per pound and 35 volatility.


Coal mined from the Sycamore Mine is sold and delivered by truck to the nearby Harrison Power Station. Allegheny Power Service Corporation owns the Harrison Power Station, which burns more than 5.0 million tons of coal per year. The Harrison Power Station was recently equipped with a scrubber addition, which allows the Harrison Power Station to burn the high sulfur coal produced at the Sycamore Mine. In 1998, the Sycamore Mine shipped by truck a total of approximately 630,000 tons to the Harrison Power Station.

We control a total of 56.6 million tons of reserves in Harrison County. All of these reserves are steam coal, assigned reserves and are classified as deep mineable.

GRANT COUNTY, WEST VIRGINIA. We own a surface mine in the Kittanning and Freeport seams and a deep mine in the Bakerstown seam in Grant County, West Virginia. The surface mine, known as the Vindex Mine, produced 312,000 tons of coal in 1998. This coal was sold to Virginia Electric Power Company's Mount Storm Power Station. The deep mine, known as the Stony River Mine, produced approximately 333,000 tons of coal in 1998. The coal from the Stony River Mine was sold to Mettiki Coal Corporation and to the Vindex Mine, where it was blended and shipped to Virginia Electric Power Company's Mount Storm Power Station. The blended product averages 3.0 lbs.SO2/MMBtu, 16% ash, 12,000 Btu per pound, 5.0% moisture and 15 volatility. The reserves for the Vindex Mine and the Stony River Mine contain approximately 16.2 million tons of recoverable coal, all of which are located within several miles of the

Mount Storm Power Station. All of these reserves are steam coal, assigned reserves. Approximately 1.0 million tons, or 7.0%, of these reserves are surface mineable.


We operate a 200-tons-per-hour preparation plant located at the Vindex Mine. The preparation plant processes coal from the Vindex, Steyer and Stony River mines for shipment to Virginia Electric Power Company, referred to as VEPCO. The total cost of the plant and equipment associated with our Grant County operations was approximately $6.8 million at December 31, 1998, and its net book value was approximately $5.3 million.



In December 1998, we were forced to idle the Vindex Mine because we had mined all of its then permitted coal reserves, and we were unable to secure a new mining permit for our adjacent properties. With the closing of the Vindex Mine, we were unable to sell that portion of the production from the Stony River Mine which had previously been blended with coal from the Vindex Mine and shipped to VEPCO's Mount Storm Power Station. On December 17, 1999, the West Virginia Division of Environmental Protection issued the mining permit covering a portion of the Grant County surface mine operation. Because the permit was not issued by October 15, 1999, however, VEPCO has the right, but not the obligation, to terminate one of its long-term coal contract with us. VEPCO indicated by letter to us dated October 19, 1999, that, it was not, as of that date, exercising its right to terminate its contract and that it anticipated that it would not do so as long as we received the permit in the near term. Although we have received the permit, we have not yet resumed mining at the Grant County surface mine, which is expected in the second quarter of 2000, and VEPCO still retains the right to terminate its contract.


We control a total of 29.9 million tons of reserves in Grant County. All of these reserves are steam coal and assigned reserves. Approximately 27.4 million tons, or 96.4%, of these reserves are deep mineable.

UPSHUR COUNTY, WEST VIRGINIA. In July 1997, we commenced production from a deep mine in the Upper Freeport seam in Upshur County, West Virginia. As of October 1, 1999, the deep mine, known as the Spruce Fork Mine No. 1, had approximately
6.7 million tons of recoverable reserves in the Upper Freeport seam. In 1998, the Spruce Fork Mine No. 1 produced 743,000 tons of coal. We sold approximately 81% of the production from this mine to Baltimore Gas & Electric Company, Lehigh Portland Cement, Logan Generating and Potomac Electric Power Company. The quality of the reserves at the Spruce Fork Mine No. 1 averages 1.8 lbs.SO2/MMBtu, 9% ash, 13,000 Btu per pound, 6.0% moisture and 33 volatility. We entered into a contract mining agreement for our Spruce Fork Mine No. 1, and the contract miner began operations on June 1, 1999.

In September 1999, a contract miner commenced production from a new deep mine in the Kittanning seam in Upshur Country. This deep mine, known as the Spruce Fork Mine No. 2, has approximately 16.8 million tons of recoverable reserves. The quality of these reserves averages 1.90 lbs.SO2/MMBtu, 9% ash, 13,000 Btu per pound and 33 volatility.

We own and operate a 700-tons-per-hour preparation plant known as the Sawmill Run Plant. We acquired the plant from a subsidiary of Pittston Coal Company, and we have upgraded the plant. We also own and operate a train loading facility on the CSX railroad which is adjacent to the Sawmill Run Plant. The loading facility is a high-speed unit train loading facility with an automatic sampling system. The total cost of the plant and equipment associated with our Upshur County operations was approximately $28.0 million at December 31, 1998, and its net book value was approximately $26.0 million.

We control approximately 65.9 million tons of recoverable reserves in Upshur County. All of these reserves are steam coal, assigned reserves and classified as deep mineable.

OTHER RESERVES. In addition to the reserves discussed above in connection with our existing mining operations, we own or control substantial additional reserves, including approximately 218 million tons of reserves in Taylor County, West Virginia. All of the reserves in Taylor County are steam coal, unassigned and classified as deep mineable. They have an average quality of 1.92 lbs.SO2/MMBtu, 10% ash, 13,000 Btu and 31 volatility. We are not currently producing coal from these reserves and are holding them for future production.

CONTRACT MINING

We recently converted from operating our deep mines ourselves to using contract miners to operate these mines for us. In each case, the contract miner is a third party that provides coal extraction services at our mines. The contract miner uses its own employees and supplies to mine the coal from our reserves. The contract miner is responsible for making all capital expenditures to advance the mine and continue coal production. As a service provider, the contract miner produces the coal for us, and we own the coal at all times.

COAL TRANSPORTATION

Transportation costs range from 10 to 15% of the cost of a customer's coal for coal trucked to power plants located in coal fields. For eastern utilities supplied by rail, on the other hand, transportation costs range from 25 to 40% of the cost of a customer's coal. Typically, customers receiving coal by truck purchase the coal on a delivered basis, freight included. Customers receiving coal by rail and generally by barge are responsible for transportation charges. As a result, the availability and cost of transportation constitute important factors for the marketability of coal.

In 1998, approximately 60% of our tonnage traveled by rail on CSX and Conrail, with the remaining 40% traveling by truck and inland waterway barges. Although all of our mines are currently served only by CSX, we believe that the freight charges we pay are competitive with the charges that other coal producers served by multiple railroads pay. The practices of, and rates set by, the railroad serving a particular mine might affect, either adversely or favorably, our marketing efforts with respect to coal produced from the relevant mine.

Effective on or about June 1, 1999, Conrail was divided between CSX and Norfolk Southern. We anticipate that the division of Conrail will give us access to affected markets without having to incur switching costs between railroads, as we have in the past. Thus, we may be able to supply coal into various markets more competitively because of lower rail transportation costs. We also expect that our competitors will similarly benefit from the division of Conrail since they will be able to supply coal into markets where we have in the past had a transportation advantage because there was a single rail line haul into those markets.

COAL MARKETING AND SALES

We currently conduct our marketing and sales operations primarily in the eastern and mid-western United States.

Our sales and marketing staff in Morgantown, West Virginia focus on steam coal sales in the Northeast and mid-Atlantic regions and on metallurgical coal sales across the entire United States and Canada. Our sales and marketing staff in Carmel, Indiana focus on sales in the mid-western United States. Sales of coal in 1998 were 12.3 million tons, including 5.0 million tons shipped under long-term contracts with utilities, 3.1 million tons under long-term contracts with independent power producers, 2.4 million tons under spot market contracts with utilities and 1.8 million tons to metallurgical and industrial customers. Sales of coal in 1997 were 13.4 million tons, and sales of coal in 1996 were
11.6 million tons.

Anker Holding BV, which currently owns 6.84% of our fully-diluted common stock, through related parties purchases coal from us for its international trading operations. These purchases amounted to $131,000 in 1998, $9.7 million in 1997 and $16.2 million in 1996.

LONG-TERM COAL SUPPLY CONTRACTS


During 1999, we have supplied coal to approximately 26 different customers on a regular basis. We have entered into various long-term coal supply contracts with our customers, particularly with our regional utilities and independent power producers. We have secured long-term coal supply contracts with a weighted average remaining life of approximately 5.4 years as of January 1, 2000. Our long-term contracts have accounted for approximately 75% of our coal sales revenues from 1994 to 1998. Over the same period, approximately 2.6 million tons of annual coal shipments covered by long-term contracts were up for renewal, and contracts for approximately 2.0 million tons of this coal were rolled over into new long-term contracts upon their expiration. In addition, over the same period, we entered into new long-term contracts for 2.3 million tons of annual coal shipments. We believe that customers enter into these long-term contracts principally to secure a reliable source of coal at predictable prices. We enter into these contracts to obtain stable sources of revenues required to support the large expenditures we need to open, expand and maintain the mines servicing the contracts. Our long-term contracts with companies related to AES Corporation accounted for approximately 18% of our revenues in 1998 compared to 17% of our revenues in 1997 and 16% of our revenues in 1996. We expect shipments to these customers to account for approximately 18% of our revenues in 1999. Our shipments to VEPCO accounted for approximately 11% of our revenues in 1998, compared to 6% of our revenues in 1997 and 5% of our revenues in 1996. We expect shipments to VEPCO to account for approximately 10% of our revenues in 1999. In addition, our shipments to Potomac Electric Power Company accounted for approximately 10% of our revenues in 1998 and 1997 compared to 11% of our revenues in 1996. We expect shipments to that customer to account for approximately 27% of our revenues in 1999. The loss of these customers and other of our long-term contracts could have a material adverse effect on our financial condition and results of operations. See "Risk Factors--Risks Related to Anker--We depend on key customers for a significant portion of our revenues, and the loss of one or more of them could adversely affect us."





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The following table sets forth information regarding our long-term coal supply contracts as of January 1, 2000:




                                                   CONTINUOUS         APPROXIMATE             EXPIRATION         CURRENT ANNUAL
                                                   YEARS OF          TERM OF CURRENT            DATE OF             CONTRACT
                                                  SERVICE WITH           CONTRACT               CURRENT               TONNAGE
CUSTOMER                                            CUSTOMER        (NUMBER OF YEARS)         CONTRACT (1)        (IN THOUSANDS)
--------                                            --------        -----------------        ------------        --------------
Allegheny Energy - Harrison Plant                       9                   2                  12/31/01               900
BG&E - Wagner Plant                                    10                   3                  12/31/02               100
BG&E - Crane Plant                                      5                   3                  12/31/02               175
PEPCO - Chalk Point & Morgantown Plants                17                   2                  12/31/00              2150
Lehigh Portland - Union Bridge Plant                    1                   2                  06/30/01               192 (2)
Atlantic Electric - Deepwater Plant                    17                   6                  06/30/01               160 (3)
AK Steel - Ashland & Middletown Plants                  3                   2                  12/31/01               480 (2)
VEPCO - Mt. Storm Station -Vindex Contract              8                   3                  12/31/01               360
PP&L - Brunner Island Plant                             1                   3                  12/31/01               320 (4)
VEPCO Mt. Storm Plant - Mastellar Contract              8                   8                  12/31/02               432
Mettiki Coal Corp.                                      5                   7                  12/31/02               432
ER&L/AES Thames Plant                                  11                   16                 03/03/05               650 (2)
MEA Plant                                               8                   15                 09/14/07               120 (2)
AES Shady Point Plant                                   9                   18                 12/31/07               600 (2)
Logan Generating Plant                                  5                   21                 12/31/14               400 (2)
AES Beaver Valley Plant                                14                   20                 12/31/16               576 (5)
AES Warrior Run Plant (6)                               0                   20                 12/31/19               650 (2)


--------------------------------


(1) Of our 17 long-term contracts, 10 expire on the stated expiration date and do not have renewal provisions. Five of the 17 long-term contracts provide for extension upon mutual agreement of the parties. The remaining two contracts allow the customer to extend the contract unilaterally for a period of one year. The expiration dates listed above are the current expiration dates of our long-term contracts and do not reflect any potential extensions or renewals. As noted above, during the period from 1994 to 1998, approximately 2.6 million tons of annual coal shipments covered by long-term contracts were up for renewal, and contracts for approximately 2.0 million tons of this coal were rolled over into new long-term contracts upon their expiration. We do not believe that our renewal rate is dependent upon whether the contract includes renewal provisions.


(2) Reflects shipments under a "total requirements" contract. Amounts are averages of what the customer has asked for and is expected to ask for in the future. A "total requirements" contract is a contract in which the seller agrees to supply all of the specific goods that the purchaser will need during a specified period at an agreed price, and the purchaser agrees to purchase all of those goods exclusively from the seller.

(3)  Reflects an 85% requirements contract.

(4)  Shipments for 2000 at 324,000 tons and 2001 at 162,000 tons.

(5) As of April 1, 1999 this contract changed from a coal supply agreement to an agency agreement under which the customer pays a fee to us for all tons delivered to the plant.

(6) Contract term is for 20 years from the commercial operation date, which has yet to occur. We are currently shipping coal and expect the commercial operation date to occur before the end of 1999.



The terms of long-term coal supply contracts are based on bidding procedures and extensive negotiations with customers. Consequently, the terms of these contracts typically vary significantly from one another in many respects, including their price adjustment features, price reopener terms, coal quality requirements, quantity parameters, flexibility and adjustment mechanics, permitted sources of supply, treatment of environmental constraints, options to extend and force majeure and termination and assignment provisions.





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Virtually all of our long-term coal supply contracts are subject to price adjustment provisions. These price adjustment provisions permit an increase or decrease in the contract price at specified times to reflect changes in market price indices or other economic indices, taxes and other charges. Two of our 17 long-term coal supply contracts also contain price reopener provisions. These price reopener provisions provide for the contract price to be adjusted upward or downward at specified times on the basis of market factors. Price reopener provisions might specify an index or other market pricing mechanism on which a new contract price is to be based. Frequently, customers send bid solicitations to other suppliers to establish a new price or to establish a right of first refusal. Some price reopener provisions contain limitations on the magnitude of the price change permitted. Contract prices under long-term coal supply agreements frequently vary from the price at which a customer could acquire and take delivery of coal of similar quality in the spot market.


Our long-term coal supply contracts specify Btu, sulfur, ash, moisture, volatility and other quality requirements for the coal to be supplied. Most of our contracts specify the approved seams and/or approved locations from which the coal is to be mined.

Our long-term coal supply contracts contain "force majeure" provisions that allow us and/or the customer to suspend performance under the contract to the extent necessary while events beyond the reasonable control of the affected party are occurring.


From time to time, we have become involved in contract disputes relating to, among other things, coal quality, pricing, source of the coal and quantity. While customer disputes, if unresolved, could result in the termination or cancellation of the contracts to which they relate, our experience has been that curative and/or dispute resolution measures decrease the likelihood of termination or cancellation. In addition, our development of long-term business relationships with many of our customers has generally permitted us to resolve business disputes in a mutually acceptable manner. Nonetheless, we have from time to time been involved in arbitration and other legal proceedings regarding our long-term contracts, and we cannot assure you that existing and future disputes can be resolved in a mutually satisfactory manner. In August 1999, to resolve disputes under an agreement with VEPCO, we entered into an amendment to that agreement. The amendment, among other things, gives VEPCO the right, but not the obligation, to terminate that agreement to purchase coal from us since the West Virginia Division of Environmental Protection did not issue a permit for the resumption of operations at our Grant County surface mine by October 15, 1999. See "Risk Factors--Risks Related to Anker--We depend on key customers for a significant portion of our revenue, and the loss of one or more of them could adversely affect us."


The operating profit margins we realize under our long-term coal supply contracts vary from contract to contract and depend upon a variety of factors, including price reopener and other price adjustment provisions, as well as our production costs and the cost of brokered coal. Termination or suspension of deliveries under a high-price contract could have a material adverse effect on earnings and operating cash flow disproportionate to the percentage of production the tonnage delivered under contract represents.

REGULATION AND LAWS

Federal, state and local authorities regulate the coal mining industry on matters including employee health and safety, permitting and licensing requirements, air quality standards, water pollution, the reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence, which is the sinking or settling of the earth's surface from underground mining and the effects that mining has on groundwater quality and availability. In addition, significant legislation mandating benefits for current and retired coal miners affects the industry. Mining operations require numerous federal, state and local governmental permits and approvals.

Our independent operating subsidiaries endeavor to conduct mining operations in compliance with all applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. Notwithstanding compliance efforts, we do not believe these violations can be completely eliminated.

While it is not possible to quantify the costs of compliance with all applicable laws, those costs have been and continue to be significant.

MINING HEALTH AND SAFETY STANDARDS

Federal legislation has imposed stringent safety and health standards since 1969, when Congress adopted the federal Coal Mine Health and Safety Act of 1969. The 1969 Coal Mine Health and Safety Act resulted in increased operating costs and reduced productivity. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of health and safety standards. The 1977 Federal Mine Safety and Health Act imposes safety and health standards on all mining operations. Regulations are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mining operations and other matters. The Mine Safety and Health Administration monitors compliance with these federal




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laws and regulations. The Black Lung Benefits Act of 1969 and the Black Lung
Benefits Reform Act of 1977 constitute parts of the 1969 Coal Mine Health and Safety Act and the 1977 Federal Mine Safety and Health Act, respectively. In addition to the federal framework, most of the states in which we operate impose regulatory and legal parameters for mine safety and health.


One of our long-term goals is to achieve excellent health and safety performance, as measured by accident frequency rates and other measures. We believe that our attainment of this goal is inherently tied to our attainment of productivity and financial goals. We seek to implement this goal by, among other measures

     -    training employees in safe work practices;

     -    carrying out periodical safety audits at each operation;

     -    openly communicating with employees;

     -    establishing, following and improving safety standards;

     -    involving employees in establishing safety standards; and

     - recording, reporting and investigating all accidents, incidents and losses to avoid recurrences.

As evidence of the effectiveness of our safety program, the West Virginia Office of Miners' Health, Safety and Training awarded our Osage Mine in Monongalia County, West Virginia the Bart Lay Award. The Osage Mine was recognized as the safest coal mine in West Virginia during 1996 and 1997. In addition, the Mine Safety and Health Administration awarded the Webster County surface mine and the Steyer Mine the Pacesetter Award for lowest accident frequency for 1998. The State of West Virginia awarded the preparation plant associated with the Sentinel Mine the Mountain Guardian Award for lowest accident and violation frequency for 1998.

BENEFITS UNDER BLACK LUNG LEGISLATION

In order to compensate miners who were last employed as miners prior to 1970, the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended by the Black Lung Benefits Revenue Act of 1981 and the Black Lung Benefits Amendments of 1981, levy a tax on production of $1.10 per ton for deep-mined coal and $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the sales price. In addition, the 1981 Acts provide that some claims for which coal operators had previously been responsible will be obligations of a government trust funded by the tax. The Revenue Act of 1987 extended the termination date of the tax from January 1, 1996 to the earlier of January 1, 2014 and the first January on which the government trust becomes solvent. We maintain a fully-insured program covering all black lung claims through the West Virginia Workers Compensation and the West Virginia Coal Workers' Pneumoconiosis Funds. We have not received any notice of claims for black lung disease which the plans would not cover.

The United States Department of Labor has issued proposed amendments to the regulations implementing the federal black lung laws which, among other things,

     -    expand the definition of coal works pneumoconiosis,

     - liberalize the standards for entitlement to living miners' and widows' benefits,

     - restrict the number of medical reports a party may use in defending a claim and

     - expand the types of medical conditions for which treatment must be provided.

If adopted, the amendments could have an adverse impact on us, the extent of which we cannot accurately predict.

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT OF 1992


Congress enacted the Coal Industry Retiree Health Benefit Act of 1992 in October 1992 to provide for the funding of health benefits for United Mine Workers Association retirees. The Health Benefits Act was enacted to eliminate the funding deficits of the 1950 and 1974 United Mine Workers Association Benefit Trusts by establishing a trust fund to which "signatory operators" are obligated to pay annual premiums for assigned beneficiaries, together with a pro rata share for unassigned beneficiaries who never worked for those employers. The Secretary of Health and Human Services is to determine the amounts of the premiums to be paid on the basis set forth in the Health Benefits Act. "Signatory operators" include operators who are signatory to the current or prior National Bituminous Coal Wage Agreements. "Related persons" include entities that we at one time owned which were signatory operators. For the plan year from October 1, 1998 through September 30, 1999, we contributed approximately $386,000 under this legislation, which represented payments that accrued and were owing with respect to prior years. Based upon independent actuarial estimates, we believe that the amount of our obligation under the new plan will be approximately $7.3 million as of December 31, 1998, using a 7% discount rate. This amount is recorded on our consolidated financial statements included elsewhere in this prospectus. We will fund





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amounts paid in connection with this obligation with cash from operations or borrowings under our credit facility. We have also been involved in a lawsuit concerning a dispute over a portion of the premiums we allegedly owe. See "--Legal Proceedings."


ENVIRONMENTAL LAWS

We are subject to various federal environmental laws, including the Surface Mining Control and Reclamation Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act and the Resource Conservation and Recovery Act. We are also subject to state laws of similar scope in each state in which we operate. These laws require governmental approval of many aspects of coal mining operations. As a result, both federal and state inspectors regularly visit our mines and other facilities in order to assure compliance.

SURFACE MINING CONTROL AND RECLAMATION ACT. The federal Surface Mining Control and Reclamation Act of 1977, administered by the Office of Surface Mining, establishes mining and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. The Surface Mining Control and Reclamation Act and similar state statutes require, among other things, that mined property be restored in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Lands Act, which is part of the Surface Mining Control and Reclamation Act, imposes a tax on all current mining operations. The proceeds of the tax are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on underground-mined coal.

The Surface Mining Control and Reclamation Act also requires that we meet comprehensive environmental protection and reclamation standards during the course of, and upon completion of, mining activities. For example, the Surface Mining Control and Reclamation Act requires that we restore a surface mine to approximate original contour as contemporaneously as practicable. The mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. We must obtain permits for surface mining operations from the federal Office of Surface Mining Reclamation and Enforcement. On the other hand, where state regulatory agencies have adopted federally approved state programs under the Surface Mining Control and Reclamation Act, we must obtain the permits from the appropriate state regulatory authority. We accrue for the liability associated with all end of mine reclamation on a ratable basis as the coal reserve is being mined. We periodically update the estimated cost of reclamation, and the corresponding accrual, on our financial statements. The earliest a reclamation bond can be released is five years after reclamation to the approximate original contour has been achieved.

All states in which our active mining operations are located have achieved primary jurisdiction for Surface Mining Control and Reclamation Act enforcement through approved state programs. Under the Surface Mining Control and Reclamation Act, responsibility for any coal operator that is currently in violation of the Act can be imputed to other companies that are deemed, according to regulations, to "own or control" the coal operator. Sanctions can include being blocked from receiving new permits and rescission or suspension of existing permits. Because of a federal court action invalidating the Surface Mining Control and Reclamation Act ownership and control regulations, the scope and potential impact of the "ownership and control" requirements on us are unclear. The Office of Surface Mining has responded to the court action by promulgating interim regulations, which more narrowly apply the ownership and control standards to coal companies. Although the federal action should have a precedential effect on state regulations dealing with "ownership and control," which are in many instances similar to the invalidated federal regulations, we are not certain what impact the federal court decision will have on these state regulations.

CLEAN AIR ACT. The Clean Air Act, including the Clean Air Act Amendments, and corresponding state laws that regulate the emissions of materials into the air, affect coal mining operations both directly and indirectly. Coal mining and processing operations may be directly affected by Clean Air Act permitting requirements and/or emissions control requirements relating to particulate matter, such as fugitive dust. Coal mining and processing may also be impacted by future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. Regulations relating to fugitive dust and coal emissions may restrict our ability to develop new mines or require us to modify our existing operations. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of coal-fueled electric power generating plants. Title IV of the Clean Air Act Amendments places limits on sulfur dioxide emissions from electric power generation plants. The limits set baseline emission standards for these facilities. Reductions in these sulfur dioxide emissions will occur in two phases. Phase I began in 1995 and currently applies to 445 utility units. Phase II will begin in 2000 and will apply to all facilities, including those subject to the 1995 restrictions. The affected utilities may be able to meet these requirements by, among other things, switching to lower sulfur fuels, installing pollution control devices such as scrubbers, reducing electricity generating levels or by purchasing or trading pollution credits. Specific emissions sources will receive these credits, which utilities and industrial concerns can trade or sell to allow other units to emit higher levels of sulfur dioxide.

We cannot ascertain completely the effect of the Clean Air Act Amendments at this time. It was generally anticipated that Phase I of Title IV of the Clean Air Act Amendments would increase prices for low sulfur coal. This price increase, however, did not materialize. When the Clean Air Act Amendments were enacted, many plants switched to low sulfur coal supplied from the Powder




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River Basin, located predominantly in Wyoming. This compliance strategy generated an unexpectedly large number of pollution credits, which were then marketed together with lower cost, higher sulfur coal and sold in competition with Central Appalachian production. We believe these factors reduced or capped the anticipated price increase for Central Appalachian low sulfur coal in Phase I.


We believe that in Phase II, the price for low sulfur coal is more likely to increase, and the price for high sulfur coal to decrease, because additional coal-burning electric power plants will be affected by Phase II. However, this is not expected to occur until well into Phase II, after the large bank of pollution credits which has developed in connection with Phase I has been reduced and before utilities electing to comply with Phase II by installing scrubber sulfur-reduction technologies are able to implement this compliance strategy. We do not believe that compliance strategies utilizing scrubbers will result in significant downward pressure on compliance coal prices during initial phases of Phase II. However, if the prices of compliance coal and/or pollution credits rise, scrubber compliance strategies may become more competitive. The expected reduction of the existing bank of pollution credits during Phase II should also help to rationalize the market for compliance coal during the long term to the extent utilities are unable to utilize strategies to create a new bank of pollution credits. This legislation limits the ability of some of our customers to burn higher sulfur coals unless these customers have or are willing to install scrubbers, to blend coal or to bear the cost of acquiring emission credits that permit them to burn higher sulfur coal. We have endeavored to mitigate the potential adverse effects of the legislation's limitations on sulfur dioxide emissions through our acquisition and development of compliance and low sulfur coal reserves and operations in Appalachia.

The Clean Air Act Amendments also require that existing major sources of nitrogen oxides in moderate or higher ozone non-attainment areas install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the Environmental Protection Agency is expected to implement stricter ozone ambient air quality standards by 2003. In September 1998, the EPA issued its final rule on regional nitrogen oxide emission reductions directed at 22 eastern states and the District of Columbia. This rule is intended to further reduce nitrogen oxide emissions by the year 2003. In estimating the impact of this rule on emissions sources, the EPA assumed reductions of approximately 85% from electric generating units, although it is up to the individual states to determine how the reductions are to be imposed on sources within their borders. In addition, in response to petitions filed under Section 126 of the Clean Air Act Amendments, the EPA has proposed to apply additional restrictions on nitrogen oxide emissions from specified individual sources, including electric generating facilities, in various states, including West Virginia. Because the EPA's actions have been challenged, we do not know what the ultimate impact of these actions will be. The installation of reasonably available control technology, and any control measures beyond the reasonably available control technology that the states and the EPA may require, will make it more costly to operate coal-fired power plants. In addition, depending on the requirements of individual state attainment plans and the development of revised new source performance standards, the installation of these measures could make coal a less attractive fuel or alternative in the planning and building of power plants in the future. If coal's share of the capacity for power generation were to be reduced, a material adverse effect on our financial condition and results of operations could result. We cannot predict with certainty the effect this legislation, regulatory action and pending litigation, as well as other legislation that may be enacted in the future, could have on the coal industry in general and on us in particular. We cannot assure you that implementation of the Clean Air Act Amendments, new or revised ambient air quality standards or any other current or future regulatory provision, will not materially adversely affect us.

COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT. The federal Comprehensive Environmental Response, Compensation and Liability Act and similar state laws may affect coal mining operations by imposing clean-up requirements for threatened or actual releases of hazardous substances that may endanger public health or welfare or the environment. Under the Comprehensive Environmental Response, Compensation and Liability Act, joint and several liability may be imposed on waste generators, site owners and operators and others regardless of fault or the legality of the original disposal activity. Waste substances generated by coal mining and processing are generally not regarded as hazardous substances for purposes of the Comprehensive Environmental Response, Compensation and Liability Act.

CLEAN WATER ACT. Both the federal Clean Water Act and corresponding state statutes affect coal mining operations by imposing restrictions on discharges, including acid mine drainage, into surface waters, ground water and wetlands. The Clean Water Act permitting requirements can impact coal mining operations in two primary ways. First, under Section 404 of the Clean Water Act, the dredging, filling or impoundment of waters of the United States requires a permit from the U.S. Army Corps of Engineers. In addition, under Section 402 of the Clean Water Act, a permit must be obtained for a discharge from any point source into waters of the United States. State laws have similar permitting requirements. Regular monitoring, as well as compliance with reporting requirements and performance standards, are included under the Clean Water Act and are preconditions for the renewal of required permits. In addition, to the extent not otherwise regulated by applicable law, West Virginia's Groundwater Protection Act may affect coal mining operations by imposing restrictions to protect groundwater quality.

RESOURCE CONSERVATION AND RECOVERY ACT. The federal Resource Conservation and Recovery Act, and corresponding state statutes, may affect coal mining operations by imposing requirements for the treatment, storage and disposal of hazardous wastes. Although




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many mining wastes are excluded from the regulatory definition of hazardous waste, and coal mining operations covered by Surface Mining Control and Reclamation Act permits are exempted from regulation under the Resource Conservation Recovery Act by statute, the EPA is studying the possibility of expanding regulation of mining wastes under the Resource Conservation Recovery Act.



TOXIC SUBSTANCES CONTROL ACT. The Toxic Substances Control Act regulates, among other things, the use and disposal of polychlorinated biphenyls, a substance that, in the past, was commonly found in coolants and hydraulic fluids that the mining industry utilized. The penalties imposed under the Toxic Substances Control Act for the improper disposal of polychlorinated biphenyls can be significant.


COMPETITION


The U.S. coal industry is highly competitive, with numerous producers in all coal-producing regions. Competition in the coal industry is based on a variety of factors, including price, location, transportation, quality and stability of supply. Historically, we have competed with many other larger producers, as well as small producers in our region. Many of our customers are also customers of our competitors. In addition, some of our larger competitors have both the size of reserves and capital resources to utilize mining technologies providing low cost production, which we cannot. The markets in which we sell our coal are highly competitive and affected by factors beyond our control. Continued demand for our coal and the prices that we will be able to obtain will depend primarily on coal consumption patterns of the domestic electric utility industry. Domestic coal consumption patterns, in turn, are affected by the demand for electricity, deregulation of electric utilities, coal transportation costs and consolidation within the rail transportation industry, environmental and other governmental regulations, technological developments and the availability and price of competing coal and alternative fuel supply sources such as oil, natural gas, nuclear energy and hydroelectric energy.



Although demand for coal has grown over the recent past, the industry has since been faced with over-capacity, which in turn has increased competition and lowered prevailing coal prices. Moreover, because of greater competition for electricity and increased pressure from customers and regulators to lower electricity prices, the term lengths of long-term sales contracts generally have decreased. In addition, public utilities are lowering fuel costs by buying higher percentages of spot coal through a competitive bidding process. They are also buying only the amount of coal necessary to meet their requirements.


EMPLOYEES AND LABOR RELATIONS

We recently changed from operating our deep mines ourselves to utilizing contract miners to operate these mines. As a result, our employee base has been significantly reduced from 668 employees as of December 31, 1998 to 162 as of September 30, 1999. We are not a party to any collective bargaining agreement. We consider our relations with our employees to be good. If some or all of our currently non-union operations were to become unionized, we could incur higher labor costs and an increased risk of work stoppages. We cannot assure you that our workforce will not unionize in the future. The labor force for our contract miners is currently not unionized. If some or all of our contract miners' employees were to become unionized, the contract miners could incur higher labor costs and have an increased risk of work stoppages, which could adversely affect our business and costs of operations.

LEGAL PROCEEDINGS

In 1998, two of our subsidiaries, Anker Energy Corporation and King Knob Coal Co., Inc., sued Consolidation Coal Company, known as Consol, the Social Security Administration, which is the administrator of the Coal Industry Retiree Health Benefit Act of 1992, and the Trustees of the United Mine Workers of America Combined Benefit Fund in the U.S. District for the Western District of Pennsylvania. Our subsidiaries claimed that:

     - Consol is responsible for paying approximately one-third of the subsidiaries' 1992 Coal Act premiums that relate to employees affected by Consol's breach of several contract mining agreements in the early 1980's;

     - the Social Security Administration should be prohibited from continuing to invoice Anker Energy and King Knob for these payments, which Consol should have made; and

     -    the 1992 Coal Act is unconstitutional.

The trustees filed a counterclaim against Anker Energy and King Knob for the amount of premiums they have failed to pay as a result of their claim against Consol. The trial court granted the trustees' motion for summary judgment on this counterclaim, as well as the motions to dismiss that Consol and the Social Security Administration filed.


Anker Energy and King Knob appealed to the U.S. Court of Appeals for the Third Circuit. The appeals court reversed the trial court's ruling with respect to Consol but affirmed all of the trial court's other rulings. As a result, Anker Energy and King Knob could pursue their claim for reimbursement against Consol, but they were required to pay the disputed portion of their 1992 Coal Act premiums





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while the claim was pending. The disputed portion of premiums, including interest and penalties, is currently approximately $1.6 million. Interest accrues at the post judgment rate of nine percent per year.



On August 12, 1999, Anker Energy and King Knob filed for a writ of certiorari to the U.S. Supreme Court. The court of appeals' judgment was stayed pending the Supreme Court's disposition of the writ. On November 16, 1999, the Supreme Court denied the writ of certiorari, and we anticipate that Anker Energy and King Knob will have to pay all or a portion of the disputed premiums in January 2000. We have fully accrued the entire judgment in prior years. Anker Energy and King Knob will fund the judgment from borrowings under our revolving credit facility.


We and our subsidiaries are also involved in various legal proceedings incidental to our normal business activities. Our management does not believe that the outcome of any of these proceedings will have a material adverse effect on our operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors are as follows:


NAME                                AGE                      POSITION
----                                ---                      --------
William D. Kilgore                  64                       Chief Executive Officer and Chairman of the Board
P. Bruce Sparks                     44                       President and Director
John A. H. Shober                   66                       Director
Thomas R. Denison                   39                       Director
Willem H. Hartog                    37                       Director
Michael M. Matesic                  34                       Treasurer and Chief Financial Officer
Richard B. Bolen                    51                       Senior Vice President - Sales, Anker Energy Corporation
Gerald Peacock                      45                       Vice President, Anker Energy Corporation
B. Judd Hartman                     36                       Secretary
James A. Walls                      37                       Assistant Secretary


The term of each of the directors expires annually upon the election and qualification of a successor at the annual meeting of our stockholders.

MANAGEMENT BIOGRAPHIES

WILLIAM D. KILGORE. Mr. Kilgore was named Chairman of our Board and our Chief Executive Officer, as well as Chief Executive Officer of Anker Energy Corporation, our subsidiary, on May 1, 1999. Mr. Kilgore has 42 years experience in the coal industry. Over the past five years, Mr. Kilgore has served as a consultant to Kanawha Eagle, LLC, Double Eagle, LLC, New Eagle, LLC and Mossy Eagle, LLC, all of which are Central Appalachian coal companies. Mr. Kilgore served as President/Chief Executive Officer and Director of Agipcoal from 1989 to 1994 and as Vice President/General Manager of Enoxy Coal, Inc. from 1985 to 1989.

P. BRUCE SPARKS. Mr. Sparks has been our President since October 28, 1997, and he has been a stockholder since 1996. From 1988 to October 1997, he was Executive Vice President of Anker and our predecessor, Anker Group, Inc. Mr. Sparks was the Vice President of Administration and Chief Financial Officer of Anker Group from 1985 until 1988. A 1976 business graduate from Concord College, he spent seven years in various management positions with CoalARBED, Inc., a coal company, the last of which was as Vice President and Chief Financial Officer before joining us. Mr. Sparks has been with us for 14 years.

JOHN A. H. SHOBER. Mr. Shober was elected Chairman of the Board on October 28, 1997, and he served as Chairman until June 8, 1999. He has served as one of our Directors since 1996. Mr. Shober is a private investor and corporate director. Mr. Shober serves as a director of Penn Virginia Corporation, a natural resources company; Airgas, Inc., a distributor of industrial gas and industrial gas supplies; Hercules, Inc., a manufacturer of performance chemicals; C&D Technologies, Inc., a manufacturer of stored power systems; Ensign-Bickford Industries, Inc., a manufacturer of detonation devices; and MIBRAG mbH, a German coal mining and power company. He serves as a member of the Advisory Board of First Reserve Corporation, which oversees the investment activities and decisions of First Reserve acting in its capacity as manager for the First Reserve Funds' investment portfolios.

THOMAS R. DENISON. Mr. Denison became one of our Directors in August 1998. Mr. Denison is a Managing Director and General Counsel of First Reserve. He joined the firm in January 1998 and opened its Denver office. Prior to joining First Reserve, he was a partner in the international law firm of Gibson, Dunn & Crutcher LLP, which he joined in 1986 as an associate. Mr. Denison received his Bachelor of Science degree in Business Administration from the University of Denver and his Juris Doctorate from the University of Virginia. Mr. Denison also serves as a Director of TransMontaigne, Inc. and Patina Oil & Gas Corporation.

WILLEM H. HARTOG. Mr. Hartog was elected one of our Directors on December 31, 1998. Mr. Hartog has been Senior Vice President Finance and Administration of Anker Holding, B.V. and various of its subsidiaries since 1998 and has worked for Anker Holding in various capacities since 1994. Prior to joining Anker Holding, Mr. Hartog was employed by KPMG as a member of its audit staff.

MICHAEL M. MATESIC. Mr. Matesic is a Certified Public Accountant and has been our Treasurer and Chief Financial Officer since October 28, 1997 and Secretary/Treasurer of various of our subsidiaries since 1996. From 1990 to October 1997, he was Controller of

Anker Energy. A 1987 graduate of Duquesne University with a B.S. in Business Administration, he spent two years on the audit staff of Ernst & Young LLP, certified public accountants. Mr. Matesic's responsibilities include accounting, tax, financial administration, human resources and risk management. Mr. Matesic is a member of the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants, and the West Virginia Society of Certified Public Accountants. Mr. Matesic has been with us for 10 years.

RICHARD B. BOLEN. Mr. Bolen has been Senior Vice President - Sales of Anker Energy since June 8, 1998. Mr. Bolen joined an affiliate of Anker Energy in 1979 and served as its President from 1980 through 1994. In 1994, he became President of another affiliate, and, in 1995, he assumed the additional duties of Vice President Operations, Southern Region, for Anker Energy. From October 1996 - June 1998, Mr. Bolen was Senior Vice President of Operations of Anker Energy. Mr. Bolen is a 1970 graduate of Virginia Polytechnic Institute with a degree in Mining Engineering. Prior to joining Anker Energy, he served in various management capacities with Consolidation Coal Company, Virginia Electric and Power Company, Jewell Smokeless Coal Corporation and Jno. McCall Coal Company.

GERALD PEACOCK. Mr. Peacock joined Anker Energy in June 1998, as Vice President of Operations. He graduated from Southern Illinois University with a B.S. in Mechanical Engineering in 1976. Prior to June, 1998, he was employed by Arch Mineral Corporation for 20 years, serving in several senior positions, including President and Vice President of Catenary Coal Holdings, Inc., one of Arch's operating subsidiaries.

B. JUDD HARTMAN. Mr. Hartman was elected as our Secretary effective November 1, 1997. Prior to joining us, Mr. Hartman was a partner with the law firm of Spilman, Thomas & Battle in Charleston, West Virginia, a firm that he joined in 1989 as an associate. Mr. Hartman graduated from Washington and Lee University in 1985 with a Bachelor of Arts degree in Economics and received his Juris Doctorate degree in 1989 from Wake Forest University School of Law. Mr. Hartman has been with us for two years.

JAMES A. WALLS. Mr. Walls has been our Assistant Secretary since 1993. He graduated from West Virginia University with a Bachelor of Science/Bachelor of Arts and Juris Doctorate degree in 1989. Prior to March of 1993, he was employed by Spilman, Thomas & Battle in Charleston, West Virginia. Mr. Walls has been with us for six years.

EXECUTIVE COMPENSATION

The following table presents summary information of the compensation that we paid or accrued for services rendered in all capacities for the last three completed fiscal years for our Chief Executive Officer and each of the four other most highly compensated executive officers of us or Anker Energy Corporation, determined as of December 31, 1998.



                                                             SUMMARY COMPENSATION TABLE
                                                             --------------------------
                                            Annual Compensation                        Long-Term Compensation and Awards
                                            -------------------                        ---------------------------------
                                                                                Restricted   Securities      LTIP       All Other
                                                                                ----------   Underlying    Payments    Compensation
Name and                     Fiscal Year    Salary     Bonus     Other Annual     Stock       Options/     --------    ------------
--------                     -----------    ------     -----     ------------     -----         SARs
Principal Position                                               Compensation     Awards        (#)
------------------                                               ------------    --------       ---

P. Bruce Sparks                1998        $267,404   $ 15,000      $ 2,391         --           --           --           --
President, Chief Executiv      1997         252,885     90,953        3,625         --           --           --           --
Officer(1)                     1996         210,005    157,757        1,600         --           --           --      $2,885,000(2)

Ben H. Daud(3)                 1998         181,731         --      224 (3)       25(4)          --           --           --
Chief Operating Officer        1997          23,557     20,750          450         --           --           --           --
(Anker Energy)                 1996              --         --           --         --           --           --           --

Richard B. Bolen(4)            1998         172,115          -          761       25(4)          --           --           --
Senior Vice President          1997         175,000     18,052        5,126         --           --           --           --
(Anker Energy)                 1996         152,000     20,000        3,036         --           --           --           --

Kim A. Burke(5)                1998         170,192         --        5,723         --           --           --           --
Senior Vice President          1997         175,000     15,166        4,143         --           --           --           --
(Anker Energy)                 1996         136,615     35,000        4,841         --           --           --           --

Gerald Peacock(6)              1998          93,654     15,000           --       20(4)          --           --           --
Vice President                 1997              --         --           --         --           --           --           --
(Anker Energy)                 1996              --         --           --         --           --           --           --



---------------------------------
(1) Mr. Sparks resigned as Chief Executive Officer and Mr. Kilgore was named Chief Executive Officer and Chairman of our board of directors on May 1, 1999. See "-- Employment Agreements" below for a description of Mr. Kilgore's compensation arrangements.


(2) In 1996, Mr. Sparks received a one-time bonus. The bonus consists of $1,385,000 cash and $1,500,000 recognized compensation for stock received in connection with our recapitalization.

(3) Mr. Daud was hired by Anker Energy Corporation on November 1, 1997. The listed amounts for 1997 represent only compensation he received from November 1, 1997 through December 31, 1997. We estimate that his annual compensation for 1997 would have been: salary, $175,000; bonus, $22,500; and other annual compensation, $4,841. Mr. Daud resigned from Anker Energy Corporation on July 2, 1999.

(4) On October 1, 1998, Mr. Daud, Mr. Bolen and Mr. Peacock received restricted stock awards of common stock under our 1997 Omnibus Stock Incentive Plan. Awards were valued for purposes of the plan at the par value of the common stock, which is $0.01 per share.

(5)  Mr. Burke's employment with Anker Energy Corporation ended on May 8, 1999.

(6) Anker Energy Corporation hired Mr. Peacock on May 11, 1998. The listed amounts for 1998 represent only compensation he received from May 11, 1998 through December 31, 1998. We estimate that his annual compensation for 1998 would have been: salary, $150,000; bonus, $15,000; and other annual compensation, $0.

BOARD COMPENSATION

All directors are reimbursed for their usual and customary expenses incurred in attending all board and committee meetings. Each director who is not also an officer receives an aggregate annual fee of $12,000 for serving on our board of directors. In addition to the annual fee of $12,000, Mr. Shober received an additional $57,000 for serving as Chairman of the Board in 1998.

EMPLOYMENT AGREEMENTS

Mr. Sparks has an employment agreement with us and our subsidiaries, Anker Group, Inc., Anker Energy Corporation and Simba Group, Inc. The agreement with Anker Energy is dated as of August 1, 1996 and expires on July 31, 2002. The agreement with Anker Energy provides for Mr. Sparks' employment as an executive officer of Anker Energy at an annual salary of:

     -    $250,000 for the period August 1, 1996 through July 31, 1997
     -    $257,500 for the period August 1, 1997 through July 31, 1998
     -    $265,200 for the period August 1, 1998 through July 31, 1999
     -    $273,200 for the period August 1, 1999 through July 31, 2000
     -    $281,200 for the period August 1, 2000 through July 31, 2001 and
     -    $289,600 for the period August 1, 2001 through July 31, 2002.

The agreement with Anker Energy also provides for a quarterly bonus of $3,750 for each calendar quarter during its duration, and a yearly bonus based on our financial performance. Mr. Sparks may terminate his employment upon 30 days' notice. In the event Anker Energy were to terminate Mr. Sparks other than for cause at any time prior to August 1, 2000, Mr. Sparks would be entitled to receive the annual salary, bonuses and benefits that he would have received under the agreement with Anker Energy through July 31, 2002, had Anker Energy not terminated his employment. In the event Anker Energy were to terminate Mr. Sparks other than for cause at any time on or after August 1, 2000, Mr. Sparks would have the option to receive either

     -    250% of his then current annual salary or
     - the compensation, bonuses and other benefits he would have been entitled to receive under the agreement with Anker Energy, had Anker Energy not terminated him, for a period of two years.

In addition, Mr. Sparks is entitled to participate in any of Anker Energy's pension plans for which he is eligible. Mr. Spark's agreement with Anker Energy also requires him not to compete with Anker Energy during the employment term and for a period of one year following the termination of the agreement. Mr. Sparks also has employment agreements, each without compensation, with us, Anker Group and Simba Group, Inc., providing for his seat on the board of directors of those companies and his employment as an executive officer of those companies.

Mr. Kilgore also has an employment agreement with us and Anker Energy Corporation, dated as of May 1, 1999. The term of the agreement ends on December 31, 2002. The agreement provides for Mr. Kilgore's employment as Chief Executive Officer and Chairman of the Board of Directors at an annual salary of $315,000. Mr. Kilgore is entitled to participate in any of Anker Energy's benefits plans for which he is eligible and may be reimbursed for costs of relocating his residence, not to exceed $125,000. Mr. Kilgore also may receive cash bonuses, at Anker Energy's discretion, and an incentive bonus in the event we undergo a change of control. The incentive bonus, which would be calculated based on specified financial tests' being met, can be as much as $2.5 million, and could include an option for Mr. Kilgore to purchase as much as five percent of our then-outstanding common stock at an exercise price of $1.00 per share.

In the event that Anker Energy were to terminate Mr. Kilgore's employment other than for cause on or before May 1, 2001, Mr. Kilgore would be entitled to receive, in addition to the salary and bonus he had earned to that date, the amount of his annual salary he would have received for an additional 36 months less the number of months that have elapsed since Mr. Kilgore's employment. In the event that Anker Energy were to terminate Mr. Kilgore's employment other than for cause after May 1, 2001 but before May 1, 2002, Mr. Kilgore would be entitled to the annual salary he would have received for an additional year had he not been terminated. In the event that Anker Energy were to terminate Mr. Kilgore's employment other than for cause after December 31, 2002, Mr. Kilgore would be entitled to the annual salary he would have received for an additional year had he not been terminated. Mr. Kilgore's agreement with Anker Energy also requires him not to compete with Anker Energy during the employment term and for a period of two years following the termination of the agreement.

None of our other employees has an employment contract with us or any of our subsidiaries.

1997 OMNIBUS STOCK INCENTIVE PLAN

GENERAL

Our 1997 Omnibus Stock Incentive Plan provides for the issuance of restricted stock awards or stock options to designated officers and key employees of us or our affiliates of up to a maximum of 300 shares of authorized but unissued or reacquired shares of our common stock. The plan is intended to motivate, reward and retain participants in the plan for contributing to our long-term success. It does so by providing an opportunity for meaningful capital accumulation linked to our future success and appreciation in shareholder value.

Our president is responsible for administering the plan. Subject to the approval of our board of directors, the president has the authority to designate who may participate in the plan and the number of shares of common stock subject to each restricted stock award or stock option. Awards and options are granted based on the fair market value of the common stock as of the date of the award or option. Fair market value is determined by the board of directors.


As long as our common stock is not publicly traded, the plan provides that we have a call right. This means that we have the right to purchase at fair market value any vested option and any shares that a participant in the plan owns as a result of the exercise of an option or the grant of an award. We also have a right of first refusal with respect to these shares.


The board of directors has the authority to amend the plan, including with respect to the acceleration of vesting of options and awards. No modification will become effective, however, without the prior approval of the participants in the plan if the approval is necessary to comply with any tax or regulatory requirement or rule of any exchange or system on which the stock may be listed. In addition, no amendment may, without a participant's consent, adversely affect any rights that a participant has under any award or grant that is outstanding at the time the amendment is made.

RESTRICTED STOCK AWARDS

When a participant in the 1997 Omnibus Stock Incentive Plan is granted a restricted stock award, he or she must sign a restricted stock award agreement. Under the agreement and the plan, the shares of common stock subject to the award will be nontransferable, other than by will or the laws of descent and distribution, and subject to forfeiture until the shares are vested. Unless the board of directors accelerates the vesting period, the shares subject to an award will become fully vested on the sixth anniversary of the award if the participant in the plan has been in our continuous employ during that six-year period. Vesting will be accelerated upon the termination of the participant's employment due to

     -    death, disability or retirement

     - the involuntary termination of the participant's employment during the 90-day period following our merger with another entity

     - the voluntary termination of the participant's employment at any time after one year following our merger with another entity or

     -    a change of control.

Under the plan, a change of control is deemed to occur if any person or group that is not a beneficial owner of our voting securities as of the date of the adoption of the plan becomes the beneficial owner, directly or indirectly, of our securities that represent in the aggregate 75% or more of the total combined voting power of all classes of our then-outstanding securities. Once vested, the shares of common stock are no longer subject to forfeiture and may be transferred. However, the shares will continue to be subject to our call rights and right of first refusal.

STOCK OPTIONS

When a participant in the 1997 Omnibus Stock Incentive Plan is granted a stock option, he or she must sign a stock option grant agreement. Under the agreement and the plan, the participant's options would become fully vested on the third anniversary of the date the option is granted if the participant has been in our or an affiliate's continuous employ during that three-year period. Vesting for an option will be accelerated on the same basis as vesting is accelerated for restricted stock awards, as discussed above. Once an option is vested, a participant may exercise the option as provided in the plan. Options granted under the plan will expire on the tenth anniversary of the option. After common stock is purchased pursuant to an option, the shares will continue to be subject to our call rights and right of first refusal.

OUTSTANDING AWARDS AND OPTIONS

As of October 31, 1999, a total of 147 shares of common stock were outstanding under the plan. Twelve participants hold these shares, and these shares are fully vested. We have not granted any options under the plan.

MANAGEMENT INCENTIVE BONUSES

Designated members of our and our subsidiaries' management, including the executive officers set forth under "--Executive Officers and Directors" above, are eligible to receive cash bonuses in addition to their annual salary compensation. These awards are based on the performance of these individuals, as determined by their direct supervisors and other senior management, and our financial performance and that of our subsidiaries. In addition, Mr. Kilgore and Mr. Sparks are entitled to incentive bonuses as described under "--Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

At a meeting of our board of directors on May 22, 1997, a compensation committee was established. Mr. Macaulay, a former director of Anker, and Mr. Shober were appointed members of the committee. Mr. Shober is currently the only member of the compensation committee. The compensation committee did not hold any meetings in 1998 or 1999. Other than Mr. Sparks, no current or former executive officer or employee of us or any of our subsidiaries participated in deliberations of the board of directors concerning executive officer compensation. Mr. Sparks' compensation is established in accordance with his employment agreement. See "--Employment Agreements" above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth information concerning the ownership of our common stock, as of January 12, 2000, except as otherwise noted, by:


     - each person known by us to own beneficially more than 5% of the outstanding common stock

     -    each person who is a director or a nominee of Anker

     - each person who is identified on the executive compensation table above and

     -    all of our directors and executive officers as a group.


The percentage of beneficial ownership of common stock is based on 7,108 shares outstanding as of January 12, 2000. In addition, we issued warrants to purchase common stock in connection with the private exchange and private placement consummated on October 28, 1999. The warrants are exercisable immediately, and holders of these warrants are included in the following table to the extent applicable. See "Description of Warrants."




                                                                          AMOUNT AND
                                                                           NATURE OF
                                                                          BENEFICIAL                PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                       OWNERSHIP               OF SHARES
------------------------------------                                      ----------               ----------
First Reserve Corporation
475 Steamboat Road, Greenwich, Connecticut 06830 (1)                         5,407                     76.07%

William Macaulay (2)                                                         5,407                     76.07

John Hill (2)                                                                5,407                     76.07

Anker Holding B.V.                                                             695                      9.78
P.O. Box 1334
3000 BH
Rotterdam, The Netherlands

Willem G. Rottier (3)                                                          695                      9.78

Rothschild Recovery Fund L.P.
1251 Avenue of the Americas, New York, New York 10020(4)                     1,782(5)                  20.04(5)

William D. Kilgore                                                              --                        --

Thomas R. Denison                                                               --                        --

John A. H. Shober                                                               --                        --

Willem H. Hartog                                                                --                        --

PPK Group Limited Liability Company(6)                                         859                     12.08

P. Bruce Sparks(7)                                                             859                     12.08

Richard B. Bolen                                                                25                      0.35

Gerald Peacock                                                                  20                      0.28

All executive officers and directors as                                        904                     12.72
  a group ((10) persons)


-------------------------------------
(1) Shares of common stock shown as owned by First Reserve are owned of record by American Oil & Gas Investors, Limited Partnership, AmGO II, Limited Partnership, First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership, First Reserve Fund VI, Limited Partnership and First Reserve Fund VII, Limited Partnership. First Reserve is the sole general partner of, and possesses sole voting and investment power for, each of the funds.

(2) Messrs. Macaulay and Hill may be deemed to share beneficial ownership of the shares shown as beneficially owned by First Reserve as a result of their ownership of common stock of First Reserve. Messrs. Macaulay and Hill disclaim beneficial ownership of those shares. Their address is c/o First Reserve Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.



(3) Mr. Rottier may be deemed to share beneficial ownership of the shares shown as owned by Anker Holdings B.V. as a result of his ownership of common stock of Anker Holding. Mr. Rottier disclaims beneficial ownership of those shares. His address is c/o Anker Holding B.V., Vaseland 4, 3011 BK, Rotterdam, The Netherlands.



(4) Rothschild Recovery Associates, L.L.C. is the general partner of Rothschild Recovery Fund L.P. Wilbur Ross, Jr., is the managing member of Rothschild Recovery Associates, L.L.C.



(5) Represents shares issuable upon exercise of warrants. See "Description of the Warrants."



(6) PPK Group Limited Liability Company is a limited liability company controlled by Mr. Sparks. Mr. Sparks has the sole authority to exercise all rights and remedies of PPK Group and all voting rights of the shares owned by PPK Group.



(7) Mr. Sparks may be deemed to share beneficial ownership of the shares shown as being owned by PPK Group as a result of his ownership of voting units of PPK Group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS' AGREEMENT

On August 12, 1996, we entered into a stockholders' agreement with holders of our capital stock. The stockholder's agreement was amended on October 26, 1999 as part of the restructuring of our 9 3/4% Series B Senior Notes. The following is a summary description of the stockholders' agreement, as amended. It does not restate the entire stockholders' agreement. For a more detailed understanding of the rights of the stockholders that are parties to the agreement, you should read the stockholders' agreement. A copy of the stockholders' agreement is available from us upon request.

NOMINATION OF DIRECTORS

The funds that First Reserve Corporation manages are entitled to nominate

     - four of the seven members of our board of directors for as long as they hold in the aggregate more than 50% of our issued and outstanding common stock,

     - three of the seven members of our board of directors for as long as they hold in the aggregate more than 10% of our issued and outstanding common stock, or

     - one of the seven members of our board of directors for as long as they hold in the aggregate more than 2% of our issued and outstanding common stock.

The stockholders' agreement also provides that PPK Group Limited Liability Company and Anker Holding B.V. may each nominate one director for as long as it holds at least 2% of our issued and outstanding common stock.

FUNDAMENTAL ISSUES

As long as the funds that First Reserve Corporation manages in the aggregate own 10% or more of our issued and outstanding common stock, or as long as PPK Group in the aggregate owns 10% or more of our issued and outstanding common stock, we may not take, and may not permit to be taken, any actions constituting a fundamental issue without the favorable vote or written consent of at least five-sevenths of the whole number of our directors. Fundamental issues include, but are not limited to,

     -    the sale, lease or exchange of 50% or more of our assets;

     -    any merger, consolidation, liquidation or dissolution;

     -    any amendment to our certificate of incorporation;

     - the authorization, issuance or sale of shares of our capital stock, any other type of equity or debt securities or options, warrants or other rights to acquire equity or debt securities, except issuances upon conversion of our convertible securities issued prior to the date of the stockholders' agreement and issuances to key members of our management under a stock purchase, stock option or similar plan;

     - any redemption, repurchase or other acquisition of our capital stock or other equity securities, including any option, warrant or other right to acquire our capital stock or other equity securities, except purchases or redemptions under the terms of securities issued prior to the date of the stockholders' agreement; and

     - entering into or engaging in business or entering into any transactions with any stockholder that is a party to the stockholders' agreement or any affiliate of those stockholders, except for our inter-company transactions and transactions at arm's length and in the ordinary course of business involving the sale, purchase, exchange or trading of coal or coal-related products.

In the event the funds that First Reserve manages own in the aggregate 50% or less of our issued and outstanding common stock and for as long as those funds in the aggregate own at least 10% of our issued and outstanding common stock, each of the following additional actions will be fundamental issues:

     - any sale, lease, exchange, transfer or disposition by us of (1) any outstanding capital stock or other equity security of any of our subsidiaries or (2) assets or other rights for consideration in excess of $2.0 million, other than dispositions in the ordinary course of business;

     - any purchase, lease, exchange or other acquisition of assets or other rights, including securities, by us for consideration in excess of $2.0 million;

     - any financing, refinancing or other incurrence of indebtedness by us with a principal amount in excess of $2.0 million;

     - any capital expenditure by us not provided in an annual budget for our then-current fiscal year approved by our board of directors in accordance with specified procedures if the expenditure is either (1) in excess of $1.0 million or (2) together with the aggregate of all of our and our subsidiaries other non-budgeted capital expenditures in the fiscal year, in excess of $2.0 million;

     - any amendment to or modification or repeal of any provision of our by-laws which would materially alter the rights of any of the stockholders that are parties to the stockholders' agreement;

     -    any amendment to the employment agreement of Bruce Sparks;

     - dissolution of Anker Coal Group, the adoption of a plan of liquidation with respect to Anker Coal Group, or any action by us to commence a bankruptcy, receivership or similar proceeding;

     - the investment of additional funds in, or extension of additional credit to, Anker Capital Corporation or any subsidiary of Anker Capital Corporation or other investment; and

     - our entry, other than through Anker Capital Corporation, into any business other than mining, processing, shipping, purchasing and selling coal.


Furthermore, if we redeem, repurchase or otherwise acquire our capital stock or other of our equity securities, or any option, warrant or other right to acquire capital stock or other equity securities, from any stockholder that is a party to the stockholder's agreement or its affiliate, the redemption, repurchase or acquisition, and any transactions relating the redemption, repurchase or acquisition, must be approved by a majority of our board of directors. This requirement does not apply to purchases or redemptions under the terms of securities issued prior to the date of the stockholders' agreement. In addition, the determination of a majority of our board of directors excludes, for these purposes, any director nominated by a stockholder that is a party to the stockholders' agreement and is interested in the transaction being approved.


NON-COMPETITION

Each stockholder that is a party to the stockholders' agreement must prevent entities under its control from engaging in specified activities that are competitive with our business. In addition, if any of these stockholders becomes aware of an existing or potential business opportunity in one of these activities, the stockholder must offer the opportunity to us on an exclusive basis.

ANTI-DILUTION

If we issue any equity securities of any type, class or series, then we must offer all stockholders that are parties to the stockholders' agreement the right to purchase a portion of the securities on the same terms and conditions as we are offering to the purchaser of the securities. However, this right does not apply in the case of

     -    issuances of Class C preferred stock and Class D preferred stock,

     -    securities offered to the public in an initial public offering,

     - issuances upon conversion of our convertible securities issued prior to the date of the stockholders' agreement,

     - issuances to key members of our management under a stock purchase, stock option or similar plan,

     - any issuance of securities as consideration in connection with an acquisition and

     - except with respect to Anker Holding, issuances of common stock in satisfaction of specified pre-existing contractual obligations.

Each stockholder will be entitled to purchase that percentage of the newly-issued securities equal to

     - if the newly-issued securities are of a type, class or series previously issued, the stockholder's percentage ownership of the total outstanding number of the previously-issued securities, or

     - in all other events, the stockholder's percentage ownership of the total outstanding number of shares of common stock.

RESTRICTIONS ON DISPOSITIONS OF STOCK

The stockholders that are parties to the stockholders' agreement may not transfer any shares of common stock except in accordance with the stockholders' agreement. Restrictions on dispositions of stock include the following provisions:




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

     - Lock-Up Period. Prior to August 12, 2001, except for specified permitted transfers set forth in the stockholders' agreement, no stockholder may transfer any shares without the prior written approval of all the other stockholders that are parties to the stockholders' agreement.

     - Right of First Refusal. Beginning on August 12, 2001, if a stockholder receives a bona fide offer to purchase any or all of its shares of capital stock and wishes to accept the offer, we and the remaining stockholders that are parties to the stockholders' agreement have the opportunity to purchase the shares offered at the same price per share and on the same terms and conditions as the offer the stockholder received.

     - Tag Along Rights. Except with respect to specified permitted transfers and in connection with an initial public offering of our common stock, each stockholder has the right to participate in the sale of common stock by another stockholder that is a party to the stockholders' agreement to any third party at the same price per share and on the same terms and conditions as the stockholder initiating the sale to the third party.

SALES OF SHARES

In the event of the death, total disability, retirement after age 60 or termination of employment of Bruce Sparks, we have obligations and rights to purchase shares of capital stock that PPK Group owns. If Mr. Sparks dies, we are required to use all proceeds from the "key man" life insurance policy we maintain with respect to Mr. Sparks to purchase shares of capital stock that PPK Group owns at fair market value. The indentures governing our notes would permit this repurchase as an exception to the limitation on restricted payments. See "Description of the New Notes--Covenants--Limitation on Restricted Payments." During the eight months following the death of Mr. Sparks, we would have the option to purchase all, but not some, of the shares PPK Group owns at fair market value and, during the 120-day period following expiration of the eight month period, PPK Group would have the right to require us to purchase shares PPK Group owns at fair market value. In the event of the total disability, retirement after age 60 or termination of employment, other than for cause prior to August 12, 2001, of Mr. Sparks, we have the option, for a period of time ranging from three months to nine months depending upon the circumstances, to purchase all, but not some, of the shares of capital stock PPK Group holds at fair market value. In the event of termination of Mr. Sparks' employment for cause prior to August 12, 2001, we have the option, for a period of one year, to purchase the shares of common stock PPK Group holds for the lower of book value and fair market value.

In the event of a change of control of any stockholder that is a party to the stockholders' agreement, we have the right but not the obligation, for a period of 60 days after we become aware of the change of control, to purchase all of the stockholder's shares of capital stock at fair market value.

SALE OF ALL OF OUR COMMON STOCK

After August 12, 2001, under specified circumstances, the funds that First Reserve Corporation manages may compel all stockholders that are parties to the stockholders' agreement to participate in the sale of all of our outstanding common stock to a buyer or buyers that are not our affiliates or affiliates of any of the stockholders that are parties to the stockholders' agreement. Until the earlier to occur of an initial public offering of our common stock and October 30, 2002, however, any sale of a majority of our common stock must be approved by holders of at least 85% of our outstanding common stock. All shares of common stock will be sold at an identical price and on identical terms. In addition, a sale may only be consummated if the buyer or buyers either redeem or purchase the Class A preferred stock and Class B preferred stock.

REGISTRATION RIGHTS


At any time following an initial public offering of our common stock, upon the written request of PPK Group, Anker Holding B.V. or the funds that First Reserve Corporation manages, we are required, as expeditiously as possible, to use our best efforts to effect the registration, under the Securities Act, of the shares of common stock outstanding as of August 12, 1996 or the shares of common stock that any of PPK Group, Anker Holding or the funds that First Reserve Corporation manages acquired after that date.


INVESTOR AGREEMENT

In connection with the restructuring of our 9 3/4% notes, we entered into an investor agreement with the stockholders that are parties to the stockholders' agreement and the initial holders of our warrants. Some of the parties to the investor agreement, including the funds that First Reserve Corporation manages, PPK Group, Anker Holding B.V. and Rothschild Recovery Fund, L.P., are each beneficial owners of more than 5% of our fully-diluted common stock. The investor agreement contains provisions regarding tag along rights, restrictions on dispositions of shares of common stock issued upon exercise of warrants and restrictions on mergers and




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

sales of assets and stock. For a more complete summary of the investor agreement, please see "Description of Warrants -- Investor Agreement."

TRANSACTIONS WITH RELATED PARTIES

Anker Holding B.V., through parties related to it, purchases coal from us for its trading operations. These purchases are at prices that we believe are no less favorable to us then those that we would have obtained in a comparable transaction with an unrelated person. These purchases amounted to $100,000 in 1998, $9.7 million in 1997 and $16.2 million in 1996.

In February 1998, one of our subsidiaries sold its ownership interest in Anker-Alabama, L.L.C., which indirectly owned an interest in Oak Mountain, to a party related to of Anker Holding B.V. for one dollar. We had tried but were unsuccessful in selling our investment to unrelated parties during December 1997 and January and February 1998. We recorded an impairment loss of $8,267,000 to adjust our investment to its fair market value less cost to sell as of December 31, 1997.


On October 28, 1999, we issued $6.0 million principal amount of notes to JJF Group in exchange for cancellation of all of our shares of common stock that JJF Group owned up and JJF Group's relinquishment of its rights under a put agreement entered into in August 1998. The put agreement required us to purchase the shares of our common stock that JJF Group owned in installments over time for a total of approximately $10.5 million. As part of the October 28, 1999 private restructuring transaction, JJF Group ceased to be a party to the stockholders' agreement.



                                       77

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

When we sold the old notes, we entered into a registration rights agreement with the holders of the old notes. We agreed, among other things, to file a registration statement under the Securities Act for an offer to exchange the old notes for new notes with terms identical in all material respects and to have the registration statement remain effective until the closing of the exchange offer. This exchange offer is being made to satisfy our contractual obligations under the registration rights agreement.

We will be required to pay penalties to the holders of the old notes in the following cases:

       - If we fail to file the registration statement under which the exchange offer is made within 20 days from October 26, 1999;

       - if the registration statement is not declared effective within 45 days from October 26, 1999 if the SEC does not review the registration statement;

       - if the registration statement is not declared effective within 90 days from October 26, 1999 if the SEC does review the registration statement; or

       - if the exchange offer is not consummated on or before 30 days after the registration statement has become effective.

The penalties start to accrue when we miss a deadline for meeting one of the registration requirements above and continue to accrue until we are no longer in violation of any of the registration requirements. The amount of penalties we will have to pay to each holder of old notes if we do not meet any of the registration requirements above within the time periods specified will be

       - $.03 per week per $1,000 principal amount of old notes for the first 90 days after we fail to meet a specified time limit;

       - $.12 per week per $1,000 principal amount of old notes for the second 90-day period after we fail to meet a specified time limit;

       - $.15 per week per $1,000 principal amount of old notes for the third 90-day period after we fail to meet a specified time limit; and

       - after the third 90-day period, an additional $.05 per week per $1,000 principal amount of old notes for each subsequent 90-day period until the registration requirement or requirements in question are met.

Since we did not meet the 20-day time limit specified above for filing the registration statement, we incurred penalties totaling approximately $9,540 between the 21st day and the date the registration statement was filed. If the registration statement is not declared effective within the time periods specified above, then the penalties will begin to accrue again in the amounts set forth above, and they will continue to accrue until the registration statement is declared effective. After the registration statement is declared effective, if the exchange offer is not consummated within the time period specified above, then these penalties will again begin to accrue and will continue to accrue until the exchange offer is consummated.

TERMS OF THE EXCHANGE


We offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $106,003,000 in aggregate principal amount of 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) for a like aggregate principal amount of 14.25% Series A Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000). In addition, in April 2000, we will issue up to $7,553,000 in aggregate principal amount of additional new notes in payment of the April 1, 2000 interest payment on the notes. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except that the new notes have been registered under the Securities Act and therefore will not contain transfer restrictions. We will exchange new notes for old notes properly tendered on or prior to the expiration date and not properly withdrawn in accordance with the procedures described below. We will issue the new notes promptly after the expiration date. We will issue when due the new notes in payment of the April 1, 2000 interest payment on the notes. The exchange offer is not conditioned upon any minimum principal amount of old notes' being tendered.


The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.



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


Old notes that are not tendered for, or are tendered but not accepted, will remain outstanding and be entitled to the benefits of the note indenture, but those old notes will not be entitled to any further registration rights under the registration rights agreement.


We will be considered to have accepted validly tendered old notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders' agent for purposes of receiving the new notes from us. If we do not accept any tendered notes for exchange because of an invalid tender or the occurrence of other events, the exchange agent will return the certificates for unaccepted old notes, without expense, to the tendering holder promptly after the expiration date. If unaccepted old notes are uncertificated, those securities will be returned, without expense to the tendering holder, promptly after the expiration date via book entry transfer.


Our board of directors does not make any recommendation to holders of old notes as to whether or not to tender all or any portion of their old notes. In addition, no one has been authorized to make any recommendation. Holders of old notes must make their own decision whether to tender their old notes and, if so, the amount of old notes to tender.

EXPIRATION DATE

The expiration date for the offer is 5:00 p.m., New York City time, on
                  , unless we extend the exchange offer. In that case, the expiration date will be the latest date and time to which the exchange offer is extended.

CONDITIONS; EXTENSIONS; AMENDMENTS

The exchange offer is not subject to any conditions other than that the offer does not violate applicable law or any applicable interpretations of the SEC staff. The offer is not conditioned upon any minimum principal amount of notes being tendered.

We reserve the right in our sole discretion:

       -      to delay the acceptance of the old notes for exchange,

       -      to terminate the exchange offer,

       - to extend the expiration date and retain all old notes that have been tendered, subject, however, to the right of holders of old notes to withdraw their tendered notes, and

       - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If we amend the exchange offer in a manner we consider material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

Following any delay in acceptance, extension, termination or amendment, we will notify the exchange agent and make a public announcement. In the case of an extension, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will communicate any public announcement by issuing a release to an appropriate news agency.

PROCEDURES FOR TENDERING OLD NOTES

To tender in the exchange offer, a holder must, unless the tender is being made in book-entry form,

       - complete, sign and date the letter of transmittal, or a facsimile of it,

       - have the signatures guaranteed if required by the letter of transmittal and

       - mail or otherwise deliver the letter of transmittal or the facsimile, the old notes and any other required documents to The Bank of New York, which is the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date.


Any financial institution that is a participant in The Depository Trust Company's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account. Although delivery of old notes may be effected in this way, the letter of transmittal, or facsimile, with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the exchange agent at its addresses set forth under "--Exchange Agent," below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

A holder's tender of old notes will constitute an agreement between us and the holder to the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of old notes should be sent to us.

Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for them. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, unless the old notes are tendered

       - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

       -      for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by

       - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

       - a commercial bank or trust company having an office or correspondent in the United States or

       -      an eligible guarantor institution.

If the letter of transmittal for any old notes is signed by a person other than the registered holder, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder. If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing. In addition, these persons must submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal. We can waive this requirement.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give that notification. Tenders of old notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any old notes that the exchange agent receives which are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

By tendering, each holder represents to us that, among other things

       - the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder;

       - that neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the new notes; and



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


       - that neither the holder nor any other person receiving the new notes is an "affiliate" of ours. An affiliate is a person that controls, is controlled by or is under common control with us.

GUARANTEED DELIVERY PROCEDURES

Holders that wish to tender their old notes and:

       -      whose old notes are not immediately available;

       - that cannot deliver their old notes, the letter of transmittal or any other required documents, to The Bank of New York, which is the exchange agent; or

       - that cannot complete the procedures for book-entry transfer, prior to the expiration date,

may effect a tender if:

       (1) the tender is made through a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States;


       (2) prior to the expiration date, the exchange agent receives from an institution listed in clause (1) above a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered. The notice of guaranteed delivery must state that the tender is being made under these guaranteed delivery procedures. It must also include a guarantee that, within three New York Stock Exchange trading days after the expiration date, the institution will deposit with the exchange agent the letter of transmittal, or a facsimile of it, together with the certificate(s) representing the old notes, or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal; and


       (3) the exchange agent receives, no later than three New York Stock Exchange trading days after the expiration date, the certificate(s) representing all tendered old notes in proper form for transfer, or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility, together with a letter of transmittal, or a facsimile of it, properly completed and duly executed, with any required signature guarantees, and all other documents required by the letter of transmittal.

Holders that wish to tender their old notes according to the guaranteed delivery procedures set forth above may request that the exchange agent send them a notice of guaranteed delivery.

RESALES OF NEW NOTES

We believe that the new notes issued in the exchange offer for old notes may be offered for resale, resold and otherwise transferred by the holder without compliance with the registration and prospectus delivery requirements of the Securities Act, if

       - the holder is acquiring the new notes in the ordinary course of its business,

       - the holder is not participating, and has no arrangement or understanding to participate, in the distribution of the new notes, and

       -      the holder is not an affiliate of ours.

Our belief is based on interpretations by the SEC staff in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

Any holder of the old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from these requirements. Each broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging that it will deliver a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the date the registration statement under which the exchange offer is made is declared effective, we will make this prospectus available to broker-dealers for use in connection with any resale covered by these rules. See "Plan of Distribution." Except as described above, this prospectus may not be used for an offer to resell, resale or other retransfer of new notes.

WITHDRAWAL RIGHTS

Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

For a holder to withdraw a tender of old notes, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address below before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must

       - specify the name of the person who deposited the old notes to be withdrawn;

       - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

       - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old notes into the name of the person withdrawing the tender; and

       - specify the name of which any withdrawn old notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Any old notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued unless the old notes withdrawn are validly re-tendered. Any old notes that have been tendered but that are not accepted for exchange or that are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

The Bank of New York has been appointed as exchange agent for the exchange offer. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent as follows:

                                                 BY OVERNIGHT COURIER OR               BY FACSIMILE         TO CONFIRM BY TELEPHONE
BY HAND DELIVERY:                              REGISTERED/CERTIFIED MAIL:              TRANSMISSION:          OR FOR INFORMATION:

The Bank of New York                              The Bank of New York                (212) 815-6339             (212) 815-6331
101 Barclay Street                                 101 Barclay Street
New York, New York  10286                       New York, New York 10286
Ground Level                                 Attn: Reorganization Unit -- 7E
Corporate Trust Services Window
Attn:  Reorganization Unit -- 7E

Delivery other than to the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay other expenses to be incurred in the exchange offer, including the fees and expenses of the exchange agent, accounting fees and legal fees. Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however, new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, tendered old notes are registered in the name of any person other than the person signing the letter of transmittal or a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption from them is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT


The new notes will be recorded at the same carrying value as that of the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.


We recorded the private placement, the private exchange and the private stockholder exchange in accordance with FAS-15 "Accounting By Debtors and Creditors For Troubled Debt Restructurings." In the private exchange, the carrying amount of $125.0 million principal amount of 9 3/4% notes and the accrued and unpaid interest of approximately $6.1 million will be compared to the principal and interest payments on the old notes over time. To the extent the carrying amount is less than the interest and principal on the old notes, we will adjust the carrying amount. We do not expect to change our carrying amount in connection with the private exchange. The private exchange had tax ramifications that we expect to result in the recording of income tax expense on our financial statements. See "Risk Factors--Risks Related to Anker--We could have income tax liability as a result of the restructuring of our 9 3/4% Series B Senior Notes."

The issuance of old notes for cash in the private placement is expected to result in financial statement recognition of original issue discount. This discount will be accreted over the term of the notes. We recorded the private stockholder exchange in a manner similar to the private exchange described above. All of these transactions will have an effect on our recorded annual interest expense.

In connection with the accounting treatment for the private stockholder exchange, we recorded the notes we issued at their face value. The difference between the notes and the common stock available for repurchase, including current portion, increased paid-in capital.




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


                          DESCRIPTION OF THE NEW NOTES


The new notes will be issued under the indenture dated as of October 1, 1999 between us and The Bank of New York, as Trustee. The terms of the notes include those terms stated in the indenture and those terms made part of the indenture by reference to the Trust Indenture Act of 1939. You can find the definitions of capitalized terms used in this description below under "-- Definitions." This section contains a summary and a more detailed description of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. You may obtain a copy of the indenture from us.


GENERAL


We are a holding company that owns stock of subsidiary corporations. All of our wholly owned subsidiaries have guaranteed payment of the notes and performance of our other obligations under the indenture and related security documents. The have also granted liens on their assets to secure those obligations. These liens do not apply to all of their assets and are junior to the liens that Foothill holds. The scope and terms of these liens are described in more detail below under the heading "Security."



The notes are being issued in two series: Series A, which are the old notes and Series B, which are the new notes. The terms and conditions of the two series of notes are identical. The difference between the two series is that the Series A old notes have not been registered under the Securities Act of 1933 and are not freely tradable, while the Series B new notes will be either registered or issued under an exemption from registration that will permit them to be freely tradable. The old notes were issued on October 28, 1999 to holders of our 9 3/4% Series B Senior Notes due 2007 in exchange for cancellation of most of those notes; to Rothschild Recovery Fund L.P. in return for approximately $13.2 million in cash; and to JJF Group Limited Liability Company in return for cancellation of its shares of our common stock and its right to require us to purchase those shares in installments over time for approximately $10.5 million, including accrued interest. The new notes will be issued


       -      in this exchange offer,

       - under an exemption from registration requirements or in a registered exchange under the Securities Act in exchange for cancellation of any remaining 9 3/4% notes that holders of those notes wish to exchange; and

       - at our option, to Rothschild Recovery Fund L.P. in return for an additional cash payment of up to $6.3 million on or about October 1, 2000.

The interest payment due April 1, 2000 on the new notes will be paid in kind in the form of additional notes. The amount of additional notes issued as payment of interest will be $71.25 for each $1,000 principal amount of notes outstanding. The notes issued as payment of interest will be of the same series as the notes on which the interest is being paid.

PRINCIPAL, MATURITY AND INTEREST

The notes

       - have a maximum aggregate principal amount of $118.3 million plus the amount of notes issued to pay interest on April 1, 2000 and the amount of notes to be sold to Rothschild Recovery Fund L.P. on October 1, 2000;

       -      will mature on September 1, 2007; and

       - accrue interest at a rate of 14.25% per year, payable semi-annually on April 1 and October 1.


We can issue up to $118,258,800 million of notes under the indenture. This amount does not include the additional notes that we will issue to pay interest due April 1, 2000 or the additional notes that we may sell to Rothschild Recovery Fund L.P. on October 1, 2000. The amount of these additional notes cannot be calculated in advance. The amount of the April 1, 2000 interest payment will depend on the total amount of old and new notes outstanding on that date. The amount of notes to be sold to Rothschild Recovery Fund will depend upon the price at which the notes trade during a period of approximately 30 days before October 1, 2000. The sale to Rothschild Recovery Fund is intended to raise a fixed amount of cash. Because the notes will be sold to Rothschild Recovery Fund at 95% of the average trading price, we will need to issue more notes if the average trading price is lower than we will have to issue if the price is higher.


The new notes mature on September 1, 2007. Interest on the new notes accrues at the rate of 14.25% per annum and is payable twice each year -- on April 1 to persons who held notes on March 15 of that year, and on October 1 to persons who held notes on September



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15 of that year. The first interest payment is due April 1, 2000 and will be made in the form of additional notes with a face amount of $71.25 for each $1,000 of notes on which interest is being paid. All other interest payments will be made in cash. Except for the notes that are issued in payment of interest due April 1, 2000 and the notes that are to be sold to Rothschild Recovery Fund L.P. on October 1, 2000, interest on the notes accrues from October 1, 1999. Interest on the notes to be issued in payment of the interest due April 1, 2000 will accrue from that date. Interest on the notes to be sold to Rothschild Recovery Fund on October 1, 2000 will accrue from the date those notes are issued. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.



Principal, premium, if any, and interest and liquidated damages, if any, on the notes is payable, and the notes may be presented for transfer or exchange, at our office or agency maintained for that purpose within the city and state of New York. At our option, payment of interest may be made by check mailed to registered holders of the notes at the addresses set forth on the registry books maintained by the trustee, who will initially act as registrar for the notes. However, payments to holders that have provided wire transfer instructions will be made according to those instructions. No service charge will be made for any exchange or registration of transfer of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or registration. Unless we otherwise designate, our office or agency will be the corporate trust office of the trustee.



Except for the notes issued in payment of interest due April 1, 2000, the notes will be issued in denominations of $1,000, $800 or $743 or integral multiples of those amounts. Notes issued in payment of interest will be issued in integral multiples of $1.


NO MANDATORY SINKING FUND

We are not required to make sinking fund payments for the notes.

SECURITY


       - The notes are secured by liens in favor of the trustee on almost all of our assets and those of our subsidiaries that have guaranteed the notes.



       - These liens do not apply to (1) mobile equipment, (2) coal leases and other contracts and permits that prohibit these liens or assignments, (3) real property located in Maryland and (4) some specific parcels of real property and related improvements located in other states.


       - Although we have provided the best descriptions of real property collateral available to us, some of those descriptions may be inaccurate or insufficient to create valid liens on the property.

       - The liens that secure the notes are junior to the liens that secure our commercial loan facility and to all other liens that existed on October 28, 1999. This means that holders of these senior liens are entitled, if we default, to be paid in full from proceeds of collateral before any payments are made on the notes.


       - We have the right to obtain the release of collateral without replacing it as long as we comply with the restrictions and procedural requirements of the indenture.



       - The trustee's ability to enforce the liens and to retain proceeds of any enforcement action it takes is limited by an intercreditor agreement with our lenders that hold senior secured debt.



       - The trustee's willingness to enforce the liens against individual parcels of real property may also be limited by concerns about becoming liable for dealing with environmental problems at the property


COLLATERAL

The collateral for the notes includes all of our and the guarantor subsidiaries' right, title and interest in and to each of the following:

       -      Accounts

       -      books and records

       -      equipment, not including mobile equipment

       -      General Intangibles

       -      Inventory

       -      Negotiable Collateral

       -      cash collateral

       -      Investment Property, including, all capital stock in subsidiaries

       - Real Property Collateral, not including real estate located in Maryland and specified parcels of real property and related improvements located elsewhere



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



       - any money or other of our assets and those of the guarantor subsidiaries which come into the possession, custody or control of the collateral agent


       - the proceeds and products, whether tangible or intangible, of any of the items above, including proceeds of insurance covering any or all of the collateral, and any and all Accounts, books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection or other disposition of any of the items above or any portion of or interest in those items and the proceeds of those items.

In the case, however, of any coal supply agreement, coal brokerage agreement, other agreement or leasehold interest or permit the terms of which prohibit or would give the other party the right to terminate if the contract or permit were assigned or subjected to a lien, then unless the other party's consent has been obtained or the restriction is found to be unenforceable, the liens securing the notes apply solely to the proceeds of the contract or permit.

Furthermore, the liens securing the notes may not be effective against some parcels of real property because (1) we do not have accurate or adequate legal descriptions of those parcels, and (2) some of our leasehold interests or those of the guarantor subsidiaries may not be properly recorded in the land records. It should be noted, however, that the property descriptions that we used to create the liens securing the notes are essentially the same as the ones we used to create the liens securing the loan from our commercial lender, so any problems caused by those descriptions would apply to both kinds of debt.


The collateral release provisions of the indenture permit the release of collateral without substitution of collateral of equal value under specified circumstances. See "--Possession, Use and Release of Collateral--Release of Collateral." As described under the subsection entitled "--Repurchase at the Option of Holders--Asset Sales," the net cash proceeds of specified asset sales may be utilized for various purposes, including for the purpose of making an offer to purchase notes. To the extent that cash proceeds remain after we have purchased all notes that are tendered in response to a purchase offer, the unutilized net cash proceeds may be released to us, free of the lien securing the notes.



If an event of default occurs under the indenture, the collateral agent may take action to protect and enforce its rights in the collateral, including the institution of foreclosure proceedings, except to the extent it is prohibited from doing so by the terms of the intercreditor agreement between Foothill and The Bank of New York, as collateral agent. See "--Intercreditor Agreement." As long as the intercreditor agreement remains in effect, proceeds of foreclosure on collateral must be applied in accordance with that agreement, which generally means net proceeds must be paid to our lenders that hold senior secured debt until their loans have been paid in full before the collateral agent can apply any proceeds under the indenture. Collateral proceeds that are available to the collateral agent are to be used first to pay the expenses of the foreclosure and fees and other amounts then payable to the trustee under the indenture and, after that, to pay the principal of and interest on, and other amounts due with respect to, the notes.


Real property pledged as security for debt may be subject to known and unforeseen environmental risks. Under federal environmental laws, a secured lender may be held liable, in limited circumstances, for the costs of cleaning up or preventing releases or threatened releases of hazardous substances at or from a mortgaged property. There may be similar risks under various state laws and common law theories. Lender liability may be imposed where the lender actually participates in the management or operation of the mortgaged property, with some exceptions.


Under the indenture, the trustee may, before taking specified actions, request that holders of notes provide an indemnification against its costs, expenses and liabilities. It is possible that environmental cleanup costs could become a liability of the trustee and cause a loss to any holders of notes that provided indemnification. In addition, the holders may act directly rather than through the trustee, in specified circumstances, in order to pursue a remedy under the indenture. If noteholders exercised that right, they could, under some circumstances, be subject to the risks of environmental liability discussed above.


LIEN SUBORDINATION


The liens securing our senior secured indebtedness have priority over the liens securing the notes with respect to all collateral. The senior secured indebtedness currently consists of a term loan and a revolving credit facility extended by Foothill and other lenders. The principal amount outstanding under this credit facility may be as much as $55 million. The agent for our lenders that hold senior secured debt and The Bank of New York, as collateral agent under the indenture, have entered into an intercreditor agreement relating to the administration, preservation and disposition of the collateral. See "--Intercreditor Agreement" below. The collateral agent and each noteholder acknowledge that, as more fully set forth in the intercreditor agreement, regardless of the order or manner of attachment or perfection, the liens of the trustee on the collateral are subject to and subordinate in all respects to the liens of the




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lenders that hold senior secured debt. Until the senior secured indebtedness has been paid in full and the credit facilities have been terminated, the collateral agent will be prohibited from taking any action to enforce the liens securing the notes.



The liens on the collateral that secure senior secured debt have priority over the liens securing the notes. In the event we default on the notes, or enter into bankruptcy, liquidation or reorganization, our assets would be used to pay the senior secured indebtedness before any payment from those assets could be made on the notes. The relative priorities of the lenders that hold senior debt and the noteholders with respect to the collateral are set forth in the intercreditor agreement. As of January 12, 2000, we and our subsidiaries had outstanding senior secured indebtedness, including amounts outstanding under the loan agreement with Foothill and other Indebtedness secured by prior liens, of approximately $12.9 million. The indenture permits us and our Restricted Subsidiaries to incur additional Indebtedness, including secured Indebtedness, subject to limitations. Specifically, Indebtedness under the loan agreement with Foothill may be as much as $55 million.



Under some circumstances, we can designate current or future subsidiaries as unrestricted subsidiaries. Unrestricted subsidiaries are not subject to the restrictive covenants set forth in the indenture. All of our subsidiaries currently are restricted subsidiaries.


INTERCREDITOR AGREEMENT


The intercreditor agreement between Foothill and The Bank of New York, as collateral agent under the indenture, provides


       - the relative priorities of the parties to the agreement in and to the collateral,

       - the conditions under which the parties to the agreement will consent to the release of or granting of any Lien in any of the collateral and

       - the conditions under which the parties to the agreement will enforce their rights with respect to the collateral and the Indebtedness secured by the collateral.


The intercreditor agreement imposes significant limitations on the ability of the collateral agent to enforce the liens securing the notes while amounts remain outstanding under our credit facilities. See "Description of Other Indebtedness--Intercreditor Agreement."


BANKRUPTCY LIMITATIONS


The rights of the collateral agent under the indenture to repossess and dispose of the collateral upon the occurrence of an event of default would be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were commenced by or against us before the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without the bankruptcy court's approval. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, as long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security to replace the value of existing collateral that is lost as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."


SUBSIDIARY GUARANTEES


Our payment obligations under the notes are jointly and severally guaranteed, fully and unconditionally, on a secured basis, by our wholly owned subsidiaries. Each of the subsidiaries that has guaranteed the notes is a borrower under the loan agreement with Foothill and is liable for amounts due under the loan agreement on a senior secured basis. As a result, the subsidiaries' guarantees of the notes are effectively subordinated to the prior payment in full of all senior secured indebtedness. The obligations of each subsidiary guarantor are limited in order not to constitute a fraudulent conveyance under applicable law.



The indenture prohibits the guarantor subsidiaries from merging with other entities that are not guarantors unless specified tests are met and the surviving entity becomes a guarantor of the notes. The indenture also provides that, in the event of a sale or other disposition of all of the stock or assets of any guarantor subsidiary, the stock or assets will be released from the liens securing the




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



notes as long as the proceeds of the sale are to be applied in accordance with the applicable provisions of the indenture. See "--Security" and "--Repurchase at the Option of Holders--Asset Sales."


OPTIONAL REDEMPTION

We may redeem any of the notes at our option. The initial redemption price is 104% of the principal amount, plus accrued interest and liquidated damages, if any. The redemption price will decline each year after 2000 and will be 100% of the principal amount, plus accrued interest and liquidated damages, if any, beginning on October 1, 2003.

We may redeem all or part of the notes upon our giving not fewer than 30 nor more than 60 days' notice at the redemption prices, expressed as percentages of principal amount, set forth below:


          YEAR                                                      PERCENTAGE
          ----                                                      ----------
          Until October 1, 2000.........................................104%
          Beginning October 1, 2000.....................................103%
          Beginning October 1, 2001.....................................102%
          Beginning October 1, 2002.....................................101%
          Beginning October 1, 2003 and thereafter......................100%


MANDATORY REDEMPTION

We must redeem, or offer to redeem, notes from excess asset sale proceeds or upon a change of control.

MANDATORY REDEMPTION FROM EXCESS ASSET SALE PROCEEDS

       - During the first 15 days of January and July of each year, we may be required to offer to redeem notes out of excess proceeds of asset sales we received by the end of the immediately preceding month that have not been previously used to make an offer to redeem.

       - Asset sale proceeds do not have to be used for this purpose if they are used within 120 days of receipt (1) to make a permanent paydown of senior secured debt, (2) to buy back secured notes in the market at a time when no senior secured debt is outstanding or
              (3) to pay for capital expenditures relating to our coal mining activities or that of any of the guarantor subsidiaries.

       - In addition, we can use the first $1 million plus 40% of the excess over $1 million of what would otherwise be excess asset sale proceeds for general corporate purposes rather than to redeem notes.

       - We must pay 100% of outstanding principal plus accrued interest and any liquidated damages on notes that we redeem out of excess asset sale proceeds.

       - If the total redemption price of notes tendered in response to an offer to redeem is less than the amount of excess proceeds, we can use the remaining excess proceeds for general corporate purposes.


Within 120 days after the receipt of any proceeds from an asset sale, we or a guarantor subsidiary may apply the proceeds, at our option, (1) to repay senior secured indebtedness, and to correspondingly permanently reduce commitments with respect to that senior secured indebtedness in the case of term borrowings, (2) at any time when no senior secured indebtedness is outstanding and no default or event of default has occurred or is continuing, to offer to purchase notes in the market in accordance with the terms of the indenture at a price and in an amount we determine, or (3) to the making of a capital expenditure in a Permitted Business relating to our coal mining activities and that of the guarantor subsidiaries if deemed necessary and appropriate for use in the ordinary course of our business and that of our subsidiaries by our board of directors or to reimburse the cost of a capital expenditure made during the 120 days before the proceeds were received. The property and assets that are the subject of that capital expenditure and any other non-cash consideration received as a result of the asset sale, however, must be made subject to the liens securing the notes. Pending the final application of any asset sale proceeds, we may temporarily reduce Indebtedness under our credit facilities or invest the proceeds in any manner that is not prohibited by the indenture.


We must use 60% of the excess over $1.0 million of net proceeds from asset sales that are not applied or invested as provided in the preceding paragraph to make offers to redeem notes. The amount of proceeds required to be used for this purpose is calculated twice each year, as of June 30 and December 31. If the amount of excess proceeds exceeds $1 million on either date, we must make an offer to all holders of notes within 15 days after that date to purchase the maximum principal amount of notes that may be purchased out of the excess proceeds, at an offer price in cash in an amount equal to 100% of principal plus accrued and unpaid interest and liquidated



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



damages on those notes, if any, to the date of purchase, in accordance with the applicable procedures set forth in the indenture. To the extent that the aggregate amount of notes tendered in response to the offer is less than the amount of excess proceeds available to purchase those notes, we may use any remaining excess proceeds for general corporate purposes. If the aggregate principal amount of notes tendered by holders in response to the offer exceeds the amount of excess proceeds available to purchase notes, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of the offer to purchase, the amount of excess proceeds will be reset at zero.


MANDATORY REDEMPTION UPON A CHANGE OF CONTROL

       - Upon a change of control, holders have the right to require us to redeem their notes at 101% of principal plus accrued interest and any liquidated damages.


Upon the occurrence of a Change of Control, each holder of notes will have the right, which neither we nor the trustee may waive, to require us to repurchase all or any part of that holder's notes at an offer price in cash equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, on the notes to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each noteholder describing the transaction or transactions that constitute the Change of Control. The notice will also contain our offer to repurchase notes on the date specified in the notice. That date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. The offer and repurchase will be made in accordance with the procedures required by the indenture and described in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.


The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. As a result, the ability of a noteholder to require us to repurchase those notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or entity or group may be uncertain.


Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the noteholders to require that we repurchase or redeem their notes in the event of a takeover, recapitalization or similar transaction.


       - Our commercial loan agreement prohibits us from redeeming notes unless there is no existing default and specified financial tests are met.


The loan agreement with Foothill prohibits us from purchasing any notes unless specified conditions are satisfied. The loan agreement also provides that Change of Control events with respect to us would constitute a default under the loan agreement. Among other things, we are not permitted to purchase notes unless there is no existing Event of Default and, after taking account of the use of funds for the purchase, the subsidiaries would have the ability to borrow at least $5.0 million, in the case of purchases funded by asset sale proceeds, or $10.0 million, in all other cases, under the revolving credit facility of the loan agreement. Any future credit agreements or other agreements to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes, or we could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture, which would, in turn, constitute a default under the loan agreement with Foothill.


PROCEDURES FOR REDEEMING NOTES


If fewer than all of the notes are to be redeemed or repurchased in an offer to purchase at any time, the trustee will make the selection of notes for redemption or repurchase in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not so listed, the selection will be made on a pro rata basis. No notes that have been previously reissued at less than their original principal amount, however, will be redeemed except as part of the redemption of all notes held by the same holder. Notices of redemption or repurchase will be mailed by first class mail at least 30, but not more than 60, days before the redemption date or repurchase date to each holder of notes to be redeemed or repurchased at its registered address. If any note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to that note will state the portion of the principal amount of the note to be redeemed or repurchased. A note in principal amount equal to the unredeemed or unrepurchased portion will be issued in the name of the noteholder upon cancellation of the original note. On and after the redemption or repurchase date, interest ceases to accrue on notes or portions of notes called for redemption or repurchase.




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DEFINITIONS


Set forth below is a summary of some terms used in this description of the notes. We refer you to the indenture for the full definition of these terms.


"ACCOUNTS" means all accounts, contract rights and all other forms of obligations owing to us and the subsidiaries that have guaranteed the notes arising out of the sale or lease of goods or the rendition of services by us and those subsidiaries, irrespective of whether earned by performance, and any and all related credit insurance, guaranties or security.


"APPRAISER" means an engineer, appraiser or other expert who, except as otherwise expressly provided in the indenture, we may employ.


"ASSET SALE" means

       (1) the sale, lease, conveyance or other disposition of any assets or rights, including a sale and leaseback or a contract settlement, other than in the ordinary course of business; however, the sale, lease, conveyance or other disposition of all or substantially all of our assets will be treated either as a Change of Control or as a merger or consolidation rather than as an Asset Sale; and

       (2) the issue or sale by us or any of our Restricted Subsidiaries of equity interests of any of our Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions that have a fair market value, as determined in good faith by our board of directors, in excess of $1.0 million or for net cash proceeds in excess of $100,000.


       - The following kinds of transactions are not treated as Asset Sales even if they meet the tests described in the first sentence of this definition:


       - our transfer of assets to a subsidiary that has guaranteed the notes or a transfer by that subsidiary to us or to another guarantor subsidiary;

       - a guarantor subsidiary's issuance of equity interest to us or to another guarantor subsidiary;

       - a Restricted Payment that is permitted by the covenant described under "--Covenants--Limitation on Restricted Payments;"

       -      a disposition of cash equivalents;

       - a disposition in the ordinary course of business of either obsolete equipment or equipment otherwise no longer useful in the business;

       - a disposition in the ordinary course of business of mineral rights or real property no longer useful in the business for net proceeds not to exceed $50,000 in the aggregate in any calendar year;

       - any sale of equity interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

       - any sale and leaseback of an asset within 90 days after the completion of construction or acquisition of the asset;


       - contribution of excluded assets to an entity engaged in a Permitted Business in exchange for an equity interest in that entity which is subjected to the liens securing the notes; and


       - any disposition of Inventory or Accounts in the ordinary course of our or the guarantor subsidiaries' business.

"CAPITAL LEASE OBLIGATION" means, as of any measurement date, the amount of the liability under a capital lease that would be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles.

"CHANGE OF CONTROL" means the occurrence of any of the following:

       (1) the sale, lease, transfer, conveyance or other disposition, other than by merger or consolidation, in one or a series of related transactions, of all or substantially all of our assets and those of our Restricted Subsidiaries taken as a whole to any "person," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, other than to the Permitted Holders;

       (2)    the adoption of a plan relating to our liquidation or dissolution;

       (3) the consummation of any transaction, including any merger or consolidation, the result of which is that any person or entity, other than the Permitted Holders, becomes the "beneficial owner," as that term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, directly or indirectly, of more than 80% of our voting stock, as measured by voting power rather than number of shares; or



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       (4)    we consolidate with, or merge with or into, any person or entity, other than the Permitted Holders, or any person or entity, other than the Permitted Holders, consolidates with, or merges with or into, us in connection with a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property. This does not include, however, any transaction in which our voting stock outstanding immediately before the transaction is converted into or exchanged for voting stock of the surviving or transferee entity constituting a majority of the outstanding shares of the voting stock of the surviving or transferee entity, immediately after giving effect to the issuance.

"COAL ACQUISITION PREFERRED STOCK" means preferred stock that (1) is issued to a seller of coal properties or assets as part of the consideration or financing of the acquisition of the properties or assets and (2) provides for the payment of dividends calculated by reference to the revenues from coal production of those properties or assets, as long as the aggregate purchase price is fair to us. Our Class C preferred stock, par value $13,000 per share, and Class D preferred stock, par value $7,000 per share, each as in effect on October 1, 1999, are each Coal Acquisition Preferred Stock.


"CONSOLIDATED CASH FLOW" means, for any particular period, the result of the following calculation: Start with our Consolidated Net Income for the period in question and


       (1) add back extraordinary losses and net losses in connection with Asset Sales which were deducted in computing Consolidated Net Income for the period;

       (2) add back accrued taxes based on income or profits that were deducted in computing Consolidated Net Income for the period;

       (3) add back consolidated interest expense, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred with respect to letter of credit or bankers' acceptance financings and net payments, if any, under Hedging Obligations, that were deducted in computing Consolidated Net Income for the period;

       (4) add back depreciation, depletion and amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, that were deducted in computing Consolidated Net Income for the period; and

       (5) subtract non-cash revenues, other than non-cash income that represents an accrual of cash revenues in any future period, that was included in Consolidated Net Income for the period.

Notwithstanding the calculation above, taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, our subsidiaries will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent, and in the same proportion, that the Net Income of each subsidiary was included in calculating the Consolidated Net Income and only if the subsidiary would not be prohibited from paying that amount to us as a dividend.

"CONSOLIDATED NET INCOME" means, for any period, our Net Income and that of our Restricted Subsidiaries, on a consolidated basis, determined in accordance with generally accepted accounting principles, adjusted as follows:

       (1) the Net Income of any subsidiary that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash, or to the extent converted into cash, to us or our wholly owned subsidiary;

       (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the Restricted Subsidiary's declaration or payment of dividends or similar distributions of its Net Income is prohibited;

       (3) the Net Income of any person or entity acquired in a pooling of interests transaction for any period before the date of the acquisition will be excluded;

       (4) the cumulative effect of a change in accounting principles will be excluded; and

       (5)    any net after-tax extraordinary gains or losses will be excluded.


"EQUIPMENT" means all of our and the guarantor subsidiaries' machinery, machine tools, motors, equipment, furniture, furnishings, loading facilities, tipples, processing plants and similar structures, fixtures, tools, parts, goods, other than consumer goods, farm products or Inventory, wherever located. Equipment does not include, however, Mobile Equipment.




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"FIXED CHARGES" means, for any period, the sum, without duplication, of the following charges or expenses:

       (1) our consolidated interest expense and that of our Restricted Subsidiaries, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges in connection with letter of credit or banker's acceptance financings and net payments, if any, under Hedging Obligations;

       (2) our consolidated interest expense and that of our Restricted Subsidiaries which was capitalized during that period;

       (3) any interest expense on Indebtedness of another person or entity which we or one of our Restricted Subsidiaries guarantees or which is secured by a lien on our assets or that of one of our Restricted Subsidiaries, whether or not the guarantee or lien is called upon;

       (4) the product of (a) all cash dividend payments, on any series of our preferred stock or that of any of our Restricted Subsidiaries, other than dividend payments on equity interests payable solely in our equity interests, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus our then current combined federal, state and local effective tax rate, expressed as a decimal.

"FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of our Consolidated Cash Flow and that of our Restricted Subsidiaries to their Fixed Charges. In the event that we or any of our Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness, other than revolving credit borrowings, or issues or redeems preferred stock after the start of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date as of which the Fixed Charge Coverage Ratio is being calculated, then the Fixed Charge Coverage Ratio will be calculated as if that incurrence, assumption, guarantee or redemption of Indebtedness, or the issuance or redemption of preferred stock had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,

       (1) acquisitions and Investments that we or any of our Restricted Subsidiaries has made, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or between the reference period and the calculation date, will be treated as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for the reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

       (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with generally accepted accounting principles, and operations or businesses disposed of before the calculation date, will be excluded; and

       (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with generally accepted accounting principles, and operations or businesses disposed of before the calculation date, will be excluded, but only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of any of our Restricted Subsidiaries or us following the calculation date.

"GENERAL INTANGIBLES" means all of our and the guarantor subsidiaries' present and future general intangibles and other personal property, including rights under coal supply contracts, coal brokerage agreements and other contract rights, rights arising under common law, statutes or regulations, choses or things in action, goodwill, permits, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds and tax refund claims, other than goods, Accounts and Negotiable Collateral.


"HEDGING OBLIGATIONS" means the obligations of a person or entity under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements with respect to Indebtedness that is permitted by the terms of the indenture and (2) other agreements or arrangements designed to protect against fluctuation in interest rates or the value of foreign currencies purchased or received in the ordinary course of business.


"INDEBTEDNESS" means, for any person or entity, as of any date,


       - any indebtedness, whether or not contingent, for borrowed money or evidenced by bonds, notes, debentures or similar instruments, letters of credit or reimbursement agreements for letters of credit, other than standby letters of credit issued in the ordinary course of business that either have not been drawn upon or, if drawn upon, were reimbursed no later than




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              the tenth business day after the issuer of the letter of credit demanded reimbursement, bankers' acceptances, Capital Lease Obligations, the deferred and unpaid portion of the purchase price of property, other than trade payables, and Hedging Obligations, if and to the extent any of these forms of indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the person or entity prepared in accordance with generally accepted accounting principles; and

       - all indebtedness of others secured by a lien on any asset of that person or entity, whether or not that person or entity assumes the indebtedness, and, to the extent not otherwise included, the person or entity's guarantee of any indebtedness of any other person or entity.

The amount of any Indebtedness outstanding as of any date will be (1) the accredited value of the Indebtedness, in the case of any Indebtedness that does not require current payment of interest, and (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

"INDEPENDENT" means a person or entity that

       -      is in fact independent,

       - does not have any direct financial interest or any material indirect financial interest in us or in any subsidiary that has guaranteed the notes or in any affiliate of us or a guarantor subsidiary, and

       - is not connected with us or any guarantor subsidiary as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.


Whenever an opinion or certificate of an Independent person or entity is required under the indenture, that person or entity must be appointed by an order signed by two of our officers and approved by the trustee in the exercise of reasonable care. The opinion or certificate must state that the signer has read this definition and that the signer is independent as that term is defined in the indenture.



"INTERCREDITOR AGREEMENT" means the intercreditor agreement dated as of October 1, 1999, between The Bank of New York, as collateral agent under the indenture, and Foothill Credit Corporation, as collateral agent for the senior commercial lenders, substantially in the form attached as an exhibit to the indenture, as it may be amended, waived or otherwise modified from time to time in accordance with the provisions of the agreement, or any similar agreement with lenders under any replacement credit facility on terms which, taken as a whole, are not materially less favorable to the noteholders in any material respect than the form attached as an exhibit to the indenture.


"INVENTORY" means all of our and the guarantor subsidiaries' present and future inventory, whether in the form of raw materials, work-in-process or finished and semi-finished inventory of any kind, nature or description, wherever located, including the following:

       - all minerals in whatever form, including coal, fly ash, bottom ash or other ash, methane, sulfur, sulfur dioxide and other by-products resulting from the processing of the coal we and the subsidiaries that have guaranteed the notes mine and other minerals and chemicals resulting from the mining or processing of coal;

       - cast iron fittings, paint, belts and hoses, bolts and nuts, wire and wire products, welding supplies, tools, steel, rope, timber, railroad, spikes, railroad car parts and railroad crane parts, baghouse parts, pump parts, compressor parts, electrical parts, bearings, drills, bits and accessories and other parts and supplies;

       -      all wrapping, packaging, advertising and shipping materials; and


       - any other personal property held for sale, exchange or lease or furnished or to be furnished or used or consumed in the business or in connection with the manufacturing, packaging, shipping, advertising, selling or finishing of goods, inventory, merchandise and other personal property, and all names or marks affixed to or to be affixed to these items for purposes of our and the guarantor subsidiaries' selling these items and all right, title and interest to them.


Inventory also includes all coal (1) in which we and the subsidiaries that have guaranteed the notes have any interest which has been mined, (2) that is in a coal stockpile and (3) that is held for sale in the ordinary course of business, together with all other present and future goods we and the guarantor subsidiaries hold for sale in the ordinary course of business, wherever located.

"INVESTMENT PROPERTY" means "investment property" as that term is defined in
Section 9-115 of the New York Uniform Commercial Code.


"INVESTMENTS" means all investments a person or entity makes in other persons or entities, including affiliates, in the form of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions -- excluding commission,



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travel and similar advances to officers and employees made in the ordinary course of business -- purchases or other acquisitions for consideration of Indebtedness and equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any equity interests of any of our direct or indirect Restricted Subsidiaries so that, after giving effect to the sale or disposition, the person or entity is no longer a Restricted Subsidiary, we will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the equity interests of the Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described below under "--Covenants --Limitation on Restricted Payments."


"MOBILE EQUIPMENT" means all equipment that is (1) mobile, and (2) used or useful in connection with our coal mining, extraction, development, construction or environmental remediation activities or that of any Restricted Subsidiary. Mobile Equipment includes any of the following, whether the equipment is on wheels, is track mounted or is skid mounted: bulldozers, drills, pans, augers, high wall miners, continuous miners, shuttle cars, roof bolters, mobile roof supporters, rock dusters, man trips, scoops, backhoes, shovels, front end loaders, continuous haulage units, underground locomotives, loaders, trailers, trucks, other motor vehicles and other mining, construction, earthmoving or excavating equipment of a similar nature.

"NEGOTIABLE COLLATERAL" means letters of credit, notes, drafts, instruments, Investment Property, documents, and chattel paper issued to us or any of our subsidiaries that have guaranteed the notes; personal property leases under which we or our subsidiary is the lessor; and the books relating to any of these items.

"NET INCOME" means, for any person or entity and any period, the net income
(loss) of the person or entity, determined in accordance with generally accepted accounting principles and before deducting preferred stock dividends, excluding, however, the following items:

       (1) any extraordinary gain, but not loss, together with any related provision for taxes on that gain, but not loss, realized in connection with any Asset Sale or disposition of any securities or the extinguishment of any Indebtedness; and

       (2) any extraordinary gain, but not loss, together with any related provision for taxes on the extraordinary gain, but not loss.

In determining Consolidated Net Income for the purpose of the covenant described under "--Covenants --Limitation on Restricted Payments" only, however, items (1) and (2) will not be so excluded.

"PERMITTED BUSINESS" means coal producing, coal mining, coal brokering or mine development or any business that is reasonably similar or is a reasonable extension, development or expansion or is ancillary to these activities, including ash disposal and/or environmental remediation, and participation in the ownership and operation of coal-fired electric power generating facilities that purchase coal or other inventory from us or any Restricted Subsidiary.


"PERMITTED HOLDERS" means the Estate of John J. Faltis, JJF Group Limited Liability Company, P. Bruce Sparks, PPK Group Limited Liability Company, Anker Holding B.V., First Reserve Corporation, American Oil & Gas Investors, Limited Partnership, Amgo II, Limited Partnership, First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership, First Reserve Fund VI, Limited Partnership and First Reserve Fund VII, Limited Partnership, any of the entities that received warrants on October 28, 1999 to purchase our common stock and any of their affiliates and their successors and assigns.


"PERMITTED INVESTMENTS" means

       (1) any Investment in Anker Coal Group or in a subsidiary that is a guarantor of the notes;

       (2)    any Investment in cash equivalents;

       (3) any Investment by us or any guarantor subsidiary in a person or entity, if as a result of the Investment (a) the person or entity becomes a subsidiary that guarantees the notes or (b) the person or entity is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a subsidiary that is a guarantor of the notes;


       (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant described under "--Mandatory Redemption--Asset Sales;"


       (5) any acquisition of assets solely in exchange for the issuance of our equity interests;

       (6)    any Investment existing on October 1, 1999;



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       (7)    any Investment acquired by us or any of our Restricted
              Subsidiaries (a) in exchange for any other Investment or accounts receivable held by us or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of the other Investment or accounts receivable or (b) as a result of the transfer of title with respect to any secured investment in default as a result of a foreclosure by us or any of our Restricted Subsidiaries with respect to the secured Investment;

       (8) Hedging Obligations permitted under the covenant described under "--Covenants--Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock;"

       (9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business;

       (10) any guarantees permitted to be made pursuant to the covenant described under "--Covenants--Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock;"


       (11) any Investment of excluded assets, other than Mobile Equipment, in any person or entity engaged in the ownership and operation of a coal-fired power generation facility that purchases coal or other inventory from us or any Restricted Subsidiary; however, any ownership interest in that person or entity we or a subsidiary guarantor making the Investment receives will be subjected to the liens securing the notes; and


       (12) other Investments in any person or entity, including Investments in Unrestricted Subsidiaries, primarily engaged in a Permitted Business having an aggregate fair market value, measured on the date each Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, do not exceed $10.0 million.

"PERMITTED LIENS" means

       (1)    liens securing senior Indebtedness that is permitted by clauses
              (1), (2), (7) and (9) under "--Covenants--Permitted Debt" and the liens securing the notes;

       (2)    liens in favor of us;

       (3) liens on property of an entity existing at the time it is merged into or consolidated with us or any of our subsidiaries, as long as the liens were in existence before the contemplation of the merger or consolidation and do not extend to any assets other than those of the person or entity merged into or consolidated with us;

       (4) liens on property existing at the time it was acquired by us or any of our subsidiaries, as long as the liens were in existence before the contemplation of the acquisition;

       (5) liens to secure the performance of statutory or regulatory obligations, leases, surety or appeal bonds, performance bonds or other obligations of a similar nature incurred in the ordinary course of business;

       (6) liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) under "--Covenants--Permitted Debt" covering only the assets acquired with that Indebtedness;

       (7)    liens existing on October 1, 1999;

       (8) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision required in conformity with generally accepted accounting principles has been made;


       (9) liens incurred in the ordinary course of our business or that of any of our subsidiaries with respect to obligations that do not exceed $5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and (b) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in our or the subsidiary's operation of business;


       (10) liens on assets of Unrestricted Subsidiaries which secure non-recourse debt of Unrestricted Subsidiaries;

       (11) liens on assets of subsidiaries that have guaranteed the notes which would be Permitted Liens if they were liens or assets of us to secure senior Indebtedness that was permitted to be incurred by clauses (1), (2), (7) and (9) under "--Covenants--Permitted Debt;" and


       (12) liens securing Permitted Refinancing Indebtedness to the same extent, as long as the lien is not secured by any additional assets, and with the same or lower priority as liens securing the Indebtedness that was exchanged or extended, refinanced, renewed, replaced, defeased or refunded with the net proceeds of the Permitted Refinancing Indebtedness.




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"PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of us or any of our
Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness of us or any of our Restricted Subsidiaries, as long as

       (1) the principal amount, or accreted value, if applicable, of the Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred, including premiums paid, if any, to the holders of the Indebtedness;

       (2) the Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

       (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date later than 91 days after the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the noteholders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

       (4) the Indebtedness is incurred either by us or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


"REAL PROPERTY COLLATERAL" means the parcel or parcels of real property and related improvements described in the mortgages securing the notes and any real property we and the subsidiaries that have guaranteed the notes acquire in the future, including leasehold interests, together with all buildings, structures, fixtures and other improvements relating to the property, and all metals and minerals that are in, under, upon, or to be produced from the real property to the extent of our rights and those of the subsidiaries that have guaranteed the notes to the same, including all coal, but only to the extent the metals and minerals have not been extracted from the real property, wherever located, including our real property and related assets and that of the subsidiaries that have guaranteed the notes, as more particularly described in the mortgages securing the notes. Real Property Collateral will not include, however, the specified interests in real property listed in Schedule B to the indenture or any non-assignable property. The Real Property Collateral also will not include any real property located in the State of Maryland which is not subject to the liens securing the senior secured indebtedness.


"RESTRICTED SUBSIDIARY" of a person or entity means any Subsidiary of us or of our subsidiary that is not an Unrestricted Subsidiary.


"UNRESTRICTED SUBSIDIARY" means any of our subsidiaries that our board of directors designates as an Unrestricted Subsidiary through a board resolution, but only to the extent that the subsidiary:


       -      has no Indebtedness other than non-recourse debt;

       - is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries, unless the terms of the agreement, contract, arrangement or understanding are no less favorable to us or the Restricted Subsidiary than those that might be obtained at the time from persons or entities that are not affiliates;

       - is a person or entity with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation
              (1) to subscribe for additional equity interests or (2) to maintain or preserve the person or entity's financial condition or to cause the person or entity to achieve any specified levels of operating results; and

       - has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries.


If, at any time, any Unrestricted Subsidiary would fail to meet the conditions referred to above as an Unrestricted Subsidiary, it will then cease to be an Unrestricted Subsidiary for purposes of the indenture, and any Indebtedness of the subsidiary will be deemed to be incurred by our Restricted Subsidiary as of that date. If the Indebtedness is not permitted to be incurred as of that date under the covenant described under "--Covenants--Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock," we will be in default of that covenant.



Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. In that case, the designation will be deemed to be an incurrence of Indebtedness by our Restricted Subsidiary of any outstanding Indebtedness of the Unrestricted Subsidiary, and the designation will only be permitted if (1) the Indebtedness is permitted under the covenant described under "--Covenants--Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period, and (2) no default or Event of Default under the indenture would exist following the designation.




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"WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

       - the sum of the products obtained by multiplying (1) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, by (2) the number of years, calculated to the nearest one-twelfth, that will elapse between that date and the making of the payment, by

       -      the then-outstanding principal amount of the Indebtedness.

COVENANTS


The indenture contains covenants with which we must comply. Here are summaries and more detailed descriptions of the principal covenants.


LIMITATION ON ASSET SALES. We may not sell assets unless we receive fair market value and at least 75% of the consideration is in cash or assets to be used for our coal mining business. Proceeds of permitted Asset Sales must be used for permitted purposes or to redeem notes, as described above under "-Mandatory Redemption - Asset Sales."


The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless


       - we or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by our board of directors, of the assets or equity interests issued or sold or otherwise disposed of, and

       - at least 75% of the consideration we or the Restricted Subsidiary receives is in the form of (1) cash or cash equivalents or (2) property or assets to be used in the ordinary course of our or the subsidiary's coal mining business.

For purposes of determining compliance with this covenant, the following types of consideration are treated as cash or cash equivalents:

       - any liabilities of the seller, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes, which the transferee assumes under an agreement that releases the seller from further liability; and

       - any securities, notes or other obligations the seller receives from the transferee which are converted into cash within 90 days after the Asset Sale.

Proceeds of permitted Asset Sales must be used for permitted purposes or to redeem notes, as described above under a "--Mandatory Redemption--Asset Sales."

LIMITATION ON RESTRICTED PAYMENTS. We may not make restricted payments - such as cash dividends on capital stock, repurchases or redemptions of stock or investments in or loans to unrestricted entities in which we have an interest, unless a series of requirements are met or a specific exemption applies. The requirements are as follows:


       - There can be no default under the indenture either before or after the payment;


       - We must be able to meet the financial test to incur additional debt, even if the payment is treated as having been made at the beginning of the previous four quarters; and

       - The payment in question, together with all other restricted payments, would not exceed a cap that is calculated by reference to our income and cash receipts.


Even if these general requirements are not met, we can make some kinds of payments that would otherwise be restricted as long as they qualify under one of the specific exemptions in the covenant. Most of the exemptions apply only if there is no existing Event of Default under the indenture. The exemptions include:



       - Payments of dividends on stock that were permissible under the indenture when declared;



       - Payments to retire debt or preferred stock which are made out of proceeds of the sale of our common stock;


       - Refinancing of our 9 3/4% Series B Senior Notes due 2007 or of subordinated debt;

       - Redemption of stock our officers, directors and employees own under specified circumstances;


       - Redemption of our Series A and Series B preferred stock following a Change of Control and redemption of all notes that are tendered for redemption as a result of the Change of Control; and




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       -      Payment of dividends on our Coal Acquisition Preferred Stock.


The restrictions of the covenants in the indenture apply only to us and subsidiaries that our board of directors has designated as Restricted Subsidiaries. Our board can change the designation of any subsidiary and make these restrictions inapplicable, but only if our investment in, and other transactions with, the subsidiary would be permissible under the terms of the indenture.



The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, take any of the following actions unless the tests set forth below are satisfied:


       (1) declare or pay any dividend or make any other payment or distribution to direct or indirect shareholders on account of their equity interests, other than dividends or distributions payable in our stock that is not mandatorily redeemable until at least 91 days after the notes mature;

       (2) purchase, redeem or otherwise acquire or retire for value any of our equity interests or that of any direct or indirect parent of us;

       (3) make any principal payment on, or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any of our 9 3/4% Series B Senior Notes due 2007 or Indebtedness that is subordinated to the notes, except a scheduled repayment of principal or a payment of principal at stated maturity; or

       (4)    make any Investment other than a Permitted Investment.

All of the following tests must be satisfied in order for us or our Restricted Subsidiaries to be permitted to make any of the payments specified above:


       - No default or Event of Default under the indenture can be continuing or would result from the payment;


       - At the time of making the payment and after giving effect to the payment as if it had been made at the beginning of the applicable four-quarter period, we would be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test, as set forth below under "--Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock;" and

       - The payment, together with the aggregate amount of all other restricted payments we and our Restricted Subsidiaries make after October 1, 1999, excluding restricted payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph, is less than the sum, without duplication, of the following:

              (1) 50% of our Consolidated Net Income for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after October 1, 1999 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the restricted payment, or, if the Consolidated Net Income for the period is a deficit, less 100% of that deficit, plus

              (2) 100% of the aggregate net cash proceeds and the fair market value of marketable securities, as we determine in good faith, we receive from the issue or sale to a person or entity other than a Restricted Subsidiary since October 1, 1999 of our stock, other than stock that we can be required to redeem, or of our debt securities that have been converted into stock; however, proceeds used to acquire or redeem our 9 3/4% notes or subordinated debt or equity interests under the exemption provided below are to be excluded from this calculation; plus

              (3) 100% of the aggregate net cash proceeds and the fair market value of marketable securities, as we determine in good faith, we receive as an equity contribution from a holder or holders of our equity interests, other than a contribution with respect to stock that we can be required to redeem; plus


              (4) to the extent that any Restricted Investment that was made after October 1, 1999 is sold or otherwise liquidated or repaid, the aggregate amount of cash and the fair market value of marketable securities, as we determine in good faith, we receive as the return of capital with respect to the Restricted Investment, less the cost of disposition, if any; plus



              (5) the amount resulting from redesignations of Unrestricted Subsidiaries, as long as the amount does not exceed the amount of Investments we or any Restricted Subsidiary made in the Unrestricted Subsidiary since October 1, 1999 which was treated as a Restricted Payment under the indenture, plus


              (6) the amount of the net reduction in Investments in Unrestricted Subsidiaries resulting from the payment of cash dividends we or any of our Restricted Subsidiaries received from the Unrestricted Subsidiaries.

The following kinds of payments are exempt from the restrictions of this covenant even if they would otherwise be prohibited:



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       (1)    the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the payment would have complied with the provisions of the indenture;


       (2) as long as no event of default is continuing, the redemption, repurchase, retirement, defeasance or other acquisition of any of our 9 3/4% notes, subordinated indebtedness or equity interests in exchange for, or out of the net cash proceeds of, the substantially concurrent sale, other than to any of our Restricted Subsidiaries, of our other equity interests, other than stock that we can be required to redeem; however, the amount of any net cash proceeds that are utilized under this exemption to make any redemption, repurchase, retirement, defeasance or other acquisition will be excluded in calculating the maximum amount of restricted payments permitted by the restricted payments covenant;

       (3) as long as no event of default is continuing, the defeasance, redemption, repurchase or other acquisition of our 9 3/4% notes or subordinated indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;


       (4) the payment of any dividend by any of our subsidiaries to the holders of our or its common equity interests on a pro rata basis;



       (5) as long as no event of default is continuing, the repurchase, retirement or other acquisition or retirement for value of our common equity interests held by any of our future, present or former employees or directors or any of our Restricted Subsidiaries or the estate, heirs or legatees of, or any entity controlled by, any of these employees or directors, under any management equity plan or stock option plan or any other management or employee benefit plan or agreement in connection with the termination of that person's employment for any reason, including by reason of death or disability. The aggregate Restricted Payments made under this clause to any person other than PPK Group Limited Liability Company may not exceed $100,000 in any calendar year. The aggregate Restricted Payments made under this clause to PPK Group may not exceed the cash proceeds of key man life insurance policies which we receive after October 1, 1999, less the amount of any Restricted Payments previously made to PPK Group Limited Liability Company pursuant to this clause;



       (6) as long as no Event of Default is continuing, in the event of a Change of Control under the indenture, the making of mandatory redemptions on our Class A preferred stock and our Class B preferred stock, par value $1,000 per share, in each case in accordance with the terms of the change of control provisions of the preferred stock as in effect on October 1, 1999. No redemption may be made until after we have redeemed all notes tendered under the Change of Control provisions of the indenture;



       (7) as long as no Event of Default is continuing, the declaration and payment of dividends on and the making of scheduled mandatory redemptions of our Coal Acquisition Preferred Stock in accordance with the terms of that stock; and


       (8) repurchases of equity interests deemed to occur upon exercise of stock options if those equity interests represent a portion of the exercise price of the options.


The payment restrictions in this covenant apply only to us and to our Restricted Subsidiaries. They do not apply to Unrestricted Subsidiaries. Our board of directors may redesignate any Restricted Subsidiary as an Unrestricted Subsidiary if the designation is permitted by this covenant and otherwise would not cause a default under the indenture. For purposes of determining whether redesignation is permissible, all outstanding Investments we and our Restricted Subsidiaries make, except to the extent repaid in cash, in the subsidiary to be redesignated will be deemed to be Restricted Payments at the time of the redesignation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant. The amount of the Investments will be equal to the fair market value of the Investments at the time of the redesignation. The redesignation will only be permitted if a Restricted Payment to an Unrestricted Subsidiary in that amount would be permitted at that time and if the subsidiary to be redesignated otherwise meets the definition of an Unrestricted Subsidiary.



The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities we or a Restricted Subsidiary, as the case may be, proposes to be transferred or issued under the Restricted Payment. The fair market value of any non-cash Restricted Payment will be based on the good faith determination of our board of directors. Not later than the date of making any Restricted Payment, we must deliver to the trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.


LIMITATION ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF MANDATORILY REDEEMABLE STOCK. We may not incur additional Indebtedness or issue stock that we can be required to redeem sooner than 91 days after the notes mature if, treating the transaction as if it had occurred at the beginning of the previous four fiscal quarters, our consolidated cash flow for that four-quarter period would be less than 2.25 times the sum of our consolidated interest expense plus the pretax amount necessary to pay cash dividends on our preferred stock. These restrictions do not apply to Indebtedness that falls within the definition of Permitted Debt.



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The indenture provides that we will not, and will not permit any of our
Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, including Acquired Debt, and that we will not, and will not permit any of our Restricted Subsidiaries to issue any shares of stock that the issuer can be required to redeem before the 91st day after the notes mature. We or any of the subsidiaries that have guaranteed the notes, may incur Indebtedness, including Acquired Debt, or issue shares of stock if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the stock is issued would have been at least 2.25 to 1, determined as if the additional Indebtedness had been incurred or the stock had been issued and the proceeds had been received and applied at the beginning of the four-quarter period.



LIMITATION ON LAYERING. We cannot create Indebtedness that ranks below the senior secured debt but ahead of the notes.



The indenture also provides that neither we nor any subsidiary that has guaranteed the notes may incur any Indebtedness that is contractually subordinated to any other Indebtedness of us or the subsidiary, unless the Indebtedness is also contractually subordinated to the notes or the guarantee of the subsidiary on substantially identical terms. No Indebtedness of us or any guarantor subsidiary, however, will be deemed to be contractually subordinated to any other Indebtedness of our or the guarantor subsidiary solely by virtue of its being unsecured.


PERMITTED DEBT. We and our Restricted Subsidiaries can incur some kinds of Indebtedness even if we or they do not meet the consolidated cash flow test described above.


The restrictions on incurrence of Indebtedness described above under "--Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock" do not apply to any of the following items of Indebtedness:


       (1) Indebtedness under debt or commercial paper facilities providing for term loans, revolving credit loans or letters of credit in a principal amount of up to $55 million;

       (2)    Indebtedness that existed on October 1, 1999;


       (3)    Indebtedness under the indenture and related documents;


       (4) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property, plant or equipment used in our business or that of a subsidiary that has guaranteed the notes, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;


       (5) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that the indenture permits to be incurred;



       (6) intercompany Indebtedness between or among us and any of our subsidiaries that have guaranteed the notes; however, (a) if we are the obligor on the Indebtedness, the Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (b)(i) any subsequent issuance or transfer of equity interests that results in any Indebtedness' being held by a person or entity other than us or a subsidiary that has guaranteed the notes and (ii) any sale or other transfer of any Indebtedness to a person or entity that is not either a guarantor subsidiary or us will be deemed, in each case, to constitute an incurrence of Indebtedness by us or the guarantor subsidiary, as the case may be;


       (7)    Hedging Obligations;

       (8) Indebtedness incurred in connection with performance, surety and similar bonds and completion guarantees we or any Restricted Subsidiary provides in the ordinary course of business;


       (9) the issuance by our Unrestricted Subsidiaries of non-recourse debt; however, if any of this Indebtedness ceases to be non-recourse debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by our Restricted Subsidiary; and



       (10) Guarantees of Indebtedness that another provision of this covenant permits to be incurred.


For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (10) above or is entitled to be incurred pursuant to the first paragraph of the covenant described under this section, we can choose which provision will apply to the item of Indebtedness. Accrual of interest, the accretion of accredited value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.



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LIMITATION ON LIENS. We may not pledge our assets as collateral for any debt for borrowed money that ranks equally with or below the notes, unless the notes also get the benefit of the pledge. If we grant a lien on real property in Maryland to secure our senior credit facility, we must also grant a junior lien on the same property to secure the notes.


The indenture provides that, except for Permitted Liens, we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien securing Indebtedness or trade payables on any asset now owned or acquired in the future, or any income or profits from that asset. Nor will we assign or convey any right to receive income from that asset. This limitation does not apply in the event the notes are secured equally and ratably with, or before in the case of subordinated indebtedness, the obligation or liability secured by the lien. In the event that we or any subsidiary that has guaranteed the notes grants a lien on any real property located in the state of Maryland to secure the senior secured indebtedness, that grantor must immediately grant a junior lien in favor of the collateral agent to secure the obligations under the indenture.


LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. We generally cannot allow our subsidiaries to be subject to restrictions on their ability to pay money or transfer assets to us.


The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, be subject to any agreement or other consensual arrangement that restricts our or their ability to do any of the following:


       - (1) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries based upon stock ownership or its profits, or (2) pay any indebtedness owed to us or any of our Restricted Subsidiaries,


       - make loans or advances to us or any of our Restricted Subsidiaries or


       - transfer any of our or their properties or assets to us or any of our Restricted Subsidiaries.

The following kinds of restrictions are permissible under this covenant even if they would otherwise fall within one of the three categories set forth above:

       - restrictions imposed by the terms of Indebtedness as in effect on October 1, 1999;

       -      restrictions imposed by the terms of our senior credit facility;


       -      restrictions imposed by the indenture and the notes;


       - restrictions imposed by applicable law, rules or regulations or any order or ruling by a governmental authority;

       - restrictions imposed by agreements to which a Restricted Subsidiary was already subject at the time it was acquired and that do not apply to us or any other Restricted Subsidiary;

       - customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar agreements entered into or acquired in the ordinary course of business;

       - purchase money obligations for property acquired in the ordinary course of business which impose transfer restrictions on the acquired property;

       - customary restrictions included in contracts for the sale of assets by us or a Restricted Subsidiary;

       - restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

       - customary provisions in joint venture agreements at the time of creation of the joint venture and other similar agreements entered into in the ordinary course of business; and

       - renewals or replacements of agreements that impose restrictions that are otherwise permissible under this covenant.


LIMITATION ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. We may not merge or consolidate with other companies unless (1) we are not in default under the notes, (2) the surviving corporation assumes our obligations under the indenture and (3) we could incur additional Indebtedness under the debt covenant described under "-- Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock."



The indenture provides that we may not consolidate or merge with or into, whether or not we are the surviving corporation, or sell or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, person or entity or entity unless all of the following tests are met:


       - we must be the surviving corporation or the surviving corporation or other party to the transaction must be organized under U.S. law;


       - the surviving corporation or other party to the transaction must assume all our obligations under the notes and the indenture;




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       -      immediately after closing of the transaction there would be no default under the indenture; and



       - we or the surviving corporation or other party to the transaction would be able to incur additional Indebtedness under the covenant described above under "-- Limitation on Incurrence of Indebtedness and Issuance of Mandatorily Redeemable Stock" with the financial ratio specified in that covenant calculated as if the transaction had been completed at the start of the four-quarter measurement period.


This covenant does not prohibit (1) a Restricted Subsidiary from merging with or transferring property to us, or (2) us from merging with an affiliate that was incorporated solely for the purpose of reincorporating us in another state of the United States, as long as the amount of our Indebtedness and that of our Restricted Subsidiaries is not increased.

LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS. We and our subsidiaries may not enter into transactions with major stockholders or persons we or they control, are controlled by or are under common control with, unless the transaction is fair and we comply with specified procedures.


The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any person or entity that directly or indirectly controls, is controlled by, or is under common control with us or the Restricted Subsidiary unless


       - the transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated person or entity;


       - if the total consideration involved in the transaction exceeds $5 million, the transaction must be approved by a majority of the members of our board of directors or that of the Restricted Subsidiary who do not have an interest in the transaction, and one of our officers must certify that fact in writing to the trustee; and



       - if the total consideration involved in the transaction exceeds $10 million, we must deliver to the trustee an opinion from an engineer, appraiser or other expert who has no interest in, or connection with, us or our subsidiaries to the effect that the transaction is fair from a financial point of view.


The following kinds of transactions are not subject to the restrictions of this covenant:


       - any employment agreement we or any of our Restricted Subsidiaries enters into in the ordinary course of business;


       -      transactions between or among us and/or our Restricted
              Subsidiaries;


       - Restricted Payments that are permitted by the provisions of the indenture described above under "--Limitation on Restricted Payments;"


       - any payments made in connection with the notes, warrants to purchase our common stock issued October 28, 1999, or any related agreements;

       - the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, our officers, directors or employees or those of any Restricted Subsidiary;


       - transactions in which we or any of our Restricted Subsidiaries delivers to the trustee a letter from an engineer, appraiser or other expert who has no interest in or connection with us or our subsidiaries to the effect that the terms of the transaction are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated person or entity;



       - loans to employees (1) under our employee relocation policy as in effect on October 1, 1999 or (2) for any other purpose, as long as the loans are not in excess of $100,000 in the aggregate at any one time outstanding and are approved by a majority of our or the Restricted Subsidiary's board of directors, as applicable, in good faith;


       - any agreement as in effect as of October 1, 1999 or any amendment to that agreement, as long as the amendment is no less favorable to the holders of the notes in any material respect than the original agreement as in effect on October 1, 1999, or any transaction contemplated by that agreement;

       - the existence of, or the performance by us or any of our Restricted Subsidiaries of our or its obligations under the terms of, the stockholders' agreement, dated as of August 12, 1996, as in effect on October 1, 1999, and any amendments or similar agreements that are no less favorable to the noteholders and that are entered into after October 1, 1999; and


       - coal supply agreements with Anker Holding B.V. and its affiliates in the ordinary course of business and otherwise in compliance with the terms of the indenture on arms-length terms.




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LIMITATION OF BUSINESS ACTIVITIES

Neither we nor any of our subsidiaries can engage in any business that does not fall within the definition of "Permitted Business" unless that other business would not be material to us and our subsidiaries taken as a whole.


LIMITATION ON PAYMENTS FOR CONSENT. We cannot pay noteholders to waive rights under, or modify the terms of, the indenture unless we make the same offer to all noteholders.



The indenture provides that neither we nor any of our subsidiaries may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.


ADDITIONAL SUBSIDIARY GUARANTEE


The indenture provides that if we or any of our Restricted Subsidiaries acquires or creates another Restricted Subsidiary after October 1, 1999, then the newly acquired or created Restricted Subsidiary must guarantee the notes.


REPORTS


As long as any of the notes are outstanding, we are required to file with the SEC the annual reports, quarterly reports and other documents that we would have been required to file with the SEC under Section 13(a) or 15(d) of the Exchange Act if we were subject to these sections. We must also provide to all noteholders and file with the trustee copies of these reports. In addition, until the effectiveness of a registration statement that permits holders of unregistered notes to exchange them for registered notes or to sell their notes without restriction, we must furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES


We will be in default under the notes if specified events occur. These events include(1) failure to pay principal on the notes when due, (2) failure to pay interest within 30 days after it is due, (3) breaches of covenants, (4) defaults under other indebtedness, (5) failure to pay judgments and (6) bankruptcy. Bankruptcy causes automatic acceleration of the notes. Any other event of default will give the trustee or 25% of the holders the right to call the notes and take other enforcement action, including foreclosing on the collateral.



The indenture provides that each of the following is an "Event of Default:"



       - failure to pay interest or liquidated damages, if any, on the notes within 30 days after the date due;


       - failure to pay principal or premium, if any, on the notes when due;

       - failure to comply with the mandatory redemption requirements applicable to Asset Sales and Changes of Control, as described above;


       - failure to comply with any other provision of the notes or the indenture unless cured within 60 days after written notice by the trustee or by the holders of at least 25% of notes then outstanding;



       - failure to comply with any provision of the documents creating the liens that secure the notes unless cured within 30 days after written notice by the trustee or by the holders of at least 25% of the notes then outstanding;


       - a payment default in connection with Indebtedness of $5.0 million or more, or any other kind of default that results in the acceleration of Indebtedness of $5.0 million or more;

       - failure to pay within 60 days final judgments that exceed applicable insurance coverage by more than $5.0 million unless those judgments have been discharged or stayed within that 60-day period;

       - if the guarantee of the notes by any significant subsidiary becomes, or is claimed by the subsidiary to be, invalid or unenforceable;

       - various events of bankruptcy or insolvency with respect to us or any of our significant subsidiaries; and


       - we or any of our subsidiaries initiates any suit or proceeding challenging the legality, validity, or enforceability of the notes, the indenture or the liens that secure the notes.




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The holders of a majority in amount of the notes may waive any existing default or Event of Default and its consequences under the indenture, except a continuing payment default. Payment defaults can only be waived by individual holders; waiver by a majority of the holders is not effective to bind those who do not consent.



If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare all of the notes to be due and payable immediately. If the Event of Default relates to bankruptcy of us or a significant subsidiary, the notes automatically become due and payable immediately without any action by the trustee or the holders.



In addition to calling the notes, the trustee may take the following enforcement actions as a result of an Event of Default:


       - sue us and the subsidiaries that have guaranteed the notes to collect and otherwise enforce the terms of the notes;

       - except as limited by the intercreditor agreement, foreclose upon the collateral that secures the notes or seek appointment of a receiver for the collateral or any other assets of us and the subsidiaries that have guaranteed the notes; or


       - pursue any other remedy that is available under the indenture or applicable law.



No holder of a note can act to enforce the indenture unless the following requirements are met:



       - the holder has notified the trustee of a continuing Event of Default;



       - the holders of at least 25% in amount of the notes have requested the trustee to take enforcement action and offered to indemnify the trustee in connection with that action;



       - holders of a majority in amount of the notes have not instructed the trustee not to take enforcement action; and



       -      the trustee has failed to take enforcement action within 60 days.


However, the above limitations do not apply to a suit instituted by a holder of a note to collect unpaid amounts due under the holder's notes.


Holders of a majority in amount of the notes may direct the trustee in its exercise of any trust or power under the indenture, but the trustee can refuse to follow those directions if they would conflict with law or the indenture, injure other holders or expose the trustee to personal liability. The trustee may withhold from noteholders notice of any continuing default or Event of Default, except a default or Event of Default relating to the payment of principal or interest, if the trustee determines that withholding notice is in their interest.



We are required to certify to the trustee annually that we are in compliance with the indenture and to notify the trustee whenever we become aware of any default or Event of Default.


NO RECOURSE AGAINST OTHERS

Holders of notes have no legal recourse against our directors, officers, employees or stockholders.


The indenture provides that none of our directors, officers, employees or stockholders, in those capacities, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of or by reason of those obligations or their creation. Each holder, by accepting the notes, waives and releases all of this liability.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE.


We can be relieved of our obligations under the indenture if we deposit with the trustee sufficient money or government securities to pay the principal of and interest on the notes as they become due.



At any time while the notes are outstanding, we may be relieved of almost all of our obligations under the indenture or obtain a more limited release from some covenants by delivering cash to the trustee and complying with other procedures.



The broader release, which is referred to in the indenture as "Legal Defeasance," would leave us with only those obligations relating to the issuance and replacement of notes, administration of payments and cooperation with, and payment of the fees and expenses of, the trustee. The narrower release, which is referred to as "Covenant Defeasance," would relieve us of our reporting and certification obligations, the financial covenants and restrictions on operations and transactions, but it would leave us subject to the other provisions of the indenture.




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In order to exercise either Legal Defeasance or Covenant Defeasance, we must comply with all of the following requirements:


       (1) We must deposit with the trustee enough cash to pay when due all amounts required to be paid under notes and the indenture;



       (2) Depending on whether we are seeking Legal Defeasance or Covenant Defeasance, we must deliver to the trustee one of the following tax opinions:



              - in order to get the narrower release from specified covenants, we must deliver a legal opinion confirming that the deposit of funds with the trustee and the related release of our obligations will not be a taxable event for the note holders; or



              - in order to get the broader release from the requirements of the indenture, we must deliver a legal opinion stating that the lack of tax consequences for noteholders has been confirmed by the Internal Revenue Service or is the result of a change in applicable law since October 1, 1999;



       (3) We and the subsidiaries that have guaranteed the notes cannot be in default under the notes or the indenture when we make the cash deposit;



       (4) The deposit of funds and our release from obligations under the indenture cannot be a violation of any of our material contracts or those of any of our subsidiaries;



       (5) In addition to the tax opinion referred to above, we must deliver to the trustee a legal opinion to the effect that



              - after the 91st day following the deposit, the funds deposited with the trustee will not be subject to recovery in a bankruptcy or similar proceeding of us or any of the subsidiaries that have guaranteed the notes; and


              - all of the requirements for Legal Defeasance or Covenant Defeasance, whichever is applicable, have been satisfied;


       (6) We must deliver to the trustee an officers' certificate stating that


              - the deposit of funds was not made with the intent of preferring the noteholders over the other creditors or with the intent of defeating, hindering, delaying or defrauding creditors;

              - all of the requirements for Legal Defeasance or the Covenant Defeasance, whichever is applicable, have been satisfied.

POSSESSION AND USE OF COLLATERAL


Unless the notes have been accelerated, we and our subsidiaries can keep and use the collateral as long as the use does not violate the restrictions and covenants in the indenture. In addition, we and they can transfer collateral from one Restricted Subsidiary to another without the trustee's consent. Collateral that we or our subsidiaries use or that is transferred from one subsidiary to another remains subject to the liens securing the notes.


DISPOSITION AND RELEASE OF COLLATERAL


We and our subsidiaries can sell or transfer collateral free and clear of the liens securing the notes if we and they comply with the requirements described below. The applicable requirements depend upon the kind of collateral and its value. In general, we must receive fair value in exchange for collateral and, except in the case of collateral that we sell in the ordinary course of our business, we must deliver to the trustee evidence that the price was fair and that the release of the collateral will not impair the liens securing the notes. If we comply with the applicable requirements, the trustee must release the lien on the particular item of collateral.


DISPOSITION OF COLLATERAL WITHOUT RELEASE


As long as the notes have not been accelerated, we and our subsidiaries can take the following actions or sell or transfer the following kinds of collateral free and clear of the liens securing the notes without obtaining the trustee's consent or a formal release of liens:


       (1) dispose of worn-out or obsolete machinery, equipment, furniture, apparatus, tools or implements, materials, supplies or other similar property or nonproductive real property, as long as the value does not exceed the greater of $25,000 or 1% of the outstanding notes in any given year;



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       (2)    sell or dispose of inventory and collect or write off accounts receivable in the ordinary course of business, as long as we certify to the trustee every six months that our inventory and receivables transactions during the preceding six-month period were in the ordinary course of business and that we used the proceeds from those transactions for purposes that are permitted under the indenture;


       (3) grant rights-of-way, restrictions on use, subleases, easements or other encumbrances on real estate that do not impair the usefulness of the property or prejudice the interests of the noteholders;


       (4) give up, amend or exchange contractual rights or rights in real property, as long as any net proceeds or substitute property received in the transaction in excess of the greater of $25,000 or 1% of the outstanding notes becomes subject to the liens securing the notes;



       (5) give up or modify any franchise, license or permit, the loss of which will not affect our continuing business operations, as long as any net proceeds received in the transaction in excess of the greater of $25,000 or 1% of the outstanding notes becomes subject to the liens securing the notes;



       (6) alter, repair, replace, change the location or position of and add to our plants, structures, machinery, systems, equipment, fixtures and related property, as long as the property in question continues to be subject to the liens securing the notes; or


       (7) demolish, dismantle, tear down, scrap or abandon any worthless collateral, including mineral rights, leases and other real property interests.


RELEASES OF COLLATERAL. We may obtain the release of collateral from the liens securing the notes either by substituting cash or other property worth at least as much as the collateral to be released or by complying with procedures to demonstrate that we are receiving the fair value of the collateral at issue and the noteholders will not be harmed by the release.



       Release by Substitution of Property. In order to substitute property for collateral to be released from the liens securing the notes, we must provide evidence to the trustee of the fair value of the property to be released and the fair value of the substitute property. If the fair value of the collateral being released or substituted is at least equal to the greater of $25,000 or 1% of the outstanding notes, or if the fair value of all collateral released through substitution of property is at least 10% of the outstanding notes, the fair values must be certified by an engineer, appraiser or other expert who is not employed by or affiliated with us or our subsidiaries. Otherwise, the fair values can be established by our qualified personnel. In addition, we must deliver to the trustee officers' certificates, corporate resolutions, opinions of counsel and any documents necessary to create the lien on the substitute collateral.


       Release by Substitution of Cash. We are not permitted to substitute cash for collateral unless our senior secured credit facilities have been paid off and terminated. At that point, we can


       - obtain a release of all the collateral, other than cash, by depositing with the trustee an amount sufficient to pay all obligations under the indenture;



       - obtain a release of particular items of collateral by depositing with the trustee an amount at least equal to the fair value of the collateral to be released;



       - obtain a release of particular items of collateral being sold for cash equal to their fair value if all net proceeds of the sale are deposited with the trustee to replace the property being sold.



Cash deposited as collateral is to be held by the trustee in a segregated account. As long as we and our subsidiaries are not in default under the indenture, we and they can select from among permissible investments of cash deposited as collateral and are entitled to receive interest earned on investments of that cash. We and our subsidiaries can substitute cash or cash equivalents for other forms of cash collateral.



       Release of Collateral Without Substitution. We can sell, exchange or otherwise dispose of collateral, and the trustee must release its liens upon the collateral being sold, as long as we deliver the following documents to the trustee and, if applicable, comply with the mandatory redemption requirements described above under "- Mandatory Redemption from Excess Asset Sale Proceeds."


       - If the property to be released has a book value in excess of the greater of $25,000 and 1% of the outstanding notes, a board resolution requesting the release;


       - An officers' certificate identifying the property to be released, specifying its fair value, describing the terms of the proposed transaction and stating that the transaction and release comply with the terms of the indenture;



       - If the total fair value of all the property plus all other collateral except inventory and accounts receivable released from the liens securing the notes in the current calendar year is at least 10% of the amount of the outstanding notes, and the




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              value of the property to be released is at least equal to the greater of $25,000 and 1% of the outstanding notes, we must provide a certificate from an engineer, appraiser or other expert who is not employed by or affiliated with us or our subsidiaries specifying the fair value of the property and stating that the proposed release will not impair the liens securing the notes on the remaining collateral;



       - If the book value of the collateral that is the subject of the release is more than the greater of $25,000 and 1% of the outstanding notes, a legal opinion that the release complies with the terms of the indenture and that the trustee will have a valid lien on any substitute collateral.


CASH HELD BY THE TRUSTEE


Cash or cash equivalents deposited with or received by the trustee will be held in a collateral account for the benefit of the noteholders and, where applicable, the lenders that hold senior secured debt, as part of the collateral. As long as we and our subsidiaries are not in default under the indenture, we and they can obtain the release of cash from the trustee if release is permitted under the provisions of the indenture described above under "-- Mandatory Redemption from Excess Asset Sale Proceeds" and "-- Disposition and Release of Collateral." We can also obtain the release of insurance or condemnation proceeds in order to replace the property that was destroyed or taken.



If we or any of our subsidiaries fails to perform any of the covenants in the indenture, the trustee may use cash it holds as collateral to correct the omission and, if that cash is insufficient, the trustee may advance funds and charge interest at 14.25% on the advance.


TRANSFER AND EXCHANGE


A holder may transfer or exchange notes in accordance with the indenture. As described under "-- Book-Entry; Delivery and Form," as long as notes are in book-entry form, registration of transfers and exchanges of notes will be made through direct participants and indirect participants in The Depository Trust Company. For notes in definitive form, the registrar and the trustee may require a noteholder to furnish appropriate endorsements and transfer documents. In addition, we may require a noteholder to pay any taxes and fees required by law or permitted by the indenture. We are not required to register the transfer of or exchange any note selected for redemption. Also, we are not required to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed.



The registered holder of a note will be treated as the owner of the note for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER


Except for payment provisions, most provisions of the indenture and related documents can be amended or waived by holders of a majority in amount of the outstanding notes. Provisions relating to payments and similar matters cannot be amended or waived without the consent of all holders. The trustee can unilaterally amend the indenture and related documents in order to perform its duties under the indenture.



AMENDMENTS AND WAIVERS BY THE MAJORITY OF HOLDERS. Except as described below, the holders of a majority in amount of the outstanding notes can permit the indenture, the subsidiary guarantees, the notes, the intercreditor agreement or any of the security documents to be amended or supplemented and can waive any existing default or Event of Default under those documents other than a payment default.



AMENDMENTS AND WAIVERS THAT REQUIRE THE CONSENT OF ALL AFFECTED HOLDERS. Amendments and waivers cannot do any of the following things without the consent of each noteholder affected by the amendment or waiver:


       - reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

       - reduce the principal of or change the fixed maturity of any note or alter the provisions for redemption of the notes other than mandatory redemptions out of excess asset sale proceeds or upon a Change of Control;

       - reduce the rate of, or change the time for payment of, interest on any note;

       - waive a payment default, except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the outstanding notes and a waiver of the payment default that resulted from the acceleration;

       -      make any note payable in money other than U.S. dollars;


       - make any change in the provisions of the indenture relating to waivers of the rights of noteholders to receive payments of principal of or premium, if any, or interest on the notes;




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       -      waive a redemption payment with respect to any note, other than mandatory redemption out of excess asset sale proceeds or upon a Change of Control;


       - release any subsidiary from any of its obligations under its guarantee of the notes, or amend the provisions of the indenture relating to the release of subsidiaries that have guaranteed the notes;



       - permit the release or termination of all or substantially all of the liens for the benefit of the noteholders, other than as expressly provided in the indenture; or



       - make any change in these amendment and waiver provisions, except to increase the percentage of outstanding notes required for these actions or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note.


AMENDMENTS BY THE TRUSTEE WITHOUT CONSENT


The trustee can amend the indenture, the subsidiary guarantees or the notes without anyone's consent in order to do any of the following:


       -      cure any ambiguity, defect or inconsistency;

       - provide for uncertificated notes in addition to, or in place of, certificated notes;

       - provide for the assumption of our or a guarantor subsidiary's obligations to noteholders in the case of a merger or consolidation;


       - make any change that would provide any additional rights or benefits to the noteholders or that does not adversely affect the legal rights under the indenture of any noteholder;



       - comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;


       - further secure the notes or to add guarantees with respect to the notes;

       - establish or maintain the liens securing the notes, correct or amplify the description of the collateral, or subject additional property to the liens; or

       - add to our covenants for the benefit of the parties to the intercreditor agreement.


In addition, the trustee can amend or supplement any of the security documents without anyone's consent in order to do any of the following:


       -      cure any ambiguity, defect or inconsistency;

       - provide for the assumption of our or a guarantor subsidiary's obligations in case of a merger or consolidation;

       - make any change that would provide any additional rights or benefits to noteholders or that does not adversely affect the legal rights and liens of the notes;

       - add holders of permitted senior secured Indebtedness as parties to the intercreditor agreement;

       -      further secure or add guarantees of the notes;

       - establish or maintain the liens securing the notes, correct or amplify the description of the collateral, or subject additional property to the liens; or


       - establish or provide for an amended, restated, modified, renewed or replaced credit facility permitted to be incurred by the indenture;



       - give holders of Permitted Refinancing Indebtedness liens with the same or lower priority as the liens securing the indebtedness so refinanced; and


       - add to our covenants for the benefit of the parties to the intercreditor agreement.

THE TRUSTEE


The duties, rights, powers and limitations of the trustee are governed by the indenture.



The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only the duties specifically set forth in the indenture. The holders of a majority of the notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specified exceptions. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any noteholder unless the holder has agreed to indemnify the trustee against any loss, liability or expense. During the continuance of an Event of Default, the trustee must exercise its rights under the indenture with the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of the person's own affairs.




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The indenture contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in specified cases or to realize on specified property it receives in connection with any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our subsidiaries or affiliates. If the trustee acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, however, the trustee must eliminate the conflict within 90 days or resign.


BOOK-ENTRY; DELIVERY AND FORM

New notes exchanged for old notes will be held in book-entry form by The Depository Trust Company. DTC and its participants will maintain the records of beneficial ownership of the notes and of transfers of the notes.

New notes exchanged for old notes will be represented by one or more permanent global notes in definitive, fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company. Beneficial interests in permanent global notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.


The certificates representing the new notes will be issued in fully registered form without interest coupons. New notes received in the exchange offer in exchange for old notes originally issued in reliance on Rule 144A and Regulation D will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.



New notes exchanged in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank.


Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC or persons who hold interests through DTC participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records DTC or its nominee maintains with respect to interests of participants and the records of participants with respect to interests of persons other than participants. Qualified institutional buyers may hold their interests in a global note directly through DTC if they are participants in that system or indirectly through organizations that are participants in that system.

Investors may hold their interests in a Regulation S global note directly through Cedel Bank or Euroclear, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Cedel Bank and Euroclear will hold interests in the Regulation S global notes on behalf of their participants through DTC.


As long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture and the new notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Cedel Bank.



Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner of the global note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.


We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments participants make to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of new notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in a global note is



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credited and only in respect of that portion of the aggregate principal amount of new notes as to which the participant or participants has or have given that direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants and which may bear legends restricting their transfer.

DEPOSITORY TRUST COMPANY


DTC will facilitate the exchange of new notes for old notes in the exchange offer using its standard procedures. Neither we nor the trustee is responsible for DTC's performance of its obligations.


We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of certificates and some other organizations. Indirect access to the DTC system is available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.


Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their participants or indirect participants of their obligations under the rules and procedures governing their operations.



If DTC is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor depositary within 90 days, we will issue certificated notes, which may bear legends restricting their transfer, in exchange for the global notes. Holders of an interest in a global note may receive certificated notes, which may bear legends restricting their transfer, in accordance with the DTC's rules and procedures in addition to those provided for under the indenture.





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                          DESCRIPTION OF THE OLD NOTES

The terms of the old notes are identical in all material respects to those of the new notes, except that the old notes

       - have not been registered under the Securities Act and, accordingly, contain transfer restrictions, and

       - are entitled to registration rights under the registration rights agreement, which rights will terminate upon consummation of the exchange offer.

REGISTRATION RIGHTS

We agreed with the holders of the notes, that we will, at our cost, file and cause to become effective a registration statement with respect to the exchange offer. The exchange offer will effectuate an exchange of the old notes for an issue of new notes with terms identical to the old notes, except that the new notes will not bear legends restricting their transfer. Upon the registration statement's being declared effective, we will offer the new notes in return for surrender of the old notes. The exchange offer will remain open for not fewer than 20 business days after the registration statement is declared effective. For each old note surrendered under the exchange offer, the holder will receive a new note of equal principal amount.

In the event that applicable interpretations of the SEC staff do not permit the exchange offer, or under some other circumstances, we will, at our cost, file and use our best efforts to cause to become effective a shelf registration statement with respect to resales of the notes and to keep the shelf registration statement effective until the earliest to occur of October 26, 2001, the expiration of the time period referred to in any amendment to Rule 144(k) under the Securities Act and the period that will terminate when all notes covered by the shelf registration statement have been sold in connection with the shelf registration statement. We will, in the event of a shelf registration, provide to each holder copies of the prospectus, notify each holder when the shelf registration statement for the notes has become effective and take other actions as are required to permit resales of the notes. A holder that sells its notes in connection with the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder, including specified indemnification obligations.

We will be required to pay penalties to the holders of the old notes in the following cases:

       - If we fail to file the registration statement under which the exchange offer is made within 20 days from October 26, 1999;

       - if the registration statement is not declared effective within 45 days from October 26, 1999 if the SEC does not review the registration statement;

       - if the registration statement is not declared effective within 90 days from October 26, 1999 if the SEC does review the registration statement; or

       - if the exchange offer is not consummated on or before 30 days after the registration statement has become effective.

The penalties start to accrue when we miss a deadline for meeting one of the registration requirements above and continue to accrue until we are no longer in violation of any of the registration requirements. The amount of penalties we will have to pay to each holder of old notes if we do not meet any of the registration requirements above within the time periods specified will be

       - $.03 per week per $1,000 principal amount of old notes for the first 90 days after we fail to meet a specified time limit;

       - $.12 per week per $1,000 principal amount of old notes for the second 90-day period after we fail to meet a specified time limit;

       - $.15 per week per $1,000 principal amount of old notes for the third 90-day period after we fail to meet a specified time limit; and

       - after the third 90-day period, an additional $.05 per week per $1,000 principal amount of old notes for each subsequent 90-day period until the registration requirement or requirements in question are met.

Since we did not meet the 20-day time limit specified above for filing the registration statement, we incurred penalties totaling approximately $9,540 between the 21st day and the date the registration statement was filed. If the registration statement is not declared effective within the time periods specified above, then the penalties will begin to accrue again in the amounts set forth above, and they will continue to accrue until the registration statement is declared effective. After the registration statement is declared



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


effective, if the exchange offer is not consummated within the time period specified above, then these penalties will again begin to accrue and will continue to accrue until the exchange offer is consummated.

TRANSFER RESTRICTIONS

The old notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.










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


                        DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY


On November 21, 1998, we and Foothill Capital Corporation, as agent, entered into a loan and security agreement whereby the lenders under the agreement have provided to us up to a $55.0 million credit facility. The credit facility consists of a commitment for a $40.0 million working capital revolver and a term loan with an original principal amount of $15.0 million. Commitments under the credit facility will expire in 2002. The credit facility is secured by collateral that consists of substantially all of our present and future assets.



Borrowings under the revolver are limited to 85% of eligible accounts receivable and 65% of eligible inventory. Borrowings bear interest, at our option, at either 1% above the prime interest rate or at 3 3/4% above the adjusted Eurodollar rate. For the year ended December 31, 1998, the average interest rate under the revolver was approximately 8.75%. As of January 12, 2000, there was no outstanding indebtedness under the revolver.



The term loan bears interest at 2 1/2% above the prime interest rate and is payable in monthly installments through 2002. The average interest rate for the term loan for the year ended December 31, 1998 was approximately 10.25%. As of January 12, 2000, the outstanding indebtedness under the term loan was approximately $12.7 million.


The following table sets forth the amounts outstanding and borrowing availability under the credit facility as of the dates specified:


                                                     Revolving                      Revolving                  Additional
                                                      Credit                         Credit                     Interim
   Date                   Term Loan                  Borrowings                    Availability               Availability
   ----                   ---------                  ----------                    ------------               ------------
                                                    (in millions)
   12/31/98                $ 15.0                     $  1.9                        $ 15.5                       __
   03/31/99                  14.4                        1.4                          16.5                       __
   06/30/99                  13.9                       12.9                           6.9                       __
   09/30/99                  13.3                       10.9                           6.7                      2.0
   10/31/99                  13.2                        3.0                          14.9                      2.0
   01/12/00                  12.7                         __                          15.7                       __


The term loan changes are based on the normal amortization of the loan, except that

     - in July 1999 the term loan was paid down through the application of approximately $1.25 million of asset sale proceeds; and

     - in September 1999, under the terms of the August 27, 1999 amendment to the loan agreement with Foothill described below, Foothill reversed this $1.25 million payment, which caused the term loan to increase by the same amount, and Foothill reapplied the proceeds to reduce revolving credit borrowings in order to provide us with additional liquidity.

The increase in the revolving credit borrowings since March 31, 1999 is primarily related to

     - our borrowing to make the interest payment on April 29, 1999 on our 9 3/4% Senior Notes due 2007,

     -    performing reclamation in Webster County, West Virginia and

     -    capital expenditures.

Lower coal production and coal shipments have also reduced revolving credit availability. Future revolving credit availability will be impacted by changes in coal production and the resulting changes in coal inventory and accounts receivable.


The loan agreement with Foothill contains covenants that, among other matters, restrict or limit our ability to


     -    pay interest and dividends,




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

     -    incur indebtedness,


     -    acquire or sell assets and



     -    make capital expenditures.



We must also maintain cash flow ratios specified in the loan agreement. In particular, the loan agreement provides that, in order to advance funds to us and the other guarantors under the loan agreement, the borrowers under the loan agreement must have borrowing availability of at least $5.0 million after giving effect to the advances and for the 30 days immediately preceding the advances. With respect to the term loan, in addition to regularly scheduled amortizing principal and interest payments, the loan agreement requires that we apply the first $5.0 million of proceeds from designated asset sales to the repayment of the term loan. As of January 12, 2000, no amounts have been applied to the $5.0 million requirement. Proceeds used to repay the term loan cannot be reborrowed.


On August 27, 1999, we entered into an amendment to the loan agreement with Foothill. Under the amendment, Foothill and the other lenders agreed to provide us with up to $3.25 million of additional liquidity, $2.0 million of which, if drawn, we would have been required to repay on or before November 2, 1999. We also entered into a consent and amendment to the loan agreement with Foothill as of October 1, 1999. Under that consent and amendment, Foothill and the other lenders consented to our issuance of the old notes in the private exchange and the private placement, provisions of the loan agreement were amended to take into account the issuance of the notes, and Foothill and the other lenders waived various defaults under the loan agreement existing as of that date.

The former amended and restated credit facility, which was repaid with funds from our existing credit facility with Foothill, provided for a line of credit up to $71.0 million. The average interest rate on borrowings under the amended and restated credit facility was 8.1% in 1998 and 8.89% in 1997. We incurred a loss on the refinancing of approximately $965,000, net of income taxes of $375,000. The loss was classified as an extraordinary item in our consolidated financial statements in 1998.

9 3/4% SENIOR NOTES DUE 2007

On September 25, 1997, we issued $125.0 million of unsecured 9 3/4% Series A Senior Notes due October 1, 2007. We used the proceeds from the issuance of these notes to repay all outstanding indebtedness, together with accrued interest and fees associated with the repayment, under our amended and restated credit facility. We incurred a loss on the refinancing of approximately $3.9 million, net of income taxes of $1.5 million. The loss was classified as an extraordinary item in our consolidated financial statements in 1997.


On March 11, 1998, we consummated an exchange offer registered under the Securities Act in which we exchanged $125.0 million of our unsecured 9 3/4% Series B Senior Notes due 2007 for the $125 million of unsecured 9 3/4% Series A Senior Notes due 2007 we previously issued. Interest on the 9 3/4% Series B Senior Notes is payable semiannually on April 1 and October 1 of each year, commencing April 1, 1998. We may redeem the 9 3/4% Series B Senior Notes, in whole or in part, at any time on or after October 1, 2002 at the redemption price as specified in the indenture governing the 9 3/4% Series B Senior Notes, plus accrued and unpaid interest and other charges. At any time on or prior to October 1, 2000, we may redeem, with proceeds of an initial public offering, up to 35% of the aggregate principal amount of the 9 3/4% Series B Senior Notes at a redemption price equal to 109.75% of the principal amount plus accrued and unpaid interest and other charges. The 9 3/4% Series B Senior Notes mature on October 1, 2007.


The 9 3/4% Series B Senior Notes contain cross-default provisions related to our outstanding credit facility.

Our obligations under the 9 3/4% Series B Senior Notes are jointly and severally guaranteed, fully and unconditionally on a senior unsecured basis, by each of our wholly-owned subsidiaries, other than those subsidiaries that, both individually and in the aggregate, are inconsequential to our business and financial condition. See the consolidated financial statements included elsewhere in this prospectus for information regarding the guaranteeing subsidiaries.


On October 28, 1999, we consummated a private exchange, with a limited number of qualified holders, of our 14.25% Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) for outstanding unsecured 9 3/4% Series B Senior Notes. Holders of $108.5 million aggregate principal amount of unsecured 9 3/4% Series B Senior Notes exchanged their notes for $86.8 million aggregate principal amount of 14.25% Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) and warrants to purchase their pro rata share of 20% of our common stock at an initial exercise price of $0.01 per share. In connection with the private exchange, the exchanging noteholders consented to amendments to the indenture governing the 9 3/4% Series B Senior Notes that, among other things, modify or eliminate various covenants contained in the indenture. As of the date of this prospectus, $16.5 million aggregate principal amount of unsecured 9 3/4% Series B Senior Notes remain outstanding.





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

NOTE PAYABLE TO SELLER

In conjunction with an acquisition we made, we assumed an outstanding note payable with an original principal amount of $2.8 million, which bears interest at 7.47% and is payable in monthly installments through April 1, 2000. The principal amount outstanding as of September 30, 1999 was approximately $0.4 million. The note is secured by a first lien on the coal reserve acquired in the transaction.

INTERCREDITOR AGREEMENT


At the closing of the private placement and the private exchange of the old notes, Foothill Capital Corporation, as agent for the lenders under the loan agreement, and The Bank of New York, as collateral agent under the indenture governing the old notes and new notes, entered into an intercreditor agreement dated as of October 1, 1999. The intercreditor agreement defines the rights of the lenders under the loan agreement in relation to the rights of the noteholders with respect to the collateral that secures our and our guarantor subsidiaries' obligations under both the loan agreement and the indenture. The following description summarizes the material terms of the intercreditor agreement. It does not restate the intercreditor agreement in its entirety. We urge you to read the intercreditor agreement because it, and not this description, defines the rights of noteholders, in relation to the senior lenders, to the collateral. You may obtain a copy of the intercreditor agreement from us.


Under the intercreditor agreement, Foothill acknowledges the lien that the collateral agent holds on the collateral to secure the notes and the obligations under the indenture and related security documents. The collateral agent and each noteholder, by accepting a note,

     - acknowledge the lien that Foothill holds on the collateral to secure the obligations under the loan agreement and related security documents,

     - agree to all of the terms of the intercreditor agreement, as it may be amended from time to time, and

     - acknowledge that the collateral agent has not been granted a lien on some of our property and that of the subsidiary guarantors which is subject to Foothill's lien.

Under the intercreditor agreement, Foothill and the collateral agent agree that Foothill's lien on the collateral has priority over the collateral agent's lien on the collateral to secure the senior debt under the loan agreement up to an aggregate principal amount of $55.0 million, plus interest, fees, expenses and related costs. Foothill's priority is not affected by

     - the order, time or manner of attachment, perfection or recording of Foothill or the collateral agent's lien;

     - any amendments to the terms of the loan agreement or the indenture or any other documents governing our obligations or those of the guarantor subsidiaries to either the lenders or the noteholders; or

     - any action or inaction of either Foothill or the collateral agent with respect to the collateral.

The intercreditor agreement also provides that each of Foothill and the collateral agent is solely responsible for perfecting and maintaining the perfection of its lien on the collateral. In addition, neither Foothill nor the collateral agent may contest the validity, perfection, priority or enforceability of the liens of the other or the obligations that the liens secure.

The intercreditor agreement provides that, until the debt under the loan agreement has been paid in full and the commitments under the loan agreement have been terminated,

     - Foothill has the exclusive right to control, manage and liquidate the collateral;

     - the collateral agent and the holders of the notes may not seek to foreclose or realize upon the collateral or assert any interest in the collateral or exercise any rights to setoff, recoupment or counterclaim or deduction against the collateral or the proceeds of the collateral, other than to preserve the collateral agent's lien on the collateral; and

     - prior to the occurrence of a payment default under the notes indenture, the collateral agent and the noteholders may not commence any action or proceeding under the U.S. Bankruptcy Code or state insolvency laws against us, the guarantor subsidiaries or any of the collateral.


The intercreditor agreement provides that proceeds of collateral are to be applied to pay the senior debt under the loan agreement in full. Moreover, until the loan agreement and the related documents evidencing the senior debt have been terminated, proceeds of collateral are to be used to provide for payment of our and the guarantor subsidiaries' contingent liabilities under those agreements before payment of any amounts owed under the notes indenture and related documents. If the collateral agent receives any proceeds of collateral while the senior debt under the loan agreement remains outstanding, the collateral agent must turn those proceeds over to




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

Foothill. Despite this requirement, to the extent a court equitably subordinates any of the senior debt under the loan agreement to our obligations under the notes indenture, the collateral agent may retain and apply proceeds of collateral in payment of our obligations under the notes before the subordinated portion of the senior debt is paid.

If we and the guarantors become debtors in a bankruptcy case and Foothill or other lenders under the loan agreement are willing to permit the use of cash collateral or provide bankruptcy financing on terms that contemplate the continuation of the collateral agent's lien on the collateral during the bankruptcy case, then, until the senior debt has been paid in full and the commitments under the loan agreement have been terminated, the collateral agent waives any right to object to that financing on the ground that its interest in the collateral is not adequately protected as long as the total outstanding principal of that financing, including amounts already outstanding under the loan agreement, does not exceed $55.0 million.

If either Foothill or the collateral agent gives notice to us or the guarantors of a default, event of default, acceleration of indebtedness or its intention to exercise its enforcement rights, it must give concurrent notice to the other. The failure to give notice to the other, however, will not affect the validity of the notice as against us and the guarantors or the relative priorities of the liens of Foothill and the collateral agent in the collateral.

OPTION AGREEMENT

Simultaneously with the execution of the intercreditor agreement, Foothill entered into an option Agreement with Rothschild Recovery Fund L.P., a participant in the private exchange and private placement. The following description summarizes the material terms of the option agreement. It does not restate the option agreement in its entirety. You may obtain a copy of the option agreement from us.

The option agreement grants Rothschild or its designee an option to purchase all, but not less than all, of the senior debt under our loan agreement with Foothill on the following terms:


     - The option to purchase the senior debt must be exercised in writing within 10 days after the collateral agent under the indenture governing the notes receives a written notice from Foothill of Foothill's intention to exercise its remedies under the loan agreement and related documents.


     - Unless the notice of exercise of the option is previously revoked, closing of the purchase of the senior debt must occur within 30 days after Rothschild gives notice of its exercise of the option.

     - During the 30-day period, Foothill must forbear from exercising its remedies with respect to the shared collateral, other than accounts and inventory, under the loan agreement and related documents.

At closing, Rothschild must:

     - pay to Foothill the outstanding balance of the senior debt, including early termination fees, attorneys fees of Foothill and other amounts payable under the loan documents,

     - furnish substitute letters of credit or cash collateral to replace or secure all letters of credit outstanding under the loan documents and

     - agree to reimburse Foothill and the lenders for any other fees, expenses, or losses for which we and the guarantors would be liable under the loan documents which Foothill or the lenders incur after closing of the purchase.

Upon closing of the purchase, Rothschild will become the holder of the senior debt and Foothill's liens upon, and other interests in, the collateral.



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                        DESCRIPTION OF THE CAPITAL STOCK

The following description of our capital stock contains a summary of the material provisions of our certificate of incorporation and the certificates of designations, preferences and rights of each class of our preferred stock. It does not restate these documents in their entirety. You should read these documents, copies of which you may obtain from us, in their entirety to understand all of the rights that holders of our capital stock are entitled to. In addition, the following summary is subject to applicable provisions of Delaware law.

Our authorized capital stock consists of

     -    100,000 shares of common stock with a par value of $0.01 per share

     - 10,000 shares of Class A preferred stock with a par value of $2,500 per share

     - 10,000 shares of Class B preferred stock with a par value of $1,000 per share


     - 1,000 shares of Class C preferred stock with a par value of $13,000 per share and



1,000 shares of Class D preferred stock with a par value of $7,000 per share.


     -    7,108 shares of common stock were issued and outstanding,

     - all of the authorized shares of Class A, B and D preferred stock were issued and outstanding and

     -    we owned all of the authorized shares of Class C preferred stock.

COMMON STOCK


Each share of common stock has equal voting, dividend, distribution and liquidation rights. Each share of common stock is not redeemable and has no preemptive, conversion or cumulative voting rights, except as described under "Certain Relationships and Related Transactions-Stockholders' Agreement." Covenants in the indentures governing the notes and our 9 3/4% Series B Senior Notes and our loan agreement with Foothill prohibit the declaration and payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of the common stock are entitled to share equally and ratably in our assets, if any, that remain after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.


PREFERRED STOCK

CLASS A PREFERRED STOCK

Holders of Class A preferred stock are generally not entitled to voting rights. However, we may not take any of the following actions without the affirmative vote of at least 50% of the Class A preferred stock outstanding:

     - amend, alter or repeal any provision of our certificate of incorporation or bylaws, or pass any stockholders' resolution, that would adversely affect the preferences, special rights, or powers of the Class A preferred stock;

     - increase or decrease, other than by redemption or conversion, the total number of authorized shares of Class A preferred stock; or

     - issue any capital stock that ranks senior to, or on parity with, the Class A preferred stock with respect to the payment of dividends or the right to receive distributions upon liquidation.

Holders of Class A preferred stock are entitled to annual cash dividends. These dividends are payable on December 31 and accrue whether or not they have been declared. The dividend per share is calculated by multiplying the total of the sum of $2,500 plus all accrued and unpaid dividends by five percent. As of September 30, 1999, there were approximately $4.2 million of accrued and unpaid dividends on the Class A preferred stock. Dividends cannot be paid on any of our equity securities, other than our Class C preferred stock and Class D preferred stock, if accrued dividends on the Class A preferred stock have not been declared and paid.


Each share of Class A preferred stock is entitled to a liquidation preference over the Class B preferred stock and common stock, and junior to the Class C preferred stock and Class D preferred stock, equal to $2,500 plus accrued and unpaid dividends. Furthermore, we must redeem all shares of Class A preferred stock in the event of bankruptcy or if all common stock is transferred to a single person. The amount paid per share will be $2,500 plus any accrued and unpaid dividends. However, Class A preferred stock may not be redeemed until we have paid all accrued and unpaid dividends on Class C preferred stock and Class D preferred stock.





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


On May 31, 2006, we must redeem 10% of all outstanding Class A preferred stock. After that, on every May 31, we must redeem the same number of shares of Class A preferred stock until all outstanding shares have been redeemed. The price per share for redemption will be $2,500 plus any accrued and unpaid dividends. The indenture governing the notes prohibits us from making any dividend or redemption payments on the Class A preferred stock unless we meet a coverage test described under "Description of the New Notes--Covenants--Limitation on Restricted Payments." We are also prohibited from making any dividend or redemption payments on the Class A preferred stock upon the occurrence, and during the continuance, of any default or event of default under the indenture governing the notes.


In the event we conduct a public offering of our common stock, holders of Class A preferred stock will have the right to convert their shares into shares of common stock. The number of shares of common stock offered for each share of Class A preferred stock will be determined by the following formula:
1.5(2,500)/offering price of the common stock. However, the number of shares of common stock issued upon conversion of the Class A preferred stock may not exceed 20% of the total number of shares of common stock that we offer for sale in the public offering.

CLASS B PREFERRED STOCK

The Class B preferred stock is generally non-voting and is entitled to no dividends. However, we may not take any of the following actions without the affirmative vote of at least 50% of the Class B preferred stock outstanding:

     - amend, alter or repeal any provision of our certificate of incorporation or bylaws, or pass any stockholders' resolution, that would adversely affect the preferences, special rights or powers of the Class B preferred stock;

     - increase or decrease, other than by redemption, the total number of authorized shares of Class B preferred stock;

     - issue any capital stock, other than Class A preferred stock, Class C preferred stock or Class D preferred stock, that ranks senior to, or on a parity with, the Class B preferred stock with respect to the right to receive distributions upon liquidation; or


     -    enter into, authorize or permit any sale of Anker Coal Group.



A sale of Anker Coal Group is deemed to have occurred at any time that


     - both any third party that is not an affiliate of the First Reserve Corporation or the First Reserve Funds acquires beneficial ownership of a majority of our outstanding common stock and PPK Group Limited Liability Company and Anker Holdings B.V. and their permitted transferees beneficially own in the aggregate less than 20% of our common stock;

     - we are merged with or into any other entity and, following the consummation of the merger, any third party that is not an affiliate of First Reserve or the First Reserve Funds owns a majority of the outstanding common stock, partnership interests or other comparable securities of the resulting or surviving entity and PPK Group and Anker Holdings B.V. and their permitted transferees beneficially own in the aggregate less than 20% of the outstanding common stock, partnership interests or other comparable securities of the resulting or surviving entity; or

     - there is a sale, transfer or other disposition to one or more third parties not affiliated with First Reserve or the First Reserve Funds in a transaction or series of transactions of more than 75% of the assets, valued on a consolidated basis prior to the transaction or series of transactions, of us and our direct or indirect subsidiaries.


Each share of Class B preferred stock is entitled to a liquidation preference of $1,000 over shares of common stock and any preferred stock junior to the Class B preferred stock. Furthermore, the Class B preferred stock is mandatorily redeemable for cash at a price per share of $1,375 in the event we enter into bankruptcy or there is a sale of Anker Coal Group. The Class B preferred stock is not redeemable upon a sale, however, as long as the First Reserve Funds are entitled to designate a majority of our board of directors, unless a majority of the directors not designated by the First Reserve Funds approves the sale. Moreover, the Class B preferred stock is not redeemable to the extent that


     - we have not effected all of the required redemptions of our Class A preferred stock and Class D preferred stock prior to or simultaneously with the redemption of the Class B preferred stock,

     - there are any accrued but unpaid dividends on the Class A preferred stock, Class C preferred stock or Class D preferred stock, or

     - we do not have funds legally available to redeem the Class B preferred stock.


The Class B preferred stock is also redeemable, in whole but not in part, at our option for cash at a price of $1,375 per share; however, we may not elect to redeem the Class B preferred stock for so long as the First Reserve Funds are entitled to designate a majority of our board of directors, unless a majority of the directors not designated by the First Reserve Funds approves the redemption. In addition, in the event of a public offering of our common stock, the Class B preferred stock is redeemable for common stock at our option or the option of the holders of the Class B preferred stock; however, we may not elect to redeem the Class B preferred stock for so long as the First Reserve Funds are entitled to designate a majority of our board of directors, unless a majority of the directors not designated by the First Reserve Funds approves the redemption. Moreover, the holders of the Class B preferred stock may not elect to have us redeem the Class B preferred stock for so long as the First Reserve Funds are entitled to designate a majority of our board of directors, unless a majority of the directors not designated by the First Reserve Funds approves the public offering. The indenture governing the notes prohibits the making of any dividend or redemption payments on the Class B preferred stock unless we meet a coverage test described under "Description of the New Notes--Covenants--Limitation on Restricted Payments". We are also prohibited from making any dividend or redemption payments on the Class Be preferred stock upon the occurrence, and during the continuance, of any default or event of default under the indenture governing the notes.


CLASS D PREFERRED STOCK

In connection with our purchase of assets from Phillips Resources, Inc., we issued 1,000 shares of Class D preferred stock to Glenn Springs Holdings, Inc., which owns Phillips. The Class D preferred stock is non-voting, except as required by applicable law. The Class D preferred stock is entitled to receive:


     - for a period of 15 years from and after January 1, 1996, quarterly cumulative cash dividends in an amount equal to 2 1/2% of the gross realization from coal sales from properties in Upshur and Randolph counties for the immediately preceding calendar quarter and


     - after that, quarterly cumulative cash dividends equal to 1 1/2% of the gross realization from coal sales from properties in Upshur and Randolph counties for the immediately preceding calendar quarter.

Each share of Class D preferred stock is entitled to a liquidation preference over all other classes of our capital stock equal to the redemption price described below.


If aggregate dividends of $5.0 million or more on the Class D preferred stock are not paid on or before December 31, 2005, then we must, if a holder of Class D preferred stock requests, redeem that holder's shares over the five-year period beginning December 31, 2006 by redeeming 20% of that holder's shares on that date and on December 31 of the succeeding four years, at a price per share equal to $7,000 plus all accrued and unpaid dividends. If aggregate dividends of $5.0 million or more on the Class D preferred stock are paid on or before December 31, 2005, then we must redeem the Class D preferred stock over the five-year period beginning December 31, 2011 by redeeming 20% of the issued and outstanding shares of Class D preferred stock on that date and on December 31 of each succeeding year, at the same redemption price described in the previous sentence. Furthermore, the Class D preferred stock is redeemable at any time at our option at a price per share equal to this same redemption price.


No dividends have been paid on the Class D preferred stock as of the date of this prospectus. The indenture governing the notes prohibits the payment of dividends on the Class D preferred stock after the occurrence, and during the continuance, of any default or event of default under the indenture.

STOCK PURCHASE WARRANT

On August 12, 1996, we issued a stock purchase warrant to the First Reserve Funds. The stock purchase warrant is exercisable for that number of shares of our common stock equal to 8.333% of the total number of shares of common stock issued to the holders of Class A preferred stock upon their conversion of Class A preferred stock into shares of our common stock. The exercise price is $0.01 per share of common stock. The First Reserve funds may exercise the stock purchase warrant concurrently with each conversion of shares of Class A preferred stock into shares of common stock. The stock purchase warrant expires on the date that all of our Class A preferred stock ceases to be outstanding.



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                           DESCRIPTION OF THE WARRANTS

The following is summary description of the material provisions of the warrants and the material rights of holder of warrants and shares of common stock issued upon exercise of the warrants. It does not restate the terms of the warrants and the rights of the holders in their entirety. For more details regarding the rights of holders of warrants and shares of common stock issued upon exercise of warrants, please read the warrant, the warrant agreement, the common stock registration rights agreement, the investor agreement and the stockholders' agreement. You may obtain copies of these agreements from us.

GENERAL

In connection with the restructuring of our 9 3/4% notes and the private placement of the notes being exchanged in this exchange offer, we issued warrants to purchase 3,047 shares of our common stock, which is equivalent to 30% of our fully diluted common stock. The initial exercise price of the warrants is $0.01 per share, payable in cash. The warrants are exercisable at any time or from time to time before October 28, 2009. We will not issue fractional shares upon exercise of the warrants, but we will pay a cash adjustment for any fractional share that would otherwise be issuable. The cash amount will be equal to the same fraction of the per share exercise price.

ANTI-DILUTION

The exercise price and the number of shares of common stock for which the warrants are exercisable are subject to adjustment upon the occurrence of any of the following events:

     - our issuance of any shares of common stock for no consideration or for a consideration per share less than the market price, as defined below, including

          (1) our issuance of any warrants, rights or options to subscribe for or to purchase common stock or other securities exercisable, convertible into or exchangeable for common stock at an exercise price per share of common stock less than the market price, but not including grants or exercises of employee stock options; and

          (2) our issuance of any securities exercisable, convertible into or exchangeable for common stock at an exercise, conversion or exchange price per share of common stock less than the market price;

     -    the subdivision or combination of the common stock; and

     -    the payment in shares of common stock of a dividend or distribution.

Market price, as of any date, means


          (1) the average of the closing bid prices for the shares of common stock as reported to The Nasdaq National Market for the ten trading days immediately preceding the relevant date;



          (2) if The Nasdaq National Market is not the principal trading market for the common stock, the average of the last reported bid prices on the principal trading market for the common stock during the same period, or, if there is no bid price for the period, the average of the last reported sales price on each trading day for the period; or



          (3) if market value cannot be calculated as of the relevant date on any of the bases above, the market price means the average fair market value as reasonably determined by an investment banking firm we select and reasonably acceptable to the holders of a majority in interest of the warrants.


In the case of any transaction, including a merger, consolidation, sale of all or substantially all of our assets, liquidation or recapitalization of the common stock, in which the common stock is changed into or, under the operation of law or the terms of the transaction, exchanged for other of our securities or common stock or other securities of any other company or interests in a non-corporate entity or other property, then each holder of warrants will be entitled, upon exercise of warrants, to receive the aggregate amount of stock, securities, cash and/or any other property that the holder would have received in the transaction if it had exercised the warrants immediately prior to consummation of the transaction. Similarly, if we declare or make any distribution of our assets to holders of common stock, then each holder of warrants is entitled, upon exercise of warrants, to receive the amount of assets that



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would have been payable to the holder had the holder owned the shares of common stock received upon exercise of the warrants on the record date for determination of stockholders entitled to the distribution.


If our Class A preferred stock is converted into common stock, each warrant will be exercisable for additional shares of common stock in an amount equal to each warrant's pro rata share, based on the number of warrants originally issued, of 30% of the aggregate number of shares of common stock into which the Class A preferred stock is converted. The exercise price will be the implied conversion price per share of common stock at which the Class A preferred stock is converted. This exercise price will be payable in cash or by delivery by the holder of notes.


If we redeem our Class B preferred stock at a redemption price payable in shares of common stock, each warrant will be exercisable for additional shares of common stock in an amount equal to each warrant's pro rata share, based on the number of warrants originally issued, of 30% of the aggregate number of shares for which the Class B preferred stock is redeemed. The exercise price will be the redemption price per share of common stock at which the Class B preferred stock is redeemed. This exercise price will be payable in cash or by the holders' delivery of notes.



If the stock purchase warrant issued to the funds that First Reserve Corporation manages becomes exercisable upon a conversion of Class A preferred stock, the warrants will be exercisable for additional shares of common stock in an amount equal to each warrant's pro rata share, based on the number of warrants originally issued, of 30% of the aggregate number of shares for which the First Reserve funds' warrant is exercised. The exercise price will be $.01 per share of common stock. This exercise price will be payable in cash or by the holders' delivery of notes.



If we issue any equity securities of any type, class or series, we must offer each holder of warrants or of shares of common stock issued upon exercise of warrants, along with some other stockholders, the right to purchase a portion of the newly-issued securities on the same terms and conditions as we offer to the purchasers of the newly-issued securities. Each holder of warrants or of shares of common stock issued upon exercise of warrants would be entitled to purchase that portion of the newly-issued securities equal to


     - if the newly-issued securities are of a type, class or series previously issued, the holder's percentage ownership of the total outstanding number of the previously-issued securities or

     - in all other events, the holder's percentage of ownership of our total outstanding common stock.

For the purposes of this calculation, all warrants will be deemed to have been exercised for shares of common stock, and each holder of warrants will be deemed to hold the number of shares of common stock issuable upon exercise of the holder's warrants and any other shares of common stock held by the holder.

The exercise price for the warrants will not, however, be adjusted

     - upon the grant or exercise of any employee stock options, as long as a majority of the non-employee members of our board of directors or a majority of the members of a committee of non-employee directors established for that purpose approves of the grant of exercise;

     - upon the exercise of the options to purchase common stock under Mr. Kilgore's employment agreement;

     - upon the issuance of common stock or warrants in accordance with the terms of the agreement under which the initial warrant holders received their warrants; or

     -    upon exercise of the warrants.

RESTRICTIONS ON TRANSFER


We have not registered the warrants or the shares of common stock issuable upon exercise of the warrants under the Securities Act. Each holder of warrants or shares of common stock issuable upon exercise of the warrants agrees that it will offer to sell the warrants or the shares of common stock only to, and will solicit offers to buy the warrants or shares of common stock only from, qualified institutional buyers, institutional accredited investors or purchasers under Regulation S. Furthermore, all initial holders of warrants have entered into an investor agreement, and any holder of shares of common stock issuable upon exercise of a warrant which transfers any of those shares of common stock must require the transferee to agree in writing to be bound by all the provisions of the investor agreement and the common stock registration rights agreement described below.





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In addition, each holder of warrants has agreed not to transfer warrants or shares of common stock issuable upon exercise of warrants to any person or entity that, to the knowledge of the holder, is engaged in any business in the states of West Virginia, Maryland, Pennsylvania, Virginia or Kentucky involving


     - the purchase for resale, sale, operation or maintenance for resale of coal, coal reserves, coal inventories, coal mines, coal mining operations, coal processing operations or processing or disposing of ash produced from the consumption of coal;


     - the conduct or performance of coal mining, coal loading, coal processing or contract coal mining or processing;

     - the employment of independent contractors in connection with any of the activities above;

     -    the conduct of coal trading; or

     - the holding of any equity investment constituting a controlling equity interest in any entity or business that, at the time the transfer is proposed to be made, is engaged in any of the above activities.

INVESTOR AGREEMENT

The initial holders of the warrants entered into an investor agreement. Upon exercise of the warrants and purchase of shares of common stock issued upon exercise, the holder of the common stock must also enter into the investor agreement. The investor agreement contains the following provisions:

RESTRICTIONS ON MERGER AND SALE OF ASSETS AND STOCK

Until the earlier to occur of an initial public offering of our common stock and October 30, 2002, the investor agreement prohibits

     - us from consolidating or merging with or into, or selling, assigning, transferring, leasing, conveying or otherwise disposing of all or a majority of our properties or assets in one or more related transactions, to another corporation, person or entity, except (1) in accordance with the terms of the indenture governing the notes and (2) upon the affirmative written vote or consent of the holders of at least 85% of our outstanding common stock as of the record date, as defined below, and


     - us or any of our shareholders, in one transaction or a series of related transactions, from selling, transferring or otherwise disposing of more than 50% of our outstanding common stock, except upon the affirmative written vote or consent of at least 85% of the holders of the outstanding common stock as of the record date. We or the shareholders are required to give written notice to all holders of warrants at least 30 days prior to the record date.



For these purposes, the record date means the date fixed for a stockholder vote in accordance with the terms of our certificate of incorporation and bylaws.


TAG ALONG RIGHTS

In accordance with the terms of the investor agreement, other than in connection with permitted transfers and with an initial public offering of our common stock, each holder of shares of common stock issuable upon exercise of warrants has the right to participate in a sale of common stock by another holder of common stock to any third party at the same price per share and on the same terms and conditions as the stockholder initiating the sale to the third party. Each stockholder is entitled to sell that number of shares of common stock so that the ratio of the number of shares sold by the stockholder to the aggregate number of shares sold to the third party is equal to the ratio of the number of shares owned by the stockholder to the total number of shares of common stock outstanding.

REGISTRATION RIGHTS

The initial holders of the warrants entered into a common stock registration rights agreement with us. Upon exercise of the warrants and purchase of common stock issued upon exercise, the holder of the common stock must also enter into the common stock registration rights agreement. The agreement grants them demand and incidental registration rights with respect to the shares of common stock issuable upon exercise of the warrants and any other shares of common stock held by the holders of those shares. These shares of common stock are referred to as registrable securities.

DEMAND REGISTRATION

At any time following the earlier of October 28, 2002 or an initial public offering of our common stock, the holders of at least 25% of the registrable securities may demand that we register their shares of common stock under the Securities Act. Holders of registrable



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securities collectively may only demand registration of their shares twice, and we are not obligated file a registration statement relating to a request, other than on Form S-3 or a similar short-form registration statement, within a period of six months after the effective date of any other registration statement that was not effected on Form S-3 or a similar short-form registration statement. We are obligated to register all shares of registrable securities requested to be included by the holders initially demanding registration and any other holder of registrable securities that has properly notified us that its securities should also be included. In the event of an underwritten offering, however, we may register fewer than all shares requested to be included if the managing underwriter advises us that the number of securities requested to be included in the registration exceeds the maximum number that can be offered without having an adverse effect on the offering of shares, including the price at which the shares can be sold.


INCIDENTAL REGISTRATION


If we at any time register any of our securities under the Securities Act, other than a registration on Form S-4 or S-8 or any successor or similar form and other than a request for registration described in the preceding paragraph, we are required include in the registration statement any registrable securities owned by holders that have properly notified us that their securities should be included. If the registration is an underwritten registration, holders of registrable securities will sell their shares to the underwriters on the same terms and conditions as apply to us. We are obligated to register all shares of registrable securities that the holders request to be included. In the event of an underwritten offering, however, we may register fewer than all shares requested to be included if the managing underwriter advises us that the number of securities requested to be included in the registration exceeds the maximum number that can be offered without having an adverse effect on the offering of shares, including the price at which the shares can be sold.





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             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the anticipated material U.S. federal income tax consequences of the exchange of the old notes for new notes, as well as the ownership and disposition of the notes. The following discussion constitutes the opinion of Wilmer, Cutler & Pickering regarding these material tax consequences.


This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described below, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service as to any U.S. federal income tax consequences relating to the notes.


This discussion may not apply to all holders of new notes because:

     - this discussion does not address the tax consequences to subsequent purchasers of the new notes and is limited to investors who will hold the new notes as capital assets, as defined in Section 1221 of the Internal Revenue Code;

     - this discussion does not discuss the tax consequences to holders that may be subject to special tax rules, such as financial institutions, insurance companies, tax exempt entities, dealers in securities or foreign currencies or persons who hold the notes as a position in a straddle or as part of a "conversion transaction" or that have hedged the interest rate on the notes;

     - this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of the notes in light of their particular circumstances; and

     - this discussion does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Because this discussion may not apply to all new note holders, prospective holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the new notes.

DEFINITIONS

A "United States Holder" of a note means:

     - a citizen or resident of the United States, including, in some cases, former citizens and former long-time residents,

     - a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision,

     -    an estate if its income is subject to U.S. federal income taxation, or

     - a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A "Foreign Holder" is a holder that is not a United States Holder.

The term "note(s)" by itself refers to both new notes and exchanged old notes.

CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes will result in no federal income tax consequences for holders. An exchange of old notes for new notes in connection with the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes are not materially different from the old notes. Rather, the new notes will be treated as a continuation of the old notes. Exchanging holders will have the same tax basis and holding period in the new notes as they had in the old notes.

QUALIFIED STATED INTEREST

United States Holders will generally be taxed on any "qualified stated interest" as ordinary income from domestic sources at the time it is paid or accrued, in accordance with the United States Holder's method of accounting for tax purposes. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments.




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The new notes will pay interest semiannually at a stated rate of 14.25 percent per annum, with the exception of the first interest payment due on April 1, 2000. We expect to satisfy the April 1, 2000 interest payment on the new notes by issuing additional new notes. Because of the ability to make this initial payment in kind, the annual amount of qualified stated interest on the new notes will generally equal the combined semiannual October 1 interest payment on the notes. The remaining interest payments made will be taken into account under the original issue discount rules, discussed below.

ORIGINAL ISSUE DISCOUNT


Because the old notes were issued with original issue discount, the new notes will also have original issue discount. Except as described below under "--Acquisition Premium on Notes," "--Amortizable Bond Premium" and "--High Yield Discount Obligation Rules," each United States Holder of a new note must include in gross income a portion of the original issue discount that accrues on the new note during each taxable year, determined by using a constant yield to maturity method, regardless of whether the holder receives cash payments attributable to this original issue discount. The original issue discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less original issue discount to the earlier years of the term of the new note and more original issue discount to later years. Any amount included in income as original issue discount will increase a United States Holder's tax basis in the note.



Original issue discount on a note is the excess of the note's stated redemption price at maturity over its issue price. For purposes of determining the amount of original issue discount of the new notes and otherwise under the original issue discount rules, each new note and the additional new note to be issued with respect to that new note in satisfaction of the April 1, 2000 interest payment will be aggregated and treated as part of the same debt obligation.



The stated redemption price at maturity of a debt obligation is the sum of all payments, whether denominated as interest or principal, required to be made on the debt obligation, other than payments of qualified stated interest. The issue price of a debt obligation is determined based on whether the debt obligation is issued in exchange for cash or other property and whether the debt obligation or the property for which it is exchanged is "publicly traded" as that term is used in the applicable Treasury regulations.


We intend to take the position that the issue price of all of the old notes is based on the cash price Rothschild Recovery Fund paid for its notes in the private placement, less the portion of that cash purchase price that is properly allocable to the warrants we issued in the private placement. We cannot assure you, however, that the Internal Revenue Service will respect this determination. If the Internal Revenue Service were to successfully assert that the issue price of the old notes issued in the private exchange must be separately determined, those old notes, and the new notes issued in exchange for those old notes in the exchange offer, could bear additional original issue discount. Holders of new notes would be required to include this additional original issue discount in their income under the rules described above.

HIGH YIELD DISCOUNT OBLIGATION RULES


The new notes will constitute high yield discount obligations. Accordingly, we may not be entitled to deduct a portion of the original issue discount and may also be required to defer deductions on another portion until amounts attributable to the original issue discount are paid in cash.



Subject to otherwise applicable limitations, a corporate holder will be entitled to a dividend received deduction with respect to the disqualified portion of the accrued original issue discount if we have sufficient current or accumulated earnings and profits. To the extent that our earnings and profits are insufficient, any portion of the original issue discount that otherwise would have been recharacterized as a dividend for purposes of the dividend received deduction will continue to be treated as ordinary original issue discount income in accordance with the rules described above under "--Original Issue Discount."


MARKET DISCOUNT


If a United States Holder acquires a note subsequent to its original issuance and the note's issue price, increased by the amount of any accrued original issue discount, exceeds the holder's purchase price, the note will be considered to have market discount equal to that excess. Any gain recognized by the holder on the disposition of a note having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by the holder. Alternatively, the holder may elect to include market discount in income currently over the life of the note. This election will apply to all market discount notes the holder acquires on or after the first day of the first taxable year to which the election applies and is revocable only with the consent of the Internal Revenue Service. Market discount will accrue on a straight-line basis unless the holder elects to accrue the market discount on a constant yield method. A constant yield election will apply only to notes to which it is made and is irrevocable. Unless a holder




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elects to include market discount, if any, in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry notes.


Any market discount on the old notes will carry over to, and be treated as, market discount on the new notes. You should consult your own tax advisor regarding the amount of any market discount accrued with respect to your old notes.


ACQUISITION PREMIUM ON NOTES


A United States Holder of a note will be entitled to a reduction in the amount of original issue discount required to be included in its income if the United States Holder is considered to acquire the note with acquisition premium. A note will have acquisition premium if the United States Holder's adjusted tax basis in the note immediately after its acquisition is less than or equal to the stated redemption price at maturity and exceeds the issue price of the note. The amount of original issue discount the holder must include in its gross income with respect to that note for any taxable year is generally reduced by the portion of the acquisition premium properly allocable to that year.



Any acquisition premium on the old notes will carry over to, and be treated as, acquisition premium on the new notes. Holders of new notes should therefore consult their own tax advisors regarding the amount of any acquisition premium and reduction in original issue discount with respect to the new notes.


AMORTIZABLE BOND PREMIUM


A United States Holder that purchases a note for more than the amount payable at maturity will be considered to have purchased the note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note may be optionally redeemed for more than the amount payable at maturity at the time it is purchased, the amortization of the premium might, depending on the timing and pricing of the purchase relative to the redemption provisions of the notes, have to be deferred. The amount amortized for a year will be treated as a reduction of interest income from the note. If the United States Holder does not elect amortization, the premium will decrease the gain or increase the loss otherwise recognized upon the disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.



Any amortizable bond premium on the old notes will carry over to, and be treated as amortizable bond premium on, the new notes. You should consult your own tax advisor regarding the amount of any amortizable bond premium accrued with respect to your old notes.


SALE, EXCHANGE AND RETIREMENT OF NOTES

When a United States Holder disposes of a note, that holder generally will recognize capital gain or loss equal to the difference between:

     (A) the amount of cash and the fair market value of any property received, except to the extent that amount is attributable to accrued and unpaid interest which is taxable as ordinary income, and

     (B)  the holder's adjusted tax basis in the note.

A United States Holder's adjusted tax basis in a note will, in general, be the cost of the note increased by

     -    any amounts included in income as original issue discount and

     -    any market discount previously included in the holder's income and decreased by

     - any principal and non-qualified stated interest the holder receives and

     -    any amortized premium previously deducted from income by that holder.


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The capital gain or loss generally will be long-term capital gain or loss if the holding period of the note exceeds one year at the time of the disposition. Some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation of long-term capital gain. The deductibility of capital losses is subject to limitations.


FOREIGN HOLDERS


Any gain or income realized on a Foreign Holder's disposition of a note generally will not be subject to U.S. federal income tax, as long as



     - the gain is not effectively connected with the holder's conduct of a trade or business in the United States and


     - in the case of gains realized by an individual, the individual is not present in the United States for 183 days or more in the taxable year of the disposition.


Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding,


     (1) no U.S. federal withholding tax will be imposed with respect to payment of principal, premium, if any, or interest, including original issue discount, on a note owned by a Foreign Holder, provided that

          - the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of section 871(h)(3) of the Internal Revenue Code and the related regulations,

          - the Foreign Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership,

          -    the Foreign Holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Internal Revenue Code, and

          - the Foreign Holder satisfies the statement requirement, described generally below, set forth in sections 871(h) and 881(c) of the Internal Revenue Code and the related regulations;

     (2) no U.S. federal withholding tax will be imposed generally with respect to any gain or income realized by a Foreign Holder upon the disposition of a note; and

     (3) a note beneficially owned by an individual who at the time of death is a Foreign Holder will not be subject to U.S. federal estate tax as a result of the individual's death, provided that:

          - the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of section 871(h)(3) of the Internal Revenue Code, and

          - the interest payments with respect to the note would not have been, if received at the time of the individual's death, effectively connected with the conduct of a U.S. trade or business by the individual.

To satisfy the statement requirement referred to in (1) above, the beneficial owner of the note, or a financial institution holding the note on behalf of the beneficial owner, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that the beneficial owner is a Foreign Holder. Under current Treasury regulations, this statement will satisfy the certification requirements if (A) the beneficial owner provides its name and address, and certifies, under penalties of perjury, that it is a Foreign Holder, which certification may be made on an Internal Revenue Service Form W-8 or Form W-8BEN, or (B) a financial institution holding the note on behalf of the beneficial owner certifies, under penalties of perjury, that it has received the statement and furnishes a paying agent with a copy.

With respect to notes held by a foreign partnership, under current law, the foreign partnership may provide the Form W-8 or a Form W-8IMY. However, for interest and disposition proceeds paid with respect to a note after December 31, 2000, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, a foreign partnership will be required, in addition to providing an intermediary Form W-8 or Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.




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If a Foreign Holder cannot satisfy the requirements of the portfolio interest exception described in (1) above, payments on a note, including payments of original issue discount, made to that holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or the paying agent, as the case may be, with a properly executed


     - IRS Form 1001 or Form W-8BEN claiming an exemption from, or reduction of, withholding under the benefit of a tax treaty or



     - IRS Form 4224 or Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.



Treasury regulations that will become generally effective for payments made beginning January 1, 2001, modify various certification requirements described above. In general, these new regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms and clarify reliance standards. In addition, the new regulations impose different conditions on the ability of financial intermediaries acting for a Foreign Holder to provide certifications on behalf of the Foreign Holder, which may include entering into an agreement with the Internal Revenue Service to audit selected documentation with respect to these certifications. It is possible that we and other withholding agents may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. Foreign Holders should consult their own tax advisors to determine the effects of the application of the new regulations to their particular circumstances.



If a Foreign Holder is engaged in a trade or business in the United States, and payment on a note, including payments of original issue discount, is effectively connected with the conduct of that trade or business, the Foreign Holder, although exempt from U.S. federal withholding tax as discussed above, generally will be subject to U.S. federal income tax on that payment on a net income basis in the same manner as if it were a United States Holder. In addition, if the Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or the applicable lower tax treaty rate on its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, the payment on a note will be included in the foreign corporation's earnings and profits.


INFORMATION REPORTING AND BACKUP WITHHOLDING

UNITED STATES HOLDERS


In general, information reporting requirements will apply to payments on a note, to accrued original issue discount and to the proceeds of the sale of a note to some noncorporate United States Holders. A 31% backup withholding tax may apply to the payments if the United States Holder:


     - fails to furnish or certify its correct taxpayer identification number to the payer in the manner required,

     - is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly, or

     - under some circumstances, fails to certify that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.


Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax. If the holder has filed a return and the required information is furnished to the Internal Revenue Service, the holder may be entitled to a refund of the excess of the amount withheld over the holder's federal income tax liability.


FOREIGN HOLDERS


Under current regulations, no information reporting or backup withholding will apply to payments to Foreign Holders if a statement described in the previous section regarding Foreign Holders has been received and the payor does not have actual knowledge that the beneficial owner is a U.S. person. If these conditions are not satisfied, information reporting and backup withholding will apply. These rules also apply to payments on a note paid to the beneficial owner by a U.S. office of an agent or broker.


In addition, backup withholding and information reporting will not apply if payments on a note are paid or collected by a foreign agent on behalf of the beneficial owner of the note, or if a foreign office of a broker, as defined in applicable U.S. Treasury regulations, pays the proceeds of the sale of a note to the owner of the note. Information reporting, however, may be required in some circumstances. If the agent or broker is, for U.S. federal income tax purposes:

     -    a United States person,

     -    a controlled foreign corporation,

     - a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States, or

     - with respect to payments made beginning January 1, 2000, a foreign partnership if, at any time during its tax year, one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership if, at any time during the tax year, the partnership is engaged in a U.S. trade or business, the payments will be subject to information reporting, but not backup withholding, unless (1) the agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and other conditions are met or (2) the beneficial owner otherwise establishes an exemption.


The Treasury regulations that will become generally effective for payments made beginning January 1, 2000 modify some of the certification requirements for backup withholding. It is possible that we and other withholding agents may request a new withholding exemption form from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.


THIS DISCUSSION MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE UNITED STATES HOLDERS AND FOREIGN HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN THOSE LAWS.

                              PLAN OF DISTRIBUTION


Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of new notes received in exchange for old notes if old notes were acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes for a period ending on the earlier of 180 days from the date on which the registration statement under which the exchange offer is made is declared effective and the date when all broker-dealers receiving new notes for their own accounts in connection with the exchange offer have sold all of those new notes held by them. See "The Exchange Offer -- Resales of New Notes."


New notes that broker-dealers receive for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale. These resales may be at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


We shall not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the notes, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the principal amounts, of the new notes to be issued.


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC under the Securities Exchange Act of 1934. The file number for our SEC filings is 333-39643. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

This prospectus is a part of a registration statement on Form S-4 that we filed with the SEC under the Securities Act of 1933. The rules of the SEC allow us to leave some of the information contained in the registration statement out of this prospectus. Therefore, you should review the registration statement and its exhibits for further information about us. Copies of the registration statement and its exhibits are on file at the offices of the SEC and you can view them at the SEC's website. You should read the exhibits for a more complete description of the matters involved. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

                                  LEGAL MATTERS

Wilmer, Cutler & Pickering, Washington, D.C., will pass upon the validity of the new notes for us.

                                     EXPERTS

The consolidated financial statements of Anker Coal Group, Inc. as of December 31, 1998 and 1997 and for the period from August 1, 1996 to December 31, 1996 and the consolidated financial statements of Anker Group, Inc. for the period from January 1, 1996 to July 31, 1996 included in this prospectus have been so included in reliance on the reports, which contain an explanatory paragraph relating to our ability to continue as a going concern, as described in Note 14 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The reserve reports and estimates of our coal reserves included in this prospectus have, to the extent described in the prospectus, been prepared by us and audited by Marshall Miller & Associates. Summaries of these estimates contained in Marshall Miller & Associates' audit report have been included in this prospectus as Annex A. We have relied on Marshall Miller & Associates as an expert with respect to the matters contained in the audit report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS:
            Report of Independent Accountants................................................................     F-2
            Report of Independent Accountants................................................................     F-3
            Consolidated Balance Sheets at December 31, 1998 and 1997........................................     F-4
            Consolidated Statements of Operations for the years ended December
                  31, 1998 and 1997 and for the period August 1, 1996 (date of acquisition) through December 31, 1996 and for the period
                  January 1, 1996 through July 31, 1996......................................................     F-5
            Consolidated Statements of Stockholders' Equity for the
                  years ended December 31, 1998 and 1997 and
                  for the period August 1, 1996 (date of acquisition)
                  through December 31, 1996..................................................................     F-6
            Consolidated Statements of Stockholders' Equity for the period
                  January 1, 1996 through July 31, 1996......................................................     F-7
            Consolidated Statements of Cash Flows for the years ended
                  December 31, 1998 and 1997 and for the period from August 1,
                  1996 (date of acquisition) through December 31,
                  1996 and for the period January 1, 1996 through July 31, 1996..............................     F-8
            Notes to Consolidated Financial Statements.......................................................     F-9
UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            Condensed Consolidated Balance Sheet at September 30, 1999.......................................    F-29
            Condensed Consolidated Statements of Operations for the nine
                  and three months ended September 30, 1999 and 1998.........................................    F-30
            Consolidated Statements of Cash Flows for the nine months
                  ended September 30, 1999 and 1998..........................................................    F-31
            Notes to Condensed Consolidated Financial Statements.............................................    F-32
FINANCIAL STATEMENT SCHEDULES
            Schedules have been omitted because the information required in the schedules is not applicable or is shown in the financial
                  statements or the notes to the financial statements.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Anker Coal Group, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Anker Coal Group, Inc. and its subsidiaries (the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 and the five month period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, and assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has experienced recurring losses from operations, negative cash flows from operations and has a retained deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP


Pittsburgh, Pennsylvania
March 29, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Anker Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated statement of operations, stockholders' equity, and cash flows of Anker Group, Inc. and Subsidiaries (Predecessor) for the period January 1, 1996 through July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of their operations and their cash flows of Anker Group, Inc. and Subsidiaries (Predecessor) for the period January 1, 1996 through July 31, 1996 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P


Pittsburgh, Pennsylvania
February 28, 1997

                     ANKER COAL GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)
                                     ASSETS

                                                                                                  1998             1997
                                                                                             ---------        ---------
Current assets:
     Cash and cash equivalents                                                               $      15                -
     Accounts receivable:
          Trade                                                                                 27,845        $  31,029
          Affiliates                                                                                42              223
     Inventories                                                                                 5,876           10,717
     Current portion of long-term notes receivable                                                 986              791
     Life insurance proceeds receivable                                                              -           10,000
     Prepaid expenses and other                                                                  1,989            3,443
     Deferred income taxes                                                                       3,683              399
                                                                                             ---------        ---------
          Total current assets                                                                  40,436           56,602

Properties:
     Coal lands and mineral rights                                                              62,398          101,324
     Machinery and equipment                                                                    72,355           83,370
                                                                                             ---------        ---------
                                                                                               134,753          184,694
     Less allowances for depreciation, depletion and amortization                               26,161           17,333
                                                                                             ---------        ---------
                                                                                               108,592          167,361
Other assets:
     Assets held for sale                                                                       10,000                -
     Advance minimum royalties                                                                   4,453           19,050
     Goodwill, net of accumulated amortization of $2,517 and $1,408 in
        1998 and 1997, respectively                                                             21,572           43,010
     Other intangible assets, net of accumulated amortization of $694
        and $432 in 1998 and 1997, respectively                                                  6,268            6,553
     Notes receivable                                                                            3,735            5,056
     Other assets                                                                                6,664            7,018
                                                                                             ---------        ---------
          Total assets                                                                       $ 201,720        $ 304,650
                                                                                             =========        =========

                                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable:
          Trade                                                                                 10,982           16,254
          Affiliates                                                                               480            1,572
     Cash overdraft                                                                              5,111            3,919
     Accrued interest                                                                            3,365            3,530
     Accrued expenses and other                                                                 11,287            8,674
     Accrued leasehold termination                                                               3,957                -
     Accrued reclamation expenses                                                                5,234              355
     Current maturities of long-term debt                                                        2,777              799
     Common stock available for repurchase                                                       1,505                -
                                                                                             ---------        ---------
          Total current liabilities                                                             44,698           35,103

Long-term debt                                                                                 139,934          132,800
Other liabilities:
     Accrued reclamation expenses                                                               17,367           18,619
     Deferred income taxes                                                                       8,242           12,976
     Other                                                                                       6,272            6,771
                                                                                             ---------        ---------
          Total liabilities                                                                    216,513          206,269

Commitments and contingencies                                                                        -                -
Mandatorily redeemable preferred stock                                                          24,588           22,651
Common stock available for repurchase                                                            8,495                -
Stockholders' equity:
     Preferred stock                                                                            23,000           23,000
     Common stock                                                                                    -                -
     Paid-in capital                                                                            47,900           57,900
     Treasury stock                                                                            (5,100)                -
     Accumulated deficit                                                                     (113,676)          (5,170)
                                                                                             ---------        ---------
          Total stockholders' equity                                                          (47,876)           75,730
                                                                                             ---------        ---------
          Total liabilities and stockholders' equity                                         $ 201,720        $ 304,650
                                                                                             =========        =========

                    The accompanying notes are an integral
                part of the consolidated financial statements.

            ANKER COAL GROUP, INC. AND SUBSIDIARIES AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                (IN THOUSANDS)


                                                                  THE COMPANY       THE COMPANY       THE COMPANY       PREDECESSOR
                                                                  -----------       -----------       -----------       -----------
                                                                                                        PERIOD            PERIOD
                                                                     YEAR              YEAR            AUGUST 1          JANUARY 1
                                                                     ENDED            ENDED             THROUGH           THROUGH
                                                                  DECEMBER 31,      DECEMBER 31,      DECEMBER 31,       JULY 31,
                                                                      1998              1997              1996             1996
                                                                  -----------       -----------       -----------       -----------
Coal sales and related revenue                                       $291,426          $322,979          $123,246          $166,909

Expenses:
     Cost of operations and selling expenses                          276,469           295,387           110,215           149,364
     Depreciation, depletion and amortization                          18,150            17,470             6,437             7,882
     General and administrative                                         9,076             9,462             3,738             3,796
     Stock compensation and related expenses                                -                 -                 -             2,969
     Loss on impairment and restructuring charges                      90,717             8,267                 -                 -
                                                                 ------------       -----------     -------------      ------------

          Total expenses                                              394,412           330,586           120,390           164,011

          Operating (loss) income                                   (102,986)           (7,607)             2,856             2,898

Interest, net of $386 and $760 capitalized in 1998
     and 1997, respectively                                          (13,066)          (10,042)           (2,090)           (2,796)
Life insurance proceeds                                                     -            15,000                 -                 -
Other income, net                                                       2,805             2,083               373             1,107
                                                                 ------------       -----------     -------------      ------------
          (Loss) income before income taxes and
            extraordinary item                                      (113,247)             (566)             1,139             1,209

Income tax (benefit) expense                                         ( 7,643)           (1,242)               485             (134)
                                                                 ------------       -----------     -------------      ------------

          Net (loss) income before extraordinary item               (105,604)               676               654             1,343

Extraordinary loss, net of taxes of $375 and $1,497
     in 1998 and 1997, respectively                                       965             3,849                 -                 -
                                                                 ------------       -----------     -------------      ------------
           Net (loss) income                                        (106,569)           (3,173)               654             1,343

Less mandatorily redeemable preferred stock dividends                   1,337             1,276               512               116
Less mandatorily redeemable preferred stock accretion                     600               600               263                 -
                                                                 ------------       -----------     -------------      ------------

          Net (loss) income available to common
            Stockholders                                         $  (108,506)       $   (5,049)     $       (121)      $      1,227
                                                                 ============       ===========     =============      ============


                    The accompanying notes are an integral
                part of the consolidated financial statements.

                    ANKER COAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND
            FOR THE PERIOD AUGUST 1, 1996 THROUGH DECEMBER 31, 1996
                                (IN THOUSANDS)


                                                    PREFERRED         COMMON      PAID-IN     TREASURY      ACCUMULATED
                                                      STOCK           STOCK       CAPITAL       STOCK         DEFICIT        TOTAL
                                                    ---------       ----------    --------    ---------     -----------    ---------
Balance at August 1, 1996                                   -                -           -            -               -            -

Initial Company capitalization                        $23,000                -     $57,900            -               -      $80,900
Net income                                                  -                -           -            -         $   654          654
Mandatorily redeemable preferred stock
      dividends                                             -                -           -            -           (512)        (512)
Mandatorily redeemable preferred stock
      accretion                                             -                -           -            -           (263)        (263)
                                                    ---------       ----------    --------    ---------     -----------    ---------

Balance at December 31, 1996                           23,000                -      57,900            -           (121)       80,779

Net loss                                                    -                -           -            -         (3,173)      (3,173)
Mandatorily redeemable preferred stock
      dividends                                             -                -           -            -         (1,276)      (1,276)
Mandatorily redeemable preferred stock
      accretion                                             -                -           -            -           (600)        (600)
                                                    ---------       ----------    --------    ---------     -----------    ---------

Balance at December 31, 1997                           23,000                -      57,900            -         (5,170)       75,730

Net loss                                                    -                -           -            -       (106,569)    (106,569)
Mandatorily redeemable preferred stock
      dividends                                             -                -           -            -         (1,337)      (1,337)
Mandatorily redeemable preferred stock
      accretion                                             -                -           -            -           (600)        (600)
Issuance of Class A common stock awards                     -                -           -            -               -            -
Reclassification of Class A common stock to
      common stock available for  repurchase                -                -    (15,000)            -               -     (15,000)
Repurchase of Class A common stock                          -                -       5,000      (5,000)               -            -
Repurchase of Class C preferred stock                       -                -           -        (100)               -        (100)
                                                    ---------       ----------    --------    ---------     -----------    ---------

Balance at December 31, 1998                          $23,000                -    $ 47,900    $ (5,100)      $(113,676)    $(47,876)
                                                    =========       ==========    ========    =========     ===========    =========


                    The accompanying notes are an integral
                part of the consolidated financial statements.

                                  PREDECESSOR

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE PERIOD JANUARY 1, 1996 THROUGH JULY 31, 1996
                                (IN THOUSANDS)


                                                PREFERRED        COMMON      PAID-IN      RETAINED
                                                  STOCK          STOCK       CAPITAL      EARNINGS       TOTAL
                                                ---------     ----------     -------      --------      -------
Balance at December 31, 1995                     $14,122      $       50     $40,007      $ 3,024       $57,203

Stock compensation                                     -               -       1,500            -         1,500
Net income                                             -               -           -        1,343         1,343
Mandatorily redeemable preferred stock
      dividends                                        -               -           -        (116)         (116)
                                                 -------      ----------     -------      -------       -------

Balance at July 31, 1996                         $14,122      $       50     $41,507      $ 4,251       $59,930
                                                 =======      ==========     =======      =======       =======


                    The accompanying notes are an integral
                part of the consolidated financial statements.

            ANKER COAL GROUP, INC. AND SUBSIDIARIES AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS)


                                                                      THE COMPANY   THE COMPANY     THE COMPANY      PREDECESSOR
                                                                      -----------   -----------     -----------      -----------
                                                                          YEAR          YEAR          PERIOD           PERIOD
                                                                         ENDED         ENDED     AUGUST 1 THROUGH     JANUARY 1
                                                                      DECEMBER 31,  DECEMBER 31,    DECEMBER 31,   THROUGH JULY 31,
                                                                         1998           1997          1996              1996
                                                                      -----------   -----------  ----------------  ---------------
Cash flows from operating activities:
     Net (loss) income                                                $ (106,569)   $   (3,173)     $     654       $    1,343
         Adjustments to reconcile net (loss) income to net
            cash (used in) provided by operating activities:
         Extraordinary item, net of taxes                                     965         3,849             -                -
         Loss on impairment and restructuring charges                      90,717         8,267             -                -
         Depreciation, depletion and amortization                          18,150        17,470         6,437            7,882
         Minority interest                                                      -             -            31              (5)
         Life insurance proceeds                                                -      (15,000)             -                -
         Deferred taxes                                                   (8,018)       (2,739)           485            (257)
         Gain on sale of property, plant and equipment                      (302)         (352)         (203)            (806)
         Loss on sale of investment                                             -         1,069             -                -
         Stock compensation                                                     -             -             -            2,969
         Tax refund received                                                  722             -             -                -
         Changes in operating assets and liabilities (net of
            assets and liabilities acquired and disposed of):
            Accounts receivable                                             3,365       (5,536)         (434)            2,153
            Inventories, prepaid expenses and other                         5,105       (7,511)         5,515          (1,258)
            Advance minimum royalties                                     (2,915)       (3,777)       (2,095)            (706)
            Accounts payable, accrued expenses and other                  (6,186)         2,513      (10,087)            8,095
            Other liabilities                                               (499)         (127)         (867)            (388)
                                                                      -----------   -----------     ---------       ----------
               Net cash (used in) provided by operating activities        (5,465)       (5,047)         (564)           19,022
                                                                      -----------   -----------     ---------       ----------

Cash flows from investing activities:
     Purchase of Anker Group, Inc., including related
         acquisition cost of $7,534, net of cash acquired of
         $6,980 and liabilities assumed of $151,873                             -             -      (66,554)                -
     Acquisitions                                                               -       (9,883)       (4,262)                -
     Purchases of properties                                             (11,795)      (45,203)       (6,769)          (3,046)
     Proceeds from sales of property, plant and equipment                   2,535         2,549           213            1,560
     Proceeds from sale of investment                                           -         3,551             -                -
     Issuances of notes receivable                                           (38)       (2,156)       (4,991)            (671)
     Payments received on notes receivable                                  1,164         5,134           518              889
     Intangible assets                                                          -         (927)         (277)                -
     Other assets                                                               -          (90)       (2,846)            (496)
                                                                      -----------   -----------     ---------       ----------
               Net cash used in investing activities                      (8,134)      (47,025)      (84,968)          (1,764)
                                                                      -----------   -----------     ---------       ----------

Cash flows from financing activities:

     Proceeds from revolving line of credit and long-term debt            155,698       174,259        81,460           49,389
     Principal payments on revolving line of credit and
         long-term debt                                                 (146,586)     (249,199)      (45,372)         (79,184)
     Proceeds from issuance of Senior Notes                                     -       125,000             -                -
     Cash overdraft                                                         1,192         2,135             -                -
     Debt issuance costs                                                  (1,590)       (5,679)             -                -
     Purchase of treasury stock                                           (5,100)             -             -                -
     Proceeds from issuance of preferred and common stock                       -             -        50,000                -
     Proceeds received from life insurance                                 10,000         5,000             -                -
                                                                      -----------   -----------     ---------       ----------
         Net cash provided by (used in) financing activities               13,614        51,516        86,088         (29,795)
                                                                      -----------   -----------     ---------       ----------
Increase (decrease) in cash and cash equivalents                               15         (556)           556         (12,537)

Cash and cash equivalents at beginning of period                                -           556             -           13,526
                                                                      -----------   -----------     ---------       ----------
Cash and cash equivalents at end of period                            $        15             -     $     556       $      989
                                                                      ===========   ===========     =========       ==========


                    The accompanying notes are an integral
                part of the consolidated financial statements.

           ANKER COAL GROUP, INC. AND SUBSIDIARIES AND PREDECESS OR

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

Anker Coal Group, Inc. and Subsidiaries (the "Company") was formed in August 1996. The Company was capitalized with approximately $50 million in cash and $14.1 million of preferred and common stock exchanged for similar stock in Anker Group, Inc. and Subsidiaries (the "Predecessor"). Subsequently, the Company acquired the remaining 92.5% of the common stock of the Predecessor for approximately $87 million, which was funded by the issuance of $25 million of Class A mandatorily redeemable preferred stock and the payment of $62 million in cash, $12 million of which was borrowed under the Company's credit facilities. The acquisition was effective on August 12, 1996 but for accounting purposes, the Company has designated August 1, 1996 as the effective date of the acquisition. The acquisition of the Predecessor was accounted for using the purchase method of accounting as prescribed under Accounting Principles Bulletin No. 16, "Accounting for Business Combinations."

The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition. The following unaudited adjusted results have been prepared to illustrate results of operations had the acquisition been made on January 1, 1996 and do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or of results which may occur in the future.

                                                                                1996
                                                                           --------------
                                                                           (IN THOUSANDS)
                                                                              UNAUDITED
          Coal sales and related revenue                                      $290,155
                                                                              ========

          Operating income                                                    $  5,754
                                                                              ========

          Net income                                                          $  1,997
                                                                              ========

The Company's operations, which are principally located in West Virginia and Maryland, consist of mining and selling coal from mineral rights which it owns and/or leases, as well as brokering coal from other producers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements as of December 31, 1998, 1997 and for the period August 1, 1996 (date of acquisition) through December 31, 1996 include the accounts of Anker Coal Group, Inc. and its wholly and majority-owned subsidiaries. The consolidated financial statements for the period January 1, 1996 through July 31, 1996 include the accounts of the Predecessor. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS:

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company must maintain a lockbox account and direct all cash receipts to this account. Control of this account has been transferred to the Foothill Capital Corporation, as agent, under the Company's Credit Facility.

INVENTORIES:

Coal inventories are stated at the lower of average cost or market and amounted to approximately $4,415,000 and $8,822,000 at December 31, 1998 and 1997,
respectively. Supply inventories are stated at the lower of average cost or market and amounted to approximately $1,461,000 and $1,895,000 at December 31, 1998 and 1997, respectively.

PROPERTIES:

Properties are recorded at cost, which includes the allocated purchase price for the acquisition described in Note 1.

Coal lands represent the investment in land and related mineral and/or surface rights, including capitalized mine development costs, which are being mined or will be mined. Mine development costs of $24.9 million and $40.7 million at December 31, 1998 and 1997, respectively, represent expenditures incurred, net of revenue received and amortization, in the development of coal mines until the principal operating activity becomes coal production. Depletion and amortization of coal lands is computed on a tonnage basis calculated to amortize its costs fully over the estimated recoverable reserves.

Provisions for machinery and equipment depreciation are based upon the estimated useful lives of the respective assets and are computed by the straight-line method.

Upon sale or retirement of properties, the cost and related accumulated depreciation or depletion are removed from the respective accounts, and any gain or loss is included in other non-operating income.

GOODWILL AND OTHER INTANGIBLE ASSETS:


Goodwill represents the excess of the purchase price over the fair value of the net assets acquired related to the acquisition described in Note 1. Due to the restructuring of the Company's mining operations, goodwill previously amortized over 40 years will be prospectively amortized over 3 to 20 years in conjunction with the expected useful lives of existing mineral rights and sales contracts. The pro forma effect on income before extraordinary item and net income of the change in the amortization period approximates a decrease of $1.2 million.


Other intangible assets consist of debt issuance costs which are being amortized using the straight line method over the life of the associated debt, which approximates the effective interest method.

During the period January 1 through July 31, 1997, adjustments were made to increase goodwill due to changes in assumptions or underestimates relating to certain preacquisition, contingent assets and liabilities. Accordingly, goodwill was increased by approximately $4,789,000, net of income taxes.

ACCRUED RECLAMATION EXPENSES:

Provisions to reclaim disturbed acreage remaining after production has been completed and related mine closing costs are accrued during the life of the mining operation or recorded in conjunction with the acquisition of related properties. The annual provision included in cost of operations is made at a rate per ton equivalent to the estimated end-of-mine-life reclamation cost divided by the estimated tonnage to be mined. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

INCOME TAXES:

Deferred tax assets and liabilities are determined based on temporary differences between the consolidated financial statements and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

USE OF ESTIMATES:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying amount of cash and cash equivalents approximates fair value. The fair value of current and long term debt is less than the carrying value by approximately $56.3 million at December 31, 1998. The fair value of current and long term debt exceeded the carrying value by approximately $1.3 million at December 31, 1997. The fair value of the Company's borrowings under its senior notes, credit agreement and other notes payable is estimated using the current market rate and discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

ADVANCE MINIMUM ROYALTIES:

Advance minimum royalties represent payments, ranging from 2% to 10% of coal yield, made by the Company to landowners for the right to mine on the landowners' property. These payments are initially capitalized then expensed over future production or are expensed as incurred when mine properties are held for sale.

IMPAIRMENT OF LONG-LIVED ASSETS:

The Company periodically reviews the carrying value of long-lived assets, based on whether they are recoverable from expected future undiscounted operating cash flows and will recognize impairments when the expected future operating cash flow derived from such long-lived assets is less than their carrying value. See
Note 13 for the results of the current year evaluation.

EARNINGS PER SHARE:

The presentation of earnings per share is not required as the Company's stock is not publicly traded.

NEW ACCOUNTING PRONOUNCEMENTS:

In 1998, the Financial Accounting Standards Boards (FASB) issued its Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. As the Company has no items of other comprehensive income, the requirements of SFAS No. 130 are not applicable.

In 1998, FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncements establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas, and major customers. The Company operates within one industry segment only and, as such, the requirements of SFAS No. 131 are not applicable.

In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 enhances the disclosure requirements for pensions and postretirement benefits. The adoption of SFAS No. 132 has no impact on the measurement or recognition of benefits.

In 1998, the American Institute of Certified Public Accountants issued its Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on expensing and capitalizing the costs associated with developing or obtaining internal-use software. This pronouncement will be effective for the year ended December 31, 1999. Management is currently assessing the impact that the adoption of this pronouncement will have on the consolidated financial statements.

RECLASSIFICATION:

Certain amounts in the 1997 consolidated financial statements have been reclassified to conform to the 1998 presentation.

3.  COAL SALES AND RELATED REVENUE

Coal sales and related revenue consists of the following:


                                                  THE COMPANY     THE COMPANY    THE COMPANY    PREDECESSOR
                                                  -----------     -----------    -----------    -----------
                                                                                    PERIOD        PERIOD
                                                      YEAR            YEAR         AUGUST 1      JANUARY 1
                                                     ENDED           ENDED         THROUGH        THROUGH
                                                  DECEMBER 31,    DECEMBER 31,   DECEMBER 31,     JULY 31,
                                                     1998            1997           1996           1996
                                                  -----------     -----------    -----------    -----------
                                                                         (IN THOUSANDS)
          Coal mining revenue                       $207,102       $234,091       $ 85,175       $126,500
          Brokered coal revenue                       81,220         85,411         36,521         37,697
          Ash disposal and waste fuel revenue          3,104          3,477          1,550          2,712
                                                    --------       --------       --------       --------
                                                    $291,426       $322,979       $123,246       $166,909
                                                    ========       ========       ========       ========


Included in revenue are sales to unconsolidated affiliated companies aggregating approximately $0.1 million for the year ended December 31, 1998, $9.7 million for the year ended December 31, 1997, $9.2 million for the period August 1, 1996 through December 31, 1996, and $7 million for the period January 1, 1996 through July 31, 1996.

The Company recognizes revenue either upon shipment or customer receipt of coal, based on contractual terms. The Company's coal mining revenue is substantially generated from long-term coal supply contracts with domestic utilities and Independent Power Producers throughout the northeastern United States. These contracts range from one to twenty years with fixed based prices which change based on certain industry and government indices. Receivables generally are due within 30 to 45 days. Sales to three customers represented 39.7%, 32.4% and 29.7% of total revenue for years ended December 31, 1998 and 1997, and for the two periods ended December 31, 1996 combined, respectively. The Company performs credit evaluations on all new customers, and credit losses have historically been minimal.

4.  FEDERAL EXCISE TAXES

Federal excise taxes, included in cost of operations and selling expenses, amounted to $5,786,000 in 1998, $5,896,000 in 1997, $2,188,000 for the period
August 1, 1996 through December 31, 1996, and $3,378,000 for the period January 1, 1996 through July 31, 1996.

5.       LONG-TERM DEBT

Long-term debt consists of the following:


                                                      DECEMBER 31,               DECEMBER 31,
                                                          1998                       1997
                                                      ------------               ------------
                                                                  (IN THOUSANDS)
        Senior notes                                      $125,000                  $125,000
        Foothill Credit Facility                            16,911                         -
        Amended and Restated Credit Facility                     -                     7,000
        Notes payable to seller                                800                     1,388
        Other notes payable to affiliates                        -                       211
                                                        ----------                 ---------

                                                           142,711                   133,599
        Less current maturities of long-term debt            2,777                       799
                                                        ----------                 ---------
                                                          $139,934                  $132,800
                                                        ==========                 =========

SENIOR NOTES:

On September 25, 1997, the Company issued $125,000,000 of unsecured 9 3/4% Senior Notes due October 1, 2007. In connection therewith, the Company repaid all outstanding indebtedness together with accrued interest and fees associated with such repayment under the Company's existing credit agreement. The Company incurred a loss on the refinancing of approximately $3.9 million, net of income taxes of $1.5 million. The loss has been classified as an extraordinary item in the consolidated financial statements in 1997. Interest on the Senior Notes is payable semiannually on April 1 and October 1 of each year, commencing April 1, 1998. The Senior Notes are redeemable by the Company, in whole or in part, at any time on or after October 1, 2002 at the redemption price as specified in the agreement plus accrued and unpaid charges. At any time on or prior to October 1, 2000, the Company may redeem up to 35%, through an initial public offering, of the aggregated principal amount of the Senior Notes originally issued at a redemption price equal to 109.75% of the principal amount plus accrued and unpaid charges.

The Senior Notes contain certain cross-default provisions related to the Company's outstanding Credit Facility.

The Company's obligations under the Senior Notes are jointly and severally guaranteed fully and unconditionally on a senior unsecured basis, by the wholly-owned subsidiaries of the Company that have executed a subsidiary guarantee. See Note 11 for the financial statements of the Company and its guarantor and nonguarantor subsidiaries.

CREDIT FACILITY:

On November 21, 1998, the Company and Foothill Capital Corporation, as agent, entered into a loan and security agreement whereby the lenders will provide to the Company a $55 million credit facility (the "Credit Facility"). The Credit Facility consists of a $40 million working capital revolver and a $15 million term loan. Commitments under the Credit Facility will expire in 2002. The Credit Facility is collateralized by substantially all of the Company's present and future assets.

Borrowings under the revolver are based on 85% of eligible accounts receivable and 65% of eligible inventory and bear interest at the Company's option at either 1% above the prime interest or at 3 3/4% above the adjusted Eurodollar rate. For the year ended December 31, 1998, the average interest rate was approximately 8.75%. As of December 31, 1998, the outstanding indebtedness under the revolver was approximately $1.9 million.

The term loan bears interest at 2 1/2% above the prime interest rate and is payable in monthly installments through 2002. The average interest rate for the term loan for the year ended December 31, 1998 was approximately 10.25%. As of December 31, 1998, the outstanding indebtedness under the term loan was approximately $15 million.

The Credit Facility contains covenants which, among other matters, restrict or limit the ability of the Company to pay interest, dividends, incur indebtedness, or acquire or sell assets and make capital expenditures. The Company must also maintain certain cash flow ratios.

The Credit Facility also contains covenants that require the Company to receive an unqualified audit opinion on its annual financial statements. The issuance of the going-concern opinion by the Company's independent accountants for the year ended December 31, 1998 is a violation of this covenant. However, Foothill has agreed to accept the going concern opinion and the Company has obtained a waiver for this violation from Foothill.

AMENDED AND RESTATED CREDIT FACILITY:

The Amended and Restated Credit Facility, which was repaid by the Credit Facility, provided for a line of credit up to $71 million. The average interest rate on borrowings under the Amended and Restated Credit Facility was 8.1% in 1998 and 8.89% in 1997. The Company incurred a loss on the refinancing of approximately $965,000, net of income taxes of $375,000. The loss has been classified as an extraordinary item in the consolidated financial statements in 1998.

NOTE PAYABLE TO SELLER:

In conjunction with an acquisition, the Company assumed an outstanding note payable, which bears interest at 7.47% and is payable in monthly installments through April 1, 2000.

OTHER MATTERS:

Future minimum required principal payments on long-term debt are: $2,777,000 in 1999; $2,309,000 in 2000; $2,142,900 in 2001; $10,482,000 in 2002 and
$125,000,000 thereafter.

6.  MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND TREASURY STOCK

Mandatorily redeemable preferred stock, common stock and treasury stock as of December 31, 1998 and 1997 consist of the following:


                 DESCRIPTION                     1998            1997          PAR VALUE       1998            1997
-------------------------------------------    -------         -------         ---------     -------         --------
                                                    NUMBER OF SHARES                              (IN THOUSANDS)
                                                AUTHORIZED, ISSUED AND
                                                     OUTSTANDING
Common Stock:
     Class A                                    10,199          10,000        $   0.01              -               -
                                               =======         =======                       ========        ========
Preferred Stock:
     Class B                                    10,000          10,000           1,000       $ 10,000        $ 10,000
     Class C                                         -           1,000          13,000         13,000          13,000
                                               -------         -------                       --------        --------
                                                10,000          11,000                       $ 23,000        $ 23,000
                                               =======         =======                       ========        ========

Mandatorily Redeemable Preferred Stock:
     Class A                                    10,000          10,000           2,500       $ 28,125        $ 26,788
     Class D                                     1,000           1,000           7,000          7,000           7,000
Less preferred stock discount                        -               -                         10,537          11,137
                                               -------         -------                       --------        --------
                                                11,000          11,000                       $ 24,588        $ 22,651
                                               =======         =======                       ========        ========

Treasury Stock:
     Common Stock Class A                      (1,013)               -           4,936       $(5,000)               -
     Preferred Stock Class C                   (1,000)               -             100          (100)               -
                                               -------         -------                       --------        --------
                                               (2,013)               -                       $(5,100)               -
                                               =======         =======                       ========        ========


PREFERRED STOCK:

Class B preferred stock is nonvoting, with no dividends, redeemable at $1,375 per share upon the event of liquidation or other action described in the preferred stock agreement. Class B stockholders shall be entitled to receive liquidation distributions senior to common stockholders.

Class C preferred stock is nonvoting with 4% cumulative dividends, calculated on the gross realization from certain coal sales, redeemable at par value upon the event of liquidation or other action described in the preferred stock agreement. During 1998, the Company repurchased all of the outstanding Class C preferred stock for $100 per share.

MANDATORILY REDEEMABLE PREFERRED STOCK:

Class A preferred stock is nonvoting with 5% cumulative dividends, mandatorily redeemable at par value over ten years beginning May 31, 2006. Dividends are predicated on meeting certain established debt covenants. Dividends in arrears as of December 31, 1998 and 1997 amounted to $3,125,000 and $1,788,000, respectively, in the aggregate and $313 and $179, respectively, per share. With regards to rights to receive distributions upon liquidation of the Company, Class A shares rank junior to Class D preferred stockholders and senior to Class B preferred and common stockholders. Upon public offering by the Company of its common stock, each holder of Class A preferred stock shall have the right to convert each Class A share to common shares based on a specified formula.

6. MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND TREASURY STOCK, CONTINUED

Class D preferred stock is nonvoting with 2 1/2% cumulative dividends through 2011, reducing to 1 1/2% cumulative dividends thereafter, calculated on the gross realization from certain coal sales, redeemable at par value over five years beginning December 31, 2006, if aggregate dividends paid on or before December 31, 2005 are less than $5,000,000; otherwise mandatorily redeemable at par value over five years beginning December 31, 2011. With regards to rights to receive distributions upon liquidation of the Company, Class D stockholders rank senior to Class B and common stockholders.

The mandatorily redeemable preferred stock was recorded at estimated fair market value, which is less than redemption value. This difference of $12 million is being accreted over the remaining life of the preferred stock.

7. COMMON STOCK AVAILABLE FOR REPURCHASE AND LIFE INSURANCE PROCEEDS

On October 12, 1997, John Faltis, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, was killed in a helicopter accident in West Virginia. In accordance with the Stockholders' Agreement, dated as of August 12, 1996, among the Company, Mr. Faltis ("Faltis"), JJF Group Limited Company, a West Virginia limited liability company formerly controlled by Mr. Faltis and now controlled by his estate ("JJF Group"), and others (the "Stockholders' Agreement") the Company maintained key man life insurance on the life of Mr. Faltis in the amount of $15 million. For the year ended December 31, 1997 $15 million was included within the consolidated statement of operations. In accordance with the Stockholders' Agreement, the Company was to use proceeds received from the insurance policy to repurchase common stock owned by JJF Group.

In lieu of the certain provisions in the Stockholders' Agreement regarding the purchase and sale of the Company's common stock owned by JJF Group upon the death of Faltis, the Company and JJF Group entered into a Put Agreement dated as of August 25, 1998 (the "Put Agreement") pursuant to which the Company granted to JJF Group the right to require the Company to purchase such common stock. On September 15, 1998, pursuant to the Put Agreement, the Company acquired 1,013 shares of the Company's common stock from JJF Group. The schedule for the remaining payments under the Put Agreement is as follows:


                  MAXIMUM NUMBER OF
                  SHARES SUBJECT TO      PER SHARE
PUT OPTION DATE   PUT OPTION NOTICE   PUT OPTION PRICE    TOTAL PURCHASE PRICE
---------------   ------------------  ----------------    --------------------
                                                             (IN THOUSANDS)
August 1, 1999           305             $ 4,936               $ 1,505
August 1, 2000           325               4,936                 1,604
August 1, 2001         1,396               4,936                 6,891
                     -------                                   -------
                       2,026                                   $10,000
                     =======                                   =======


Under the Put Agreement, if JJF Group fails or elects not to put any of its common stock to the Company on or before the applicable date, JJF Group shall not have the right to put those shares to the Company after that date. The Put Agreement also requires the Company to pay interest on the outstanding balance of the total purchase price at the "blended annual rate" established by the Internal Revenue Service. The interest rate will be adjusted on July 25 of each year during the term of the Put Agreement based on the blended annual rate in effect as of that time. For the year ended December 31, 1998, the interest rate for the Put Agreement was 5.63%.

8. INCOME TAXES:

The (benefit) provision for taxes is comprised of the following:


                                                  THE            THE              THE
                                                COMPANY        COMPANY          COMPANY       PREDECESSOR
                                                -------        -------          -------       -----------
                                                                                 PERIOD         PERIOD
                                                  YEAR           YEAR           AUGUST 1       JANUARY 1
                                                  ENDED          ENDED          THROUGH         THROUGH
                                               DECEMBER 31,   DECEMBER 31,     DECEMBER 31,     JULY 31,
                                                  1998           1997            1996            1996
                                              ------------    -----------      -----------      --------
                                                                     (IN THOUSANDS)
Current:
     Federal                                           -               -               -        $     123
Deferred:
     Federal and state                         $(15,597)       $   2,557        $  1,253             (45)
     Tax benefit from recognition of net
           operating losses                     (18,193)         (7,146)           (768)            (212)
Valuation allowance                               26,147           3,347               -                -
                                               ---------       ---------        --------        ---------
     Provision for income taxes before
           extraordinary item                    (7,643)         (1,242)             485            (134)
Tax benefit of extraordinary charge                (375)         (1,497)               -                -
                                               ---------       ---------        --------        ---------

                                               $ (8,018)       $ (2,739)        $    485        $   (134)
                                               =========       =========        ========        =========


In the period January 1 through July 31, 1996, the Predecessor was subject to alternative minimum taxes; accordingly, the $123,000 represents amounts payable under the alternative tax structure, which is a creditable tax that can be used to reduce any future regular income taxes.

The reconciliation of the federal statutory tax rate to the consolidated effective tax rate is as follows:


                                      THE             THE              THE
                                    COMPANY         COMPANY          COMPANY       PREDECESSOR
                                    -------         -------          -------       -----------

                                                                       PERIOD        PERIOD
                                      YEAR            YEAR            AUGUST 1     JANUARY 1,
                                     ENDED           ENDED             THROUGH       THROUGH
                                  DECEMBER 31,    DECEMBER 31,      DECEMBER 31,    JULY 31,
                                      1998            1997              1996          1996
                                  -----------     -----------       -----------    ----------
Federal statutory tax rate          $(38,992)       $   (192)       $     387        $    411
Goodwill                                  377             348             122               -
Impairment of goodwill                  6,667               -               -               8
Business meals exclusion                   42              55              50           (604)
Use of percentage depletion                85           (313)            (95)               -
Loss disallowance                           -             416               -               -
Life insurance proceeds                     -         (5,100)               -               -
Valuation allowance                    26,147           3,347               -               -
Mine development amortization               -             132               -               -
Other                                     223             644               -               -
State taxes                           (2,567)           (579)              21              51
                                    ---------       ---------       ---------        --------
                                    $ (8,018)       $ (1,242)       $     485        $  (134)
                                    =========       =========       =========        ========

The components of net deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:


                                                 1998              1997
                                               --------          -------
                                                      (IN THOUSANDS)
Inventory                                      $     57        $     77
Other current liabilities                           532             322
Accrued reclamation                               2,050               -
Leasehold termination                             1,044               -
                                               --------        --------
                                               $  3,683        $    399
                                               ========        ========

Depreciation, depletion and amortization       (16,089)        (14,436)
Advance minimum royalties                             -           (611)
Accrued reclamation                                 884           1,071
Other long-term assets                            (939)             953
Fair market value                               (6,921)         (8,663)
Capital loss                                      1,214           2,871
Contribution carryforwards                          301             228
Other long-term liabilities                       (453)           (453)
Impairment of assets                             14,325               -
Restructuring charges                               951               -
Net operating loss                               27,979           9,411
                                               --------       ---------
                                                 21,252         (9,629)
Valuation allowance                            (29,494)         (3,347)
                                               --------       ---------
                                               $(8,242)       $(12,976)
                                               ========       =========


The Company has a federal and state net operating loss carryforwards of approximately $27,726,000 that is available to off set future taxable income beginning in 1999 and will begin to expire in 2006. In addition, the Company has alternative minimum tax credit carryforwards of approximately $253,000 as of December 31, 1998.

The Company received a federal tax refund of $722,000 in 1998 through the utilization of previously unrecognized net operating loss carryforwards. This refund was allocated directly to goodwill.


The Company has established a full valuation allowance on the net operating loss carryforwards, capital loss carryforwards and contribution carryforwards because the Company believes that it is more likely than not that these assets will not be realized.


9.  BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

The Company has a contributory defined contribution retirement plan covering all employees who meet eligibility requirements. The plan provides for employer contributions representing 5% of compensation. The Company's contributions amounted to $1,452,000 for the year ended December 31, 1998, $1,218,000 for the year ended December 31, 1997, $577,000 for the period August 1, 1996 through December 31, 1996, and $547,000 for the period January 1, 1996 through July 31, 1996.

The Company also has a 401(k) savings plan for all employees who meet eligibility requirements. The plan provides for mandatory employer contributions to match 50% of employee contributions up to a maximum of 2% of each participant's compensation. In addition, the Company may make discretionary contributions up to 5% of employee compensation. The Company's contributions amounted to $473,000 for the year ended December 31, 1998, $418,000 for the year ended December 31, 1997, $185,000 for the period August 1, 1996 through December 31, 1996, and $182,000 for the period January 1, 1996 through July 31, 1996.

In addition, the Company has a 401(h) savings plan for the purpose of providing retiree health care benefits. The plan is a defined contribution plan for all employees who meet eligibility requirements and provides for mandatory employer contributions between .237% and 1.66% of each participant's compensation, based on years of service. The Company's contributions amounted to $309,000 for the year ended December 31, 1998, $302,000 for the year ended December 31, 1997, $143,000 for the period August 1, 1996 through December 31, 1996, and $150,000 for the period January 1, 1996 through July 31, 1996.

STOCK BENEFIT PLAN

In May 1997, the Company's Board of Directors approved a Stock Incentive Plan (the Plan) which provides for grants of restricted stock and nonqualified, compensatory stock options to key employees of the Company and affiliates. During 1998, 199 shares of restricted stock were granted at par value, which approximated fair value.

10.  COMMITMENTS AND CONTINGENCIES

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT:

Current and projected operating deficits in the United Mine Workers of America Benefit Trust Funds (the Funds) resulted in the Coal Industry Retiree Health Benefit Act of 1992 (the Act). The Act created a multiemployer benefit plan called the United Mine Workers of America Combined Benefit Fund (the Combined
Fund). The Combined Fund provides medical and death benefits for all beneficiaries of the earlier trusts who were actually receiving benefits as of July 20, 1992. The Act provides for the assignment of beneficiaries to former employers and the allocation of any unassigned beneficiaries (referred to as orphans) to companies using a formula included in the legislation. The Act requires that responsibility for funding those payments be assigned to companies that had been signatories to the National Bituminous Coal Wage Agreement (Agreement). Although the Company does not currently have any operations which are signatory to the Agreement, it is subject to certain liabilities as a result of being signatory to a prior agreement.

A company's annual cost of benefits is based on the number of beneficiaries assigned to the company plus a percentage of the cost of unassigned beneficiaries, which is a function of the number of orphans times the per-beneficiary premium. As part of the acquisition described in Note 1, the Company recorded a liability of approximately $7.3 million to recognize the anticipated unfunded obligations under this Act. The Company paid $352,000 for the year ended December 31, 1998, $352,000 for the year ended December 31, 1997, $725,000 for the period August 1, 1996 through December 31, 1996, and $470,000 for the period January 1, 1996 through July 31, 1996.

In 1997, the Company brought suit against the Combined Fund for continuing to charge the Company for premiums which, the Company contends, should be paid by the former employer of assigned and unassigned beneficiaries. The Combined Fund filed a counterclaim for the amount of the premiums that the Company has refused to pay as well as penalties and interest. As noted above, the Company has previously recorded all anticipated unfunded obligations under this Act, including the premiums, interest and penalties under dispute. Penalties and interest will accrue until final resolution.

ADVANCE MINIMUM ROYALTIES:

The Company made royalty payments of approximately $12,254,000 during 1998, $13,233,000 during 1997, $5,307,000 for the period August 1, 1996 through
December 31, 1996, and $4,687,000 for the period January 1, 1996 through July 31, 1996. Required minimum royalty payments, over the next five years, on the leases are: $5,258,000 in 1999; $4,933,000 in 2000; $4,056,000 in 2001;
$3,066,000 in 2002; and $3,082,000 in 2003.

OPERATING LEASES:

The Company has office and mining equipment operating lease agreements. Total rent expense approximated $12,467,000 for the year ended December 31, 1998, $9,189,000 for the year ended December 31, 1997, $3,277,998 for the period August 1, 1996 through December 31, 1996, and $5,002,472 for the period January 1, 1996 through July 31, 1996. Minimum annual rentals for office and mining equipment leases for the next five years, including payments for leases for in Accrued Leasehold Termination (See note 13), are approximately $9,722,000 in 1999; $6,987,000 in 2000; $3,194,000 in 2001; $1,472,000 in 2002; and $259,000
in 2003.

CONTINGENCIES:

The Company is a party to various lawsuits and claims incidental to its business. While it is not possible to predict accurately the outcome of these matters, management believes that none of these actions will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

11.  SUBSIDIARY GUARANTEES

The Company is a holding company with no assets other than its investments in its subsidiaries. The Company's $125 million Senior Notes due October 2007 (the "Senior Notes") are guaranteed by certain subsidiaries of the Company (collectively, the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a wholly-owned subsidiary of the Company and has fully and unconditionally guaranteed the Senior Notes on a joint and several basis. The following tables summarize the financial position, results of operations and cash flows for the Company, the Guarantor Subsidiaries and the subsidiaries of the Company which did not guarantee the Senior Notes (collectively, "Non-Guarantor Subsidiaries"). The Company has not presented separate financial statements and other disclosure regarding the Guarantor Subsidiaries because management has determined that such information is not material to investors. As of December 31, 1998, there were no restrictions affecting the ability of the Guarantor Subsidiaries to make distributions to the Company or other Guarantor Subsidiaries except to the extent provided by law generally (e.g., adequate capital to pay dividends under corporate law).


                                                                           AS OF AND FOR THE YEAR ENDED
                                                                                 DECEMBER 31, 1998
                                                 ---------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)
                                                    ANKER                                                              ANKER COAL
                                                    COAL            GUARANTOR      NON-GUARANTOR        CONS.            GROUP
                                                    GROUP             SUBS.             SUBS.          ADJUST.           CONS.
                                                  ---------        ----------        ---------         ---------       ----------
BALANCE SHEET
Total current assets                              $   3,683        $   31,642                -         $   5,111       $   40,436
Investment in subsidiaries                           55,925                 -                -          (55,925)                -
Properties, net                                           -           101,302        $   7,290                 -          108,592
Other assets                                              -            52,692                -                 -           52,692
                                                  ---------        ----------        ---------         ---------       ----------
          Total assets                            $  59,608        $  185,636        $   7,290         $(50,814)       $  201,720
                                                  =========        ==========        =========         =========       ==========

Total current liabilities                             4,719            34,544              324             5,111           44,698
Long-term debt                                            -           139,934                -                 -          139,934
Intercompany payable, net                          (54,985)            47,324            7,661                 -                -
Other long-term liabilities                           6,745            25,136                -                 -           31,881
Mandatorily redeemable preferred
      stock                                          24,588                 -                -                 -           24,588
Common stock available for repurchase                 8,495                 -                -                 -            8,495
          Total stockholders' equity                 70,046          (61,302)            (695)          (55,925)         (47,876)
                                                  ---------        ----------        ---------         ---------       ----------
          Total liabilities and
                  stockholders' equity            $  59,608        $  185,636        $   7,290         $(50,814)       $  201,720
                                                  =========        ==========        =========         =========       ==========

STATEMENT OF OPERATIONS
Coal sales and related revenues                           -           291,426                -                 -          291,426
Cost of operations and operating expenses                 -           393,637              775                 -          394,412
                                                  ---------        ----------        ---------         ---------       ----------
Operating income (loss)                                   -         (102,211)            (775)                 -        (102,986)
Other (income) expense                                2,302             8,675            (716)                 -          10 ,261
                                                  ---------        ----------        ---------         ---------       ----------
       Income (loss) before taxes and
            extraordinary item                      (2,302)         (110,886)             (59)                 -        (113,247)
Income tax (benefit) expense                        (7,643)                 -                -                 -          (7,643)
                                                  ---------        ----------        ---------         ---------       ----------
       Income (loss) before
            extraordinary item                    $   5,341         (110,886)             (59)                 -        (105,604)
Extraordinary item, net of tax of $1,497                  -               965                -                 -              965
                                                  ---------        ----------        ---------         ---------       ----------
          Net income (loss)                       $   5,341        $(111,851)        $    (59)         $       -       $(106,569)
                                                  =========        ==========        =========         =========       ==========

STATEMENT OF CASH FLOWS
Net cash (used in) provided by operating
     activities                                   $   5,255        $ (10,565)        $   (155)                 -       $  (5,465)
                                                  =========        ==========        =========         =========       ==========
Net cash used in investing activities                     -        $  (8,134)                -                 -       $  (8,134)
                                                  =========        ==========        =========         =========       ==========

Net cash provided by financing activities         $ (5,255)        $   18,714        $     155                 -       $   13,614
                                                  =========        ==========        =========         =========       ==========

                                                                             AS OF AND FOR THE YEAR
                                                                             ENDED DECEMBER 31, 1997
                                                             ---------------------------------------------------------------
                                                                                (IN THOUSANDS)

                                                  ANKER                              NON-                           ANKER COAL
                                                  COAL           GUARANTOR        GUARANTOR          CONS.            GROUP
                                                  GROUP            SUBS.            SUBS.           ADJUST.           CONS.
                                                ---------        ---------        ---------        ---------        ---------
BALANCE SHEET
Total current assets                            $     399        $  56,194        $       9        $       -        $  56,602
Investment in subsidiaries                         55,925                -                -         (55,925)                -
Properties, net                                         -          160,071            7,290                -          167,361
Other assets                                            -           80,687                -                -           80,687
                                                ---------        ---------        ---------        ---------        ---------
          Total assets                          $  56,324        $ 296,952        $   7,299        $(55,925)        $ 304,650
                                                =========        =========        =========        =========        =========

Total current liabilities                               -           34,962              141                -           35,103
Long-term debt                                          -          132,800                -                -          132,800
Intercompany payable, net                        (62,167)           54,108            8,059                -                -
Other long-term liabilities                        14,473           23,893                -                -           38,366
Mandatorily redeemable preferred stock             22,651                -                -                -           22,651
          Total stockholders' equity               81,367           51,189            (901)         (55,925)           75,730
                                                ---------        ---------        ---------        ---------        ---------
          Total liabilities and
                stockholders' equity            $  56,324        $ 296,952        $   7,299        $(55,925)        $ 304,650
                                                =========        =========        =========        =========        =========

STATEMENT OF OPERATIONS
Coal sales and related revenues                         -          313,781            9,198                -          322,979
Cost of operations and operating expenses               -          310,869           19,717                -          330,586
                                                ---------        ---------        ---------        ---------        ---------
Operating income (loss)                                 -            2,912         (10,519)                -          (7,607)
Other (income) expense                                  -          (7,403)              362                -          (7,041)
                                                ---------        ---------        ---------        ---------        ---------
      Income (loss) before taxes and
            extraordinary item                          -           10,315         (10,881)                -            (566)
Income tax (benefit) expense                      (1,242)                -                -                -          (1,242)
                                                ---------        ---------        ---------        ---------        ---------
      Income (loss) before
             extraordinary item                     1,242           10,315         (10,881)                -              676
Extraordinary item, net of tax of $1,497                -            3,849                -                             3,849
                                                ---------        ---------        ---------        ---------        ---------
          Net income (loss)                     $   1,242        $   6,466        $(10,881)                -        $ (3,173)
                                                =========        =========        =========        =========        =========

STATEMENT OF CASH FLOWS
Net cash (used in) provided by operating
      activities                                $  10,000        $(16,992)        $   1,945                -        $ (5,047)
                                                =========        =========        =========        =========        =========

Net cash used in investing activities           $(10,000)        $(31,384)        $(15,641)        $  10,000        $(47,025)
                                                =========        =========        =========        =========        =========

Net cash provided by financing activities               -        $  38,400        $  13,116                -        $  51,516
                                                =========        =========        =========        =========        =========

                                                                                          FOR THE PERIOD
                                                                              AUGUST 1, 1996 THROUGH DECEMBER 31, 1996
                                                                        -----------------------------------------------------
                                                                                           (IN THOUSANDS)

                                                           ANKER                               NON-                    ANKER COAL
                                                           COAL           GUARANTOR         GUARANTOR       CONS.        GROUP
                                                           GROUP            SUBS.             SUBS.        ADJUST.       CONS.
                                                           -----          ---------         ---------      -------     ----------
STATEMENT OF OPERATIONS
Coal sales and related revenues                                   -     $   118,997     $        4,249           -     $  123,246
Cost of operations and operating expenses                         -         115,886              4,504           -        120,390
                                                     --------------     -----------     --------------     -------     ----------
Operating income                                                  -           3,111             ( 255)           -          2,856
Other (income) expense                                            -           1,870              (153)           -          1,717
                                                     --------------     -----------     --------------     -------     ----------
          Income (loss) before taxes                              -           1,241              (102)           -          1,139
Income tax expense (benefit )                        $          485               -                  -           -            485
                                                     --------------     -----------     --------------     -------     ----------
          Net (loss) income                          $        (485)     $     1,241     $       ( 102)           -     $      654
                                                     ==============     ===========     ==============     =======     ==========
STATEMENT OF CASH FLOWS
Net cash (used in) provided by operating
       activities                                                 -     $  ( 5,709)     $        5,145           -     $    (564)
                                                     ==============     ===========     ==============     =======     ==========

Net cash used in investing activities                             -     $  (80,379)     $     ( 4,589)           -     $ (84,968)
                                                     ==============     ===========     ==============     =======     ==========

Net cash provided by financing activities                         -     $    86,088                  -           -     $   86,088
                                                     ==============     ===========     ==============     =======     ==========


12.  RELATED PARTIES

In July 1997, mineral reserve estimates were audited by John T. Boyd Company. On December 1, 1997, James W. Boyd, President of John T. Boyd Company, and executor of John Faltis' estate, was elected to the Company's Board of Directors.

In February 1998, the Company sold its investment in Oak Mountain, LLC to an affiliate for $1. See Note 13 for further information.

13. LOSS ON IMPAIRMENT AND RESTRUCTURING CHARGES






During the fourth quarter of 1998, the Company initiated a comprehensive new business plan that is the basis for its future direction and that of its operations. The development of a new business plan was necessary based on several factors, including (1) the overall deterioration of operating performance and financial position, (2) a decline in the coal market and (3) the changes in senior operational management. Most of the new senior operational managers joined the Company in early 1998. While the new operational managers were gaining an understanding of the current and future business strategy, the Company continued to exhaust available liquidity through negative cash flow from operations, capital expenditures required to maintain current production levels and methods and a settlement with the estate of the Company's former president and chief executive officer. That settlement required substantial payments over the next three years. By the beginning of the fourth quarter, all senior operational management changes had been completed, and the new management was sufficiently knowledgeable to prepare performance forecasts. The forecasts were eventually used to develop five-year cash flow forecasts and the Company's new business plan. The business plan resulted in a significant shift in the long-term operating strategy. Through the development of the new business plan, the Company determined that the estimated future undiscounted cash flows were below the carrying value of some properties, that some properties were to be exited and that other assets were to be sold.

The major components of loss on impairment and restructuring charges were as follows:

                                                           1998            1997
                                                          -------        -------
                                                              (In thousands)
Impairment of properties and investment(1)                $44,416        $ 8,267
Exit costs                                                 25,411           --
Assets to be disposed                                      15,983           --
Equipment leasehold termination costs                       3,957           --
Other                                                         950
                                                          -------        -------
                                                          $90,717        $ 8,267
                                                          =======        =======


(1) This adjustment relates to active operations only. Assets in Raleigh and Preston counties include both active operations and inactive assets held for sale. The adjustments for inactive assets held for sale are discussed separately below.

Impairment of Properties and Investment. During 1998, the Company changed the operational managers at each mine, and the new managers analyzed various operating plans. This reevaluation resulted in a determination that carrying values exceeded the expected discounted cash flows from the market and cost assumptions. As a result, in 1998 the Company recorded losses on impairments for properties and investments. The properties affected and the related asset categories are as follows:



                                            PROPERTY,        ADVANCED
                                            PLANT AND        MINIMUM
        DESCRIPTION                         EQUIPMENT        ROYALTIES        GOODWILL           TOTAL
        -----------                         ---------        ---------        --------           -----
                                                                (In thousands)

        Raleigh County, WV                      --               --            $ 5,705          $ 5,705
        Upshur County, WV                    $ 6,036             --               --              6,036
        Grant County, WV and
             Garrett County, MD               11,113          $ 7,009             --             18,122
        Monongalia County, WV
             and Preston County, WV            2,652            2,895            9,006           14,553
                                             -------          -------          -------          -------
                                             $19,801          $ 9,904          $14,711          $44,416
                                             =======          =======          =======          =======


Raleigh County. The impairment relating to Raleigh County, West Virginia, is a result of a change in the expected future production from this property. The Company controlled additional reserves adjacent to the current mine that would have required additional investment to mine. In late 1998, the Company decided not to make that additional investment due to an insufficient expected return on investment, and subsequently surrendered the reserves. As a result, the life of the mine was shortened and the expected future cash flows were reduced, which created the $5.7 million impairment.

Upshur County. The impairment relating to Upshur County, West Virginia, is an adjustment in the value of a coal preparation plant and loading facility that was acquired in 1995. This facility was held idle for future use in connection with Upshur County coal operations. In early 1998, the Company entered into a synthetic fuel project with a third party. The Company expected that the project would provide capital improvements for these facilities and that the facilities would be used in connection with the production and sale of the synthetic fuel. By the end of 1998, the synthetic fuel project was not successful, and the Company no longer expected the capital improvements to be made. Without the project and the expected capital improvements, the facility will remain idle indefinitely. As a result, the Company recorded the impairment listed above. The amount of the impairment represented the difference between the carrying amount and a third-party appraisal performed in connection with the loan agreement with Foothill. The appraisal valued the facilities in their current state.

Grant and Garrett Counties. The impairments relating to Grant County, West Virginia and Garrett County, Maryland are combined because mines in these neighboring counties serve the same coal market. These impairments relate to the cancellation of a coal sales contract and the delay in obtaining a new mining permit.

In 1998, the Company operated three coal mines in these two counties. Two of these mines were acquired and developed in 1997. In connection with the acquisition of one of these mines, the Company acquired two coal sales contracts. However, one of these contracts was subsequently cancelled, and the Company was unable to sell the coal that would have been sold under the cancelled contract. As a result, mining operations were adjusted for a lower production level and the Company still believed it could achieve the same level of performance through reducing the cost of mining. During 1998, the Company evaluated various operating plans for these mines to improve their financial performance. By the end of 1998, the Company determined that the remaining operating plans would result in lower than expected operating performance for the future.

In addition, at the same time, the Company was forced to idle its surface mine in Grant County because it was unable to secure a new mining permit that was necessary to continue the surface mine operation. Although the Company assumed it could secure the permit, which was in fact issued in December 1999, the delay resulted in significantly lower cash flows on a present value basis.

As a result of the cancellation of the contract and the delay in the permit issuance, the Company recorded the loss of impairment as shown above.

Monongalia and Preston Counties. The impairment for Monongalia and Preston counties, West Virginia relates to the mining operations conducted by one of the Company's subsidiaries in those two counties. Of the total $14.9 million impairment, $14.5 million relates to the subsidiary's operations in Monongalia County and the remaining $0.4 million of the impairment relates to its operations in Preston County.

The impairment for Monongalia County relates primarily to reductions in the price expected to be received for the high sulfur coal produced from these operations. Although a substantial portion of the Company's total production is sold under long-term contracts, a significant portion of the production in Monongalia County is sold on a short-term basis or in the spot market. As a result, these operations are subject to price fluctuations. Over the past few years, the prices for this coal have deteriorated. For example, during the period beginning June 1997 through September 1998, spot prices for this quality of coal have decreased approximately $3 per ton according to quotes and other published information. These price reductions caused the Company to lower production levels and analyze various operating strategies. The results of the analyses coupled with the market changes lowered estimated future cash flows from this property and, when compared with the carrying values for the property, generated this impairment.

The $0.4 million impairment for Preston County, West Virginia relates to the active operations in this county which are expected to cease in early 2000. The most significant portion of this adjustment is the result of the Company's decision not to mine additional coal reserves in this county. As a result of this decision, the Company was left with carrying amounts on a preparation plant and loading facility that were expected to be used with new operations without a useful life beyond early 2000. As a result, the expected carrying value beyond early 2000 was fully impaired.

As discussed below, remaining reserves in Preston County are being held for sale.

Exit Costs. Also, in conjunction with the reevaluation of its operations, the Company decided to exit its investment in Webster and Braxton counties in West Virginia. This decision was based on current market conditions and expected future mining costs. Although the Company will still own or control assets in these counties, no operations are expected in the future and all active operations will be reclaimed. The Company attempted to sell these assets, but was unsuccessful and is permanently reclaiming the active operations. Previously, financial statements included coal reserves that extended beyond Webster County and into Braxton County. Although the reserves were in two counties, all coal mined in either county would have been returned to the processing plant and loading facility in Webster County. Accordingly, these reserves constituted one coal property. The exit charges associated with the investment in these counties consist of the following:



         ASSET CATEGORY                         AMOUNT
         --------------                         ------
                                            (In thousands)
         Property, plant and equipment          $13,569
         Reclamation accrual                      5,100
         Advanced minimum royalties               1,651

         Goodwill                                 4,896
         Other                                      195
                                                -------
                                                $25,411
                                                =======


         Assets to be Disposed. As part of the Company's liquidity planning, some assets have been identified to be held for sale. These assets have been reclassified to a separate asset account and were adjusted to their fair market value. Fair market values were based on current offers, third party appraisals and other information the Company believes is relevant to establish these values. The charges for assets held for sale consist of the following:



                               PROPERTY,        ADVANCED
                               PLANT AND        MINIMUM          ADJUSTMENT
        DESCRIPTION            EQUIPMENT        ROYALTIES        TOTAL
        -----------            ---------        ---------        -----
                                             (In thousands)
        Raleigh County          $ 1,353          $ 2,419          $ 3,772
        Preston County            7,721            4,026           11,747
        Other Property              464             --                464
                                -------          -------          -------
             Total              $ 9,538          $ 6,445          $15,983
                                =======          =======          =======


The assets held for sale in Raleigh and Preston counties consist of undeveloped coal reserves. The undeveloped coal reserves are separate from active operations and related coal processing and loading facilities in those counties. In the third quarter of 1999, the Company sold substantially all of its undeveloped coal reserves in Preston County for $1.25 million in cash plus royalties on future production.

Equipment Leasehold Termination Costs. In conjunction with the mining operational changes described above, the Company expects to incur losses on equipment currently covered by operating leases. These losses were estimated by comparing lease buyout costs with the expected fair market value of the underlying equipment. These differences of approximately $3,957,000 have been recorded as equipment leasehold termination costs.

14.  GOING CONCERN

Beginning in late 1997 and early 1998, the Company's financial position began to deteriorate due primarily to poor operating performance and excessive capital expenditures. In response to its financial problems, the Company developed a plan to improve operations. This plan consisted of reducing general and administrative expenses and making significant changes in the management of the Company's operations, with an emphasis on adding experienced underground mine managers. Once in place, the new management initiated efforts to improve safety, tighten capital expenditure requirements, improve operational tracking, revamp budgeting and forecasting processes, and initiate training programs to improve communications and productivity.

While these efforts improved the Company's operations, the results were not as significant as needed and were not realized in the timeframes projected. In light of that and its continued financial difficulties, the Company revised the plan to insure that it would have adequate long-term liquidity. The revised plan consists of four components: (1) obtain more flexible senior financing; (2) improve cash flow from operations; (3) raise cash by selling certain assets; and
(4) reduce the Company's debt.

The first component was achieved in November 1998 with the closing of the Credit Facility. The new Credit Facility helps provide the needed flexibility by enabling the Company to borrow against its asset base.

The second component of the Company's plan is to utilize contract mining services for its underground operations. By utilizing contractors, the Company expects to reduce both operating and general and administrative expenses, reduce month-to-month cost fluctuations, and minimize future capital expenditures thus improving cash flow from operations. The Company believes it will complete this analysis and engage contractors for certain of its underground operations during the second quarter of 1999.

The third component of the Company's plan is to sell certain non-operating assets and select non-strategic operating properties. The non-operating assets which the Company is seeking to sell are those that require substantial development costs and/or have significant holding costs. The operating properties which the Company plans to sell either complement the non-operating assets being held for sale or are not integral to the Company's long-term operating strategy. The Company believes that its efforts to date to market these properties have been hampered by the Company's deteriorated financial position. The Company believes it will be successful in selling all or a part of these assets during the next twelve to eighteen months. The Company will also evaluate reasonable offers on other assets as opportunities develop.

The final component of the plan involves reducing the Company's overall debt level. This will be achieved in part through the success of the other components of the plan. Based upon the expected results in the next two years, the Company is also exploring the possibility of restructuring its Senior Notes in order to reduce its long-term debt. The significant annual interest charges from the Senior Notes severely limit the Company's operating flexibility and substantially reduce the Company's ability to grow or replenish its production base. The Company believes that a restructuring of its Senior Notes would improve liquidity. However, there can be no assurance that the Company will be able to restructure its Senior Notes on terms acceptable to it, if at all.

The Company and its Board of Directors are committed to this plan and believe the results will provide the foundation for an improved financial position.

15.  SUPPLEMENTAL CASH FLOW INFORMATION:


                                                       THE COMPANY    THE COMPANY   THE COMPANY    PREDECESSOR
                                                       -----------    -----------   -----------    -----------
                                                                                      PERIOD         PERIOD
                                                          YEAR            YEAR        AUGUST 1      JANUARY 1
                                                         ENDED           ENDED        THROUGH       THROUGH
                                                       DECEMBER 31,   DECEMBER 31,  DECEMBER 31,     JULY 31,
                                                          1998           1997          1996           1996
                                                       -----------    -----------   -----------    -----------
                                                                              (IN THOUSANDS)
          Cash paid for interest                          $13,617       $ 7,641       $ 2,747       $ 2,983
          Cash paid for taxes                                   -            17           202             8

          Details of acquisitions:
               Fair value of assets                             -        14,354         8,476             -
               Liabilities                                      -         4,354         4,214             -
                                                          -------       -------       -------       -------
               Cash paid                                        -        10,000         4,262             -
               Less cash acquired                               -           117             -             -
                                                          -------       -------       -------       -------
                                                                -       $ 9,883       $ 4,262             -
                                                          =======       =======       =======       =======
          Non cash activities:
               Stock exchange in purchase of Anker
                     Group, Inc.                                -             -       $50,900             -
               Redeemable preferred stock dividends
                     and accretion                        $ 1,937       $ 1,876       $   775       $   116
               Assets written off to goodwill                   -       $ 4,789             -             -


16.  QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for 1998 and 1997:


               1998                               1ST QUARTER           2ND QUARTER         3RD QUARTER           4TH QUARTER
-------------------------------------------       -----------           -----------         -----------           -----------
Coal sales and related revenue                       $ 71,574             $  76,320            $  78,217           $  65,315
Loss before extraordinary items                       (4,206)               (5,689)              (8,144)            (87,565)
Net loss                                              (4,206)               (5,689)              (8,144)            (88,530)
Net loss available to common stockholders             (4,691)               (6,173)              (8,628)            (89,014)

               1997
-------------------------------------------

Coal sales and related revenue                       $ 69,980              $ 79,927            $  90,911           $  82,161
Income (loss) before extraordinary items                  783               (1,260)                (948)               2,101
Net income (loss)                                         783               (1,260)              (4,797)               2,101
Net income (loss) available to common
      stockholders                                        314               (1,729)              (5,269)               1,635

                    ANKER COAL GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                     ASSETS
                           (UNAUDITED, IN THOUSANDS)


                Current assets:
                    Cash and cash equivalents                                                  $                  21
                    Accounts receivable                                                                       25,431
                    Inventories                                                                                3,279
                    Current portion of long-term notes receivable                                                682
                    Prepaid expenses and other                                                                 3,271
                    Deferred income taxes                                                                      3,683
                                                                                                 --------------------
                        Total current assets                                                                  36,367

                Properties:
                    Coal lands and mineral rights                                                             62,535
                    Machinery and equipment                                                                   71,893
                                                                                                 --------------------
                                                                                                             134,428
                    Less allowances for depreciation, depletion and amortization                              34,023
                                                                                                 --------------------
                                                                                                             100,405

                Other assets:
                    Assets held for sale                                                                       9,000
                    Advance minimum royalties                                                                  5,963
                    Goodwill, net of accumulated amortization of $3,700 at
                        September 30, 1999                                                                    20,389
                    Other intangible assets, net of accumulated amortization of $1,419 at
                        September 30, 1999                                                                     5,493
                    Notes receivable                                                                           3,495
                    Other assets                                                                               5,930
                                                                                                 ---------------------
                        Total assets                                                          $              187,042
                                                                                                 =====================
                                           LIABILITIES AND STOCKHOLDERS' EQUITY

                Current liabilities:
                    Accounts payable:
                        Trade                                                                                 10,319
                        Affiliate                                                                                547
                    Cash overdraft                                                                             2,928
                    Accrued interest                                                                           6,310
                    Accrued expenses and other                                                                10,150
                    Accrued leasehold termination                                                              3,214
                    Accrued reclamation expenses                                                               5,015
                    Current maturities of long-term debt                                                       2,472
                    Common stock available for repurchase                                                      3,695
                                                                                                 --------------------
                        Total current liabilities                                                             44,650

                Long-term debt                                                                               147,119
                Other liabilities:
                    Accrued reclamation expenses                                                              15,396
                    Deferred income taxes                                                                      8,242
                    Other                                                                                      4,448
                                                                                                 --------------------
                        Total liabilities                                                                    219,855

                Commitments and contingencies                                                                      -
                Mandatorily redeemable preferred stock                                                        26,093
                Common stock available for repurchase                                                          6,891
                Stockholders' equity:
                    Preferred stock                                                                           23,000
                    Common stock                                                                                   -
                    Paid-in capital                                                                           47,900
                    Treasury stock                                                                           (5,100)
                    Accumulated deficit                                                                    (131,597)
                                                                                                 --------------------
                        Total stockholders' equity                                                          (65,797)
                                                                                                 --------------------

                        Total liabilities and stockholders' equity                             $             187,042
                                                                                                 ====================


                     The accompanying notes are an integral
                       Part of the consolidated financial
                                  statements.

                    ANKER COAL GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (UNAUDITED, IN THOUSANDS)


                                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                    SEPTEMBER 30,
                                                                    1999         1998              1999         1998
                                                                  ----------   ----------        ----------   ----------
               Coal sales and related revenue                  $     60,070   $   78,217       $   174,293   $  226,111

               Expenses:
                   Cost of operations and selling expenses           53,971       73,512           157,419      214,443
                   Depreciation, depletion and amortization           4,591        4,792            13,430       13,009
                   General and administrative                         2,836        2,679             6,781        7,767
                   Loss on impairment and restructuring               1,065        5,517             4,526        7,346
                                                                  ----------   ----------        ----------   ----------
                       Total expenses                                62,463       86,500           182,156      242,565
                                                                  ----------   ----------        ----------   ----------
                       Operating loss                               (2,393)      (8,283)           (7,863)     (16,454)

               Interest, net of $386 capitalized for the nine
                   months September 30,1998                         (3,711)      (3,301)          (10,911)      (9,421)
               Other income, net                                      1,158          273             2,579          821
                                                                  ----------   ----------        ----------   ----------
                       Loss before income taxes                     (4,946)     (11,311)          (16,195)     (25,054)
               Income tax benefit                                         -      (3,167)             (200)      (7,015)
                                                                  ----------   ----------        ----------   ----------
                       Net loss                                     (4,946)      (8,144)          (15,995)     (18,039)

               Mandatorily redeemable preferred stock dividends       (352)        (334)           (1,055)      (1,004)
               Mandatorily redeemable preferred stock accretion       (150)        (150)             (450)        (450)
               Common stock available for repurchase accretion        (142)            -             (421)            -
                                                                  ----------   ----------        ----------   ----------

                       Net loss available to common
                       stockholders                            $    (5,590)   $  (8,628)       $  (17,921)   $ (19,493)
                                                                  ==========   ==========       ==========    =========


                     The accompanying notes are an integral
                       part of the consolidated financial
                                  statements.

                    ANKER COAL GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)


                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                                                                    SEPTEMBER 30,
                                                                                                1999           1998
                                                                                             ------------   ------------
            Cash flows from operating activities:
                 Net loss                                                                  $    (15,995)  $    (18,039)
                 Adjustments to reconcile net loss to net
                     cash used in operating activities:
                 Loss on impairment and restructuring                                              4,526          7,346

                 Depreciation, depletion and amortization                                         13,430         13,009
                 Gain on sale of property, plant and equipment                                      (77)          (101)
                 Debt issuance costs                                                                 756              -
                 Deferred taxes                                                                        -        (7,015)
                 Changes in operating assets and liabilities:
                     Accounts receivable                                                           2,456          (670)
                     Inventories, prepaid expenses and other                                       1,315          4,298
                     Advance minimum royalties
                                                                                                 (1,893)        (1,875)
                     Accounts payable, accrued expenses and other
                                                                                                 (1,116)          2,711
                     Accrued reclamation                                                         (3,121)          (968)
                     Other liabilities                                                           (1,824)          (142)
                                                                                             ------------   ------------
                         Net cash used in operating activities                                   (1,543)        (1,446)

            Cash flows from investing activities:
                 Purchases of properties                                                         (5,222)        (8,134)
                 Proceeds from sales of property, plant and equipment                              1,690            345
                 Issuance of notes receivable                                                          -           (20)
                 Payments received on notes receivable                                               544          1,010
                 Other assets                                                                        794          (310)
                 Investment in affiliate                                                               -          (333)
                                                                                             ------------   ------------

                     Net cash used in investing activities                                       (2,194)        (7,442)
            Cash flows from financing activities:
                 Proceeds from revolving line of credit and long-term debt                       187,538         84,600
                 Principal payments on revolving line of credit and long-term debt             (180,658)       (75,341)
                 Cash overdraft                                                                  (2,183)        (3,919)
                 Payment of debt issuance costs                                                    (954)          (421)
                 Treasury stock purchase                                                               -        (5,100)
                 Proceeds received from life insurance proceeds                                        -         10,000
                                                                                             ------------   ------------

                     Net cash provided by financing activities                                     3,743          9,819
            Increase in cash and cash equivalents                                                      6            931
            Cash and cash equivalents at beginning of period                                          15              -
                                                                                             ------------   ------------

            Cash and cash equivalents at end of period                                    $           21  $          931
                                                                                             ============   ============


                     The accompanying notes are an integral
                       part of the consolidated financial
                                  statements.

                    ANKER COAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.    ACCOUNTING POLICIES

The unaudited interim consolidated financial statements presented herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q and do not include all of the information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, these consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. These unaudited interim consolidated financial statements should be read in conjunction with the other disclosures contained herein and with the Company's audited consolidated financial statements and notes thereto contained in the Company's Annual Form 10-K for the year ended December 31, 1998. Operating results for interim periods are not necessarily indicative of results that may be expected for the entire fiscal year.

The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Certain amounts in the 1998 consolidated financial statements have been reclassified to conform with the 1999 presentation.

2.    INCOME TAXES

Income taxes are provided for financial reporting purposes based on management's best estimate of the effective tax rate expected to be applicable for the full calendar year. The Company has established a full valuation allowance on the net operating loss carryforwards, capital loss carryforwards and contribution carryforwards because the realization of these assets are uncertain.

3.    INVENTORIES

Coal inventories are stated at the lower of average cost or market and amounted to approximately $2.9 million and $4.4 million at September 30, 1999 and December 31, 1998, respectively. Supply inventories are stated at the lower of average cost or market and amounted to approximately $0.4 million and $1.5 million at September 30, 1999 and December 31, 1998, respectively.

4.    LOSS ON IMPAIRMENT AND RESTRUCTURING

The Company recorded loss on impairment and restructuring charges of $1.1 million and $4.5 million for the three and nine months ended September 30, 1999.

The loss on impairment and restructuring recorded in the third quarter consisted of three items. First, the operating sections of the Company's Barbour County deep mine were moved from one area of the reserve to another. As a result of the move, certain unamortized assets were no longer useful in the mining operation, and the Company recorded a $0.6 million charge. Other unamortized assets associated with this area of the Barbour County operation totaling $1.7 million were not impaired because the Company believes these assets will be used for future mining activities. Second, in connection with the close down of the Company's operations in Webster County, the Company recorded $1.0 million of additional charges for reclamation and other close down costs to be incurred over the next seven months. The third component of the loss consists of an income offset of $0.5 million relating to the disposition of certain coal reserves in Preston and Taylor Counties, West Virginia, that were previously impaired during the fourth quarter of 1998.

During the second quarter of 1999, the Company reviewed the carrying value of computer software and determined that, in connection with the use of contract miners at the Company's deep mines, certain software would no longer be utilized. As a result, the Company recorded an impairment loss of $1.1 million. In addition, the Company recorded an impairment of $2.4 million relating to properties located in Tazewell County, Virginia.

The Company recorded loss on impairment and restructuring charges of $5.5 million and $7.3 million for the three and nine months ended September 30, 1998. During 1998, the Company impaired its remaining investment in Oak Mountain of $0.3 million and initiated steps to reduce general and administrative expenses by making management changes resulting in $0.2 million of restructuring charges. In addition, the Company recorded an impairment of $2.4 million in the second quarter of 1998 relating to impairment losses on certain pieces of mining equipment.

During the third quarter of 1998, a reclamation charge of $5.1 million was recorded relating to the Company's operations in Webster County. This reclamation charge was a result of a change in the mine plan for the Webster County surface mine.

5.    SUBSIDIARY GUARANTEES

The Company is a holding company with no assets other than its investments in its subsidiaries. The Company's $125 million principal amount of 9.75% Senior Notes due October 2007 (the "Old Notes") are guaranteed by certain subsidiaries of the Company (collectively, the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a wholly-owned subsidiary of the Company and has fully and unconditionally guaranteed the Old Notes on a joint and several basis. The following tables summarize the financial position, results of operations and cash flows for the Company, the Guarantor Subsidiaries and the subsidiaries of the Company which did not guarantee the Old Notes (collectively, "Non-Guarantor Subsidiaries"). The Company has not presented separate financial statements and other disclosure regarding the Guarantor Subsidiaries because management has determined that such information is not material to investors. The restrictions affecting the ability of the Guarantor Subsidiaries to make distributions to the Company or other Guarantor Subsidiaries are set forth in the Loan and Security Agreement dated November 21, 1998, among the Company, Foothill Capital Corporation ("Foothill") and the lenders named therein (the "Foothill Loan Agreement"). The ability of the Guarantor Subsidiaries to make distributions is also affected by law generally (e.g., adequate capital to pay dividends under corporate law). See Note 7 for information on the recent private exchange of $108.5 million of Old Notes for New Secured Notes.


                                                                                AS OF AND FOR THE NINE MONTHS
                                                                                   ENDED SEPTEMBER 30, 1999
                                                                        -------------------------------------------------------
                                                                                        (IN THOUSANDS)
                                                                                                                     ANKER COAL
                                                       ANKER COAL       GUARANTOR     NON-GUARANTOR       CONS.        GROUP
                                                         GROUP             SUBS.         SUBS.           ADJUST.        CONS.
                                                       ----------       ---------     -------------      -------     ----------
BALANCE SHEET
Total current assets                                     $  3,683       $  29,755                 -    $   2,929    $    36,367
Investments in Subsidiaries                                55,925               -                 -     (55,925)              -
Properties, net                                                 -          93,115           $ 7,290            -        100,405
Other assets                                                    -          50,270                 -            -         50,270
                                                         --------       ---------           -------    ---------    -----------
          Total assets                                   $ 59,608       $ 173,140           $ 7,290    $(52,996)    $   187,042
                                                         ========       =========           =======    =========    ===========

Total current liabilities                                   3,696          37,965                60        2,929         44,650
Long-term debt                                                  -         147,119                 -            -        147,119
Intercompany payable (receivable), net                   (54,169)          45,954             8,215            -              -
Other long-term liabilities                                 6,745          21,341                 -            -         28,086
Mandatorily redeemable preferred stock                     26,093               -                 -            -         26,093
Common stock available for repurchase                       6,891               -                 -            -          6,891
Total stockholders' equity                                 70,352        (79,239)             (985)     (55,925)       (65,797)
                                                         --------       ---------           -------    ---------    -----------
          Total liabilities and stockholders'
            equity                                       $ 59,608       $ 173,140           $ 7,290    $(52,996)    $   187,042
                                                         ========       =========           =======    =========    ===========

STATEMENT OF OPERATIONS
Coal sales and related revenues                                 -       $ 174,293                 -            -    $   174,293
Cost of operations and operating expenses                       -         181,976           $   180            -        182,156
                                                         --------       ---------           -------    ---------    -----------
     Operating loss                                             -         (7,683)             (180)            -       ( 7,863)
Other expense                                            $      -         (8,332)                 -            -        (8,332)
                                                         --------       ---------           -------    ---------    -----------
     Loss before taxes                                          -        (16,015)             (180)            -       (16,195)
Income tax benefit                                            200               -                 -            -            200
                                                         --------       ---------           -------    ---------    -----------
     Net income (loss)                                   $    200       $(16,015)           $ (180)            -    $  (15,995)
                                                         ========       =========           =======    =========    ===========

STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities           200       $ (1,743)                 -            -    $   (1,543)
                                                         ========       =========           =======    =========    ===========
Net cash used in investing activities                           -       $ (2,194)                 -            -    $  ( 2,194)
                                                         ========       =========           =======    =========    ===========
Net cash provided by financing activities                       -       $   3,743                 -            -    $     3,743
                                                         ========       =========           =======    =========    ===========

6.    COMMITMENTS AND CONTINGENCIES

In 1998, certain subsidiaries of the Company (the "Plaintiffs") sued Consolidation Coal Company ("Consol"), the Social Security Administration (the administrator of the Coal Industry Retiree Health Benefits Act of 1992 (the "1992 Coal Act")), and the Trustees of the United Mine Workers of America Combined Benefit Fund (the "Trustees") in the United States District for the Western District of Pennsylvania claiming that (i) Consol is responsible for paying certain of the Plaintiffs' 1992 Coal Act premiums relating to employees that were affected by Consol's breach of several contract mining agreements in the early 1980s (approximately 1/3 of the Plaintiffs' entire premium); (ii) the Social Security Administration should be enjoined from continuing to invoice the Plaintiff for these payments that should be made by Consol; and (iii) the 1992 Coal Act is unconstitutional. The Trustees filed a counterclaim against the Plaintiffs for the amount of premiums they have failed to pay as a result of their claim against Consol. The court granted the Trustee's motion for summary judgment on their counterclaim, and the court granted the motions to dismiss filed by Consol and the Social Security Administration.

The Plaintiffs appealed to the United States Third Circuit Court of Appeals. The appeals court reversed the trial court ruling with respect to Consol. However, the appeals court affirmed all other trial court rulings. Thus, the appeals court ruled that the Plaintiffs can pursue their reimbursement claim against Consol, but while that claim is proceeding they must pay the disputed portion of their 1992 Coal Act premiums. At this time, the disputed portion of premiums, including interest and penalties, is approximately $1.3 million. Interest accrues at the post judgment rate of 9% per year.

The Plaintiffs filed a petition for appeal with the United States Supreme Court on August 12, 1999. The Third Circuit's judgment has be stayed pending the Supreme Court denial of the writ or otherwise ruling against the Plaintiffs. The entire judgment has been fully accrued by the Company in prior years. In the event the Plaintiffs are required to pay this judgment, the Plaintiffs will fund the judgment from borrowings under the revolving credit facility under the Foothill Loan Agreement.

The Company and its subsidiaries are party to various other lawsuits and claims incidental to the conduct of their business. While it is not possible to predict accurately the outcome of these matters, the Company's management does not believe that these matters will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

7.    SUBSEQUENT EVENTS

On October 28, 1999, the Company completed a private restructuring of the Old Notes and a private placement to raise additional capital. In the transactions, a limited number of qualified noteholders exchanged $108.5 million of their Old Notes for $86.8 million of 14.25% Series A Second Priority Senior Secured Notes due 2007 (paid in kind ("PIK") through April 1, 2000) ("New Secured Notes"). The New Secured Notes are guaranteed by all of the subsidiaries of the Company. Exchanging noteholders waived their right to receive the October 1, 1999 interest payment on the Old Notes. Exchanging noteholders also received warrants to purchase 20% of the common stock of the Company at a nominal exercise price. The Company believes that the nominal exercise price represents the fair value of the warrants at the time of issuance. In connection with the private exchange, exchanging noteholders consented to amendments to the indenture for the Old Notes that, among other things, modified or eliminated various covenants. Following the private exchange, approximately $16.5 million of the Old Notes remain outstanding. The Company also paid the October 1, 1999 cash interest payment on the remaining Old Notes on October 28, 1999, prior to the expiration of the grace period for that interest payment.

The Company expects to record the private exchange transaction described above in accordance with FAS-15 "Accounting By Debtors and Creditors For Troubled Debt Restructurings." In the private exchange, the carrying amount of the Old Notes ($125.0 million) and the accrued and unpaid interest of approximately $6.1 million is compared with the New Secured Notes principal and interest payments over time. To the extent the carrying amount is less than the New Secured Notes interest and principal, the Company can adjust its carrying amount. The Company does not expect to change its carrying amount in connection with the private exchange.

In conjunction with the private exchange, the Company raised $11.2 million in cash through the sale to Rothschild Recovery Fund L.P. ("RRF") in a private placement of $13.2 million principal amount of New Secured Notes and warrants to purchase 10% of the common stock of the Company at a nominal exercise price. The funds raised in the private placement were applied against the revolving credit facility under the Foothill Loan Agreement. The issuance of the New Secured Notes for cash in the private placement is expected to result in the financial statement recognition of original issue discount. This discount will be accreted over the term of the New Secured Notes.

The Company also issued $6.0 million of New Secured Notes to JJF Group Limited Liability Company ("JJF Group"), a shareholder of the Company controlled by the estate of John J. Faltis, the former Chairman and Chief Executive Officer of the Company. The New Secured Notes were issued to JJF Group in exchange for cancellation of JJF Group's common stock in the Company and its rights to require the Company to buy that stock for approximately $10.5 million under a Put Agreement dated as of August 25, 1998 (the "Put Agreement"). In connection with the expected accounting treatment for the private exchange with JJF Group, the Company will record the New Secured Notes issued at their face value, and the difference between the New Secured Notes and the common stock available for repurchase (including current portion) will increase paid-in-capital.

                                                                         ANNEX A

                         AUDIT OF DEMONSTRATED RESERVES
                      CONTROLLED BY ANKER COAL GROUP, INC.


                                January 20, 2000


                                  Prepared for
                             ANKER COAL GROUP, INC.
                             2708 Cranberry Square
                        Morgantown, West Virginia 26505

                                  Prepared by
                          MARSHALL MILLER & ASSOCIATES
                                  P.O. Box 848
                           Bluefield, Virginia 24605

                      [MARSHALL MILLER & ASSOCIATES LOGO]



                                January 20, 2000


Mr. Bruce Sparks, President
ANKER COAL GROUP, INC.
2708 Cranberry Square
Morgantown, West Virginia  26505

Dear Mr. Sparks:

      MARSHALL MILLER & ASSOCIATES (MM&A) has completed an audit of reserves controlled by ANKER COAL GROUP, INC. (ANKER). A reserve audit verifies that the audited reserve base has been properly estimated according to industry-accepted standards and that the reserves, as presented, may be used with reasonable geologic assurance for mine planning and/or economic forecasting.

      This audit was based on a thorough review of an extensive amount of geologic data documenting the Anker reserves as well as Anker's in-house reserve estimations, which were provided by Anker to facilitate the audit. The audit demonstrated that Anker's geologic modeling and reserve estimation methodologies are performed within industry-accepted standards. Moreover, MM&A's independent checks verified the Anker reserve estimates, since differences between the MM&A and Anker estimates were typically less than the generally-accepted margin of error for the estimation of measured reserves. This letter provides a summary of those portions of the audited reserve base that qualify as DEMONSTRATED reserves.


--------------------------------------------------------------------------------
                                  CONCLUSIONS
--------------------------------------------------------------------------------



Our audit of the subject coal properties has confirmed that Anker controls a total demonstrated reserve base of 505.04 million tons of potentially recoverable coal. The demonstrated reserves are reasonably well established by exploration with 50 percent having measured status and 50 percent having indicated status.


      The table below presents MM&A's estimates of the Anker demonstrated reserve base, which were prepared during the course of this audit. The reserve estimate accounts for mine depletion through September 1999 and is therefore based on Anker's reserves as of October 1, 1999.

Mr. Bruce Sparks, President
ANKER COAL GROUP, INC.
January 20, 2000
Page 2

                        SUMMARY OF DEMONSTRATED RESERVES
                               (MILLIONS OF TONS)


---------------------------------------------------------------------------------------------------------
                                UNDERGROUND                             TOTAL
                                  (UG) OR                            RECOVERABLE
       COUNTY AND STATE         SURFACE (S)   MEASURED    INDICATED   RESERVES    SURFACE   UNDERGROUND
---------------------------------------------------------------------------------------------------------
Barbour County, West Virginia       UG           23.00        6.98       29.98                   29.98
Grant County, West Virginia        S/UG          16.21       13.69       29.90       1.30        28.60
Harrison County, West Virginia      UG           18.45       38.15       56.60                   56.60
Monongalia County, West
Virginia                             S            2.03        0.02        2.05       2.05
Preston County, West Virginia       UG            0.68        0.00        0.68                    0.68
Raleigh County, West Virginia       UG           18.60       12.83       31.43                   31.43
Taylor County, West Virginia        UG           73.57      144.41      217.98                  217.98
Upshur County, West Virginia        UG           41.11       24.76       65.87                   65.87
Allegheny County, Maryland           S            4.15        0.10        4.25       4.25
Garrett County, Maryland           S/UG          19.43        3.26       22.69       9.55        13.14
Muhlenberg County, Kentucky        S/UG           7.08        0.83        7.91       0.34         7.57
Tazewell County, Virginia          S/UG          25.26       10.44       35.70       0.90        34.80
---------------------------------------------------------------------------------------------------------
TOTALS                                          249.57      255.47      505.04      18.39       486.65
---------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                  DEFINITIONS
--------------------------------------------------------------------------------


      Definitions(1) of key terms and criteria applied in this audit are as follows:

      - RESERVE - Reserve is defined as virgin and/or accessed parts of a coal reserve base that could be economically extracted or produced at the time of determination considering environmental, legal, and technological constraints. DEMONSTRATED RESERVES are the sum of coal reserves classified as measured and indicated as explained below.

      - RESERVE RELIABILITY CATEGORIES - The reliability categories are related to the level of geologic assurance for the existence of a quantity of resources. Assurance is based on the distance from points where coal is measured or sampled and on the abundance and quality of geologic data as related to thickness of overburden, rank, quality, thickness of coal, areal extent, geologic history, structure, and correlation of coal beds and enclosing rocks. The degree of assurance increases as the proximity to points of control, abundance, and quality of geologic data increase. The reserve reliability categories include:


            - MEASURED COAL - Reserve estimates in this category have the highest degree of geologic assurance. Measured coal lies within 1/4 mile of a valid point of measurement or point of observation (such as previously mined areas) supporting such measurements. The sites for thickness measurement are so closely spaced, and the geologic character is so well defined, that the average thickness, areal extent, size, shape, and depth of coal beds are well established.



            - INDICATED COAL - Reserve estimates in this category have a moderate degree of geologic assurance. There are no sample and measurement sites in areas of indicated coal. However, a single measurement can be used to classify coal lying beyond measured as INDICATED. Indicated coal lies more than 1/4 mile, but less than 3/4 mile,



-------------------
(1)   Source: U.S. Geological Survey Circular 891, "Coal Resource
      Classification of the U.S. Geological Survey," 1983.

Mr. Bruce Sparks, President
ANKER COAL GROUP, INC.
January 20, 2000
Page 3
                  from a point of thickness measurement. Further exploration is necessary to place indicated coal into the measured category.



--------------------------------------------------------------------------------
                         METHODOLOGY AND QUALIFICATIONS
--------------------------------------------------------------------------------


      The reserve estimates presented herein are based on a thorough review and checking of an extensive amount of geologic data provided by Anker to document its reserve estimations. For each reserve area, seam correlations, thickness, and mineable limits were cross-checked by MM&A to the geologic database and maps provided by Anker. Reserve acreage by measured and indicated status, average seam thickness, average seam density, and average mine and wash recovery percentage were verified by MM&A to prepare a check calculation of each reserve.

      MM&A has previously prepared a number of proprietary reserve reports covering some of the subject reserve areas. A comparison of the geologic data, coal mapping, and reserve estimations from these reports to Anker's in-house reserve mapping and estimations demonstrated that Anker's estimates have been performed within industry-accepted methodologies. Checking of those reserve areas not previously evaluated by MM&A also supported this conclusion.

      Our audit of the Anker's reserves was planned and performed to obtain reasonable geologic assurance on the subject coal properties. The audit included examination by certified professional geologists of all supplied reserve maps and supporting data using industry-accepted standards. Although the audit methodology is inherently not as exhaustive as a detailed reserve evaluation, in our opinion the audit was conducted in sufficient detail and with independent verification on a test basis of the underlying supporting evidence to provide reasonable assurance for the subject reserves. The reserve audit did not include independent verification of property ownership; we have relied on property information supplied by Anker and considered this information to be accurate.

                                                      Sincerely,
                                             MARSHALL MILLER & ASSOCIATES
                                           ENERGY & MINERAL RESOURCES GROUP


J. Scott Nelson, C.P.G.                                  Peter B. Taylor, K.P.G.
Vice President                                            Supervisory Geologist



/rgr
(28163)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Anker's Amended and Restated Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of Anker to the full extent authorized or permitted by law.

Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

In addition, Anker's Amended and Restated Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Anker and its stockholders by eliminating liability in damages for breach of fiduciary duty. Section 8 of Anker's Amended and Restated Certificate of Incorporation provides that neither Anker nor its stockholders may recover damages from Anker's directors for breach of their fiduciary duties in the performance of their duties as directors of Anker. As limited by Section 102(b) of the DGCL, this provision cannot, however, have the effect of indemnifying any director of Anker in the case of liability (i) for a breach of the director's duty of loyalty, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transactions for which the director derived an improper personal benefit.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 22.    Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     ANKER COAL GROUP, INC.


                                     By: /s/ P. Bruce Sparks
                                        ----------------------------------------
                                        Title: President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                   TITLE                           DATE
            ----------------------------------       ----------------------------------      ----------------
                            *
            ----------------------------------       Chairman and Chief Executive Officer    January 21, 2000
                    William D. Kilgore               (Principal Executive Officer)

                   /s/ P. Bruce Sparks
            ----------------------------------       President and Director (Principal       January 21, 2000
                      P. Bruce Sparks                Executive Officer)

                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial and      January 21, 2000
                    Michael M. Matesic               Accounting Officer)

                            *
            ----------------------------------       Director                                January 21, 2000
                     John A.H. Shober

                            *
            ----------------------------------       Director                                January 21, 2000
                     Thomas R. Denison

                            *
            ----------------------------------       Director                                January 21, 2000
                     Willem H. Hartog



*By: /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Power Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                     ANKER ENERGY CORPORATION


                                     By: /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------      ----------------
                            *
            ----------------------------------       Chief Executive Officer
                     William D. Kilgore              (Principal Executive Officer)          January 21, 2000

                   /s/ P. Bruce Sparks
            ----------------------------------       President and Director
                      P. Bruce Sparks                (Principal Executive Officer)          January 21, 2000

                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                     Michael M. Matesic              and Accounting Officer) and
                                                     Director



*By: /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     ANKER GROUP, INC.


                                     By: /s/ P. Bruce Sparks
                                        ----------------------------------------
                                        Title: President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                          SIGNATURE                                  TITLE                       DATE
            ----------------------------------       ----------------------------------     ----------------
                   /s/ P. Bruce Sparks
            ----------------------------------       President and Director                 January 21, 2000
                       P. Bruce Sparks               (Principal Executive Officer)

                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                     Michael M. Matesic              and Accounting Officer) and
                                                     Director

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     ANKER POWER SERVICES, INC.


                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                         SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
                             *
            ----------------------------------       President (Principal Executive         January 21, 2000
                    Richard B. Bolen                 Officer) and Director

                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                    Michael M. Matesic               and Accounting Officer) and
                                                     Director



*By: /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     ANKER VIRGINIA MINING COMPANY, INC.


                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                        SIGNATURE                                  TITLE                       DATE
            ----------------------------------       ----------------------------------     ----------------
                            *
            ----------------------------------       President (Principal Executive         January 21, 2000
                       Pat Leedy                     Officer) and Director


                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                    Michael M. Matesic               and Accounting Officer) and
                                                     Director




*By:  /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     ANKER WEST VIRGINIA MINING COMPANY, INC.


                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                       SIGNATURE                                  TITLE                           DATE
            ----------------------------------       ----------------------------------     ----------------
                           *
            ----------------------------------       President (Principal Executive         January 21, 2000
                     Gerald Peacock                  Officer) and Director

                 /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                    Michael M. Matesic               and Accounting Officer) and
                                                     Director




*By:  /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     BRONCO MINING COMPANY, INC.


                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
                  /s/ P. Bruce Sparks
            ----------------------------------       President (Principal Executive         January 21, 2000
                    P. Bruce Sparks                  Officer) and Director


                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                   Michael M. Matesic                and Accounting Officer)

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                     HAWTHORNE COAL COMPANY, INC.


                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                  TITLE                          DATE
            ----------------------------------       ----------------------------------     ----------------
                            *
            ----------------------------------       President (Principal Executive         January 21, 2000
                      Chuck Dunbar                   Officer) and Director


                 /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                   Michael M. Matesic                and Accounting Officer) and
                                                     Director




*By:  /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                     HEATHER GLEN RESOURCES, INC.


                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                        SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
                            *
            ----------------------------------       President (Principal Executive         January 21, 2000
                   Jeffrey P. Kelley                 Officer) and Director

                 /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                   Michael M. Matesic                and Accounting Officer) and
                                                     Director




*By:  /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                     JULIANA MINING COMPANY, INC.



                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




                       SIGNATURE                                  TITLE                          DATE
            ----------------------------------       ----------------------------------     ----------------
                           *
            ----------------------------------       President (Principal Executive         January 21, 2000
                     Gerald Peacock                  Officer) and Director

                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                    Michael M. Matesic               and Accounting Officer) and
                                                     Director




*By:  /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                     KING KNOB COAL CO., INC.



                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title:  President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
               /s/ Michael M. Matesic
            ----------------------------------       President (Principal Executive         January 21, 2000
                       Michael M. Matesic            Officer), Treasurer (Principal
                                                     Financial and Accounting
                                                     Officer) and Director


                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, state of Indiana, on January 21, 2000.



                                     MARINE COAL SALES COMPANY



                                     By:   /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been by the following persons in the capacities and on the dates indicated.



                       SIGNATURE                                  TITLE                           DATE
            ----------------------------------       ----------------------------------     ----------------
                           *
            ----------------------------------       President (Principal Executive         January 21, 2000
                      Larry Kaelin                   Officer) and Director

                 /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                   Michael M. Matesic                and Accounting Officer) and
                                                     Director
                  /s/ P. Bruce Sparks
            ----------------------------------       Director                               January 21, 2000
                    P. Bruce Sparks



*By:  /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                     MELROSE COAL COMPANY, INC.



                                     By: /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                  TITLE                        DATE
            ----------------------------------       ----------------------------------     ----------------
                /s/ Michael M. Matesic
            ----------------------------------       President (Principal Executive         January 21, 2000
                   Michael M. Matesic                Officer), Treasurer (Principal
                                                     Financial and Accounting
                                                     Officer) and Director

                /s/ B. Judd Hartman
            ----------------------------------       Secretary (Principal Executive         January 21, 2000
                    B. Judd Hartman                  Officer) and Director


                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                   NEW ALLEGHENY LAND HOLDING COMPANY, INC.



                                   By: /s/ Michael M. Matesic
                                      -------------------------------
                                      Title:  President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                       SIGNATURE                                  TITLE                          DATE
            ----------------------------------       ----------------------------------     ----------------
                 /s/ Michael M. Matesic
            ----------------------------------       President (Principal Executive         January 21, 2000
                   Michael M. Matesic                Officer), Treasurer (Principal
                                                     Financial and Accounting
                                                     Officer)  and Director
                 /s/ B. Judd Hartman
            ----------------------------------       Secretary (Principal Executive         January 21, 2000
                    B. Judd Hartman                  Officer) and Director


                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21], 2000.


                                     PATRIOT MINING COMPANY, INC.


                                     By: /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                  TITLE                          DATE
            ----------------------------------       ----------------------------------     ----------------
                           *
            ----------------------------------       President (Principal Executive         January 21, 2000
                     Gerald Peacock                  Officer) and Director

                 /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                   Michael M. Matesic                and Accounting Officer) and
                                                     Director



*By: /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     SIMBA GROUP, INC.


                                     By: /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                        SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
                   /s/ P. Bruce Sparks
            ----------------------------------       President (Principal Executive         January 21, 2000
                     P. Bruce Sparks                 Officer) and Director

                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                    Michael M. Matesic               and Accounting Officer) and
                                                     Director
                            *
            ----------------------------------       Director                               January 21, 2000
                    William D. Kilgore



*By: /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     UPSHUR PROPERTY, INC.


                                     By: /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
                             *
            ----------------------------------       President (Principal Executive         January 21, 2000
                    Jeffrey P. Kelley                Officer) and Director

                  /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                    Michael M. Matesic               and Accounting Officer) and
                                                     Director



*By: /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.


                                     VANTRANS, INC.


                                     By: /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been by the following persons in the capacities and on the dates indicated.


                        SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
                 /s/ Michael M. Matesic
            ----------------------------------       President (Principal Executive         January 21, 2000
                  Michael M. Matesic                 Officer), Treasurer (Principal
                                                     Financial and Accounting
                                                     Officer) and Director
                 /s/ P. Bruce Sparks
            ----------------------------------       Director                               January 21, 2000
                   P. Bruce Sparks

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morgantown, state of West Virginia, on January 21, 2000.



                                     VINDEX ENERGY CORPORATION


                                     By: /s/ Michael M. Matesic
                                        ----------------------------------------
                                        Title: Treasurer




      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                        SIGNATURE                                  TITLE                         DATE
            ----------------------------------       ----------------------------------     ----------------
                            *
            ----------------------------------       President (Principal Executive         January 21, 2000
                      Gerald Peacock                 Officer) and Director

                 /s/ Michael M. Matesic
            ----------------------------------       Treasurer (Principal Financial         January 21, 2000
                    Michael M. Matesic               and Accounting Officer) and
                                                     Director




*By: /s/ Michael M. Matesic
    -------------------------------
    Michael M. Matesic
    Attorney-in-Fact

                                 Exhibit Index


Exhibit
No.                                Description
-------   ----------------------------------------------------------------------
3.1       Amended and Restated Certificate of Incorporation of Anker Coal
          Group, Inc. (Anker) (b)
3.2       First Restated and Amended Bylaws of Anker (b)
3.2.2     Amendment No. 1 to First Restated and Amended By-laws of Anker (h)
3.2.3     Amendment No. 2 to First Restated and Amended Bylaws of Anker (h)
3.5 Certificate of Designation, Preferences and Rights of Class C Preferred Stock of Anker (a)
3.6 Certificate of Designation, Preferences and Rights of Class D Preferred Stock of Anker (a)
3.7       Certificate of Incorporation of Anker Group, Inc. (b)
3.8       Bylaws of Anker Group, Inc. (b)
3.9.1     Certificate of Incorporation of Anker Energy Corporation (b)
3.9.2 Certificate of Ownership and Merger merging Anker Mining and Development Co., Inc. into Anker Energy Corporation (b)
3.9.3 Certificate of Merger of Energy Resource Management Services, Inc. into Anker Energy Corporation (b)
3.10      Bylaws of Anker Energy Corporation (b)
3.11      Articles of Incorporation of Bronco Mining Company, Inc. (b)
3.12      Bylaws of Bronco Mining Company, Inc. (b)
3.13      Articles of Incorporation of Anker Power Services, Inc. (b)
3.14      Bylaws of Anker Power Services, Inc. (b)
3.15.1    Articles of Incorporation of Anker West Virginia Mining Company, Inc.
          (b)
3.15.2 Articles of Merger of Anker West Virginia Mining Company, Inc. and Advantage Energy Corporation (b)
3.15.3 Articles of Merger of Anker West Virginia Mining Company, Inc. and Beckley Smokeless Limited Liability Company (b)
3.15.4 Articles of Merger of Anker West Virginia Mining Company, Inc. and Pine Valley Coal Company, Inc. (b)
3.15.5 Articles of Merger of Anker West Virginia Mining Company, Inc. and Spruce Fork Coal Company, Inc. (b)
3.16      Bylaws of Anker West Virginia Mining Company, Inc. (b)
3.17      Articles of Incorporation of Juliana Mining Company, Inc. (b)
3.18      Bylaws of Juliana Mining Company, Inc. (b)
3.19.1    Articles of Incorporation of King Knob Coal Co., Inc. (b)
3.19.2    Articles of Merger of Brook Coal Company into King Knob Coal Co.,
          Inc. (b)
3.19.3    Articles of Merger of King Aviation Inc. into King Knob Coal Co.,
          Inc. (b)
3.19.4 Articles of Merger of Peaser Branch Coal Company into King Knob Coal Co., Inc. (b)
3.19.5 Articles of Merger of Sparta Mining Company, Inc. into King Knob Coal Co., Inc. (b)
3.20      Bylaws of King Knob Coal Co., Inc. (b)
3.21      Certificate of Incorporation of Vantrans, Inc. (b)
3.22      Bylaws of Vantrans, Inc. (b)
3.23      Articles of Incorporation of Melrose Coal Company, Inc. (b)
3.24      Bylaws of Melrose Coal Company, Inc. (b)
3.25.1    Certificate of Incorporation of Marine Coal Sales Company (b)
3.25.2 Certificate of Merger of Leflore Energy Corporation into Marine Coal Sales Company (b)
3.26      Bylaws of Marine Coal Sales Company (b)
3.27      Articles of Incorporation of Hawthorne Coal Company, Inc. (b)
3.28      Bylaws of Hawthorne Coal Company, Inc. (b)
3.29      Certificate of Incorporation of Upshur Property, Inc. (b)
3.30      Bylaws of Upshur Property, Inc. (b)
3.31      Articles of Incorporation of Heather Glen Resources, Inc. (b)
3.32      Bylaws of Heather Glen Resources, Inc. (b)
3.33      Articles of Incorporation of New Allegheny Land Holding Company, Inc.
          (b)
3.34      Bylaws of New Allegheny Land Holding Company, Inc. (b)
3.35.1    Articles of Incorporation of Patriot Mining Company, Inc. (b)
3.35.2 Articles of Merger of Ajax Mining Company, Inc. into Patriot Mining Company, Inc. (b)
3.35.3 Articles of Merger of Sandy Creek Land Company, Inc. into Patriot Mining Company, Inc. (b)
3.36      Bylaws of Patriot Mining Company, Inc. (b)
3.37      Articles of Incorporation of Vindex Energy Corporation (b)

Exhibit
No.                                Description
-------   ----------------------------------------------------------------------
3.38      Bylaws of Vindex Energy Corporation (b)
3.39      Articles of Incorporation of Anker Virginia Mining Company, Inc. (b)
3.40      Bylaws of Anker Virginia Mining Company, Inc. (b)
3.41      Articles of Incorporation of Simba Group, Inc. (i)
3.42      Bylaws of Simba Group, Inc. (i)
4.1 Indenture for 14.25% Second Priority Senior Secured Notes Due 2007 (PIK through April 1, 2000), dated as of October 1, 1999, including form of Notes (i)
5.1 Form of Opinion of Wilmer, Cutler & Pickering as to the legality of the securities being registered (i)
8.1 Form of Opinion of Wilmer, Cutler & Pickering as to certain tax matters (i)
10.1 Stockholders Agreement among Anker Coal Group, Inc., John J. Faltis, JJF Group Limited Liability Company, P. Bruce Sparks, PPK Group Limited Liability Company, Anker Holding B.V., First Reserve Corporation, American Oil & Gas Investors, Limited Partnership, AMGO II, Limited Partnership, First Reserve Fund VI, Limited Partnership and First Reserve Fund VII, Limited Partnership, dated as of August 12, 1996 (a)
10.2      Employment Agreement between P. Bruce Sparks, Anker Energy
          Corporation and Anker Coal Group, dated August 1, 1996 (b)
10.3      Anker Coal Group, Inc. Omnibus Stock Incentive Plan (b)
10.4      Form of Restricted Stock Award Agreement (b)
10.5      Form of Stock Option Grant Agreement (b)
10.6 Asset Purchase Agreement among Oak Mountain Energy, L.L.C., Oak Mountain Energy Corporation, *Boone Resources, Inc., Kodiak Coal, Inc., Cahaba Coal Engineering & Land Surveying, Inc., Coal Handling and Processing, Inc., Mountaineer Management, Inc. and Jimmie R. Ryan and Duane Stranahan, Jr., dated February 20, 1997 (b)
10.7.1    Operating Agreement of Oak Mountain Energy, L.L.C., dated February
          20, 1997 (b)
10.7.2    Amendment No. 1 to Operating Agreement of Oak Mountain Energy,
          L.L.C., dated April 9, 1997 (b)
10.8.1    Operating Agreement of Shelby Energy Group, L.L.C., dated February
          20, 1997 (b)
10.8.2    Amendment No. 1 to Operating Agreement of Shelby Energy Group,
          L.L.C., dated April 9, 1997 (b)
10.9 Registration Rights Agreement, dated as of August 12, 1996, by and among Anker Coal Group, Inc., JJF Group Limited Liability Company,
          PPK Group Limited Liability Company, Anker Holding, B.V., American
          Oil and Gas Investors, Limited Partnership, AMGO II, Limited Partnership, First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership, First Reserve Fund, VI, Limited Partnership, and First Reserve Fund VII, Limited Partnership (b)
10.10     Stock Purchase Warrant, dated as of August 12, 1996 (b)
10.11 Loan and Security Agreement dated as of November 21, 1998, among certain subsidiaries of Anker Coal Group, Inc., Foothill Capital Corporation and others (d)
10.12 Amendment No. 1 to Loan Documents dated as of August 4, 1999 amending the Loan and Security Agreement, dated as of November 21, 1998 by and among certain Subsidiaries of Anker Coal Group, Inc., certain financial institutions party thereto and Foothill Capital
          Corporation, as agent (g)
10.13 Amendment No. 2 to Loan Documents dated as of August 26, 1999, amending the Loan and Security Agreement, dated as of November 21, 1999, by and among certain Subsidiaries of Anker Coal Group, Inc., certain financial institutions party thereto and Foothill Capital Corporation, as agent. (f)
10.14 Registration Rights Agreement, dated as of October 26, 1999, between Anker, the Guarantors listed on Schedule A thereto and the Purchasers and Exchanging Noteholders listed on Schedule B thereto (i)
10.15 Exchange and Purchase Agreement, dated as of October 26, 1999, by and among Anker, the Guarantors listed on Schedule I thereto, the Exchanging Noteholders listed on Schedule III thereto and the Purchaser listed on Schedule II thereto (i)
10.16 JJF Group Exchange Agreement, dated as of October 26, 1999, by and among Anker, the Guarantors listed on Schedule I thereto and JJF
          Group Limited Liability Company (JJF Group) (i)
10.17 Termination and Cancellation Agreement, dated as of October 26, 1999, by and between Anker and JJF Group (i)
10.18 Supplemental Indenture, dated as of October 1, 1999, amending and supplementing the Indenture dated as of September 25, 1997 for 9 3/4% Senior Notes Due 2007 by and among Anker, the Guarantors signatory thereto and HSBC Bank USA (formerly known as Marine Midland Bank), as Trustee (i)
10.19     Form of Stock Purchase Warrant (i)

Exhibit
No.                                Description
-------   ----------------------------------------------------------------------
10.20 Warrant Agreement, dated as of October 26, 1999, by and between Anker and The Bank of New York, as Warrant Agent (i)
10.21 Common Stock Registration Rights Agreement, dated as of October 26, 1999, by and among Anker and the Exchanging Noteholders and Purchaser signatory thereto (i)
10.22 Investor Agreement, dated as of October 26, 1999, by and among Anker and the Holders of Warrant Shares named therein (i)
10.23 Intercreditor Agreement, dated as of October 1, 1999, by and between Foothill Capital Corporation (Foothill) and The Bank of New York, as Collateral Agent (i)
10.24 Consent and Amendment No. 3 to Loan Documents, dated as of October 1, 1999 by Foothill, the Borrowers and the Lender Group (i)
10.25 Option Agreement, dated as of October 1, 1999, between Foothill Capital Corporation and Rothschild Recovery Fund L.P. (i)
10.26 General Security Agreement, dated as of October 1, 1999, by and among Anker, The Bank of New York, as Trustee and Collateral Agent, and the Guarantors signatory thereto (i)
10.27 Pledge and Security Agreement, dated as of October 1, 1999, among the entities set forth on Schedule A thereto, in favor of The Bank of New York, as Trustee (i)
10.28 Pledge and Security Agreement, dated as of October 1, 1999, by Anker West Virginia Mining Company, Inc. in favor of The Bank of New York, as Trustee (i)
10.29 Contract Mining Agreement dated as of June 25, 1999 by and between Anker West Virginia Mining Company, Inc. ("AWVMC") and Baylor Mining, Inc. for contract mining services to be provided at the underground coal mining operation and related surface facilities in Raleigh County, West Virginia, known as the "BayBeck Mine."* (g)
10.30 Contract Mining Agreement dated as of June 24, 1999 by and between AWVMC and BJM Coal Company for contract mining services to be provided in connection with coal reserves in the Middle Kittanning seam in Upshur County, West Virginia.* (g)
10.31 Contract Mining Agreement dated as of April 9, 1999 by and between AWVMC and Steyer Fuel, Inc. for contract mining services to be provided at the underground mining operation in the Bakerstown seam of coal in Garrett County, Maryland, known as the "Steyer Mine."* (g)
10.32 Contract Mining Agreement, dated May 5, 1999, between Anker West Virginia Mining Company, Inc. ("AWVMC") and Wayne Processing, Inc. ("Independent Contractor"), for contract mining services to be provided by Independent Contractor at the underground coal mining operation in Upshur County, West Virginia, known as the "Spruce Mine No. 1." *(e)
10.33 Contract Mining Agreement, dated May 5, 1999, between Anker West Virginia Mining Company, Inc. ("AWVMC") and Wayne Processing, Inc. ("Independent Contractor"), for contract mining services to be provided by Independent Contractor at the underground coal mining operation in Barbour County, West Virginia, known as the "Spruce Mine."*(e)
10.34 Employment Agreement dated as of May 1, 1999 by and between Anker Energy Corporation and William D. Kilgore (g)
10.35 Put Agreement dated as of August 25, 1998 between Anker Coal and JJF Group LLC (c)
10.36 Coal Sales Agreement, dated as of October 22, 1999, by and between Anker Energy Corporation and AK Steel Corporation* (i)
10.37 Coal Supply Agreement by and among Anker Energy Corporation, Anker West Virginia Mining Company, Inc., Juliana Mining Company, Inc. and Potomac Electric Power Company* (i)
10.38 Coal Sales Agreement dated as of September 15, 1989 by and between Anker Energy Corporation and Morgantown Energy Associates* (i)
10.39 Coal Supply Agreement dated April 1, 1992 between Anker Energy Corporation and Keystone Energy Service Company, L.P.* (i)
10.40 Coal Supply and Services Agreement dated as of December 1, 1990 between Anker Energy Corporation and ER&L Thames, Inc.* (i)
12        Ratio of Earnings to Fixed Charges
21        List of Subsidiaries of Anker (i)
23.1      Consent of Wilmer, Cutler & Pickering (included in Exhibits 5.1 and
          8.1) (i)



------------------
* A portion of the exhibit, as indicated therein, has been redacted pursuant to a request for confidential treatment filed with the Commission.

Exhibit
No.                               Description
--------       -----------------------------------------------------------------
23.2           Consent of PricewaterhouseCoopers LLP (successor to Coopers &
               Lybrand L.L.P.), as independent auditors for Anker
23.3           Consent of Marshall Miller & Associates
24             Powers of Attorney (included in the signature pages)(i)
25             Form T-1 Statement of Eligibility of The Bank of New York to act
               as trustee under the Indenture (i)
99.1           Form of Letter of Transmittal (i)
99.2           Form of Notice of Guaranteed Delivery (i)
99.3           Form of Exchange Agent Agreement(j)

(a) Incorporated by reference from the registrant's Registration Statement on Form S-4 /A (File No. 333-39643) first filed with the Commission on January 12, 1998.

(b) Incorporated by reference from the registrant's Registration Statement on Form S-4 /A (File No. 333-39643) first filed with the Commission on February 10, 1998.

(c) Incorporated by reference from the registrant's Form 8-K filed with the Commission on September 22, 1998.

(d) Incorporated by reference from the registrant's Form 8-K filed with the Commission on December 10, 1998.

(e) Incorporated by reference from the registrant's Form 8-K filed with the Commission on June 7, 1999.

(f) Incorporated by reference from the registrant's Form 8-K filed with the Commission on August 27, 1999.

(g) Incorporated by reference from the registrant's Form 10-Q filed with the Commission on August 16, 1999.

(h) Incorporated by reference from the registrant's Form 10-Q filed with the Commission on November 15, 1999.


(i)     Previously Filed.


(j)     To be filed by Amendment.